As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-148691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to the
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHPEAK INTERACTIVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7372	26-1730219
(State or other jurisdiction of	Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number	Identification Number)

3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
(703) 286 - 3776
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Rahul C. Prakash
Chairman and Chief Executive Officer
SouthPeak Interactive Corporation
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
(703) 286-3776
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark J. Wishner, Esq.	Hal B. Perkins, Esq.
Jason T. Simon, Esq.	Stuart H. Anolik, Esq.
Greenberg Traurig, LLP	Anolik & Associates, P.C.
1750 Tysons Boulevard	3130 Fairview Park Drive
Suite 1200	Suite 500
McLean, Virginia 22102	Falls Church, Virginia 22042
(703) 749-1300	(703) 286-3776

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the proxy statement/prospectus contained herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED APRIL 11, 2008

GLOBAL SERVICES PARTNERS ACQUISITION CORP.
3130 Fairview Park Drive, Suite 500
Falls Church, Virginia 22042
(703) 286-3776

The boards of directors of Global Services Partners Acquisition Corp., or GSPAC, has unanimously approved an Agreement and Plan of Reorganization, that we entered into with SouthPeak Interactive, L.L.C., or SouthPeak, on January 15, 2008, as amended, which we refer to in this proxy statement/prospectus as the reorganization agreement.

If the transactions contemplated by the reorganization agreement are completed, you will receive one share of common stock of SouthPeak Interactive Corporation, or SP Holdings, a subsidiary of GSPAC organized solely for the purpose of combining the businesses currently conducted by GSPAC and SouthPeak, for each share of GSPAC common stock or Class B common stock that you held immediately prior to the closing of the reorganization agreement. After the closing of the transactions, the securities of SP Holdings are expected to be quoted on the Over-the-Counter bulletin board.

At the special meeting, holders of GSPAC common stock or Class B common stock who are entitled to vote will be asked to (i) adopt the reorganization agreement, and to approve the transactions contemplated by that agreement; (ii) elect five nominees to SP Holdings’ board of directors to hold office until the expiration of their respective terms of office or until their successors are duly elected and qualified, (iii) approve provisions of SP Holdings’ restated certificate of incorporation, and (iv) adopt the SP Holdings’ 2008 Equity Incentive Compensation Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

We urge all of our stockholders to read this proxy statement/prospectus in its entirety, including its Annexes, including the section describing risk factors beginning on page 19 of this proxy statement/prospectus.

We may amend or supplement this proxy statement/prospectus from time to time by filing amendments or supplements as required.

This proxy statement/prospectus is dated    •   , 2008, and is expected to first be mailed to the GSPAC stockholders on or about    •   , 2008.

GLOBAL SERVICES PARTNERS ACQUISITION CORP.
3130 Fairview Park Drive, Suite 500
Falls Church, Virginia 22042
(703) 286-3776

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2008

To the Stockholders of Global Services Partners Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Global Services Partners Acquisition Corp., or GSPAC, will be held at 10:00 am Eastern time, on April 24, 2008, at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia, to consider and vote upon proposals:

1. To adopt the Agreement and Plan of Reorganization, dated January 15, 2008, as amended, which is sometimes referred to as the reorganization agreement, by and among GSPAC, SouthPeak Interactive, L.L.C., or SouthPeak, GSPAC’s wholly-owned subsidiary SouthPeak Interactive Corporation, or SP Holdings, SP Holdings’ wholly-owned subsidiary GSPAC Merger Company, or Merger Sub, and the members of SouthPeak, and to approve the merger of Merger Sub with and into GSPAC, with GSPAC continuing as the surviving corporation, which is sometimes referred as to the merger, the acquisition of SouthPeak by SP Holdings, which is sometimes referred to as the business combination, and the other transactions provided for in the reorganization agreement;

2. To elect five nominees to SP Holdings’ board of directors to hold office until the expiration of their respective terms of office or until their successors are duly elected and qualified (THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSAL 1 IS APPROVED);

3. To approve provisions of SP Holdings’ restated certificate of incorporation, including provisions related to (A) the authorization of 80,005,000 million shares of capital stock, (B) restrictions on the ability to remove directors, (C) restrictions on the ability of stockholders to act by written consent, (D) restrictions on the ability to amend the certificate of incorporation and (E) restrictions on the calling of special meetings (THESE SUB-PROPOSALS WILL ONLY BE PRESENTED IF PROPOSAL 1 IS APPROVED);

4. To adopt SP Holdings’ 2008 Equity Incentive Compensation Plan, which provides for the grant of up to 1,190,000 shares of SP Holdings common stock or cash equivalents to directors, officers, employees and/or consultants of SP Holdings and its subsidiaries (THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSAL 1 IS APPROVED);

5. To vote upon any proposal by GSPAC to adjourn or postpone the special meeting, if determined to be necessary.

A copy of the reorganization agreement is attached to this proxy statement/prospectus as Annex A. The restated certificate of incorporation and bylaws of SP Holdings to be in effect following the merger are set forth as Annex B and Annex C, respectively, to this proxy statement/prospectus. We urge you to carefully read these materials for a description of the reorganization agreement and the other transactions contemplated by the reorganization agreement. Only stockholders of record at the close of business on April 3, 2008 are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. Stockholders of record who neither vote for nor consent to adoption of the reorganization agreement, or the approval of the merger and business combination contemplated thereby, and otherwise perfect their appraisal rights will be entitled to an appraisal of the fair value of their GSPAC common stock or Class B common stock under Delaware law. A copy of the relevant provisions of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex J. We will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement by our board of directors.

Your vote is very important. Your proxy is being solicited by the board of directors of GSPAC. Whether or not you attend the special meeting in person, to ensure your representation at the special meeting, please submit your proxy as described in the proxy statement/prospectus accompanying this notice. You may submit your proxy by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. You may also vote by telephone as described on the proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted to ensure that all your shares will be voted. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement/prospectus. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares or when changing those instructions. The prompt return of your proxy card, or your prompt voting by telephone, will assist us in preparing for the special meeting.

The board of directors of GSPAC unanimously recommends that you vote “FOR” adoption of the reorganization agreement and approval of the merger, the business combination and the transactions contemplated thereby, “FOR” the election of five nominees to SP Holdings’ board of directors, “FOR” the approval of each of the five sub-proposals related to the SP Holdings’ restated certificate of incorporation and “FOR” the adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan.

By Order of the Board of Directors,

/s/ Rahul C. Prakash
Rahul C. Prakash
Chairman and Chief Executive Officer

Dated:    •   , 2008

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about GSPAC from other documents that are not included in this proxy statement/prospectus. However, these documents have been furnished to you with this proxy statement/prospectus. For a listing of the documents incorporated by reference into and accompanying this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 152 of this proxy statement/prospectus. Additional copies of these documents are available to you, without charge, upon your written or oral request. Please note that copies of the documents furnished with this proxy statement/prospectus or requested by you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus. You can obtain these documents through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the address below:

By mail:	Global Services Partners Acquisition Corp.
3130 Fairview Park Drive, Suite 500
Falls Church, Virginia 22042
Attention: Corporate Secretary

By telephone:	(703) 286-3776

You should rely only on the information contained in this proxy statement/prospectus or any supplement. None of GSPAC, SP Holdings or SouthPeak have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should disregard anything included in an earlier document that is inconsistent with what is in, or incorporated by reference into, this proxy statement/prospectus or any supplement.

You should assume that the information in this proxy statement/prospectus or any supplement is accurate only as of the date on the front page of this proxy statement/ prospectus. The business, financial condition, results or operations and prospects described in this proxy statement/ prospectus may have changed since that date and may change again.

TABLE OF CONTENTS

Questions and Answers about the Special Meeting	iv
Summary	1
Selected Summary Historical Financial Information	13
SouthPeak Historical Financial Information	13
GSPAC Historical Financial Information	14
Selected Unaudited Condensed Consolidated Pro Forma Financial Information	15
Comparative Per Share Data	16
Securities Market Price Information	18
Market Price	18
Dividend Policy	18
Risk Factors	19
Risks Related to SP Holdings’ Business and Operations Following the merger and business combination	19
Risks Associated with the merger and the business combination	30
Risks Relating to SP Holdings’ Securities	31
Information Relating to Forward-Looking Statements	34
The Special Meeting	35
Date, Time and Place of the Special Meeting	35
Purpose of the Special Meeting	35
Record Date for the Special Meeting; Quorum	35
Vote Required	35
Adjournment or Postponement	36
Voting Your Shares	36
Proxies	36
Revoking Your Proxy and Changing Your Vote	37
Solicitation of Proxies	37
Abstentions and Broker Non-Votes	37
Conversion Rights	37
Questions About Voting	38
Proposal to Adopt the Reorganization Agreement and Approve the merger and the business combination	39
General	39
Background of the merger and the business combination	39
Our Reasons for the merger and the business combination	48
Recommendation of our Board of Directors	52
Interests of our Directors and Officers in the merger and the business combination	53
Due Diligence and Valuation Overview	53
Fairness Opinion	56
Accounting Treatment	60
Regulatory Matters	60
Certain Material US Federal Income Tax Consequences	60
SP Holdings restated Certificate of Incorporation and Bylaws	62
Appraisal Rights	63
Listing of SP Holdings Securities	65
Delisting and Deregistration of GSPAC Securities	65
The Reorganization Agreement	66
Organization of SP Holdings and Merger Sub	66
Effective Time of merger and Closing of business combination	66
Structure of the Transactions	67
Certificate of Incorporation and Bylaws of GSPAC	67
Transaction Consideration	67
Representations and Warranties	69
Covenants	70
Additional Agreements	70
Closing Conditions	71
Survival of Representations and Warranties; Indemnification	72
Termination	72
Effect of Termination	73

i

Amendment, Extension and Waiver	73
Regulatory and Other Approvals	73
Governing Law	73
Other Agreement	74
Escrow Agreement	74
Registration Rights Agreement	74
Employment Agreements	75
Lock-up Agreements	75
Proposal to Elect Nominees to SP Holdings’ Board of Directors	76
Recommendation of our Board of Directors	76
Proposal to Approve Provisions of SP Holdings’ Restated Certificate of Incorporation	77
Description of SP Holdings Securities	79
Overview	79
Common Stock	79
Preferred Stock	80
Warrants	80
Purchase Option	81
Registration Rights	81
Delaware Anti-Takeover Law and Provisions in SP Holdings’ Charter and Bylaws	82
Listing of SP Holdings Securities	83
Transfer Agent and Warrant Agent	83
Comparison of Rights of GSPAC’s Stockholders and SP Holdings Stockholders	83
Proposal to Approve the SP Holdings’ 2008 Equity Incentive Compensation Plan	8
General	85
Shares Available for Awards; Annual Per-Person Limitations	85
Eligibility	86
Administration	86
Stock Options and Stock Appreciation Rights	86
Restricted and Deferred Stock	87
Dividend Equivalents	87
Bonus Stock and Awards in Lieu of Cash Obligations	88
Other Share-Based Awards	88
Performance Awards	88
Other Terms of Awards	90
Acceleration of Vesting; Change in Control	90
Amendment and Termination	92
Information About SouthPeak	93
Overview	93
History	94
Industry Background	95
SouthPeak’s Strategy	96
Business Strengths	99
Growth Strategy	100
SouthPeak’s Customers	100
SouthPeak’s Software/Product Development Process	101
Manufacturing of SouthPeak’s Game Publications	102
Marketing and Sales	102
Competition	103
Seasonality	104
Industry Regulation	104
Government Regulation	105
Foreign Regulation	105
Intellectual Property	106
Employees	107
Properties	107
Legal Proceedings	107
Management’s Discussion and Analysis of Financial Condition and Results of Operations of SouthPeak	108
Overview	108
Consolidated Financial Statements	108
Critical Accounting Policies and Estimates	109
Results of Operations	113
Quarterly Operating Results Not Meaningful	119

Liquidity and Capital Resources	119
Contractual Obligations	121
Quantitative and Qualitative Disclosures about Market Risk	122
Information About GSPAC	123
The Initial Public Offering and Trust Account	123
Effecting a business combination	123
Competition	124
Facilities	125
Employees	125
Periodic Reporting and Audited Financial Statements	125
Legal Proceedings	125
Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSPAC	126
General	126
Results of Operations	126
Liquidity and Capital Resources	126
Off-Balance Sheet Arrangements	127
Contractual Obligations and Commitments	127
Critical Accounting Policies	127
Quantitative and Qualitative Disclosures about Market Risk	128
Introduction to the SP Holdings’ Unaudited Pro Forma Condensed Combined Financial Statements	129
Introduction to the SP Holdings’ Directors and Management Following the Merger and the Business Combination	138
Board of Directors	140
Audit Committee	140
Compensation Committee	140
Nominating and Corporate Governance Committee	141
Code of Ethics	141
Director Compensation	141
Executive Compensation	141
Compensation Discussion and Analysis	143
Certain Relationships and Related Party Transactions	144
GSPAC	144
SouthPeak	145
Beneficial Ownership of Securities	146
Shares Eligible for Future Sale	151
Legal Matters	151
Experts	151
Stockholder Proposals	152
Where You Can Find More Information	152
Annexes
Agreement and Plan of Reorganization	A
Restated Certificate of Incorporation of SouthPeak Interactive Corporation	B
Amended and Restated Bylaws of SouthPeak Interactive Corporation	C
Form of Escrow Agreement	D
Form of Registration Rights Agreement	E
Form of Employment Agreement	F
Form of Lock-Up Agreement	G
SouthPeak Interactive Corporation 2008 Equity Incentive Compensation Plan	H
Opinion of Nexcore Capital, Inc.	I
Delaware General Coporation Law Section 262 - Appraisal Rights	J

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some of the questions you may have as a GSPAC stockholder and answers to those questions. These questions and answers only highlight some of the information contained in this proxy statement/ prospectus. You should read carefully this entire document, including the Annexes, to fully understand the proposed transactions and the voting procedures for the special meeting of the GSPAC stockholders.

What are the proposals on which I am being asked to vote?

You are being asked to vote to adopt the Agreement and Plan of Reorganization entered into by GSPAC, dated January 15, 2008, as amended, which is sometimes referred to as the reorganization agreement, and to approve the transactions provided for in the reorganization agreement. You are also being asked to elect five nominees to SP Holdings’ board of directors, to vote on five sub-proposals related to the SP Holdings’ restated certificate of incorporation and to vote on a proposal to adopt SP Holdings’ 2008 Equity Incentive Compensation Plan. In addition, you are being asked to vote to approve any proposal by GSPAC to adjourn or postpone the special meeting, including for the purpose of soliciting additional proxies.

What are the transactions contemplated by the reorganization agreement?

Pursuant to the reorganization agreement, GSPAC has organized SP Holdings solely for the purpose of combining the businesses currently conducted by GSPAC and SouthPeak. More specifically, GSPAC will be merged with a subsidiary of SP Holdings and become a wholly-owned subsidiary of SP Holdings. Each holder of common stock and Class B common stock of GSPAC will receive a like number of shares of common stock of SP Holdings. This transaction is sometimes referred to in this proxy statement/prospectus as the merger. Concurrently with the merger, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings in exchange for $5.0 million in cash and 5,000,000 shares of SP Holdings common stock for approximately $30.9 million of total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007. This transaction is sometimes referred to in this proxy statement/prospectus as the business combination.

What vote is required in order to adopt the reorganization agreement, the merger and the business combination?

The affirmative vote of a majority of GSPAC’s outstanding common stock and Class B common stock voting together without distinction as to class and the affirmative vote of a majority of GSPAC’s outstanding Class B common stock voting as a separate class are required to adopt the reorganization agreement and approve the merger, the business combination and the other transactions contemplated thereby. Each stockholder that holds shares of the Class B common stock issued in GSPAC’s initial public offering or purchased following that offering in the open market has the right to vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and, at the same time, demand that GSPAC convert that stockholder’s Class B shares into cash equal to a pro rata portion, or approximately $5.36 per share as of April 10, 2008, of the trust account in which a substantial portion of the net proceeds of GSPAC’s initial public offering is deposited. If holders of 1,196,000 or more shares of Class B common stock issued in GSPAC’s initial public offering, an amount equal to 20% of the total number of shares of Class B common stock issued in the initial public offering, vote against the reorganization agreement and demand conversion of their shares into a pro rata portion of the trust account, then GSPAC will not be able to complete the transactions contemplated by the reorganization agreement.

What vote is required to elect the nominees to the SP Holdings board of directors?

To be elected, a nominee must receive the affirmative vote of a plurality of the shares of our common stock and Class B common stock present or represented by proxy and entitled to vote at the special meeting, voting as a single class.

What vote is required to approve provisions of SP Holdings’ restated certificate of incorporation?

The approval of each of the five sub-proposals related to the SP Holdings’ restated certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of our common stock and Class B common stock, voting as a single class.

What vote is required to approve the SP Holdings’ 2008 Equity Incentive Compensation Plan?

The approval of the SP Holdings’ 2008 Equity Incentive Compensation Plan will require the affirmative vote of a majority of the outstanding shares of our common stock and Class B common stock that are present in person or by proxy and entitled to vote at the meeting, voting as a single class.

What will I receive after the merger and the business combination are completed?

If the merger and business combination are completed, each share of GSPAC common stock and Class B common stock outstanding immediately prior to the merger will be automatically converted into one share of SP Holdings common stock (except for those shares of GSPAC Class B common stock whose holders properly elect conversion). SP Holdings will assume the outstanding GSPAC warrants, the terms and conditions of which will not change, except that on exercise, they will receive shares of SP Holdings common stock. After the closing of the merger and business combination, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

What will the members of SouthPeak receive as consideration in the business combination?

In consideration of the contribution of all of the outstanding membership interests of SouthPeak, the members of SouthPeak will receive $5.0 million in cash and 5,000,000 shares of SP Holdings common stock for approximately $30.9 million of total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007, plus the right to receive an additional 3,000,000 shares, or approximately $15.5 million based upon certain EBITDA and stock price targets through the fiscal year ended June 30, 2011.

What percentage of SP Holdings will the GSPAC stockholders and the members of SouthPeak own after the merger and the business combination are completed?

As a result of the issuance of 5,000,000 shares of SP Holdings common stock to the members of SouthPeak in the business combination, the GSPAC stockholders will be diluted. Pursuant to the reorganization agreement, up to an additional 3,000,000 shares of SP Holdings common stock may be issued to the members of SouthPeak if SP Holdings’ EBITDA for fiscal years 2009 through 2011 or stock price reaches certain targets. Also, there will be outstanding warrants to purchase 13,905,000 additional shares of SP Holdings common stock.

The following table sets forth the percentage of ownership of the members of SouthPeak, the GSPAC stockholders and the GSPAC warrant holders immediately following the closing of the merger and business combination on a non-diluted and fully diluted basis assuming no conversion of the Class B common stock, maximum conversion of the Class B common stock and issuance of the additional 3,000,000 shares of common stock under both scenarios:
	Percentage Ownership of the members of SouthPeak	Percentage Ownership of GSPAC Stockholders	Percentage Ownership of GSPAC warrantholders
No exercise of all outstanding warrants

No conversion of the Class B common stock and no issuance of additional 3,000,000 shares of common stock	42.02%	57.98%	–

No conversion of the Class B common stock and issuance of additional 3,000,000 shares of common stock	53.69%	46.31%	–

Maximum conversion of the Class B common stock and no issuance of additional 3,000,000 shares of common stock	46.71%	53.28%	–

Maximum conversion of the Class B common stock and issuance of additional 3,000,000 shares of common stock	58.38%	41.62%	–

Exercise of all outstanding warrants

No conversion of the Class B common stock and no issuance of additional 3,000,000 shares of common stock	19.38%	26.74%	53.88%

No conversion of the Class B common stock and issuance of additional 3,000,000 shares of common stock	27.77%	23.95%	48.28%

Maximum conversion of the Class B common stock and no issuance of additional 3,000,000 shares of common stock	20.32%	23.18%	56.50%

Maximum conversion of the Class B common stock and issuance of additional 3,000,000 shares of common stock	28.98%	20.66%	50.36%

v

What is the business combination?

Simultaneously with the merger of GSPAC with Merger Sub, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings. Following the closing of the business combination, SouthPeak will be a wholly-owned subsidiary of SP Holdings.

Why is the business combination structured as a reorganization involving a newly formed holding company?

By acquiring the membership interests of SouthPeak through the issuance of stock and the payment of cash from a newly-formed holding company, the business combination and the merger together constitute a tax-free exchange under Section 351 of the Internal Revenue Code. As a tax-free exchange, at closing the SouthPeak members will only be taxed on the $5.0 million of cash they will receive as consideration. If GSPAC acquired the membership interests of SouthPeak directly, the fair market value of the shares of GSPAC common stock issued to the members of SouthPeak would be included in their taxable gain from the acquisition.

Are there any important risks related to the business combination or SouthPeak’s business of which I should be aware?

Yes, there are important risks involved. Before making any decision on whether and how to vote, we urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 19.

Will my rights as a stockholder of SP Holdings be different from my rights as a stockholder of GSPAC?

Yes, there are certain material differences between your rights as a stockholder of GSPAC and your rights as a stockholder of SP Holdings. We urge you to read the section entitled “Description of SP Holdings Securities” beginning on page 79 and “Comparison of Rights of GSPAC Stockholders and SP Holdings Stockholders” beginning on page 83.

How are we paying for the business combination?

SP Holdings will issue new shares of its common stock as well as use part of the proceeds from GSPAC's initial public offering, which we completed in April 2006.

What happens to the funds deposited in the trust account after completion of the business combination?

Upon the consummation of the business combination, $5.0 million from the trust account will be used to pay the cash portion of the consideration paid to the members of SouthPeak. The balance remaning in the trust account will be released to SP Holdings and used to pay amounts, if any, to our Class B stockholders exercising their conversion rights, expenses and fees related to the merger and to fund the business combination, provide working capital and fund future acquisitions, if any.

If holders of nearly 20% of our Class B common stock elect conversion, will the merger and business combination be affected?

If the holders of nearly 20% of our Class B common stock, but not 20% or more, elect to exercise their conversion rights in relation to the merger and the business combination, it will have no effect on our ability to consummate the merger and the business combination. There are currently sufficient funds in the trust account to pay the cash consideration and closing costs (approximately $8.8 million), to pay each share of Class B common stock whose holder has elected conversion and to fund the working capital obligations to SP Holdings going forward.

What happens if the business combination is not consummated?

If the business combinations, or any other business combination, is not consummated on or before April 25, 2008, our charter provides that we must liquidate. In any liquidation, the net proceeds of our trust account, plus any interest earned thereon, will be distributed pro rata to our Class B stockholders. We do not anticipate any net assets remaining for distribution to our common stock. There will be no distribution from the trust fund with respect to our common stock or Class W and Class Z warrants.

When do you expect the merger and the business combination to be completed?

It is currently anticipated that the merger and the business combination will be completed promptly following our special meeting of stockholders on April 24, 2008.

Will appraisal rights be available for dissenting stockholders?

Yes. In connection with merger, the GSPAC stockholders have appraisal rights under Delaware corporate law.

Do I have conversion rights in connection with the merger and the business combination?

If you hold shares of Class B common stock issued in our initial public offering, you have the right to vote against the reorganization agreement, and the merger and business combination contemplated thereby, and demand that we convert your shares of Class B common stock into a pro rata portion of the trust account. These rights to vote against the reorganization agreement, and the merger and business combination contemplated thereby, and demand conversion of the shares into a pro rata portion of the trust account are sometimes referred to in this proxy statement/prospectus as conversion rights.

If I have conversion rights, how do I exercise them?

If you wish to exercise your conversion rights, you must vote against the reorganization agreement, and the merger and business combination contemplated thereby, and at the same time, demand that we convert your shares into cash by marking the appropriate space on the proxy card. You must also tender your shares to our transfer agent.

Who is entitled to vote?

Our stockholders of record as of the close of business on April 3, 2008, are entitled to receive notice of and to vote at the special meeting.

How do I vote?

If you are a GSPAC stockholder of record, you may vote your shares at the special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone as instructed on the enclosed proxy card; or

•	by attending the special meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares.

If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee, vote my shares for me?

Only if you provide your bank, broker or other nominee with instructions on how to vote your shares. Therefore, you should instruct your bank, broker or other nominee to vote your shares, following the directions your bank, broker or other nominee provides. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will generally not have the discretion to vote your shares without your instructions. If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not vote your shares, such failure to vote being referred to as a “broker non-vote”, which will have the same effect as voting your shares “AGAINST” the proposal to approve the reorganization agreement, and the merger and business combination contemplated thereby, and the provisions of SP Holdings’ restated certificate of incorporation.

What will happen if I abstain from voting or fail to vote?

An abstention and a failure to vote will have the same effect as a vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and the provisions of SP Holdings’ restated certificate of incorporation, but neither will have the effect of converting your shares into a pro rata portion of the trust account. An abstention or failure to vote will have no effect as to the election of the nominees to SP Holdings’ board of directors and the adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan if the requisite majority of shares that are present in person or by proxy at the special meeting vote in favor of the proposals regarding the same.

Do I need to turn in my old certificates?

No. If you hold your securities in GSPAC in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by SP Holdings. Your current certificates will represent your rights in Holdings. You may exchange them by contacting the transfer agent, American Stock Transfer & Trust Company, and following their requirements for reissuance. If you elect to exercise your conversion or appraisal rights, you will need to deliver your old certificate to American Stock Transfer & Trust Company at least two business days prior to the special meeting.

What do I need to do now?

After carefully reading and considering the information contained in this proxy statement/ prospectus, including its Annexes, please fill out and sign the proxy card, and then mail your completed and signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares of GSPAC common stock and/or Class B common stock may be voted at the special meeting, or you may follow the instructions on the proxy card and vote your shares of GSPAC common stock and/or Class B common stock by telephone. Your proxy card or your telephone directions will instruct the persons identified as your proxy to vote your shares at the special meeting as directed by you.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposals.

What do I do if I want to change my vote?

If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised:

•	If you sent in a proxy, by sending another proxy card with a later date;

•	If you voted by telephone, by calling the same number and following the instructions;

•	By notifying us in writing before the special meeting that you have revoked your proxy; or

•	By attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Who can help answer my questions?

If you have questions about the Acquisition, you may write or call Rahul C. Prakash, Global Services Partners Acquisition Corp., 3130 Fairview Park Drive, Suite 500 Falls Church, Virginia 22042, (703) 286-3776, or Abhishek Jain, at the same address and whose telephone number is (703) 934-6922.

SUMMARY

This summary highlights selected information contained in this proxy statement/ prospectus and may not contain all of the information that is important to you. You should read carefully this entire document, including the Annexes, for a more complete understanding of the merger and the business combination and voting procedures for the special meeting of the GSPAC stockholders. Unless otherwise indicated in this proxy statement/ prospectus or the context otherwise requires, all references to “GSPAC” mean Global Services Partners Acquisition Corp.; all references to “SouthPeak” mean SouthPeak Interactive, L.L.C.; and all references to “SP Holdings” mean SouthPeak Interactive Corporation.

The Companies

SouthPeak Interactive Corporation

SouthPeak Interactive Corporation
c/o Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
(703) 373-3143

SP Holdings, which is currently a wholly owned subsidiary of GSPAC, is a Delaware corporation and was formed in January 2008 solely for the purpose of effecting the merger and the business combination. To date, SP Holdings has not conducted any activities other than those incident to its formation, the execution of the reorganization agreement and the preparation of the applicable filings under the U.S. securities laws and regulatory filings made in connection with the merger and the business combination. Immediately upon completion of the merger and the business combination, the members of SouthPeak and the former GSPAC stockholders will hold 42.02% and 57.98%, respectively, of SP Holdings common stock. Following the merger and business combination, SP Holdings expects to conduct the business of SouthPeak substantially as currently conducted by SouthPeak. Following the completion of the transactions described in this proxy statement/prospectus, it is expected that the securities of SP Holdings will be eligible for quotation on the Over-the-Counter bulletin board.

The principal executive offices of SP Holdings are currently located at 3130 Fairview Park Drive, Suite 500, Falls Church, Virginia 22042 and its telephone number is (703) 286-3776. Following the closing of the merger and the business combination, it is expected that the headquarters of SP Holdings will be located at 2900 Polo Parkway, Suite 200, Midlothian, Virginia 23113, which is the current headquarters of SouthPeak, and its telephone number is expected to be (804) 378-5100.

Global Services Partners Acquisition Corp.

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
(703) 286-3776

GSPAC was formed as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. GSPAC completed an initial public offering in April 2006. Since the consummation of its initial public offering, GSPAC’s activity has been limited to identifying targets for a business combination.

GSPAC was formed in 2005 as a Delaware corporation. The principal executive offices of GSPAC are currently located at 3130 Fairview Park Drive, Suite 500, Falls Church, Virginia 22042 and its telephone number is (703) 373-3143. All of GSPAC’s periodic reports filed with the Securities and Exchange Commission are available free of charge at www.sec.gov or by requesting them in writing or by telephone at GSPAC’s principal executive offices.

GSPAC Merger Company

GSPAC Merger Company
c/o Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
(703) 373-3143

Merger Sub, a wholly owned subsidiary of SP Holdings, is a Delaware corporation and was formed in January 2008 solely for the purpose of effecting the merger and the business combination. Upon the terms and conditions set forth in the reorganization agreement, Merger Sub will be merged with and into GSPAC and the separate existence of Merger Sub will cease. GSPAC will be the surviving corporation.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the reorganization agreement.

SouthPeak Interactive, L.L.C.

SouthPeak Interactive, L.L.C.
2900 Polo Parkway
Suite 200
Midlothian, Virginia 23113
(804) 378-5100

SouthPeak is an independent developer and publisher of interactive entertainment software. SouthPeak utilizes independent studios and developers to create video games for all current hardware platforms including:  PlayStation 3, PlayStation 2, PlayStation Portable, Microsoft Xbox 360, Microsoft XBLA, Nintendo Wii and Nintendo DS. SouthPeak’s portfolio of games extends across a wide consumer demographic, targeting customers ranging from the casual to the hardcore gamer.

SouthPeak was formed in October 2000 as a Virginia limited liability company. SouthPeak’s principal executive offices are located at 2900 Polo Parkway, Suite 200, Midlothian, Virginia 23113, and its telephone number is (804) 378-5100. SouthPeak’s website is www.southpeakgames.com. Information included on SouthPeak’s website is not incorporated by reference into this proxy statement/prospectus.

Risk Factors (Page 19)

In evaluating the merger and the business combination, the issuance of SP Holdings common stock, the conversion of GSPAC Class B common stock or your rights under or in connection with the merger and the business combination, you should carefully read this proxy statement/prospectus, including its Annexes, in its entirety and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Conversion Rights (Page 37)

If you wish to exercise your conversion rights, you must vote against the reorganization agreement, and the merger and business combination contemplated thereby, and at the same time, demand that GSPAC convert your shares into cash by marking the appropriate space on the proxy card. If, notwithstanding your vote, the merger and the business combination are consummated, you will be entitled to receive a pro rata share of the trust account, including any interest earned thereon through the date of the special meeting. Based on the amount of cash held in the trust account as of April 10, 2008, including interest accrued as of that date, you will be entitled to convert each share of Class B common stock that you hold into approximately $5.36. You must tender your shares at least two business days prior to the special meeting. If the merger and business combination are not consummated: (i) your shares will not be converted into cash at this time, even if you so elected, and (ii) assuming GSPAC is unable to consummate another business combination by April 25, 2008, GSPAC will commence the dissolution process and you will be entitled to distribution upon liquidation.

Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the reorganization agreement, and the merger and business combination contemplated thereby, at the special meeting (or any adjournment or postponement thereof). Please note, however, that once the vote on the reorganization agreement, and the merger and business combination contemplated thereby, is held at the special meeting, you may not withdraw your request for conversion and request the return of your stock certificate (either physically or electronically). If the merger and business combination are not completed, your stock certificate will be automatically returned to you.

The Merger and the Business Combination (Page 39)

Under the terms of the reorganization agreement, Merger Sub will merge with and into GSPAC and, as a result of the merger, GSPAC will become a wholly-owned subsidiary of SP Holdings. Each share of GSPAC common stock and Class B common stock outstanding immediately prior to the merger will be automatically converted into one share of SP Holdings common stock (except for those shares of GSPAC Class B common stock held by holders who properly elect conversion). SP Holdings will assume the outstanding GSPAC warrants, the terms and conditions of which will not change, except that on exercise, the holders of such warrants will receive shares of SP Holdings common stock. After the closing of the merger and business combination, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

Simultaneously with the merger, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings. Following the closing of the business combination, SouthPeak will be a wholly-owned subsidiary of SP Holdings. In consideration of the contribution of all of the outstanding membership interests of SouthPeak, the members of SouthPeak will receive $5.0 million in cash and 5,000,000 shares of SP Holdings common stock for approximately $30.9 million of total consideration based on the closing price of GSPAC's Class B common stock on December 28, 2007.

The members of SouthPeak and the former GSPAC stockholders will receive shares representing, at the closing of the transactions, 42.02% and 57.98%, respectively, of the outstanding shares of SP Holdings common stock following the consummation of the transactions, assuming no GSPAC Class B stockholders elect to exercise their conversion or appraisal rights. In addition, the members of SouthPeak also have the right to receive up to an additional 3,000,000 shares of SP Holdings common stock if SP Holdings achieves certain EBITDA or stock price targets through the fiscal year ended June 30, 2011.

If the reorganization agreement is approved, including the merger and business combination contemplated thereby, HCFP/Brenner Securities will receive a fee payable by SP Holdings equal to 8.0% of GSPAC’s total assets for advisory / investment banking services provided to SouthPeak.

The effect of the merger and the business combination is illustrated below:

BEFORE THE MERGER AND BUSINESS COMBINATION

Global Services Partners Acquisition Corp.
100%
SouthPeak Interactive Corporation
100%
GSPAC Merger Company
Holders of SouthPeak Interactive LLC membership interests
100%
SouthPeak Interactive, LLC

*GSPAC currently holds one share of stock of SP Holdings, which will be the only outstanding share of capital stock of SP Holdings at such time.

THE MERGER AND BUSINESS COMBINATION

Holder of shares of GSPAC common Stock and Class B common stock
GSPAC stockholders will receive shares of SP Holdings common stock in the merger. SouthPeak members will receive shares of SP Holdings common stock and cash in the business combination
Holders of Southpeak membership interests
Common Stock
Global Services Partners Acquisition Corp.
GSPAC will merge with Merger Sub. Following the merger, GSPAC will be a wholly-owned subsidiary of SP Holdings
SouthPeak Interactive Corporation
Membership interests
Common stock and $5.0 million
SouthPeak Interactive, LLC
GSPAC Merger Company
The members of South Peak will contribute the membership Interests of South Peak to SP Holdings in the business combination

AFTER THE MERGER AND THE BUSINESS COMBINATION

Former holders of GSPAC common stock and Class B common stock
Former holders of SouthPeak membership interests
57.98%
42.02%
SouthPeak Interactive Corporation
Global Services Partners Acquisition Corp.
SouthPeak Interactive, LLC

Reasons for the Merger and the Business Combination (Page 48)

In making their determination, the board of directors considered a wide variety of factors in connection with its evaluation of SouthPeak. In light of the complexity of those factors, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In its analysis of SouthPeak, the board of directors gave considerable weight to the following factors:

•	SouthPeak’s business model;

•	SouthPeak’s record of revenue growth and its potential for continued growth;

•	SouthPeak’s management;

•	Equity ownership of SP Holdings’ management;

•	The terms of the reorganization agreement; and

•	Fair value.

Our board of directors did, however, consider the following potentially negative factors, among others, in its deliberations concerning the business combination:

•	The size of SouthPeak compared to industry leaders;

•	SouthPeak’s reliance on a limited number of customers;

•	The risk that the titles published by SouthPeak will not maintain market acceptance;

•	The anticipated growth in the combined business will place increased demands on SouthPeak’s management and resources; and

•	The risk that GSPAC’s stockholders would vote against the business combination and exercise their conversion rights.

Recommendation of the GSPAC Board of Directors (Page 52)

The board of directors has determined that the reorganization agreement, the merger, the business combination with SouthPeak and the other transactions contemplated by the reorganization agreement are fair to and in the best interests of the GSPAC stockholders and has approved, adopted and declared advisable the reorganization agreement, the merger, business combination with SouthPeak and the other transactions contemplated by the reorganization agreement. The board of directors of GSPAC unanimously recommends that the GSPAC stockholders vote “FOR” adoption of the reorganization agreement and approval of the merger of Merger Sub with and into GSPAC, with GSPAC continuing as the surviving corporation, the acquisition of SouthPeak by SP Holdings, and the other transactions contemplated thereby.

Interests of GSPAC’s Directors and Officers in the Merger and the Business Combination (Page 53)

In considering the recommendation of the board of directors of GSPAC, you should be aware that certain directors and officers of GSPAC may have interests in the merger and the business combination that are different from, or in addition to, your interests as a stockholder of GSPAC generally and may create potential conflicts of interest. The board of directors of GSPAC was aware of these interests and considered them when they approved and adopted the reorganization agreement, and the merger and the business combination contemplated thereby.

Fairness Opinion (Page 56)

Nexcore Capital, Inc. delivered a written opinion to the board of directors on January 7, 2008. The opinion, stated that, as of January 4, 2008, based upon and subject to assumptions made, matters considered, and limitations on Nexcore Capital, Inc.’s review as set forth in the opinion, (i) the aggregate consideration for the business combination to be provided to SouthPeak is fair, from a financial point of view, to GSPAC’s stockholders, and (ii) the fair market value of SouthPeak is at least equal to 80% of GSPAC’s net assets. The amount of the consideration for the business combination was determined pursuant to negotiations held between GSPAC, SouthPeak and its financial advisor, and not based on the recommendations of Nexcore Capital, Inc.

Certain Material US Federal Income Tax Consequences  (Page 60)

The Merger

In connection with the filing of the registration statement containing this proxy statement/prospectus, Anolik & Associates, P.C. has delivered to GSPAC its opinion that, for US federal income tax purposes:

•	Each holder of GSPAC common and Class B common stock will be deemed to have exchanged their shares for shares of SP Holdings under Section 351 of the Internal Revenue Code, or the Code;

•	no gain or loss will be recognized by GSPAC upon its merger with Merger Sub and the conversion of its common stock into SP Holdings common stock;

•
a US holder of GSPAC common stock or Class B common stock will not recognize gain or loss upon the exchange of GSPAC common stock or Class B common stock solely for SP Holdings common stock in the merger;

•
the basis of SP Holdings common stock to be received by a US holder of GSPAC common stock or Class B common stock will be, in the aggregate, the same as the basis, in the aggregate, of GSPAC common stock or Class B common stock surrendered in exchange therefor; and

•
the holding period of SP Holdings common stock to be received by a US holder of GSPAC common stock or Class B common stock will include the holding period of GSPAC common stock or Class B common stock surrendered in exchange therefor.

The Business Combination

In connection with the filing of the registration statement contained in this proxy statement/prospectus, the members of SouthPeak have been advised that for US federal income tax purposes:

•	the business combination, together with the merger, will qualify as a transaction covered by Section 351 of the Code; and

•	the SouthPeak members will not recognize any gain or loss upon contribution of the SouthPeak membership interests in exchange for SP Holdings common stock.

Conversion Rights

If you vote against the adoption of the reorganization agreement and approval of the merger, the acquisition of SouthPeak and the other transactions contemplated thereby and elect a cash conversion of your Class B common stock into your pro-rata portion of the trust account and as a result receive cash in exchange for your Class B common stock, there may be certain adverse tax consequences, such as realizing a loss on your investment in GSPAC shares. GSPAC URGES YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL US FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE BUSINESS COMBINATION AND THE EXERCISE OF CONVERSION RIGHTS. GSPAC STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE US FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF PARTICIPATION IN THE MERGER IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Accounting Treatment (page 60)

The merger and business combination will be accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by SouthPeak for the net monetary assets of GSPAC. The net monetary assets of GSPAC will be recorded as of the business combination date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger and business combination.

SP Holdings Restated Certificate of Incorporation and Bylaws (Page 62)

Our stockholders who receive SP Holdings common stock in the merger will become SP Holdings stockholders and their rights as stockholders will be governed by the restated certificate of incorporation and bylaws of SP Holdings (as set forth in Annex B and Annex C to this proxy statement/prospectus, respectively) and the laws of the State of Delaware. For a description of the securities of SP Holdings and information on certain differences between the restated certificate of incorporation and bylaws of SP Holdings and the certificate of incorporation and bylaws of GSPAC, see “Description of SP Holdings Securities” beginning on page 79 of this proxy statement/prospectus and “Comparison of Rights of GSPAC Stockholders and SP Holdings Stockholders” beginning on page 83 of this proxy statement/prospectus, respectively.

Appraisal Rights (Page 63)

Appraisal rights are available under the Delaware General Corporation Law for the GSPAC stockholders in connection with the merger. The procedure to exercise appraisal rights is described in detail elsewhere in this proxy statement/prospectus. For a more complete discussion of appraisal rights including dissenters rights, see page 63.

Listing of SP Holdings Securities (page 65)

The securities of SP Holdings are not currently traded or quoted on a stock exchange or quotation system. After the closing of the transactions, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

Delisting and Deregistration of GSPAC Securities (page 65)

Following the merger, GSPAC securities will be delisted from the Over-the-Counter bulletin board.

The Reorganization Agreement (Page 66)

Organization of SP Holdings and Merger Sub

GSPAC formed SP Holdings, a Delaware corporation and wholly-owned subsidiary of GSPAC, solely for the purpose of effecting the merger, the business combination and the other transactions contemplated by the business combination. Pursuant to the SP Holdings restated certificate of incorporation and bylaws, the authorized capital stock of SP Holdings consists solely of shares of common stock, par value $0.0001 per share, and shares of preferred stock, par value $0.0001 per share. Currently, one share of SP Holdings common stock is issued and outstanding and is owned of record by GSPAC. No shares of SP Holdings preferred stock are outstanding.

SP Holdings formed Merger Sub, a Delaware corporation and wholly-owned subsidiary of SP Holdings, solely for the purpose of effecting the merger.

Structure of the Transactions

At the effective time of the merger, Merger Sub will be merged with and into GSPAC. GSPAC will survive the merger as a wholly-owned subsidiary of SP Holdings. Simultaneously with the effective time of the merger, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings. Following the closing of the reorganization agreement, SouthPeak will be a wholly-owned subsidiary of SP Holdings.

Transaction Consideration

If the business combination occurs, at the effective time of the merger each share of GSPAC common stock and Class B common stock issued and outstanding (other than shares of Class B common stock held by stockholders electing to exercise their conversion rights) will be converted into and exchanged for one share of SP Holdings common stock, and each option, warrant or other right to purchase shares of GSPAC securities then outstanding shall be converted into one substantially equivalent option, warrant or other right to purchase SP Holdings securities.

In exchange for their contribution of all of the outstanding membership interests of SouthPeak, SP Holdings will issue and pay to the members of SouthPeak 5,000,000 shares of SP Holdings common stock and $5.0 million in cash for approximately $30.9 million of total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007. In addition, the members of SouthPeak also have the right to receive up to an additional 3,000,000 shares of SP Holdings common stock, or approximately $15.5 million, if SP Holdings achieves certain EBITDA or stock price targets through the fiscal year ended June 30, 2011, 600,000 shares of the SP Holdings common stock to be issued to the members of SouthPeak shall be deposited in an escrow account to fund certain indemnification obligations of the members of SouthPeak.

Covenants

GSPAC agreed to file this proxy statement/prospectus with the SEC for the purpose of soliciting proxies from GSPAC’s stockholders to vote at the special meeting and to distribute the same to all of GSPAC’s stockholders and call the special meeting in accordance with Delaware law. SP Holdings has agreed to file, within 15 days after the closing of the business combination, a registration statement relating to the resale of the shares of SP Holdings common stock, and SP Holdings common stock issued upon the exercise of warrants, held by the founders of GSPAC.

Additional Agreements

The reorganization agreement contains several additional agreements made by SP Holdings, GSPAC, Merger Sub, SouthPeak and the members of SouthPeak relating, among other things, to:

•	claims against the trust account;

•	confidential information, non-solicitation and future negotiations;

•	lock-up, registration rights, escrow and employment agreements; and

•	advisory fees.

Closing Conditions

The completion of the merger and the business combination depend upon the satisfaction or waiver of a number of conditions, all of which may be waived by GSPAC, SouthPeak and/or the members of SouthPeak, as applicable, except for the following five conditions which may not be waived:

•
GSPAC’s stockholders’ approval of the reorganization agreement, and the merger and the business combination contemplated thereby, with holders of less than 20% of the shares of GSPAC’s Class B common stock electing to exercise their conversion rights;

•	GSPAC’s stockholders’ election of five nominees to SP Holdings’ board of directors;

•	GSPAC’s stockholders’ approval of provisions of SP Holdings’ restated certificate of incorporation;

•	GSPAC’s stockholders’ adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan; and

•	this proxy statement/prospectus shall have been declared effective by the SEC.

Indemnification

The members of SouthPeak have agreed to provide SP Holdings, Merger Sub and SouthPeak customary indemnification from and against any losses arising out of or relating to any inaccuracy or breach of a representation or warranty in or pursuant to the reorganization agreement and any breach of any covenants or obligations in the reorganization agreement. This indemnification is subject to a $200,000 threshold, that if exceeded, would entitle SP Holdings, Merger Sub and SouthPeak to indemnification for the total amount of damages. The aggregate liability for losses that may be incurred by the members of SouthPeak shall not exceed the shares of SP Holdings common stock held in escrow.

Termination

The reorganization agreement may be terminated at any time prior to the consummation of the merger or the business combination by:
•	mutual consent of GSPAC, SouthPeak and the members of SouthPeak;

•
either GSPAC or SouthPeak, if the reorganization agreement, and the merger and business combination contemplated thereby, are not approved, or holders of 20% or more of GSPAC’s Class B common stock issued in its initial public offering exercise their conversion rights;

•	either GSPAC or SouthPeak, if the closing of the business combination does not occur on or before April 25, 2008;

•	GSPAC, if SouthPeak or the members of SouthPeak breach any of its or their representations, warranties or obligations and such breach is not cured within 10 business days of receipt of written notice;

•	by SouthPeak, if GSPAC, SP Holdings or Merger Sub breaches any of their representations, warranties or obligations and such breach is not cured within 10 business days of receipt of written notice; or

•
either SouthPeak or GSPAC, if any permanent injunction or other order of a court prevents the consummation of the merger or the business combination, or the required vote of GSPAC’s stockholders at the special meeting is not obtained.

Other Agreements (Page 74)

In addition to the reorganization agreement, SP Holdings has also agreed to enter into the following agreements concurrently with the closing of the merger and the business combination:
•
an escrow agreement with the members of SouthPeak and an escrow agent pursuant to which the escrow agent will hold 600,000 shares of SP Holdings common stock to be issued to the members of SouthPeak at the closing of the business combination, in order to satisfy any amounts owed by the members of SouthPeak under the reorganization agreement after the closing of the business combination;

•
a registration rights agreement with SouthPeak and the members of SouthPeak providing for the registration of the shares of SP Holdings common stock issued in the business combination, the shares of SP Holdings common stock issued pursuant to the contingent payments, if any, and any warrants, shares of capital stock or securities issued as a dividend or other distribution with respect to or in replacement of those shares of SP Holdings common stock;

•	employment agreements with Terry Phillips, who will become SP Holdings’ Chairman, and Melanie Mroz, who will become SP Holdings’ Chief Executive Officer and President; and

•
lock-up agreements with the members of SouthPeak that generally provide that they will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of SP Holdings common stock or any securities convertible into or exchangeable for shares of SP Holdings common stock for a period of 180 days from the date of the closing of the merger and the business combination.

SP Holdings’ 2008 Equity Incentive Compensation Plan (Page 85)

Upon completion of the merger and the business combination, up to 1,190,000 shares of SP Holdings common stock will be available for issuance in connection with the grant of options and/or other stock-based or stock-denominated awards under the SP Holdings 2008 Equity Incentive Compensation Plan. The purpose of the 2008 Equity Incentive Compensation Plan is to assist SP Holdings and its subsidiaries and other designated affiliates, which we refer to as “related entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to SP Holdings or its related entities, by enabling such persons to acquire or increase a proprietary interest in SP Holdings in order to strengthen the mutuality of interests between such persons and SP Holdings’ stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The complete text of the form of the 2008 Equity Incentive Compensation Plan is attached as Annex H to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Board of Directors and Management of SP Holdings Following the Merger and the Business Combination (Page 138)

Board of Directors of SP Holdings (Page 76)

Upon completion of the merger and the business combination, SP Holdings’ board of directors will be divided into three classes, which are required to be as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Abhishek Jain and David Buckel will be in the class of directors whose term expires at the 2009 annual meeting of SP Holdings’ stockholders. Melanie Mroz  and Louis M. Jannetty will be in the class of directors whose term expires at the 2010 annual meeting of SP Holdings’ stockholders. Terry Phillips will be in the class of directors whose term expires at the 2011 annual meeting of SP Holdings’ stockholders.

Management of SP Holdings (Page 138)

Upon completion of the merger and the business combination, the management team of SP Holdings will include Terry Phillips as Chairman, currently the managing member of SouthPeak, Melanie Mroz as Chief Executive Officer and President, currently a member of SouthPeak’s senior management team, and Andrea Jones as Chief Financial Officer, currently Chief Financial Officer of SouthPeak.

 SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger and business combination.

The SouthPeak historical information is derived from the unaudited consolidated financial statements of SouthPeak as of December 31, 2007 and 2006 and each of the six-month periods ended December 31, 2007 and 2006, the audited consolidated financial statements of SouthPeak as of June 30, 2007 and 2006 and for each of its fiscal years ended June 30, 2007, 2006 and 2005, included elsewhere in this proxy statement/prospectus, and the unaudited consolidated financial statements of SouthPeak as of June 30, 2004 and 2003 and for each of its fiscal years ended June 30, 2004 and 2003. GSPAC’s historical information is derived from our unaudited financial statements as of the six-month period ended January 31, 2008 and the audited financial statements of GSPAC as of and for each of its fiscal years ended July 31, 2007 and 2006, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of SouthPeak or GSPAC. All net income (loss) per share data are pro forma and unaudited.

SOUTHPEAK HISTORICAL FINANCIAL INFORMATION

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2007	2006	2007	2006	2005	2004	2003
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operations Data:
Net Revenues	$22,545,578	$5,934,254	$12,544,046	$6,235,148	$-	$83,955	$415,000
Income (Loss) from operations	$3,948,188	$63,331	$(678,772)	$(768,773)	$(25,021)	$(82,237)	$415,263
Net Income (Loss)	$3,657,878	$13,861	$(866,212)	$(907,445)	$(25,021)	$(82,237)	$263
Net income (loss) per share (a)	$0.73	$0.00	$(0.17)	$(0.18)	$(0.01)	$(0.02)	$0.00

	As of December 31,		As of June 30,
	2007	2006	2007	2006	2005	2004	2003
Balance Sheet Data:	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Total Assets	$10,615,069	$5,044,869	$7,895,607	$3,594,023	$62,546	$82,354	$876,978
Total Current Liabilities	$7,436,595	$5,802,885	$9,436,265	$4,370,940	$5,214	$93	$43,000
Long-Term Liabilities	$1,052,672	$-	$-	$-	$-	$-	$-
Total Stockholders' Equity (deficit)	$2,125,802	$(758,016)	$(1,540,658)	$(776,917)	$57,332	$82,261	$833,978

(a)
The Company would not normally present earnings per share because it had no stock or other equity units outstanding during the periods presented. However, net income (loss) per share has been presented here to retroactively reflect the 5,000,000 shares that the members of SouthPeak will receive in the business combination.

GSPAC HISTORICAL FINANCIAL INFORMATION

			Fiscal Year	Period from inception
	Six Months Ended January 31,		Ended	(August 1, 2005)
	2008	2007	July 31, 2007	to July 31, 2006
	(Unaudited)	(Unaudited)

Statement of Operations Data:
Loss from operations	$(903,740)	$(254,947)	$(513,997)	$(105,459)
Interest income	$500,004	$503,907	$1,014,792	$258,916
Net income (loss)	$(403,736)	$248,960	$500,795	$153,457
Net income (loss) per share, basic and diluted	$(0.09)	$0.03	$0.05	$0.07

	As of January 31,		As of July 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$163,347	$1,212,208	$995,386	$1,583,911
Trust account	$31,919,663	$30,933,055	$31,430,580	$30,449,626
Net working capital (a)	$82,924	$1,221,433	$958,339	$1,455,902
Total assets	$32,106,510	$32,216,638	$32,484,370	$32,037,662
Class B common stock, subject to possible conversion	$6,380,742	$6,183,518	$6,282,974	$6,086,880
Total stockholders’ equity	$25,621,845	$25,970,970	$26,123,349	$25,818,648

(a) Excludes restricted investments held in trust and deferred acquisition costs.

SELECTED UNAUDITED CONDENSED COMBINED
PRO FORMA FINANCIAL INFORMATION

The following selected unaudited condensed combined pro forma financial information combines (i) the historical consolidated balance sheets of SouthPeak as of December 31, 2007 and GSPAC as of January 31, 2008 giving effect to the merger and the business combination as if both had occurred on such date, and (ii)  the historical consolidated statements of operations of SouthPeak for the fiscal year ended June 30, 2007, and of GSPAC for the fiscal year ended July 31, 2007, giving effect to the merger and the business combination as if both had occurred at the beginning of the respective periods presented. The selected unaudited pro forma condensed combined financial data has been derived from the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus and should be read in conjunction with the unaudited pro forma condensed consolidated financial information and related notes.

The selected unaudited pro forma condensed combined financial data have been prepared assuming that (1) none of the holders of GSPAC’s Class B common stock issued in its initial public offering exercise their right to convert their shares into cash and (2) the maximum number of holders of GSPAC’s Class B common stock exercise their right to convert their shares into cash.

Pro Forma Condensed Combined Statements of Operations Data
	Six Months (1)	Six Months (2)	Fiscal Year (1)	Fiscal Year (2)
	Ended	Ended	Ended	Ended
	Jan. 31, 2008	Jan. 31, 2008	July 31, 2007	July 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$22,545,578	$22,545,578	$12,544,046	$12,544,046
Cost of goods sold	$13,034,615	$13,034,615	$8,315,843	$8,315,843
Net income (loss)	$2,370,367	$2,309,951	$(492,534)	$(688,633)
Net income (loss) per common share, basic and diluted	$0.20	$0.22	$(0.04)	$(0.06)

Pro Forma Condensed Combined Balance Sheet

	At Jan. 31, (1)	At Jan. 31, (2)
	2008	2008
	(unaudited)	(unaudited)
Total assets	$34,518,779	$28,138,037
Total current liabilities	$7,540,518	$7,540,518
Total long-term liabilities	$1,052,672	$1,052,672
Total stockholders’ equity	$25,925,589	$19,544,847
Total liabilities and stockholders’ equity	$34,518,779	$28,138,037

(1) Combined (Assuming No Conversion)
(2) Combined (Assuming Max Conversion)

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of GSPAC and unaudited pro forma combined per share information of SP Holdings after giving effect to the merger and business combination, assuming that none of our Class B stockholders, exercise their conversion or appraisal rights. Historical per share information for SouthPeak has not been provided because SouthPeak, as a limited liability company, has no stock or other equity units. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of SouthPeak and GSPAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the “SP Holdings Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from the financial statements of GSPAC as of and for the fiscal year ended July 31, 2007 and January 31, 2008.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of SouthPeak and GSPAC would have been had the companies been combined or to project the results of operations of SP Holdings that may be achieved after the merger and the business combination.

					Pro Forma
	SouthPeak		GSPAC		Combined
Number of shares of common stock outstanding upon consummation of the acquisition:
Assuming no conversions	5,000,000		6,900,100		11,900,100
	42.02%		57.98%		100.00%
Assuming maximum conversions	5,000,000		5,704,698		10,704,698
	46.71%		53.29%		100.00%
Net income (loss) per share - historical:(1)
Year ended July 31, 2007 (2)	n/a	(4)	$0.05
Year ended July 31, 2006 (2)	n/a	(4)	$0.07
Six months ended January 31, 2008 (2)	n/a	(4)	$(0.09)
Six months ended January 31, 2007 (2)	n/a	(4)	$0.03
Book value (deficit) per share - GSPAC historical
January 31, 2008	n/a	(4)	$4.64	(3)
Book value (deficit) per share - SouthPeak
historical December 31, 2007	n/a	(4)	n/a
Net income (loss) per share - pro forma:

Year ended July 31, 2007
No Conversions					$(0.04)
Maximum conversions					$(0.06)

Six months ended January 31, 2008
No Conversions					$0.20
Maximum conversions					$0.22

Book value per share - pro forma January 31, 2008
No Conversions					$2.18
Maximum conversions					$1.83

(1)
Historical per share amounts for GSPAC were determined based upon the actual weighted average shares outstanding for the year end and combined pro forma per share amounts for GSPAC and SouthPeak were determined based upon the assumed number of shares to be outstanding under the two different levels of conversion rights.

(2)	Operations of GSPAC are for the year ended July 31, 2007 and from August 10, 2005 (inception) to July 31, 2006 and for the six months ended January 31, 2008 and January 31, 2007.

(3)
Historical book value per share for GSPAC was computed based on the book value of GSPAC at January 31, 2008 plus common stock subject to possible conversion divided by the issued and outstanding shares of GSPAC common stock at January 31, 2008.

(4)
The following amounts are being provided on a pro forma basis to present SouthPeak per share information assuming the 5,000,000 shares that SouthPeak members will receive in the business combination were outstanding as of the beginning of the historical periods presented. The book value per share amount can be derived by dividing the historical book value of SouthPeak by the 5,000,000 shares assumed outstanding and the net income (loss) per share amounts can be derived by dividing the historical net income (loss) per share amounts during the historical periods presented by the 5,000,000 shares assumed outstanding.

Net loss per share - SouthPeak(5)-Year ended June 30, 2007	$(0.17)	(5)

Net income per share - SouthPeak(5)-Six months ended December 31, 2007	$0.73	(5)

Book value per share - SouthPeak(5) December 31, 2007	$0.43	(5)

(5)
The amounts are being provided on a pro forma basis to present SouthPeak per share information assuming the 5,000,000 shares of that SouthPeak members will receive in the business combination were outstanding as of the beginning of the historical periods presented. The book value per share amount can be derived by dividing the historical book value of SouthPeak by the 5,000,000 shares assumed outstanding and the net income (loss) per share amounts can be derived by dividing the historical net income (loss) per share amounts during the historical periods presented by the 5,000,000 shares assumed outstanding.

SECURITIES MARKET PRICE INFORMATION

Market Price

Our Series A units, Series B units, common stock, Class B common stock, Class W warrants and Class Z warrants are listed on the Over-the-Counter bulletin board under the symbols GSPAU, GSPBU, GSPA, GSPAB, GSPAW and GSPAZ, respectively. The closing price for the securities on April 10, 2008, the most recent trading day practicable before the date of this proxy statement/prospectus, was $5.40, $10.55, $1.30, $5.24, $0.23 and $0.30, respectively.

Our units commenced public trading on April 25, 2006, and common stock and warrants commenced public trading on July 14, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the Over-the-Counter bulletin board in US dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Class B Common Stock		Class W Warrants		Class Z Warrants		Series A Units		Series B Units
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
2006
Fourth Quarter	$2.50	$2.25	$5.03	$4.88	$0.45	$0.35	$0.52	$0.36	$13.50	$8.85	$10.90	$10.20

2007
First Quarter	3.30	2.45	5.28	5.01	0.54	0.36	0.66	0.39	13.10	9.25	11.60	10.55
Second Quarter	2.75	2.25	4.85	4.75	0.41	0.36	0.45	0.40	11.10	9.16	10.75	10.20
Third Quarter	3.00	2.50	5.00	4.76	0.38	0.35	0.52	0.40	9.70	9.00	10.60	10.15
Fourth Quarter	1.74	1.25	5.20	5.09	0.20	0.03	0.33	0.27	6.25	4.75	10.50	10.36

2008
First Quarter	1.75	1.03	5.23	5.13	0.26	0.04	0.32	0.24	6.70	4.70	10.95	10.40

Dividend Policy

We have not paid cash dividends on our common stock or Class B common stock and do not intend to pay cash dividends in the foreseeable future. SP Holdings does not expect to pay any dividends on its common stock in the immediate future and, instead, intends to retain any earnings for use in its business.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the merger and business combination.

If we complete the acquisition of SouthPeak pursuant to the business combination, we will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote to adopt the reorganization agreement, and the merger and business combination contemplated thereby. Following the closing of the merger and the business combination, the market price of SP Holdings common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus. As SP Holdings’ operations will be those of SouthPeak upon the completion of the merger and the business combination, a number of the following risk factors relate to the business and operations of SouthPeak and SP Holdings as the successor to such businesses.

Risks Related to SP Holdings’ Business and Operations Following the Merger and Business Combination

Stiff competition within the video game publishing industry, in particular, can significantly reduce SouthPeak’s share of the market, curtail potential revenue, and negatively impact its long-term viability.

SouthPeak competes for licenses to properties and the sale of its titles with the large platform manufacturers such as Sony, Microsoft and Nintendo, each of which also develops and markets software for its own platforms. Each of these competitors can bundle their software with their hardware and create less demand for individual sales of SouthPeak’s games. Additionally, these hardware systems manufacturers have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including SouthPeak, as well as the financial resources to withstand significant price competition and to implement extensive advertising campaigns. These platform providers may also give priority to their own games or to those of other publishers when manufacturing capacity is insufficient.

Next generation consoles require larger development teams and budgets to bring games to market. Although SouthPeak has been able to produce successful games for these next generation consoles with industry competitive budgets, SouthPeak may be unable to continue to do so in the future.

SouthPeak competes, as well, with domestic game publishers such as Electronic Arts, Activision, THQ Inc., Take-Two and Midway Games; and international publishers, such as SEGA, Square Enix, UbiSoft, SCi Entertainment, Capcom, Konami and Namco-Bandai. Many of SouthPeak’s competitors have blockbuster titles (with greater name recognition among consumers), a broader product line, or greater financial, marketing and other resources than it does. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees to independent developers in connection with the acquisition of commercially desirable properties.

SouthPeak’s video game distribution operations also exist in a highly competitive environment. Competition is based primarily on breadth, availability and marketability of titles; price; terms and conditions of sale; credit terms and availability; speed of delivery; and effectiveness of sales and marketing programs. The company’s competitors include regional, national and international distributors, as well as hardware manufacturers and software publishers. SouthPeak may lose market share or be forced in the future to reduce its prices in response to its competitors.

SouthPeak’s business model can limit SP Holdings’ growth prospects and long-term viability.

SouthPeak has historically focused on publishing innovative video games for underserved niches that are generally sold at prices typical for big budget games produced by the leading large game publishers. In doing so, it has relied on its management’s industry experience to identify game concepts that can be profitably produced, their ability to allocate SouthPeak’s limited financial resources among games under development and SouthPeak’s ability to leverage low-cost offshore video game developers. There can be no assurance, however, that SouthPeak will be able to accurately assess the likelihood and volume of sales for future video games or to engage low-cost developers.

The traditional distribution model of distributing original titles through third parties, such as independent video game publishers, could be challenged by the emergence of direct-to-consumer electronic delivery. Microsoft, Sony and Nintendo each plan to provide a mechanism for game developers to publish games via electronic store fronts that enable direct downloading of game content, though only a limited number of games will be selected for these electronic store fronts at any given time. Similar distribution venues already exist for the personal computer platform as well. Whereas some games are likely to entail program file sizes not easily distributed digitally due to bandwidth and storage constraints, it is possible that game concepts pursued by SouthPeak in the future may not always have these constraints, and therefore originators of such game concepts could potentially bypass the traditional distribution and publication path, and take a direct-to-consumer approach, or even choose to sign multi-product deals, be acquired by other publishers, or go direct to SouthPeak’s clients. Additionally, although SouthPeak has been able to gain access to the limited game slots available in electronic store fronts, there can be no assurance that the number of games at electronic store fronts will remain limited or that SouthPeak will continue to be able to access limited available game slots. Such changes in industry distribution practices and the number of game slots made available at electronic store fronts could limit SouthPeak’s prospects for growth and negatively affect its profitability.

If SouthPeak is unable to effectively compete with other independent publishing companies within an environment of intense and growing competition, the success of its operations and its earnings potential can be severely compromised.

SouthPeak competes with a variety of independent publishers of proprietary video game software. Because platform licenses are non-exclusive, and many of SouthPeak’s competitors also have licenses to develop and distribute video game software for these systems, new entrants could enter the market, including those with business models similar to SouthPeak’s.

Many of SouthPeak’s competitors have certain advantages over it, including:

•	Substantially greater financial, technical, marketing and other resources, including brand or corporate name recognition;

•	Larger client bases;

•	Longer operating histories;

•	More established relationships in the industry; and

•	Larger geographic coverage.

SouthPeak’s competitors may be able to use these advantages to:

•	Develop or adapt to new or emerging technologies and changes in consumer preferences more quickly;

•	Take advantage of acquisitions and other opportunities more readily;

•	Enter into and increase funding for strategic relationships to rapidly grow their reach and offerings;

•	Devote greater resources to the marketing and sale of their services; and

•	Adopt more aggressive pricing and incentive policies, which could drive down margins.

If SouthPeak is unable to anticipate and adapt to rapidly changing technology, its results of operations and competitive position could be adversely affected.

SouthPeak derives most of its revenue from the sale of video game software developed for use on popular consoles. The success of its business is affected in large part by the market appeal of its published games and by the availability of an adequate supply of the hardware systems on which they run. SouthPeak’s ability to accurately predict which new video game platforms will be successful in the marketplace, as well as its ability to develop commercially successful products for these new systems, will determine whether or not SouthPeak will be competitive in the future.

SouthPeak typically makes product development decisions and commits significant resources and time (18 to 24 months) in advance to remain competitive. If SouthPeak chooses not to publish games for a new hardware system that is ultimately popular, its competitive position and profitability may be adversely affected. Yet, even if SouthPeak seeks to adapt to any new game platforms, the company faces the risk of not being able to generate any significant earnings or recoup its investment as quickly as anticipated if the new system does not gain widespread market appeal, is not available in adequate quantities to meet consumer demand, or has a shorter life cycle than anticipated. Alternatively, a platform for which SouthPeak has not devoted significant resources could be more successful than it had initially anticipated, causing it to miss a vital earnings opportunity.

If SouthPeak is unable to enter into attractive publishing arrangements with developers of highly innovative and commercially appealing games, its competitiveness and prospects for growth could be severely impacted.

SouthPeak’s success depends on its ability to timely identify and publish highly marketable titles. The company relies on third-party software developers or development studios for the development of most of its titles. Because interactive game developers are highly in demand, the relatively limited resources of SouthPeak vis-à-vis its competitors puts it at a competitive disadvantage when bidding to offer attractive compensation packages, advance royalties or ample pre-development financing to desirable developers, and potentially reduces its chances of winning the right to publish highly innovative games. Such a situation could severely impact its competitiveness and prospects for growth.

If SouthPeak fails to satisfy its obligations under agreements with third-party developers and licensors, its operating results could be materially adversely affected.

Software developers who have developed video games for SouthPeak in the past may not be available to develop video game software for it in the future. Due to the limited number of third-party software developers and the limited control that SouthPeak exercises over them, these developers may not manage to complete video games for it on time and within product quality expectations, if at all. SouthPeak has entered into agreements with third parties to acquire the rights to publish and distribute proprietary video game software. These agreements typically require the company to make advance payments, pay royalties and satisfy other conditions. SouthPeak’s advance payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase SouthPeak’s costs to bring particular products to market. Future sales of its titles may not be sufficient to recover advances to software developers and licensors, and it may not have adequate financial and other resources to satisfy SouthPeak’s contractual commitments to such developers. If SouthPeak fails to satisfy its obligations under agreements with third-party developers, the agreements may be terminated or modified in ways that are burdensome, and materially adversely affect its operating results and long-term viability.

If SouthPeak is unable to sell any of the works it has committed to fund, its operating margins could be adversely affected.

SouthPeak typically enters into contracts with suppliers that are matched with commitments to fund original work development under specific terms. As of December 31, 2007, the company had entered into contracts with nine independent software developers pursuant to which it is subject to minimum funding commitments and SouthPeak may enter into additional contracts with similar commitments in the future. To date, the company has sufficiently met its commitments with each of those suppliers, but SouthPeak cannot assure you that in the future its earnings and/or liquidity will meet or exceed its commitments with each vendor. If SouthPeak is unable to sell any of the works it has committed to fund, its operating margins could be adversely affected.

If SouthPeak is unable to secure approval from hardware manufacturers to publish new titles for their respective platforms, its business could suffer significantly or, alternatively, if SouthPeak fails to satisfy its obligations under agreements with first-party platform manufacturers such as Microsoft, Sony, and Nintendo, its operating results could be materially adversely affected.

SouthPeak is dependent on non-exclusive licenses from platform manufacturers (Microsoft, Nintendo and Sony) for the right to publish titles for their platforms. SouthPeak’s existing platform licenses require that it obtain approval for the publication of new games on a title-by-title basis. As a result, the number of titles SouthPeak is able to publish for these platforms, and its sales from titles for these platforms, may be limited. A manufacturer may elect not to renew or extend SouthPeak’s license agreement at the end of its term, or adversely modify it, for whatever reason. Consequently, SouthPeak may be unable to publish new games for the applicable platforms or SouthPeak may be required to do so on less attractive terms. This will not only prevent SouthPeak from publishing additional titles for a manufacturer but also negatively impact its operating results and prospects for growth.

In addition, SouthPeak’s contracts with the console manufacturers often grant the latter approval rights over new software products, and control over the development of SouthPeak’s games. These rights and privileges of hardware manufacturers could adversely affect its results of operations or financial condition by:

•	causing the termination of a new project for which SouthPeak has expended significant resources;

•	impeding the development and shipment of newly published titles to customers; and

•	increasing development lead times and costs which could be avoided if SouthPeak is able to manufacture new game software independently.

Microsoft released its next-generation hardware platform, the Xbox 360, into the North American marketplace in November 2005, and each of Sony and Nintendo introduced their respective next-generation platforms PlayStation 3 and the Wii into the marketplace during November 2006. While SouthPeak has licenses for Microsoft Xbox 360, Nintendo Wii, DS and Gameboy Advance, and for Sony PlayStation 3, Playstation 2, and Playstation Portable, it may be unable to obtain licenses for future hardware platforms.

If SouthPeak’s inventory of next-generation video games is not fully sold and it has paid upfront significant license fees and manufacturing costs, its operating results and net worth may be materially adversely affected.

When publishing for game consoles, game publishers take on the burden of a great deal of inventory risk. All significant console manufacturers since Nintendo with its NES (1985) have monopolized the manufacture of every game made for their console, and have required all publishers to pay a license fee for every game so manufactured. This license fee is generally due at the time of manufacturing the game and is based upon the number of games being manufactured, unlike license fee payments in most other industries, in which license fees are paid following actual sales of the product. So, if a game publisher orders one million copies of its game, but half of them do not sell, the publisher has already paid the full console manufacturer license fee on one million copies of the game, and has to absorb that cost. Furthermore, non-moving inventory of games tend to decline substantially in value over time or to become obsolete. If this situation happens to SouthPeak, and price concessions are not available to it on unsold products, it could incur significant losses, which could materially adversely affect its profitability and net worth.

SouthPeak is dependent upon a limited number of customers and the loss of any of its key customers could materially adversely affect its business.

SouthPeak is dependent on a small number of large customers for a significant portion of its sales, and the loss of one or more of these clients, or a significant decrease in total revenues from any of these clients, could seriously hurt its business. Historically, a substantial portion of SouthPeak’s revenue has come from a limited number of clients. For example, SouthPeak had three customers, GameStop, Wal-Mart and Pinnacle that accounted for 19%, 14% and 11%, respectively, of consolidated gross revenues for the six months ended December 31, 2007 and 24%, 10%, and 8%, respectively, of consolidated gross accounts receivable at December 31, 2007.

Approximately 95% of SouthPeak’s sales are made through purchase orders subject to agreements with its customers, including GameStop, Wal-Mart and Pinnacle, through which the customer may reduce the titles they purchase from the company, renegotiate the terms on which they purchase its games, or terminate their relationship with SouthPeak at any time. Certain of its customers may decline to carry products containing mature content. A substantial reduction in orders, including as a result of a product being rated “AO” (age 18 and over); difficulty in collecting receivables in full, or within a reasonable time period, or within reserve levels; or termination of its relationship with the customer as a result of a number of factors (including their level of satisfaction with the support services they receive from SouthPeak, the demand for or pricing of competing titles, and their ability to continue their operations); could adversely affect SouthPeak’s operating results and business viability.

SouthPeak is dependent on the success of a few titles, and unless it is able to gain and maintain market acceptance for newly published titles in the future, its growth and earnings prospects could be severely compromised.

A limited number of titles may produce a disproportionately large amount of SouthPeak’s sales. Due to this dependence on a limited number of games, the failure of one or more of these products to achieve anticipated results may significantly harm SouthPeak’s business and financial results.

If SouthPeak’s contracted game developers fail to deliver their finished titles on time, or at all, SouthPeak stands to incur significant losses that could severely adversely affect its financial performance.

SouthPeak relies upon its third-party software developers to deliver titles within anticipated release schedules and cost projections.

While timetables for the development and delivery of game software are set in advance, video game production schedules are difficult to predict and can be subject to delays. Schedule slippage is very common due to the uncertain schedules of software development. Most publishers have suffered a “false launch”, in which the development staff assures the company that game development will be completed by a certain date, and a marketing launch is planned around that date, including advertising commitments, and then after all the advertising is paid for, the development staff announces that the game will “slip”, and will actually be ready several months later than originally intended. When the game finally appears, the effects among consumers of the marketing launch - excitement and “buzz” over the release of, and intent of customers to purchase, the game - have dissipated, and lackluster interest leads to weak sales. These problems are compounded if the game is supposed to ship for the Christmas selling season, but actually slips into the subsequent year.

The development cycle for new titles can range from twelve to twenty four months and can be expected to increase in connection with the development of next-generation software. After development of a game, it may take between nine to twelve additional months to develop the product for other hardware platforms. As SouthPeak has no direct control over the business, finances and operating practices of external game developers, a delay or failure by these developers to make shipments or to complete the work performed - whether due to operational issues, financial difficulties, or faulty business decisions - may result in delays in, or cancellations of, product releases that may threaten SouthPeak’s ability to obtain sufficient amounts of its product to sell to its customers when they demand them. In addition, customers may, under certain contracts, have the ability to terminate agreements to purchase game publications in view of issues concerning work quality and originality, or prolonged delay or significant revisions to published games. Terminations by clients of their purchase commitments can significantly dampen SouthPeak’s revenue and cause its business to suffer tremendous losses.

Because many leading independent video game developers are small companies that are dependent on a few key individuals for the completion of a project, this also exposes SouthPeak to the risk that these developers will lose a key employee, go out of business before completing a project, or simply cease work on a project for which SouthPeak’s has hired them, and this occurrence could also be highly detrimental to SouthPeak’s ability to compete and to generate additional revenue.

If delays or disruptions occur in the delivery to SouthPeak’s customers of newly published titles following their commercial release, SouthPeak’s operating results could be materially adversely affected.

Certain of SouthPeak’s licensing and marketing agreements contain provisions that would impose penalties in the event that the company fails to meet agreed upon video game release dates. The life cycle of a game generally involves a relatively high level of sales during the first few months after introduction, followed by a rapid decline in sales. New products may not achieve significant market acceptance or generate sufficient sales to permit SouthPeak to recover development, manufacturing and marketing costs associated with these products. Because revenues associated with an initial product launch generally constitute a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new titles could adversely affect the sales of such products and cause SouthPeak’s operating results to materially suffer and differ from expectations.

If SouthPeak incurs substantial costs for market testing and sales activities after its new games are published, and fails to anticipate market demand or secure customer contracts, its profitability and liquidity could be materially adversely affected.

SouthPeak typically undertakes market testing and sales activities before each of its titles is eventually approved for deployment by a given customer. In addition, once a customer contract is signed, there is a period in which revisions to game features are made, which can contribute to further delays in the realization of revenue. If SouthPeak incurs significant expenses associated with market testing, product revisions, and sales and marketing and is not successful in anticipating market demand for its games or in securing contracts from its targeted customers, it may generate insufficient revenue to fully cover its costs, including its investment in game development, and its profitability and liquidity could be severely affected.

If SouthPeak incurs unanticipated levels of returns of its titles from customers, or price concessions granted to them, its operating results could significantly suffer.

SouthPeak is exposed to the risk that customers will return its products, or seek to secure price concessions for any bulk orders. The company’s distribution arrangements with its customers generally do not give them the right to return titles to SouthPeak or to cancel firm orders. However, when demand for its offerings falls below expectations, SouthPeak can sometimes accept product returns for stock balancing and negotiate accommodations to customers in order to maintain healthy relationships with them as well as continued access to their sales channels. These accommodations include negotiation of price discounts and credits against future orders, referred to as price concessions. The estimated reserve for returns and price concessions is based on SouthPeak management’s evaluation of expected sales, potential markdown allowances based on historical experience, market acceptance of products produced, retailer inventory levels, budgeted customer allowances and the nature of the title and existing commitments to customers.

While SouthPeak believes that it can reliably estimate future returns and price concessions, it cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations the company will actually provide, nor can it predict the amount or nature of accommodations that it will provide in the future. Furthermore, the continued granting of substantial price protection and other allowances may require it to raise additional funds for its operating requirements but there is no assurance that such funds will be available to it on acceptable terms, if at all. In addition, the license fees SouthPeak pays Sony, Microsoft and Nintendo are non-refundable and cannot be recovered when titles are returned. Ultimately, if SouthPeak’s return rates and price concessions for published titles materially exceed its reserves, its operating results may be adversely affected.

If SouthPeak’s published titles suffer from grave defects, market acceptance of SouthPeak’s product may be adversly affected, its results of operations adversely affected, and its reputation seriously harmed.

SouthPeak’s published video games can contain major defects, which could delay market acceptance of its products; cause customers to either terminate relationships with, or initiate product liability suits against the company, or both; or divert the company’s engineering resources, and consequently adversely impact its results of operations and its reputation.

If SouthPeak's licensed intellectual property is not adequately protected from unauthorized use or access by others, SouthPeak's competitiveness could be significantly undermined and its viability adversely affected.

SouthPeak has obtained licenses for video game software developed by third parties in connection with SouthPeak's publishing business, and it regards these licenses, including for the trademarks, copyrights, patents and trade secrets to such video game software, as proprietary intellectual property. The underlying trademarks, copyrights, trade secrets and patents often are separately protected by the third party developers of the software by enforcement of intellectual property laws. To protect SouthPeak's proprietary licenses from unauthorized use and infringement, SouthPeak maintains employee or third-party nondisclosure and confidentiality agreements, contractual restrictions on copying and distribution, as well as "shrink-wrap" or "click-wrap" license agreements or limitations-on-use of software included with its products.

However, SouthPeak's licenses are vulnerable to misappropriation and infringement, which could undermine its competitiveness and materially adversely affect its business. It is difficult to effectively police unauthorized use of its licenses and SouthPeak cannot be certain that existing intellectual property laws will provide adequate protection for its products. Despite SouthPeak's efforts to protect its proprietary rights, unauthorized parties may try to copy its games, or to reverse engineer the licensed software. Well-organized piracy operations that have proliferated in recent years also have the ability to download pirated copies of its published software over the Internet. In addition, the laws of some foreign countries where SouthPeak's products are or may be distributed may not protect its proprietary rights to as great an extent as US law, or are poorly enforced. If SouthPeak is unable to protect its software against piracy, or prevent the misappropriation and infringement of its licenses in any form, its competitiveness and viability could be severly adversely affected.

If SouthPeak infringes on the proprietary rights of others, unknowingly or not, it could sustain major damages to its business.

Although SouthPeak believes its software and technologies and the software and technologies of third-party developers and publishers with whom it has contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others has occurred or may occur.

Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could require SouthPeak to discontinue the distribution of its interactive entertainment software, prevent it from obtaining a license or redesigning its games, block it from publishing new materials, and compel it to pay substantial damages. In the event of a successful claim of infringement, SouthPeak may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all; divert attention and resources away from its daily business; impede or prevent delivery of its published titles; and require it to pay significant royalties, licensing fees and damages. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on SouthPeak’s ability to provide its services, any of which could harm its business.

SouthPeak is subject to the risks and uncertainties associated with international trade, which could adversely affect its business.

As SouthPeak expands its international operations, the company is exposed to other risks, including: different market dynamics and consumer preferences; unexpected changes in international political, regulatory and economic developments; increased credit risks, tariffs and duties; difficulties in coordinating foreign transactions and operations; shipping delays; and possible impediments to the collection of foreign accounts receivable. Moreover, all of the company’s international sales are made in local currencies, which could fluctuate against the dollar. While SouthPeak may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, its results of operations could be adversely affected by unfavorable foreign currency fluctuations. These or other factors could have an adverse effect on its business.

If SouthPeak is unable to effectively manage and fund its expansion initiatives, it could incur huge charges, which in turn could undermine its growth plans.

SouthPeak has begun to expand its publishing operations, enlarge its work force, and increase its investments in proprietary games created by third-party developers. To manage this growth successfully, the company must constantly hire, train and manage an increasing number of management, technical, marketing, and other personnel. Furthermore, SouthPeak will require significant cash resources to fuel its expansion activities, and may have to seek debt or equity financing to fund related costs. There is no guarantee, however, that SouthPeak could obtain the additional financing required on acceptable terms. The issuance of new equity securities of SP Holdings, moreover, would result in dilution to the interests of its stockholders. Unless SouthPeak is able to effectively manage its growth activities, its business may be materially adversely affected.

SouthPeak may not be able to adequately adjust its cost structure in a timely fashion in response to a sudden decrease in demand.

A significant portion of SouthPeak’s sales and marketing and general and administrative expenses are comprised of personnel and facilities. In the event of a significant decline in revenues, it may not be able to exit facilities, reduce personnel, or make other changes to its cost structure without disruption to its operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenues and profit. Moreover, reducing costs may impair SouthPeak’s ability to produce and develop software titles at sufficient levels in the future. SouthPeak is subject to the risk that its inventory values may decline and protective terms under supplier arrangements may not adequately cover the decline in values.

Failure to collect its accounts receivable on a timely basis will negatively impact SouthPeak’s cash flow.

SouthPeak’s sales are typically made on credit. The company does not hold any collateral to secure payment from its customers. As a result, SouthPeak is subject to credit risks, particularly in the event that a significant amount of its receivables represent sales to a limited number of retailers or are concentrated in foreign markets. Although SouthPeak continually assesses the creditworthiness of its customers, which are principally large, national retailers, if it is unable to collect its accounts receivable as they become due, SouthPeak’s financial condition and cash flow could be adversely affected. From time to time SouthPeak may purchase from financial institutions insurance on its receivables (with certain limits) to help protect it from loss in the event of a customer’s bankruptcy or insolvency.

SouthPeak’s quarterly operating results may fluctuate significantly due to various factors related to its operations, which could cause SP Holdings’ stock price to decline and could result in substantial losses to investors.

SouthPeak's quarterly operating results have varied widely in the past and are likely to vary in the future, due to numerous factors, several of which are not under its control. These factors include the timing of SouthPeak's release of new titles, customer demand for SouthPeak's titles, and fluctuations in receivables collections and quarterly working capital needs. Other factors that cause fluctuations in SouthPeak's sales and operating results include:

•	The timing of release of its competitor’s products;

•	The popularity of both new titles and titles released in prior periods;

•	The profit margins for titles it sells;

•	Competition in the industry for retail shelf space;

•	Changing consumer demand for titles for different platforms; and

•	The timing of the introduction of new platforms and the accuracy of retailers’ forecasts of consumer demand.

The uncertainties associated with video game development, including varying manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors also make it difficult to predict the quarter in which SouthPeak's products will ship and therefore may cause it to fail to meet financial expectations. In future quarters, SP Holdings' operating results may fall below the expectations of securities analysts and investors and the price of its stock could decline significantly.

The video game publishing industry is highly seasonal, with the Christmas selling season accounting for a substantial portion of the industry's yearly sales of video and computer games, leading to a concentrated glut of high-quality competition every year in every game category during this seasonal period. Although SouthPeak historically has not been materially impacted by the industry seasonality, primarily because it has produced a limited volume of video games that have been absorbed by the market even in low volume periods of the year, SouthPeak may be impacted by the industry seasonality in the future as the company increases the volume of its video game production. SouthPeak's failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect its business and operating results in the future.

SP Holdings believes that quarter-to-quarter comparisons of its operating results will not be a good indication of its future performance. SouthPeak may not be able to maintain consistent profitability on a quarterly or annual basis. It is likely that in some future quarter, its operating results may be below the expectations of public market analysts and investors and as a result of the above-mentioned factors, and other factors described throughout this "Risk Factors" section, the price of  SP Holdings common stock may fall or significantly fluctuate, and possibly bring about significant reductions to stockholder value.

SouthPeak’s business activities may require additional financing that might not be able to be obtained on acceptable terms, if at all, which could have a material adverse effect on its financial condition, liquidity and its ability to operate going forward.

Although there can be no assurance, SouthPeak’s management believes that based on SouthPeak’s current operating plans, it will have sufficient capital resources to finance its operational requirements through the next 12 months. If unforeseen events occur that would require additional funding, SouthPeak may need to raise additional capital or incur debt to fund its operations. SP Holdings would expect to seek such capital through sales of additional equity or debt securities and/or loans from financial institutions, but there can be no assurance that funds will be available to SP Holdings on acceptable terms, if at all, and any sales of additional securities will be dilutive to investors.

Failure to obtain financing or obtaining financing on unfavorable terms could result in a decrease in SP Holdings’ stock price and could have a material adverse effect on future operating prospects, or require SP Holdings to significantly reduce operations.

If SouthPeak is unable to generate the cash that it needs to pursue its business plan, SP Holdings may have to raise additional capital on terms unfavorable to its stockholders.

The operation or expansion of SouthPeak’s business may require substantial additional financial, operational and managerial resources. If SP Holdings is required to obtain additional funding in the future, it may have to sell assets, seek debt financing or obtain additional equity capital. Additional capital may not be available to SP Holdings on favorable terms, or at all. If SP Holdings is unable to obtain additional capital when needed, this could slow SouthPeak’s growth, negatively affect its ability to compete in its industry and adversely affect its financial condition.

If SouthPeak fails to retain the services of senior management, its business and prospects could be materially adversely affected.

SouthPeak’s continued success will depend to a significant extent upon the performance and contributions of its senior management and upon the company’s ability to attract, motivate and retain highly qualified employees. SouthPeak is dependent upon key senior management to effectively manage SouthPeak’s business in a highly competitive environment. If one or more of the SouthPeak’s key officers joins a competitor or forms a competing company, it may experience material interruptions in product development, delays in bringing products to market, difficulties in its relationships with licensors, suppliers and customers, and lose additional personnel, which could significantly harm its business, financial condition and operating results. Additionally, failure to continue to attract and retain qualified management personnel could adversely affect SouthPeak’s business and prospects.

SouthPeak does not have “key person” life insurance policies covering any of its employees, nor is it certain if any such policies will be obtained or maintained in the future. In particular, SouthPeak will depend in large part on the abilities of Mr. Terry Phillips and Ms. Melanie Mroz, who are respectively nominated to become Chairman, and Chief Executive Officer and President, respectively, of SP Holdings, to effectively execute future strategies.

If SouthPeak fails to hire and retain qualified personnel, in an industry where competition for qualified personnel is intense, its business could be seriously harmed.

SouthPeak’s business, operating results and financial condition could be materially and adversely affected if the company loses the services of key technical, sales or marketing employees, or if SouthPeak failed to attract additional highly qualified employees. SouthPeak’s employees are responsible for ensuring the timely publication, distribution and continued improvement of proprietary video games that SouthPeak’s clients demand, for promptly addressing client requirements through technical and operational support services, and for identifying and developing opportunities to provide additional products and/or services to existing clients. The loss of the services of these employees, the inability to attract or retain qualified personnel in the future, or delays in hiring qualified personnel could limit SouthPeak’s ability to generate revenues and to successfully operate SouthPeak’s business.

Competition for employees can be intense and the process of locating key personnel with the right combination of skills is often lengthy. SouthPeak relies to a substantial extent on the expertise, skills and knowledge of management, marketing, sales, technical and technology personnel to formulate and implement its business plan, as well as to identify, support, publish and market quality titles. Although SouthPeak has granted incentives to some employees, it may not be able to continue to retain these personnel at current compensation levels, or at all. The compensation arrangements with such employees could result in increased expenses and have a negative impact on its operating results. In addition, if one or more of these individuals leave SouthPeak, it may experience material delays in bringing products to market, which could have a material adverse effect on its business and prospects.

Growth of SouthPeak’s business will result in increased demands on SouthPeak’s and SP Holdings’ management and limited human capital resources, which SouthPeak and SP Holdings may not be able to meet.

Any future growth in the combined business of SouthPeak and SP Holdings, whether organic or through acquisitions, will result in increased responsibility for SouthPeak’s and SP Holdings’ management and increased demands on SouthPeak’s and SP Holdings’ personnel. As SouthPeak’s and SP Holdings’ business grows, they will be required to retain qualified personnel who can expand their customer base and ensure continued development and delivery of highly innovative and technologically advanced games. SouthPeak and SP Holdings must continue to enhance and expand their management, technical, selling and marketing capabilities to accommodate this growth. To manage future growth, SouthPeak and SP Holdings will need to:

•	Retain and hire competent senior management and marketing personnel to manage publishing and marketing activities;

•	Maintain and expand their base of operating, financial and administrative personnel; and

•	Continue to train, motivate, and retain existing employees and attract and integrate new employees.

If SouthPeak and SP Holdings are unable to manage future expansion, their ability to provide and maintain superior services to their vendors and customers can be compromised, which could in turn damage their reputation and substantially harm the business.

Potential increased regulation of video game content and distribution can stifle growth and profitability and seriously hurt SouthPeak’s business.

Video game entertainment has come under increased scrutiny from politicians and consumer advocacy groups many of which are calling for increased regulation/oversight of the content and video game products. Such potential regulation could raise costs or limit the market for video games, in general, and for SouthPeak’s products in particular.

Consumer advocacy groups have opposed sales of video game software containing graphic violence or sexually explicit material or other objectionable content by pressing for legislation in these areas, including legislation prohibiting the sale of certain “M” rated video games to minors, and by engaging in public demonstrations and media campaigns, and various governmental bodies have proposed regulation aimed at SouthPeak’s industry to prohibit the sale to minors of software containing such material. Additionally, retailers may decline to sell video games containing graphic violence or sexually explicit material that they deem inappropriate for their businesses. Some of SouthPeak’s titles have received an “M” rating (age 17 and over). If retailers decline to sell SouthPeak’s “M” rated products or if SouthPeak’s products are rated “AO” (age 18 and over), SouthPeak might be required to significantly change or discontinue particular titles.

Currently in the United States, the video game publishing industry is rated by the Entertainment Software Rating Board or ESRB, a self-regulated volunteer video game rating organization. The ESRB, through its ratings system, requires game publishers to provide consumers with information relating to video game content, including graphic violence, profanity or sexually explicit material contained in software titles. There are similar ratings agencies in the UK, Germany, Australia and other geographic territories.

Failure to obtain a target rating for certain of SouthPeak’s products, as well as game re-rating, could negatively impact its sales.

The ESRB system uses a rating symbol that suggests the appropriate player age group, and content descriptor information, such as graphic violence, profanity, or sexually explicit material. The ESRB rating is printed on each game package and retailers may use the rating to restrict sales to the recommended age groups. Retail customers take the ESRB rating into consideration when deciding which games they will purchase. If the ESRB or a manufacturer determines that any of SouthPeak’s video games should have a rating directed to an older or more mature consumer, the company may be less successful in marketing and selling said games.

SouthPeak claims compliance with rating system requirements and the proper display of the designated rating symbols and content descriptors. In some instances, however, the company may have to modify certain games in order to market them under the expected rating, which could delay or disrupt the release of these games. In the United States, SouthPeak expects its software titles to receive ESRB ratings of “E” (age 6 and older), “E10+” (age 10 and older), “T” (age 13 and over) or “M” (age 17 and over). In addition to these ratings, the ESRB may also rate a game as “AO” (age 18 and over). A few of SouthPeak’s published titles have been rated “M” by the ESRB. If SouthPeak is unable to obtain “M” ratings as a result of changes in the ESRB’s ratings standards or for other reasons, including the adoption of legislation in this area, SouthPeak’s business and prospects could be negatively affected. In the event any of SouthPeak’s games are re-rated by the ESRB, it may be required to record a reserve for anticipated product returns and inventory obsolescence which could expose it to additional litigation, administrative fines and penalties and other potential liabilities, and could adversely affect its operating results.

New legislation, content policies adopted by retailers, and litigation could inhibit sales of SouthPeak’s products.

Legislation has been introduced at the local, state and federal levels for the establishment of a government-mandated rating and governing system in the US and in foreign countries for the video game software publishing industry. Various foreign countries already allow government censorship of video games. SouthPeak believes that if its industry were to become subject to a government rating system, its ability to successfully market and sell its products could be adversely affected.

In the US, proposals have been made by numerous state legislators to regulate the sale of video games containing violent or sexually explicit material by prohibiting the sale of such products to under 17 or 18 audiences and proposing penalties for non-compliance, and certain states have recently sought to adopt laws regulating “M” or “AO” rated products or products otherwise depicting violent or sexually explicit materials. While such legislation has been successfully enjoined by industry and retail groups, the adoption into law of such legislation in federal and/or in state jurisdictions in which SouthPeak does significant business could severely limit the retail market for its “M” rated titles.

Furthermore, a US Senate bill, referred to as The Family Entertainment Protection Act, proposes to adopt a common rating system for video game software, television and music containing violence or sexually explicit material and to prohibit the sale of “M” rated, “AO” rated and “Rating Pending” products to under-17 audiences. The Federal Trade Commission has issued reports with respect to the marketing of such material to minors. If the bill is adopted into law, it may limit the potential market for SouthPeak’s “M” rated products, and adversely affect its operating results.

Certain countries have also established similar rating systems as prerequisites for sales of video game software in such countries. In some instances, SouthPeak may be required to modify certain of its games to comply with the requirements of these rating systems, which could delay the release of said games in these countries. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current US laws.

Moreover, retailers may decline to sell video game software containing graphic violence or sexually explicit material. Some trade organizations also require video game publishers to provide consumers with information relating to graphic violence, profanity, or sexually explicit material contained in software titles, and they impose penalties for non-compliance.

Additionally, although lawsuits seeking damages for injuries allegedly suffered by third parties as a result of video games have been unsuccessful in the courts, claims of this kind can be asserted against SouthPeak.

The Chairman of SouthPeak is subject to an SEC cease and desist order.

Mr. Terry Phillips, the Chairman of SouthPeak agreed, in May 2007, to a settlement with the SEC in a proceding arising from certain actions in 2000 and 2001. Without admitting or denying the allegations, Mr. Phillips agreed to consent to the entry of an order to cease and desist from committing or causing any violations of Section 10(b) of the Exchange Act and Exchange Act Rules 10b-5 and 13b2-1 and from causing any violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Exchange Act Rules 12b-2, 13a-1 and 13a-13. See “Background of the Merger and the Business Combination.” Should Mr. Phillips be found to have violated the terms of the SEC’s order in the future, he may be subject to further enforcement action, including legal action imposing injunctive relief and assessing fines or penalties, which could have a material impact on SouthPeak’s reputation and business.

Risks Associated with the Merger and the Business Combination

If holders of 20% or more of shares of the Class B common stock issued in our initial public offering vote against the adoption of the reorganization agreement and the merger and business combination contemplated thereby, we would be forced to liquidate. If a lesser number of our Class B stockholders vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and convert their shares into cash, SP Holdings will have less working capital to fund the expansion of its business.

Under the terms of our amended and restated certificate of incorporation, holders of our Class B common stock issued in our initial public offering have the right to vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and to elect to convert their shares into cash. If holders of 20% or more of shares of the Class B common stock issued in our initial public offering vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and opt to convert their shares into cash, we would be required to liquidate. In that case, there would be no distribution with respect to shares of our common stock other than our Class B common stock and no distribution with respect to our outstanding warrants and, accordingly, the warrants would expire worthless. In any liquidation, the trust account, plus any interest earned thereon, will be distributed pro rata to the holders of our Class B common stock. If we are forced to liquidate our assets, each share of Class B common stock would be entitled to receive approximately $  •   as of   •   , 2008, including interest accrued as of that date.

Furthermore, pursuant to the reorganization agreement, SP Holdings’ will be required to pay a total of $5.0 million in cash upon the closing of the business combination to the members of SouthPeak. As of December 31, 2007, we had approximately $31.8 million in the trust account. If holders of shares of our Class B common stock exercise their right to convert their shares but we are still able to consummate the business combination, SP Holdings will have less cash to fund the expansion of its business.

If the business combination’s benefits do not meet the expectations of financial or industry analysts, the market price for Holdings’ securities may decline.

The market price of SP Holdings’ securities may decline as a result of the merger and the business combination if:

•	SouthPeak does not achieve the perceived benefits of the merger and the business combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	The effect of the merger and the business combination on SP Holdings’ financial results is not consistent with the expectations of financial or industry analysts.

Failure to complete the business combination could negatively impact the market price of our securities.

If the business combination is not completed for any reason, we may be subject to a number of material risks, including:

•
The market price of our common stock and Class B common stock may decline to the extent that the current market price of our common stock and Class B common stock reflects a market assumption that the business combination will be consummated;

•	Our outstanding warrants may decline in value or become worthless; and

•	Costs related to the merger and business combination, such as legal and accounting fees, must be paid even if the merger and business combination are not completed.

Risks Relating to SP Holdings’ Securities

SP Holdings has not had operations, and SouthPeak has not operated as a public company. Fulfilling the obligations incident to being a public company after completing the merger and the business combination will be expensive and time consuming.

Each of SP Holdings, as a company without operations, and SouthPeak, as a private company, has maintained relatively small finance and accounting staffs. Neither SP Holdings nor SouthPeak currently has an internal audit group. Although SP Holdings (through GSPAC) has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its very limited activities, SP Holdings has not been required to maintain and establish such disclosure controls and procedures and internal control as will be required with respect to businesses such as SouthPeak with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, SP Holdings will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on SP Holdings’ finance and accounting staff and on SP Holdings’ financial, accounting and information systems, and increase its insurance, legal and financial compliance costs. SP Holdings may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Section 404 of the Sarbanes-Oxley Act of 2002 will require SP Holdings to document and test its internal controls over financial reporting for fiscal 2008 and beyond. Any delays or difficulty in satisfying these requirements could adversely affect its future results of operations and its stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 will require SP Holdings to document and test the effectiveness of its internal controls over financial reporting in accordance with an established internal control framework and to report on its conclusion as to the effectiveness of its internal controls. It may cost SP Holdings more than it expects to comply with these control- and procedure-related requirements.

SP Holdings may discover in the future areas of its internal controls that need improvement, particularly with respect to SouthPeak or other businesses that it may acquire in the future. SP Holdings cannot be certain that any remedial measures it takes will ensure that it implements and maintains adequate internal controls over its financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm SP Holdings operating results or cause it to fail to meet its reporting obligations. If SP Holdings is unable to conclude that it has effective internal controls over financial reporting, or if its independent auditors are unable to provide it with an unqualified report regarding the effectiveness of its internal controls over financial reporting as of June 30, 2009 and in future periods as required by Section 404, investors could lose confidence in the reliability of its financial statements, which could result in a decrease in the value of SP Holdings common stock. Failure to comply with Section 404 could potentially subject SP Holdings to sanctions or investigations by the SEC or other regulatory authorities.

Because SP Holdings does not currently intend to pay dividends on its common stock, stockholders will benefit from an investment in its common stock only if it appreciates in value.

SP Holdings does not currently anticipate paying any dividends on shares of its common stock. Any determination to pay dividends in the future will be made by SP Holdings’ board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors SP Holdings’ board of directors deems relevant. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of SP Holdings common stock. There is no guarantee that SP Holdings common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

The market price for SP Holdings’ common stock may be highly volatile as a result of, among other things, factors affecting the industry.

The market price SP Holdings common stock may be highly volatile. Factors such as SP Holdings’ operating results, announcements by it or its competitors and various factors affecting the video game software publishing industry may have a significant impact on the market price of its common stock.

SP Holdings seeks to manage its business with a view to achieving long-term results, and this could have a negative effect on short-term trading.

SP Holdings’ focus is on creation of stockholder value over time, and it intends to make decisions that will be consistent with this long-term view. As a result, some of its decisions, such as whether to make or discontinue operating investments, manage its balance sheet and capital structure, or pursue or discontinue strategic initiatives, may be in conflict with the objectives of short-term traders. Further, this could adversely affect its quarterly or other short-term results of operations.

The warrants of SP Holdings after the merger may have an adverse effect on the market price of its common stock.

After the merger, SP Holdings will have outstanding warrants to purchase 13,905,000 shares of common stock. Certain of GSPAC’s Current affiliates will hold warrants to purchase 3,075,000 shares of common stock at $5.00 per share. There will also be an option to purchase 200,000 Class Z warrants and 260,000 Class W warrants issued to the representative of the underwriters in GSPAC’s initial public offering. The sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for SP Holdings’ securities or on its ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

The registration for resale of  SP Holdings’  securities held by the holders of shares of GSPAC’s common stock and Class W warrants and Class Z warrants prior to its initial public offering or by the members of  South Peak may have an adverse effect on the market price of SP Holdings common stock.

SP Holdings has agreed to file a registration statement to register for resale securities held by the holders of shares of GSPAC’s common stock and Class W warrants and Class Z warrants prior to its initial public offering. Those security holders have certain demand and "piggy-back" registration rights to require the inclusion of these securities in subsequeant registration statements. Additionally, the members of SouthPeak are entitled to demand and "piggy-back" registration rights for the shares of SP Holdings common stock issued in the business combination and its related contingent payments. If all of these shares and warrants are registered for resale, there will be an additional 8,000,100 shares of common stock and 3,075,000 warrants eligible for trading in the public market. The presence of this additional number of shares of common stock and warrants eligible for trading in the public market may have an adverse effect on the market price of SP Holdings common stock.

After the merger, SP Holdings’ securities are expected to be quoted on the Over-the-Counter bulletin board, which may limit the liquidity and price of its securities more than if its securities were quoted or listed on the Nasdaq Global Market or another national exchange.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents incorporated into it by reference, contain forward-looking statements within the meaning of Section 21E of the Exchange Act. In addition, the proxy statement contained in this document, and the documents incorporated into it by reference, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of SouthPeak and SP Holdings, as well as other statements identified by the use of forward-looking terminology, including “anticipate”, “believe”, “plan”, “estimate”, “expect”, “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the best judgment of the management of GSPAC and SouthPeak. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	the ability of GSPAC and SouthPeak to complete the merger and the business combination;

•	the success of the business of SP Holdings after the completion of the merger and the business combination;

•	the anticipated benefits of acquiring SouthPeak;

•	the ability of SP Holdings to implement its business strategies;

•	the ability to obtain additional financing in the future and react to competitive and technological changes;

•	SP Holdings will be subject to intense competition;

•	the failure of SP Holdings to protect its intellectual property rights;

•	currency movements and other risks of conducting business internationally; and

•	interest rate risks.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/ prospectus or the date of any document incorporated by reference. None of GSPAC, SouthPeak or SP Holdings undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/ prospectus or any document incorporated by reference might not occur.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the board of directors of GSPAC for the special meeting of stockholders to be held at 10:00 am Eastern time, on April 24, 2008, and any adjournment or postponement thereof. The special meeting will be held at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia.

Purpose of the Special Meeting

The special meeting is being held to request that the holders of GSPAC common stock and Class B common stock consider and vote upon a proposal to adopt the reorganization agreement, to approve the merger of Merger Sub with and into GSPAC, with GSPAC as the surviving corporation, the acquisition of SouthPeak by SP Holdings, and the other transactions provided for in the reorganization agreement. You are also being asked to elect five nominees to SP Holdings’ board of directors, to vote on five sub-proposals to approve provisions of SP Holdings’ restated certificate of incorporation and to vote on a proposal to adopt SP Holdings’ 2008 Equity Incentive Compensation Plan. In addition, you are being asked to vote to approve any proposal by GSPAC to adjourn or postpone the special meeting, including for the purpose of soliciting additional proxies.

The proposals and sub-proposals regarding the election of five nominees to SP Holdings’ board of directors, the approval of provisions of SP Holdings’ restated certificate of incorporation and the adoption of SP Holdings’ 2008 Equity Incentive Compensation Plan will only be presented if the proposal adopting the reorganization agreement, and the merger and business combination contemplated thereby, is approved.

Pursuant to our certificate of incorporation and the reorganization agreement, we are required to obtain approval for the business combination from our Class B stockholders. Therefore, the reorganization agreement must be adopted by GSPAC’s Class B stockholders in order for the merger and the business combination to be consummated. Pursuant to the reorganization agreement, it is a condition to closing that the proposals to elect five nominees to SP Holdings’ board of directors, approve provisions of SP Holdings’ restated certificate of incorporation and adopt the SP Holdings’ 2008 Equity Incentive Compensation Plan be approved.

The board of directors of GSPAC unanimously recommends that you vote “FOR” adoption of the reorganization agreement and approval of the merger, the business combination and the transactions contemplated thereby, “FOR” the election of five nominees to SP Holdings’ board of directors, “FOR” the approval of provisions of SP Holdings’ restated certificate of incorporation and “FOR” the adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan.

Record Date for the Special Meeting; Quorum

You are entitled to notice of, and may vote at, the special meeting if you were the record holder of our common stock or Class B common stock as of the close of business on April 3, 2008, the record date for the special meeting. As of the close of business on the record date, there were 920,100 shares of our common stock outstanding and 5,980,000 shares of our Class B common stock outstanding, held by three stockholders of record. Under our bylaws, the holders of a majority of these shares who are present in person or represented by proxy at the special meeting, constitute a quorum for the transaction of business at the special meeting.

Our issued and outstanding warrants do not have voting rights and record holders of our Class W warrants and Class Z warrants will not be entitled to vote at the special meeting.

Vote Required

Proposal to adopt the reorganization agreement, the merger and the business combination

The adoption of the reorganization agreement, and the approval of the merger, the business combination and the other transactions contemplated thereby, requires the affirmative vote of a majority of our outstanding common stock and Class B common stock voting without distinction as to class and the affirmative vote of a majority of our outstanding Class B common stock voting as a separate class that are present in person or by proxy and entitled to vote at the special meeting.

Each stockholder that holds shares of the Class B common stock issued in our initial public offering or purchased following that offering in the open market has the right to vote against the adoption of the reorganization agreement and, at the same time, demand that we convert that stockholder’s shares into cash equal to a pro rata portion, or approximately $5.36 per share as of April 10, 2008, of the trust account in which a substantial portion of the net proceeds of our initial public offering is deposited, which is sometimes referred to as the trust account. If the reorganization agreement is not completed, then your shares will not be converted to cash at this time, even if you so elected. However, if holders of 1,196,000 or more shares of Class B common stock issued in our initial public offering, an amount equal to 20% of the total number of shares of Class B common stock issued in the initial public offering, vote against the reorganization agreement and demand conversion of their shares into a pro rata portion of the trust account, then we will not be able to complete the transactions contemplated by the reorganization agreement.

Proposal to elect the nominees to the SP Holdings board of directors

To be elected as a member of SP Holdings’ board of directors, a nominee must receive the affirmative vote of a plurality of the shares of our common stock and Class B common stock present or represented by proxy and entitled to vote at the special meeting, voting as a single class.

Sub-proposals to approve provisions of SP Holdings’ restated certificate of incorporation

The approval of each of the five sub-proposals related to the provisions of SP Holdings’ restated certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of our common stock and Class B common stock, voting as a single class.

Proposal to approve the SP Holdings’ 2008 Equity Incentive Compensation Plan

The approval of the SP Holdings’ 2008 Equity Incentive Compensation Plan will require the affirmative vote of a majority of the outstanding shares of our common stock and Class B common stock that are present in person or by proxy and entitled to vote at the meeting, voting as a single class.

Adjournment or Postponement

If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to cause the meeting to be adjourned, including for the purpose of soliciting additional proxies, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. At an adjourned meeting at which a quorum is present or represented by proxy any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjournment meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

If you choose to vote by proxy, then the proxy you submit (whether by mail or telephone) will continue to be valid at any adjournment or postponement of the special meeting.

Voting Your Shares

Each share that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card.

By telephone. You can vote this way by following the telephone voting instructions included with your proxy card. If you do, you should not return the proxy card.

By attending the special meeting and voting in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Proxies

If you are unable to attend the special meeting, you may vote by proxy. You may submit your proxy by telephone or by signing, dating and returning the enclosed proxy card in the accompanying pre-paid envelope. If your proxy is properly completed and submitted as instructed, it will be voted pursuant to your instructions set forth on the proxy card or provided by telephone. If you choose to vote by mail, you are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock or Class B common stock represented by the proxy will be voted “FOR” the proposal to adopt the reorganization agreement and approve the merger, the business combination and the transactions contemplated thereby, “FOR” the proposal to elect five nominees to SP Holdings’ board of directors, “FOR” the proposal to approve the provisions of SP Holdings’ restated certificate of incorporation, “FOR” the proposal to adopt the SP Holdings’ 2008 Equity Incentive Compensation Plan, and “FOR” the proposal to adjourn the special meeting in the discretion of the proxies or either of them.

If your shares are held in “street name,” you should follow the directions provided by your bank, broker or other nominee regarding how to revoke or change your proxy.

Revoking Your Proxy and Changing Your Vote

If you vote by proxy, you may revoke it or change your voting instructions at any time before it is exercised:

•	If you mailed a proxy card, by mailing another proxy card with a later date;

•	If you voted by telephone, by calling the same number and following the instructions;

•	By notifying us in writing before the special meeting that you have revoked your proxy; or

•	By attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Solicitation of Proxies

We will bear the cost of solicitation, publishing, printing and mailing this proxy statement/prospectus, the proxy card and any additional solicitation materials furnished to the GSPAC stockholders. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of GSPAC common stock and Class B common stock. We may supplement the original solicitation of proxies by mail, by solicitation by telephone, e-mail or in-person meetings held by our directors and officers. No additional compensation will be paid to these individuals for any such services. We have not hired a firm to assist in the proxy solicitation process but may do so if we deem this assistance necessary. We will pay all fees and expenses related to the retention of any proxy solicitation firm.

Abstentions and Broker Non-Votes

An abstention or failure to vote will have the same effect as a vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and the provisions of the SP Holdings’ restated certificate of incorporation but neither will have the effect of converting your shares into a pro rata portion of the trust account. An abstention or failure to vote will have no effect as to the election of the nominees to SP Holdings’ board of directors and the adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan if the requisite majority of shares that that are present in person or by proxy at the special meeting vote in favor of the proposals regarding the same.

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-voting shall be treated as shares not entitled to vote at the special meeting, and, therefore, shall have no impact on the election of the nominees to SP Holdings’ board of directors and the adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan. However, a broker non-vote will have the same effect as a vote against the adoption of the reorganization agreement, and the merger and business combination contemplated thereby, and the approval of provisions of SP Holdings’ restated certificate of incorporation.

Conversion Rights

Any holder of shares of our Class B common stock issued in our initial public offering who votes against the reorganization agreement, and the merger and business combination contemplated thereby, may, at the same time, demand that we convert their shares into a pro rata portion of the trust account. You must mark the appropriate box on the proxy card in order to demand the conversion of your shares. If, notwithstanding your vote, the merger and the business combination are consummated, then you will be entitled to receive a pro rata share of the trust account, including any interest earned thereon through the date of the special meeting. If the holders of 1,196,000 or more shares of Class B common stock, an amount equal to 20% of the total number of shares of Class B common stock issued in the GSPAC initial public offering, vote against the reorganization agreement, and the merger and business combination contemplated thereby, and demand conversion of their shares into a pro rata portion of the trust account, we will not be able to consummate the business combination. Based on the amount of cash held in the trust account as of April 10, 2008, including interest accrued as of that date, you will be entitled to convert each share of Class B common stock that you hold into approximately $5.36. In addition, we would be liquidated if a business combination is not consummated by April 25, 2008. In any liquidation, the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of our Class B common stock.

If you exercise your conversion rights, then you will be exchanging your shares of our Class B common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you tender your shares to our transfer agent. You must tender your shares at least two business days prior to the special meeting. The closing price of our Class B common stock on April 10, 2008, the most recent trading day practicable before the printing of this proxy statement, was $5.24. Based on the amount of cash held in the trust account as of April 10, 2008, you will be entitled to convert each share of Class B common stock that you hold into approximately $5.36 per share. Prior to exercising conversion rights, you should verify the market price of our Class B common stock as you may receive higher proceeds from the sale of your Class B common stock in the public market than from exercising your conversion rights.

You will be required, whether you are a record holder or hold your shares in “street name”, either to tender your certificates to our transfer agent on or before the date which is at least two business days prior to the special meeting or to deliver your shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days prior to the special meeting, at your option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35, and the broker may or may not pass this cost on to you.

You will have sufficient time from the time we send out this proxy statement/prospectus through the time of the vote on the reorganization agreement, and the merger and business combination contemplated thereby, to deliver your shares if you wish to exercise your conversion rights. This time period will vary depending on the specific facts of each transaction. However, as the delivery process can be accomplished by you, whether or not you are a record holder or your shares are held in “street name”, within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC System, we believe this time period is sufficient for an average investor.

Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the reorganization agreement, and the merger and business combination contemplated thereby, at the special meeting (or any adjournment or postponement thereof). Furthermore, if you delivered a certificate for conversion and subsequently decided prior to the special meeting not to elect conversion, you may simply request that the transfer agent return the certificate (physically or electronically) to you.

Please note, however, that once the vote on the reorganization agreement, and the merger and business combination contemplated thereby, is held at the special meeting, you may not withdraw your request for conversion and request the return of your stock certificate (either physically or electronically). If the merger and business combination are not completed, your stock certificate will be automatically returned to you.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your GSPAC common stock or Class B common stock, you may call Rahul C. Prakash or Abhishek Jain at (703) 286-3776. You may also want to consult your financial and other advisors about the vote.

PROPOSAL TO ADOPT THE REORGANIZATION AGREEMENT
AND ADOPT THE MERGER AND THE BUSINESS COMBINATION

General

The discussion in this proxy statement/prospectus of the merger, the business combination and the reorganization agreement is subject to and is qualified in its entirety by reference to the reorganization agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. In addition, for more information regarding the terms of the reorganization agreement and the other agreements to be entered into at the completion of the proposed transactions, see “The Reorganization Agreement” and “Other Agreements” beginning on page 66 and page 74 of this proxy statement/prospectus, respectively.

Description of the merger

Under the terms of the reorganization agreement, Merger Sub, a wholly-owned subsidiary of SP Holdings will merge with and into GSPAC and, as a result of the merger, GSPAC will become a wholly-owned subsidiary of SP Holdings.

If the merger and the business combination go forward, each share of GSPAC common stock and Class B common stock outstanding immediately prior to the merger will be automatically become one share of SP Holdings common stock (except for those shares of GSPAC Class B common stock whose holders properly elect conversion). SP Holdings will assume the outstanding GSPAC warrants, the terms and conditions of which will not change, except that on exercise, the warrants holders will receive shares of SP Holdings common stock. After the closing of the merger and business combination, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

Description of the business combination

Simultaneously with the merger, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings. Following the closing of the business combination, SouthPeak will be a wholly-owned subsidiary of SP Holdings.

In consideration of the contribution of all of the outstanding membership interests of SouthPeak, the members of SouthPeak will receive $5.0 million in cash and 5,000,000 shares of SP Holdings common stock for approximately $30.9 million of total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007. The shares that the members of SouthPeak and the former GSPAC stockholders will receive at the closing in the transactions will represent 42.02% and 57.98%, respectively, of the outstanding shares of SP Holdings common stock following the consummation of the transactions, assuming no GSPAC Class B stockholders elect to exercise their conversion or appraisal rights. In addition, the members also have the right to receive an additional 3,000,000 shares of SP Holdings common stock if SP Holdings achieves certain EBITDA or stock price targets through the fiscal year ended June 30, 2011.

Background of the Merger and the Business Combination

The terms of the reorganization agreement are the result of arm’s-length negotiations between representatives of GSPAC and SouthPeak. The following is a brief discussion of the background of these negotiations, the merger, the business combination and related transactions.

GSPAC was incorporated in Delaware on August 10, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then-unidentified operating business.  A registration statement for our initial public offering was declared effective on April 18, 2006. On April 25, 2006, GSPAC consummated the sale of 460,000 of its Series A units and 2,990,000 of its Series B units. Each Series A unit consists of two shares of common stock and ten Class Z warrants. Each Series B unit consists of two shares of Class B common stock and two Class W warrants.

The net proceeds from the sale of our units were approximately $31.7 million. Of this amount, approximately $30.2 million was deposited in trust and, in accordance with our amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon its liquidation. The remaining approximately $1.5 million was held outside of the trust for our use to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of December 31, 2007, approximately $31.8 million was held in deposit in the trust account.

During the period from April 2006 through September 2007, we evaluated approximately 50 prospective businesses regarding potential business combinations and entered into discussions with several of these prospective businesses. Of these prospective businesses, we executed letters of intent with two companies to pursue a business combination.

We initially focused on target companies in the business process and services sector operating in the United States because we believed that such companies frequently have high cost structures and operating inefficiencies that can be improved through various means, including the reallocation of operating resources within the target company, the relocation of labor resources to jurisdictions with more favorable labor rates, or the implementation of productivity technologies. Our thesis was to find a target company that could benefit from such cost and operational improvements and then apply the improvement methodologies, and the business process and services industry appeared to be a sector in which substantial opportunities of this nature were present.

We considered and reviewed over thirty potential target businesses within the business process and services industry with an emphasis on companies that seemed to be able to benefit from the aforementioned cost reduction and operational improvement strategies. These potential targets included opportunities in the call center, medical claims processing, engineering services, information technology services, animation services, research services, publishing services, legal research services, and financial analysis services sectors, among others.

Additionally, targets that typically are not thought to be within the business process and services industry were considered, so long as such targets also could benefit from the reallocation of operating resources within the target company, the relocation of labor resources to jurisdictions with more favorable labor rates, the implementation of productivity technologies, or other means of cost reduction and operational improvement. Given that our rationale for initially focusing on the business process and services sector was based on our interest in finding target companies that could leverage these cost reduction and operational improvement methods, any company that could similarly benefit from these methods was considered equally. This enabled us to be opportunistic in our review of target companies, while remaining consistent with our business thesis.

In reviewing potential target companies, we also focused on companies that had characteristics of strong revenue growth, had a recent history of profitability or which appeared to be close to profitability, and which leveraged skilled labor forces. We generally avoided companies that were growing slowly, had consistent losses without substantial prospects to achieve profitability in the short-term, or were primarily staffed by unskilled labor forces.

On or about June 21, 2007, during a conference call to discuss various potential transactions then being reviewed by our management team, representatives of HCFP/Brenner Securities, the investment banking firm that served as GSPAC’s underwriter for its initial public offering, informed us of an opportunity in the video game publishing industry. HCFP/Brenner had a longstanding relationship with this company, and informed GSPAC that outsourcing was a key element of such company’s business. HCFP/Brenner also informed our management that this potential target had previously worked with HCFP/Brenner to evaluate their business plans and prospects during the last several years and had recently contacted representatives of HCFP/Brenner to discuss retaining HCFP/Brenner to assist them in evaluating possible transactions for the company, including an initial public offering or other capital raising transactions. Despite HCFP/Brenner’s relationship with the potential target, they had not presented the target to us until June 2007 as the target’s sales had only recently risen to their current levels. Until that time, the target’s valuation would not have satisfied our requirement that a target company have a fair market value of at least equal to 80% of our net assets at the time of the acquisition. HCFP/Brenner also informed the video game publisher that HCFP/Brenner had previously underwritten GSPAC’s initial public offering.

After conducting some preliminary due diligence on the industry, on or about June 26, 2007 a subsequent conference call was held between representatives of HCFP/Brenner, Rahul Prakash, our Chairman and Chief Executive Officer and Mr. Abhishek Jain, our President. During this call, HCFP/Brenner disclosed the identity of the video game publisher (i.e. the prospective target discussed the previous week) as SouthPeak. HCFP/Brenner described SouthPeak as a video game publisher with high growth characteristics which leveraged offshore human resources. Mr. Terry Phillips, a member of SouthPeak and its Chairman, had maintained a brokerage account with HCFP/Brenner since August of 2004 and previously participated in private placements in which HCFP/Brenner acted as placement agent dating back to 2002. Given this relationship, Mr. Phillips began to seek advice from HCFP/Brenner in 2005 when Mr. Phillips re-launched SouthPeak’s game development activities. This advice was provided on an informal and non-compensatory basis. In early 2007, Mr. Phillips began to solicit advice from HCFP/Brenner on undertaking fund raising for SouthPeak and the potential of SouthPeak formally retaining HCFP/Brenner pursuant to an advisory/fund-raising agreement. In June 2007,  HCFP/Brenner introduced SouthPeak to GSPAC as a business combination target. When the introduction was made, Avi Lipsker, on behalf of HCFP/Brenner, advised GSPAC that if GSPAC determined to undertake a transaction with SouthPeak, HCFP/Brenner would represent SouthPeak. SouthPeak accepted HCFP/Brenner’s representation in a transaction with GSPAC with the understanding that HCFP/Brenner would obtain an advisory fee upon a successful transaction equivalent to the other fees that were proposed to SouthPeak by other intermediary advisors. There was no overlap of the representation of SouthPeak and HCFP/Brenner, on the one hand, and GSPAC and HCFP/Brenner, on the other hand. Additionally, by accepting SouthPeak as a client, HCFP/Brenner relinquished its right to earn any fee on a transaction with GSPAC in order to avoid a conflict of interest.

Our management team continued investigating the video game publishing sector using publicly available information. Additionally, our management contacted representatives of HCFP/Brenner and requested that HCFP/Brenner facilitate the negotiation and execution of a confidentiality agreement between the parties so that we could exchange due diligence materials. We also discussed and acknowledged that SouthPeak was a client of HCFP/Brenner. On July 2, 2007, a confidentiality agreement was signed by the parties.

On or about July 6, 2007, Mr. Prakash and Mr. Jain had a conference call with Mr. Phillips, along with Mr. Avi Lipsker, head of investment banking of HCFP/Brenner, and other representatives of HCFP/Brenner. Mr. Phillips made a presentation concerning SouthPeak’s business and responded to various due diligence questions asked by Messrs. Prakash and Jain. The due diligence questions posed by Messrs. Prakash and Jain included inquiries regarding: (i) the financial performance of SouthPeak; (ii) the track record of its management; (iii) SouthPeak’s competitive advantages and disadvantages; (iv) the market for video games generally; (v) the major risks associated with the video game industry; (vi) the corporate and ownership structure of SouthPeak; (vii) the reasons why management was interested in becoming a public company; and (viii) the extent of SouthPeak’s needs for additional financing and its potential uses of additional capital resources.

Messrs. Prakash and Jain also discussed the structure of GSPAC and the anticipated process for completing a business combination. Messrs. Prakash and Jain also raised the issue of HCFP/Brenner’s role in the proposed business combination and HCFP/Brenner and SouthPeak reconfirmed that HCFP/Brenner would represent SouthPeak as its investment banker in the proposed business combination and would not represent GSPAC in the event that GSPAC ultimately pursued this transaction. Subsequent to the call, additional information on SouthPeak was provided to us by Mr. Lipsker based on our requests and we provided additional information on GSPAC to SouthPeak.

Between July 6, 2007 and July 10, 2007, our management team continued its due diligence review using publicly available information and information provided by SouthPeak. In particular, SouthPeak provided our management team with information related to its financial performance, its business model, its management team and the video game sector generally.

Representatives of HCFP/Brenner contacted our management on or about July 12, 2007 and reported that they had received feedback from Mr. Phillips on SouthPeak’s interest in pursuing a business combination with GSPAC.

On July 27, 2007, Messrs. Prakash and Jain met with Mr. Phillips, and representatives of HCFP/Brenner, at the offices of HCFP/Brenner in New York. During this meeting, Messrs. Prakash and Jain asked Mr. Phillips and representatives of HCFP/Brenner various due diligence questions regarding SouthPeak’s business, operations and financial results and re-confirmed that HCFP/Brenner would represent SouthPeak in connection with the proposed business combination and would not represent GSPAC in any such transaction.

From August 2, 2007 to August 29, 2007, Messrs. Prakash and Jain had various phone conversations with HCFP/Brenner and made a proposal and several counter-proposals related to valuation and the structure of a proposed business combination with SouthPeak. In particular, Messrs. Prakash and Jain initially proposed a valuation range for SouthPeak that was between $25 million and $30 million, without any contingent consideration. SouthPeak initially counter-proposed a valuation range of $35 million to $40 million, plus contingent consideration. Each party then made several counterproposals coming successively closer to the offer of the other party. HCFP/Brenner reviewed GSPAC’s various proposals and counter-proposals with SouthPeak and provided Messrs. Prakash and Jain with SouthPeak’s response. On or about August 29, 2007, the parties had generally reached a common understanding on valuation and general structure that resulted in a $30 million initial valuation for SouthPeak coupled with a contingent consideration component that would be further negotiated by the parties. On August 30, 2007, GSPAC’s Board met to discuss the valuation and general structure of a transaction with SouthPeak and concluded that GSPAC’s management should pursue a term sheet with SouthPeak.

During the period from August 31, 2007 through the execution of a letter of intent between GSPAC and SouthPeak on October 18, 2007, various discussions and negotiations were conducted between GSPAC and SouthPeak regarding the details of the potential transaction. During this period, various drafts of a letter of intent specifying proposed terms of a business combination were exchanged between GSPAC and SouthPeak and we conducted additional legal due diligence on SouthPeak and its members in conjunction with our outside counsel. The principal issues over which the parties negotiated during this period included (i) the payment of costs related to SouthPeak’s anticipated accounting and legal expenses that would be incurred in connection with the proposed business combination; (ii) the amount of contingent consideration to be paid to SouthPeak’s members in connection with the proposed business combination and the events that would trigger these payments; (iii) whether a stock option plan for the surviving company would be considered before or after the proposed business combination; (iv) whether or not a “reverse break-up fee” would be payable to SouthPeak by GSPAC in the event the business combination was not consummated; (v) whether and under what circumstances SouthPeak could pursue additional financing while the proposed business combination was pending.

The issue of the allocation and payment of SouthPeak’s potential accounting and legal expenses was also negotiated as neither GSPAC nor SouthPeak wished to bear the entire burden of these costs if the proposed business combination was not consummated. SouthPeak first requested that GSPAC pay all of these costs as they were incurred, while GSPAC first proposed that SouthPeak would bear its own costs. During the course of the discussions, the parties reached a compromise under which GSPAC would be responsible for a portion of the costs to be incurred by SouthPeak but only up to a specified amount. SouthPeak and GSPAC also agreed that there would be no break-up or “reverse break-up fee” payable in the transaction. In addition, during the month of October (both before and after the letter of intent between GSPAC and SouthPeak was executed), GSPAC and SouthPeak continued to negotiate concessions and various arrangements with each party’s service providers to reduce the anticipated transactions costs.

GSPAC and SouthPeak also negotiated on the amount of the contingent consideration and the triggers for the payments of these additional amounts. GSPAC initially proposed that the contingent consideration equal two million additional shares while SouthPeak sought contingent consideration of four million shares. The parties ultimately resolved this by compromising on contingent consideration of up to three million shares and by SouthPeak agreeing to somewhat higher EBITDA triggers for the payment of the contingent purchase price. GSPAC’s agreement to this additional consideration was contingent upon GSPAC ultimately receiving a fairness opinion indicating that the payment of both the fixed and contingent consideration would be fair to GSPAC existing stockholders from a financial point of view.

The issue of the timing of the consideration by GSPAC of an employee stock option plan was resolved by an agreement to place this issue before GSPAC’s stockholders at the meeting that would be called to consider the proposed business combination. The parties also agreed that SouthPeak could seek to obtain an additional or replacement debt facility to assist it in funding its operating requirements during the period leading up to the proposed business combination, subject to GSPAC’s consent to the terms of any such arrangement.

During the months of September and October, GSPAC conducted further due diligence on SouthPeak. During this period, GSPAC’s due diligence review focused on SouthPeak’s historical financial results, its business outlook and matters related to the consent decree entered into by Mr. Terry Phillips, SouthPeak’s founder and Chairman with the SEC. In May 2007, in an administrative proceeding before the SEC, Mr. Phillips agreed to cease and desist from committing or causing any violations of Section 10(b) of the Exchange Act and Exchange Act Rules 10b-5 and 13b2-1 and from causing any violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Exchange Act Rules 12b-2, 13a-1 and 13a-13. This proceeding arose from the involvement in 2000 and 2001 of Mr. Phillips, Capitol Distributing, L.L.C, and another private company in which Mr. Phillips was a principal, in certain actions of Take-Two Interactive Software, Inc., where Mr. Phillips was accused of taking receipt of merchandise from Take-Two Interactive Software, Inc. and later returning the merchandise to Take-Two without making an effort to sell the merchandise. In his agreement to cease and desist, Mr. Phillips paid a civil penalty of $50,000. While it was preliminarily satisfied on these matters, GSPAC reserved the right in the proposed letter of intent to conduct further and more extensive due diligence concerning SouthPeak if the letter of intent was executed.

On September 18, 2007 our Board met to discuss various matters, including our progress related to the finalization of a letter of intent with SouthPeak. The Board requested management to continue to seek a letter of intent with SouthPeak and continue to review other potential opportunities for a business combination, particularly since at that time, the issue of payment of SouthPeak’s legal and accounting expenses related to the proposed business combination was still unresolved.

On October 11, 2007, an additional potential business combination opportunity was identified by our management. Mr. Jain conducted due diligence on this other opportunity between October 13, 2007 and October 16, 2007 and discussed his findings with Mr. Prakash on October 16, 2007. During that discussion, the most recent draft of a letter of intent with SouthPeak also was discussed. Although the issue of the transaction expenses of SouthPeak had been partially resolved by this time, negotiations were still continuing on this issue. Messrs. Prakash and Jain believed, however, that it was likely that the total fee structure could be resolved in such a way that would allow the letter of intent with SouthPeak to be signed by the parties.

Messrs. Prakash and Jain, together with the other members of GSPAC’s Board of Directors, concluded that based on the information available at that time and the status of the negotiations concerning the draft letters of intent, SouthPeak appeared to be the superior opportunity when compared with the remaining alternative opportunity. These conclusions also reflected the fact that while GSPAC had investigated approximately 50 potential business opportunities and actively negotiated letters of intent with at least six of them (in addition to SouthPeak and the other company with which GSPAC was then in negotiations), these investigations and negotiations had not resulted in an executed letter of intent. The Board noted that, in comparing the two alternative opportunities then being considered, SouthPeak: (i) had higher annual sales and a higher annual growth rate in sales; (ii) was being valued by its management at a substantially lower price in comparison to public company comparables and based on discounted cash flow analyses; (iii) was more aligned with our business thesis; and (iv) had a substantially less complicated ownership structure that would make negotiating a final deal much more efficient and certain. The Board determined however that in addition to seeking to finalize a term sheet with SouthPeak, GSPAC should also seek to execute a letter of intent with the other opportunity to provide GSPAC with an attractive alternative in the event that definitive agreements with SouthPeak were not finalized.

On or about October 18, 2007, we submitted a revised draft letter of intent to SouthPeak. We also submitted a letter of intent to the alternative target on October 19, 2007, which was executed by both parties the same day. SouthPeak agreed upon a final version, which was executed by both parties on October 24, 2007. Both letters of intent were approved by GSPAC’s Board of Directors in a meeting held on October 22, 2007. On October 24, 2007, we publicly announced that we had entered into letters of intent with two parties. Despite having signed a letter of intent with the alternative opportunity, due to the inability of the shareholders of the alternate opportunity to agree upon whether to proceed with a business combination with GSPAC, GSPAC was unable to proceed further in those negotiations.

From October 29, 2007 to November 19, 2007, various telephone conferences were held between members of management and representatives of GSPAC and SouthPeak regarding due diligence matters, and certain aspects of the terms of the definitive purchase agreement for the proposed business combination. During this period GSPAC conducted a due diligence investigation of the financial and business outlook of SouthPeak and, together with GSPAC’s attorneys, proceeded with a legal due diligence review of SouthPeak.

In addition to these due diligence matters, the discussions between the parties during this period related to developing a structure for the business combination that would be tax efficient for SouthPeak’s members without causing any adverse tax or other consequences for GSPAC and its stockholders. These discussions were made more complex because of SouthPeak’s status as a limited liability company. Nevertheless, the parties and their respective legal advisors were able to agree upon a workable transaction structure, which had as a primary component the formation of SP Holdings, which would become the parent corporation of both SouthPeak and GSPAC.

GSPAC and SouthPeak also continued their discussions concerning the steps necessary to the execution of a definitive purchase agreement and the filing of a preliminary merger proxy statement/prospectus with the SEC. These discussions focused primarily on the necessity of initiating the audit of SouthPeak’s historical financial statements. In addition to these telephone conferences, Mr. Jain met with Mr. Phillips and Ms. Melanie Mroz, CEO of SouthPeak, at the offices of HCFP/Brenner in New York on November 5, 2007 to further discuss the proposed business combination.

On November 20, 2007, Messrs. Prakash and Jain, accompanied by GSPAC’s outside counsel, met with Mr. Terry Phillips, Ms. Andrea Jones, CFO of SouthPeak, and various other SouthPeak personnel at SouthPeak’s headquarters in Midlothian, Virginia as part of GSPAC’s due diligence review of SouthPeak. These discussions principally concerned the business operations of SouthPeak, a detailed assessment of the finances of SouthPeak, and a review of its business relationships with customers, video game developers, video game platform vendors and other third parties. Following this meeting and continuing into early January 2008, GSPAC and its counsel continued its due diligence analysis of SouthPeak, including reviewing SouthPeak’s legal documentation, the backgrounds of members of its management and SouthPeak’s finances and business operations. On December 5, 2007, Messrs. Jain and Prakash, together with GSPAC’s counsel, met with Mr. Phillips at the offices of SouthPeak’s counsel to discuss progress related to the definitive agreements for the proposed business combination with GSPAC and related matters.

From December 7, 2007 to January 4, 2008, Messrs. Prakash and Jain and GSPAC’s counsel continued to have discussions with SouthPeak’s management, its counsel and HCFP/Brenner by telephone at various times to complete GSPAC’s due diligence review and to negotiate the final terms of the definitive purchase agreement.

The principal matters included in the definitive purchase agreement that were the subject of extended negotiation or discussion between GSPAC and SouthPeak, during the period commencing in late November 2007 and the signing of the definitive agreement on January 15, 2008, included: (i) the timing of the registration of the warrants issued by GSPAC in its initial public offering and the shares of GSPAC common stock issuable upon exercise of these warrants, as well as the timing of the filing of a resale prospectus that would cover sales of GSPAC securities issued prior to GSPAC’s initial public offering; (ii) the definition of the circumstances under which the payment of the contingent consideration to SouthPeak’s members would be accelerated in the event of a future change in control of SP Holdings; and (iii) arrangements related to the payment of a transaction fee to SouthPeak’s financial advisor, HCFP/Brenner. In addition, during this same period, GSPAC and SouthPeak and their respective counsel agreed upon the provisions of four additional agreements, each of which had been contemplated in the parties’ letter of intent. These agreements, as they were prepared with provisions believed by the parties and their counsel to be customary, required relatively little negotiation, included: (i) a registration rights agreement and a lock-up agreement related to the SP Holdings share consideration to be issued to the SouthPeak members in the proposed business combination; (ii) an escrow agreement under which a portion of this consideration would be held in escrow for a period of time following the consummation of the business combination; and (iii) a form of employment agreement to be entered into by SP Holdings with certain of its executives.

Concerning the timing of the registration of securities previously issued by GSPAC, including those issued in connection with the public offering, the parties at first disagreed over whether that registration would occur simultaneously with or subsequent to the S-4 registration statement to be filed in connection with the proposed business combination. Ultimately, the parties agreed that the publicly-held securities would be registered in the S-4 itself and that securities issued by GSPAC prior to its initial public offering would be registered promptly following the completion of the proposed business combination. GSPAC’s position was that the events that would trigger an acceleration of the payment of the contingent consideration should be limited to instances when at least 90% of the outstanding SP Holding’s voting securities were acquired by a third party rather than only a controlling portion of these securities. SouthPeak agreed to GSPAC’s proposal on this issue with the exception that the acceleration would also occur if a change in the acquisition of a majority of the voting securities also resulted in changing of the senior executives of SP Holdings. In addition, the parties agreed that the fulfillment of certain stock price or financial thresholds would also be a prerequisite to the accelerated payment of the contingent consideration.

Pursuant to the underwriting agreement between GSPAC and HCFP/Brenner entered into in connection with GSPAC’s initial public offering, GSPAC engaged HCFP/Brenner as its investment banker to provide assistance in structuring a business combination and negotiating its terms. For these services, GSPAC agreed to pay HCFP/Brenner a fee of $900,000 plus expenses upon the closing of a business combination. However, SouthPeak had a general understanding with HCFP/Brenner that if HCFP/Brenner provided representation of SouthPeak, SouthPeak would compensate HCFP/Brenner for its services. Accordingly, during this period, an understanding was reached among GSPAC, SouthPeak and HCFP/Brenner that as HCFP/Brenner would receive a $2.5 million fee payable by SP Holdings, as a successor to SouthPeak, upon completion of the business combination, HCFP/Brenner would waive the $900,000 fee payable by GSPAC. The fee to be paid to HCFP/Brenner by SP Holdings is an advisory/investment banking fee. GSPAC did not participate in the negotiation of the $2.5 million fee payable by SP Holdings. The parties eventually confirmed the fee payment to HCFP/Brenner by an agreement dated January 15, 2008.

Prior to its introduction to GSPAC, SouthPeak had been consulting with other investment banking firms in addition to HCFP/Brenner to gain representation in connection with its own fund raising objectives. The $2.5 million fee, approximately 8% of GSPAC’s assets, negotiated with HCFP/Brenner falls within the parameters that other firms had suggested as the fee they would require for representation of SouthPeak in a fund raising transaction. Since the business combination is principally a fund raising transaction on behalf of SouthPeak, as opposed to a merger, and SouthPeak is HCFP/Brenner’s client in the business combination, SouthPeak views the amount of the fee to be consistent with the fees payable to raise capital for companies similarly situated to SouthPeak with the cost being shared by all the intended post-closing stockholders of SP Holdings, inclusive of the former members of SouthPeak.

From November 7, 2007 to January 4, 2008, our board of directors met approximately every one to two weeks, to discuss the operations of SouthPeak, the results of the ongoing due diligence review of SouthPeak and the evolving terms of the proposed definitive agreement.

During this period, the board of directors discussed various factors that had not been taken into account during its initial analysis of SouthPeak or that had changed since that analysis was completed. These factors included:

•	SouthPeak had changed its fiscal year to end on June 30;

•	SouthPeak’s financial statements had been revised as a result of a financial audit;

•	SouthPeak had released Two Worlds, one of its most successful products;

•	many publicly traded video game companies had experienced enhancements in their price to earnings ratios and other valuation metrics; and

•	the board of directors had not previously considered the impact of the consent decree Mr. Terry Phillips entered into with the Securities and Exchange Commission.

As a result of these factors, the board of directors determined that some of their initial conclusions may no longer be accurate and a new third-party valuation should be obtained.

On December 18, 2007, our board of directors met specifically to discuss the option of obtaining a valuation and fairness opinion for the proposed business combination with SouthPeak. Our board of directors decided to obtain such an opinion before approving the final terms of the acquisition documents. The board of directors made this decision based on its belief that, although its directors had the skill and experience to properly evaluate the valuation and fairness of a proposed transaction with SouthPeak, it was necessary to capture the various factors that had changed or were not included in its analysis and it would be prudent to have an additional valuation performed by a FINRA (formerly known as NASD) member firm.

In accordance with the direction of the board of directors, Messrs. Prakash and Jain had discussions with five FINRA-registered investment banks for the purpose of selecting a firm to conduct a fairness opinion on the proposed business combination with GSPAC. All five firms appeared to have the necessary skills and credentials to prepare the required fairness opinion, so the cost to GSPAC of a fairness opinion became the major focus of the selection process. Four of the investment banks quoted prices to GSPAC that exceeded $100,000, with one as high as $400,000, citing the need to have minimum fees in order to get approval from their internal engagement committees. All five described the process for their preparation of fairness opinions in detail and it appeared to GSPAC’s management that each followed a similar procedure. Nexcore Capital, Inc. (“Nexcore”), one of the five FINRA member firms with which GSPAC discussed the subject of a fairness opinion, however, quoted a fee of approximately $20,000. Nexcore’s representatives indicated that they wanted to expand their business with special purpose acquisition companies such as GSPAC and were accordingly willing to provide GSPAC with pricing concessions. GSPAC then requested that Nexcore further reduce its price given GSPAC’s limited cash available for transaction costs and expenses and Nexcore agreed to a fee of $8,000, as proposed by GSPAC. No other consideration beyond the $8,000 was requested by or agreed to with Nexcore, none of its compensation was or is contingent, and there has been no prior or currently contemplated future relationship between Nexcore and any of GSPAC, GSPAC’s management or its board members, SouthPeak or HCFP/Brenner.

Following agreement on Nexcore’s fee, GSPAC engaged Nexcore to prepare a fairness opinion related to the proposed business combination with SouthPeak. The methodology for conducting the fairness analysis is presented in detail in the “Fairness Opinion” section below. Nexcore developed this methodology on its own without limitation or modification by GSPAC. Nexcore prepared a draft fairness opinion and analysis and presented it to our board of directors on January 4, 2008. This opinion and analysis indicated that the proposed business combination was fair and the valuation of SouthPeak exceeded the 80% target valuation threshold. Our Board met on January 4, 2008 to discuss Nexcore’s analysis and opinion at a meeting attended by a principal of Nexcore and our outside counsel. The Board discussed Nexcore’s analysis at length but no changes to the analysis were requested by the Board.

On January 9, 2008, Mr. Phillips contacted Mr. Jain by telephone and requested that Mr. Jain serve on the board of directors of SP Holdings following the completion of the proposed business combination. Mr. Phillips noted the familiarity that Mr. Jain had developed with SouthPeak’s business during the course of due diligence, his potential to assist the company in leveraging offshore resources, and his familiarity to the existing GSPAC stockholders. There has been no discussion between Mr. Jain and Mr. Phillips or any other SouthPeak representative concerning any compensation that might be paid for Mr. Jain’s service as a director of SP Holdings. Mr. Jain responded to Mr. Phillips’ inquiry by stating that he would discuss this matter with the GSPAC board of directors and then provide a definitive response to Mr. Phillips’ request.

Our board of directors met again on January 10, 2008 to consider approving the business combination with SouthPeak. Prior to the meeting the Board was provided with copies of the final copy of the fairness opinion of Nexcore, the final terms of the reorganization agreement and our draft proxy statement/prospectus. Our counsel reviewed the final terms of the reorganization agreement and related agreements, and answered questions directed by members of our board of directors. Our board of directors then unanimously approved the business combination and related transactions. Additionally, our board considered and approved the nomination of Mr. Jain to SP Holdings’ board of directors.

On January 15, 2008, GSPAC entered into the reorganization agreement with SouthPeak and its members.

On January 16, 2008, GSPAC and SouthPeak publicly announced the reorganization agreement through a joint press release.

Our Reasons for the Merger and Business Combination

Our board of directors has concluded that the acquisition of SouthPeak is in the best interests of GSPAC’s stockholders. Altogether, we reviewed and considered over 50 potential target businesses. Ultimately, we concluded that SouthPeak represents the best opportunity for a potential business combination. SouthPeak is primarily focused on providing interactive video game publication services. Although the video game publishing industry is not typically considered to be part of the business process services sector, we believe that SouthPeak is aligned with the business thesis we set out to implement because it: (i) has reduced its operating costs by opportunistically using labor resources (highly skilled video game developers) from low-cost, offshore jurisdictions; (ii) has broadened its universe of future games and lowered its fixed costs by not using an in-house game development studio and by using external game development resources for new game development on a game-by-game basis; (iii) is achieving rapid sales growth with steadily improving gross margins; and (iv) has achieved profitability in the six month period ended December 31, 2007 and appears to be positioned for continued profitability for its fiscal year ending June 30, 2008.

Our board of directors considered a wide variety of factors in connection with its evaluation of SouthPeak. In light of the complexity of those factors, our board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In its analysis of SouthPeak, our board of directors gave considerable weight to the following factors:

SouthPeak’s Business Model

SouthPeak’s primary business is to provide video game publishing services to small or budding independent video game developers. In particular, SouthPeak’s business model is to:

•	review video game concepts that are submitted to it as candidates for publication;

•	choose, from the submissions, the most attractive game concepts;

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engage small external video game development teams (that are typically offshore-based and often do not have pre-existing relationships with, or the ability to easily access, large game publishers) to develop the selected game concepts into complete video games;

•	publish the completed video games using third party service providers that manufacture the video discs and other media with the games embedded;

•	market the video games; and

•	distribute the video games for sale directly and with the support of third party distributors.

Unlike many of its competitors, SouthPeak does not have an in-house development unit. SouthPeak instead makes opportunistic use of offshore video game development teams, which allows it to reduce its development costs and which is consistent with our business thesis. Despite not having an in-house development arm, SouthPeak still typically acquires ownership of, exclusively licenses or otherwise contractually controls the intellectual property associated with the video games developed for it and shares a negotiated portion of the sales proceeds with the originators of the game concept.

We believe that the key comparative advantages of SouthPeak’s business model are:

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Preferential access to the game concepts of small video game developers. By being independent from the influence of in-house developers or blockbuster show producers and sports franchises that tend to have creative control over video games developed for their releases, SouthPeak can offer an attractive video publishing alternative to independent video game developers. Smaller, independent game developers appear to prefer having the increased creative latitude over their own inventions that independent publishers like SouthPeak offer along with a perceived reduced risk of their game concepts being copied.

•	Lean cost structure. SouthPeak reduces its publishing and distribution costs through:

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Lower development costs attributable to minimal internal development costs, reduced third-party developer costs (by taking advantage of lower offshore wage levels, pricing concessions obtained from game developers in exchange for increased creative latitude and profit-sharing options), lower fixed costs (as development costs are incurred on a project by project basis), and lower content-related costs (by avoiding licensing costs for intellectual property licensed from popular film or sports franchises).

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Lower sales and marketing expenses. SouthPeak’s approach to game concept selection seeks to avoid wasted sales and marketing expense by routinely vetting pre-publication game concepts among retailers and other distributors who are believed by SouthPeak to be well-versed in the market’s tastes and preferences. Using the feedback received from retailers and other distributors as well as SouthPeak management’s experience in the business and reviewing competing games in the market, SouthPeak’s management has been able to predict the likelihood and volume of potential sales and to allocate its game publishing resources accordingly.

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High contribution margins. By strategically selling its games at the standard price levels, while incurring relatively low costs of production and marketing, SouthPeak is believed to be able to achieve high contribution margins for each published game.

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Focus on niche markets rather than follow a generic approach. SouthPeak targets niche market segments that it believe are underserved by larger publishers of recognized consumer brands or well-known game formats. For these markets, SouthPeak strives to publish games that are unique or otherwise have special creative features, as well as introduce novel game formats.

SouthPeak's Record of Revenue Growth and its Potential for Continued Growth

In considering potential acquisition targets, our board of directors found it important to focus on companies that have exhibited revenue growth and which show characteristics of continued revenue growth. Our board of directors believes that SouthPeak meets this criterion on the basis of the following:

•	SouthPeak grew its business from no revenue in fiscal year 2005 when it re-launched operations, to net revenues of approximately $6.2 million in the fiscal year ended June 30, 2006;

•	In the fiscal year ended June 30, 2007, SouthPeak increased its net revenues to approximately $12.5 million, more than doubling the previous year's performance;

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In the six month period ended December 31, 2007, SouthPeak generated net revenues of approximately $22.5 million, up from approximately $5.9 million in the six month period ended December 31, 2006, representing an increase of approximately 281% between these periods;

•	Most of SouthPeak's existing customers represent what we believe will constitute recurring, long-term sources of revenues;

•	The global video game publishing business is expected to grow to $47 billion in 2009 from $33 billion in 2006, according to DFC Intelligence; and

•	In the US alone, video game software dollar sales reached $9.5 billion in 2007, according to the Entertainment Software Association.

We expect that SouthPeak will be able to leverage the expertise of its senior management team, as well as video game market and consumer attributes, to more rapidly grow sales to United States customers and achieve higher sales to European and other foreign clients.

SouthPeak’s Management

Another important factor for our board of directors in identifying acquisition targets was whether the target company had a seasoned management team with expertise and a track record of success in the industry within which it operated, as well as the ability to lead a growing company operating within a rapidly changing and highly competitive business environment. Within the time since the development of its business plan, SouthPeak’s management team appears to have successfully implemented its business model and strategies. SouthPeak’s management team has also shown an ability to adjust its business plan to changing market factors and to take advantage of new revenue opportunities. The results of our due diligence efforts indicated that SouthPeak has the following characteristics:

•	A reputation in the industry for identifying and publishing consistently successful games; most of its games to date have been profitable on a game-by-game basis;

•	Deep experience and knowledge of the sales and distribution cycle for video games;

•	The ability to build strong partnerships with its video game developers and its customers;

•	An emphasis on publishing unique games that fill creative voids in the video game market;

•	A singular focus on original content developed by independent video game developers; and

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A favorable reputation among senior industry professionals, retail distribution channels, and third-party video game developers for providing substantial latitude in the creative process and objectivity in the selection of publishable titles.

Notwithstanding the above, the board considered the fact that Mr. Phillips had entered into a consent decree with the SEC. We noted that the consent decree arose from the involvement in 2000 and 2001 of Mr. Phillips and two private companies in which he was a principal in certain actions of Take-Two Interactive Software, Inc. The board also considered several important mitigating factors, including that (i) the underlying events had occurred more than five years earlier, (ii) the events did not involve SouthPeak, (iii) Ms. Melanie Mroz  will be Chief Executive Officer of SP Holdings following the business combination, and (iv) after completion of the business combination, SouthPeak’s board of directors will have a majority of independent directors and an independent head of the audit committee.

Equity ownership of SP Holdings’ management

It was also important to our board of directors that management of SP Holdings have a significant equity interest in the combined companies, to help ensure that they will be committed to growing SP Holdings and increasing stockholder value. SouthPeak’s members, each of whom is expected to contribute to the management of Holdings following the closing, will receive an aggregate of 5,000,000 shares of Holdings common stock in the business combination with the right to earn an additional 3,000,000 shares.

The Terms of the Reorganization Agreement

Our board of directors believes that the terms of the Reorganization Agreement with SouthPeak are customary and reasonable. It was important to our board of directors that the Reorganization Agreement include customary terms and conditions as it believed that such terms and conditions would allow for a more efficient closing process and lower transaction expenses.

Fair Value

Our board of directors believes the consideration to be paid to SouthPeak in connection with the proposed business combination and merger is fair and reasonable, based on our review of the valuation analysis prepared on SouthPeak and the Fairness Opinion regarding SouthPeak, which are more fully described in the sections herein entitled “Due Diligence and Valuation Overview” and “Fairness Opinion.”

Our board of directors believes that each of the above factors supported its determination and recommendation to approve the business combination. Our board of directors did, however, consider the following potentially negative factors, among others, in its deliberations concerning the business combination:

The size of SouthPeak compared to industry leaders

Our board of directors considered the fact that, due to its relatively short history of operations, SouthPeak is significantly smaller than industry leaders. Our board of directors believes that, due to its impressive growth since being relaunched, SouthPeak’s relationship with independent game software developers and customers, and the potential for increases in market reach and revenue that may result from this business combination, SouthPeak has the potential to grow and to compete with industry leaders for market share.

SouthPeak’s reliance on a limited number of customers

Historically, a substantial portion of SouthPeak's revenues have come from a limited number of customers. For example, SouthPeak had three customers, GameStop, Wal-Mart and Pinnacle that accounted for 19%, 14% and 11%, respectively, of consolidated gross revenues for the six months ended December 31, 2007, and 24%, 10% and 8%, respectively of consolidated gross accounts receivable at December 31, 2007.

The risk that the titles published by SouthPeak will not maintain market acceptance

Our board of directors considered the fact that newly published titles offered by SouthPeak may not gain anticipated market acceptance. Our board of directors believes, however, that the abilities and track record of SouthPeak’s senior management in identifying games garnering strong consumer acceptance are sufficient to compensate for any market risks.

The anticipated growth in the combined business will place increased demands on our management and resources.

Our board of directors considered the fact that any future growth in the combined business, whether organic or through acquisitions, will result in increased responsibility for management and increased demands on the available limited resources. As the business grows, SouthPeak will be required to retain qualified personnel who can expand its customer base and identify and deliver innovative titles. Our board believes, however, that SouthPeak’s management team is qualified to oversee its anticipated growth.

The risk that GSPAC’s stockholders would vote against the business combination and exercise their conversion rights.

Our board of directors considered the risk that the current stockholders of GSPAC would vote against the business combination and demand to convert their shares for cash upon consummation of the business combination, thereby depleting the amount of cash available to the combined company following the business combination, or requiring us to borrow funds or raise additional capital to complete the business combination or fund our operations after the closing.

After deliberation, our board of directors determined that these potentially negative factors were outweighed by the potential benefits of the business combination, including the opportunity for our stockholders to share in SouthPeak’s future potential growth and anticipated profitability.

Recommendation of our Board of Directors

Based on its consideration of the foregoing factors, our board of directors has determined that the reorganization agreement, the merger, the business combination with SouthPeak and the other transactions contemplated by the reorganization agreement are fair to and in the best interests of the GSPAC stockholders and has approved, adopted and declared advisable the reorganization agreement, the merger, business combination with SouthPeak and the other transaction contemplated by the reorganization agreement. The board of directors of GSPAC unanimously recommends that the GSPAC stockholders vote “FOR” adoption of the reorganization agreement and approval of the merger of Merger Sub with and into GSPAC, with GSPAC continuing as the surviving corporation, the acquisition of SouthPeak by SP Holdings, and the other transactions contemplated thereby.

Interests of our Directors and Officers in the Merger and the Business Combination

In considering the recommendation of our board of directors to vote for adoption of the reorganization agreement and approval of the merger and the business combination, you should be aware that certain members of our board of directors have agreements or arrangements that provide them with interests in the merger and the business combination that differ from, or are in addition to, those of our stockholders generally. In particular:

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If the reorganization agreement, and the merger and business combination contemplated thereby, is not approved and we fail to consummate an alternative transaction within the time allotted pursuant to our amended and restated certificate of incorporation, requiring GSPAC to liquidate, the warrants held by our executives and directors will be worthless as will the nominal number of shares of common stock they owned prior to our initial public offering because our executives and directors are not entitled to receive any of the net proceeds of our initial public offering that may be distributed upon our liquidation with respect to those shares. As of the record date, our executives and directors owned a total of 100 shares of our common stock having a total market value of $125 based on our share price of $1.25 for our common stock as of January 15, 2008. Our executive officers and directors are contractually prohibited from selling their securities owned prior to our initial public offering until the earlier of our completion of a business combination or the distribution of the proceeds of the trust account in which a substantial portion of the proceeds of our initial public offering are held. During that period, the value of the securities may increase or decrease. Thus, it is impossible to determine what the financial impact of the merger and the business combination will be on our officers and directors. As of the record date, our executive officers, directors and affiliated entities also held warrants exercisable for an aggregate of 3,075,000 shares of common stock. As of January 15, 2008, these warrants had a market value of approximately $492,000 based on a Class W warrant price of $0.05 per warrant and a Class Z warrant price of $0.27 per warrant. These warrants may become worthless if the reorganization agreement, and the merger and business combination contemplated thereby, is not approved and we fail to consummate an alternative transaction within the time allotted pursuant to our charter.

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Mr. Abhishek Jain has served as our president, secretary and director since our inception. If Mr. Jain is elected to the SP Holdings’ board of directors, he will be compensated in such manner, and in such amounts, as the SP Holdings’ board of directors may determine to be appropriate.

Our board of directors was aware of these agreements and arrangements during its deliberations on the merits of the reorganization agreement, and the merger and business combination contemplated thereby, and in determining to recommend to its stockholders that they vote for the approval of the reorganization agreement, and the merger and business combination contemplated thereby.

Due Diligence and Valuation Overview

Two members of our board of directors, Rahul Prakash and Abhishek Jain, have extensive experience in evaluating and performing due diligence of acquisition targets and in valuing companies. Mr. Prakash has since April 2002 served as the President and Chief Executive Officer of Everest Telecom LLC, a private investment firm he founded that invests and manages investments in business services, software services, telecommunications and related businesses. From 1994 to 1997, Mr. Prakash was Vice President of Telcom Ventures, a private equity firm, and thereafter served as that company’s President from 1997 to September 2002. Mr. Jain has been the Chief Executive Officer of WTP Capital, LLC, a private equity firm, since December 2004, and Chief Executive Officer of Washington Technology Partners, Inc., an affiliated private equity firm, since 2000. Given their respective experience, Messrs. Prakash and Jain are well acquainted with performing valuations of businesses. In arriving at its determination to approve the Reorganization Agreement, our board of directors relied on information (including financial information) relating to SouthPeak, its industry dynamics, and the regulatory environment. In addition, we retained the services of Nexcore Capital, Inc. to assist our board in its due diligence review of SouthPeak, and to prepare a fairness opinion on the SouthPeak transaction.

We noted the following primary merits of SouthPeak’s business model as of August 3, 2007:

•	without the burden of a fixed team of developers, SouthPeak is able to opportunistically invest in the best available video game projects relative to upcoming market conditions;

•	depending on the structure of its contracts with developers, SouthPeak might be able to garner higher than industry average margins by capping the payout to up and coming development teams;

•	by focusing on independent games that are produced at lower costs, SouthPeak may be able to capture niche market segments as its larger peers compete in the broader market;

•	by focusing on original content (as opposed to licensing content IP from well-known film or sport franchises), SouthPeak may be able to garner higher than industry average margins; and

•	based on the financial data provided by SouthPeak, SouthPeak appears to be capable of producing profitable games with low game unit volumes.

However, we also noted some risks associated with SouthPeak’s business plan, including the following:

•	by funding outside developers one project at a time, the company may risk losing future contracts with those developers who could sign multi-product deals or be acquired by other publishers;

•
much of the growth of the industry is expected to come from demand for increasingly realistic, high-definition, complex games whose development budgets are expected to range from $10 million to $20 million. By focusing on lower budget titles, SouthPeak’s product could become misaligned with the direction of the industry as the adoption of next generation gaming consoles rises;

•
another area of growth within the industry is in the market for casual games that appeal to a wider audience. Such games are currently typified by many games published for the Nintendo DS and Nintendo Wii and Nintendo’s own games represent 70% of the games sold for such hardware. Nearly every major publisher has stated a goal for increasing development budgets for Nintendo-based games and, as a result, the casual market is set to become increasingly crowded; and

•
in the market for lower-budget independent games, the traditional distribution model could be challenged by the emergence of direct to consumer electronic delivery. This may allow developers of games to bypass the traditional distribution path.

In analyzing the value of SouthPeak, we utilized information provided to us by SouthPeak as well as publicly available information on the industry and the company’s U.S. and international competitors. In particular, we considered valuing SouthPeak on the basis of three criteria, namely:

•	the valuation ranges observed in selected merger and acquisition transactions in the video game entertainment industry;

•	price multiples (e.g. price-to-earnings, price-to-sales) of publicly traded comparables, in both the U.S. and global markets; and

•
a discounted cash flow model that considered, among others, the specific business characteristics of SouthPeak and its possible performance in the industry given certain macro and microeconomic developments.

In considering valuations of video game companies that recently consummated mergers or acquisitions transactions, we found that there have been few recent, publicly reported transactions of this kind, particularly in the two year period immediately preceding our analysis. Given the scarcity of available data and the wide variance in valuations in these transactions, we did not deem it appropriate to extrapolate a valuation of South Peak that would be fair and reasonable from these transactions. We noted, for example, that the majority of these deals appeared to center on the acquisition of small video game development teams responsible for a limited set of specific titles, rather than of publishers holding a portfolio of video games, which are more characteristic of SouthPeak. The acquisitions evaluated by us were of the following companies: Jamdat, Firaxis Games, Irrational Studios, Gaia Capital, Visual Concepts Entertainment, RedOctane, Blizzard, Harmonix, and Gameloft. We saw the mean valuation paid in this group of acquisitions was 58.9 times current year net earnings and 51.7 times the next year net earnings. This same group also had a mean valuation of 6.1 times revenues for current year and 4.1 times revenues for the next year. These multiples are substantially higher than the valuation multiples derived from publicly traded comparable companies, as discussed below.

As part of our valuation analysis, we also looked at a sample of 18 publicly traded U.S. and international interactive entertainment and seven small cap media firms as of July 30, 2007. Based on this, we determined a mean public market valuation that equated to 2.1 times 2007 net sales and 26.1 times 2007 net earnings based on estimated results for the given companies. Utilizing expectations for industry comparable operating margins while considering SouthPeak’s limited operating history, we believed that a public market multiple for SouthPeak would be discounted by 20%; yielding a potential valuation range from $50.6 million to $85.4 million based on the company’s expectations for 2007. We further applied a discount of 25% to the estimated public market valuation range for SouthPeak, to reflect the privately held, illiquid status of SouthPeak at the time of their analysis. The application of this 25% discount produced a potential private market value range for SouthPeak of $27.8 million to $64.1 million. The universe of publicly traded comparables sampled by us consisted of five major groups, as follows: (i) U.S. Group - Activision, Electronics Arts, Midway, Take Two and THQ; (ii) Japan Group - Capcom, Konami, NamcoBandai, SegaSammy and Square Enix; (iii) Europe Group - Ubisoft, Gameloft, Eidos; (iv) Small Cap Interactive - Atari, Majesco, Glu Mobile, Left Behind Games, and Silver Star; and (v) Small Cap Media - 4Kids Entertainment, DreamWorks, IMAX, Lions Gate, LodgeNet, Marvel, and World Wrestling.

Nevertheless, seeing that the recent mergers and acquisition activity in the industry was mostly strategic acquisitions and not directly comparable to SouthPeak, and lacking a perfectly matched publicly traded peer group for SouthPeak, we concluded that a discounted cash flow model provided the most appropriate tool for estimating a fair private market value for SouthPeak. In the discounted cash flow valuation model, we made certain assumptions related to SouthPeak’s operations based on the unaudited financial statements of SouthPeak available to us at the time of the evaluation in July 2007. For example, we assumed, in order to be conservative, that the historical gross margins, operating income margins, and net income margins were either maintained or reduced in future years. Additionally, we assumed that future annual growth rates in net revenues would decline in comparison to historical trends and that an effective income tax rate of 38% would be applied to net income, as opposed to having no provision for income tax in the historical financials. We also prepared its model based on projected calendar year performance, as opposed to using SouthPeak’s fiscal year, which runs from July1 through June 30.

Based on the assumptions in our cash flow valuation model, and applying a discount rate of 18.6% and a terminal multiple of ten times the projected cash flows in the model, we arrived at its private market valuation range for SouthPeak of $26 million to $41 million. We note that as of the time of this valuation, we had not included in our assumptions the anticipated positive impact of one of SouthPeak’s recent game publications, Two Worlds.

Our management team conducted additional due diligence on SouthPeak in order to better assess the potential merits and risks associated with a proposed business combination with SouthPeak. In particular, Messrs. Prakash and Jain had numerous phone conversations with SouthPeak’s senior management and its representatives, as well as various in-person meetings, and visited SouthPeak’s headquarters for the purpose of gathering information relative to the business and the industry. These activities are discussed in more detail in the “Background of the Merger and Business Combination.” Additionally, Messrs. Prakash and Jain had numerous conversations with industry analysts and investment bankers to develop a further understanding of the video game publishing sector. The information gathered through this process was presented to our board of directors periodically. During this process, some new developments occurred with SouthPeak, most notably:

•	it obtained of a studio license for the Epic Unreal 3 gaming engine, which enables SouthPeak to generate highly realistic, complex games;

•	its approval by Microsoft to launch three casual games via the Xbox Live Arcade platform, which is an electronic download system;

•	its highly successful launch of the Two Worlds game, which exceeded our projections;

•	it changed its fiscal year to end on June 30 and its financial statements had been revised as a result of a financial audit; and

•	many publicly traded video game companies had experienced enhancements in their price to earnings ratios and other valuation metrics.

Our board of directors believes these factors enhanced the merits of SouthPeak as a potential target for a business combination. However, these developments and the fact that the board of directors did not consider the impact of the consent decree Mr. Terry Phillips entered into with the Securities and Exchange Commission highlighted the fact that some of board of directors’ initial conclusions may no longer be accurate. The board of directors believed a new third-party valuation should be obtained.

On December 18, 2007, our board of directors met to discuss the option of obtaining a fairness opinion for the proposed business combination. Our board of directors decided to obtain such an opinion before finalizing the terms of the acquisition documents. The board made this decision based on its belief that, although its directors had the skill and experience to properly evaluate the fairness of a proposed transaction with SouthPeak, it was necessary to capture the various developments that had occurred with SouthPeak or were not previously considered and it would be well-served to have an additional valuation performed given the board or directors’ lack of specific expertise in the video game publishing business.

Our management engaged Nexcore, a FINRA (formerly known as NASD) registered broker dealer, to prepare a fairness opinion on the SouthPeak acquisition. Nexcore prepared a draft fairness opinion and analysis and delivered it to our board of directors on January 3, 2008. This opinion and analysis indicated that the proposed business combination was fair and the valuation of SouthPeak exceeded the 80% target valuation threshold. Our Board met on January 4, 2008 to discuss Nexcore’s analysis and opinion at a meeting attended by a principal of Nexcore and our outside counsel. The Board discussed Nexcore’s analysis at length but no changes to the analysis were requested by the Board.

Our board of directors considered all of the information gathered through the due diligence described above, as well as the fairness opinion provided by Nexcore and concluded that the consideration to be paid to the members of SouthPeak was reasonable and that the business combination was in the best interests of our stockholders. The factors considered by our board of directors in so concluding are described herein in the section headed “Our Reasons for the Merger and Business Combination and Recommendation of our Board of Directors.”

Fairness Opinion

Nexcore made a presentation to our board of directors on January 4, 2008 and subsequently delivered its written opinion to the board of directors on January 7, 2008. The opinion, stated that, as of January 4, 2008, based upon and subject to assumptions made, matters considered, and limitations on Nexcore’s review as set forth in the opinion, (i) the aggregate consideration for the business combination to be provided to SouthPeak is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of SouthPeak is at least equal to 80% of our net assets. The amount of the consideration for the business combination was determined pursuant to negotiations held between us, SouthPeak and its financial advisor, and not based on the recommendations of Nexcore. The full text of the written opinion of Nexcore is attached as Annex I and incorporated by reference into this proxy statement/prospectus.

You are urged to read the Nexcore opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Nexcore in rendering its opinion. The summary of the Nexcore opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The Nexcore opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the business combination.

Nexcore was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the business combination as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the business combination, and other alternatives to the business combination that might exist for us.

The Nexcore opinion is for the use and benefit of our board of directors in connection with its consideration of the proposed business combination between GSPAC and SouthPeak.

Nexcore process: In order to assess the fairness of the consideration for the business combination, Nexcore believed it was necessary to conduct due diligence on the proposed business combination, which included, but was not limited to, the following:

•	the execution copy of the reorganization agreement and related agreements;

•	a draft of this proxy statement/prospectus, dated January 4, 2008, prepared by GSPAC, SouthPeak, and their various representatives;

•
SouthPeak’s audited consolidated financial statements as of June 30, 2007 and 2006 and for the fiscal years ended June 30, 2007, 2006 and 2005; and unaudited condensed consolidated financial statements as of October 31, 2007 and for the four months ended October 31, 2007 (latest available) and the four month period ended October 31, 2006;

•
the following GSPAC filings with the Securities and Exchange Commission, or SEC: the Prospectus dated March 18, 2006; Form 10-K for the year ended July 31, 2007; Form 10-Q for the quarter ended October 31, 2007;

•	SouthPeak’s financial projections dated January 1, 2008 prepared by SouthPeak for the fiscal years ending June 30, 2008 through 2012;

•
financial projections dated December 28, 2007 and December 29, 2007 for SouthPeak prepared by SouthPeak for the twelve month periods ending December 31, 2007 and December 31, 2008 (last twelve months and next twelve months), respectively;

•	other operating and financial information provided to us by SouthPeak and GSPAC;

•	interviews with the senior management of SouthPeak;

•	interviews with Mr. Jain of GSPAC and a representative of HCFP/Brenner, the financial advisor to SouthPeak; and

•	certain other relevant, publicly available information, including economic, industry, and investment information.

Nexcore considered the fairness of the consideration to be paid to SouthPeak upon closing of the business combination, sometimes referred to in this proxy statement/prospectus as the Merger Consideration, as well as the consideration that would be paid to SouthPeak in the event that certain EBITDA or share price targets for SP Holdings are met, sometimes referred to in this proxy statement/prospectus as the contingent consideration.

Merger Consideration Analysis. Based on the information developed by Nexcore through the aforementioned process, Nexcore considered valuing SouthPeak on the basis of three criteria, namely: 1) the valuation ranges observed in selected merger and acquisition transactions in the video game entertainment industry; 2) price multiples (e.g. price-to-earnings, price-to-sales) of publicly traded comparables, in both the U.S. and global markets; and 3) a discounted cash flow model that considered, among other things, the specific business characteristics of SouthPeak and its possible performance in the industry given certain macro and microeconomic developments.

Selected transactions analysis. Nexcore evaluated recent data on public company mergers and acquisitions in the interactive entertainment sector. In doing so, Nexcore noted that the sector, while growing strongly, has not had a significant amount of recent public acquisitions. Nexcore observed that the majority of transactions that have been consummated, centered on the acquisition of small video game development teams responsible for a specific group of video game titles rather than a videogame publisher. As a majority of transactions involved small, private, single-product entities, very limited public information was available.

Nexcore noted that the most recent exception to this is the proposed merger of Activision and Vivendi Games, which will create the world’s largest pure-play videogame publisher. The pro forma entity is reported to have $3.8 billion in 2007 revenue and $1.1 billion in targeted pro forma operating income. Nexcore viewed this proposed transaction as being driven for strategic reasons specific to Activision and Vivendi and, when coupled with the scale of the transaction, the proposed merger was not useful as a comparable to the proposed business combination between GSPAC and SouthPeak. In general, Nexcore concluded that, due to the scarcity of available data and the wide variance in results and motivations for particular transactions, it does not believe that it can appropriately derive a comparative valuation of SouthPeak based upon the available public company transaction activity in the interactive entertainment sector.

Public company comparisons. Nexcore reviewed the available information regarding publicly traded video game publishing companies and identified a representative sample of six companies in the U.S. and seven companies in the international market that can be used for comparison with SouthPeak. In particular, Nexcore’s selected the following companies operating in the U.S. as comparables for SouthPeak: Activision Inc.; Electronic Arts, Inc.; Majesco Entertainment Co.; Midway Games, Inc.; Take-Two Interactive, Inc.; and, THQ, Inc. For the international comparables, Nexcore selected: Capcom Co., Ltd .; Konami Corp.; Namco Bandai Holdings, Inc.; SCI Entertainment Group, PLC; Sega Sammy Holdings, Inc.; Square Enix Co. Ltd.; and Ubi Soft Entertainment.

In evaluating the U.S. company sample group, Nexcore determined a mean public market enterprise value that equates to 2.4 times net revenues and 50.3 times net earnings based on the estimated last twelve month operating results for the given companies. Similarly, Nexcore determined a mean public market enterprise value that equates to 1.9 times net revenues and 28.2 times net earnings based on the estimated next twelve month operating results for the given companies. Nexcore relied upon publicly available information regarding this group of companies as of December 28, 2007. Applying these multiples to SouthPeak’s estimated last 12 months and next 12 months operating results, Nexcore derived a potential valuation range for SouthPeak of $65.3 million to $82.2 million. In estimating the result of SouthPeak’s operations for these periods, Nexcore used estimates provided by SouthPeak’s management, which Nexcore viewed as reasonable based upon its own review of the audited and unaudited historical financials of SouthPeak.

In evaluating the international company sample group, Nexcore determined a mean public market enterprise value that equates to 2.0 times net revenues and 35.8 times net earnings based on the estimated last twelve month operating results for the given companies. Similarly, Nexcore determined a mean public market enterprise value that equates to 1.8 times net revenues and 28.1 times net earnings based on the estimated next twelve month operating results for the given companies. Nexcore relied upon publicly available information regarding this group of companies as of December 28, 2007. Applying these multiples to SouthPeak’s estimated last 12 months and next 12 months operating results, Nexcore derived a potential valuation range for SouthPeak of $53.8 million to $73.7 million. In estimating the result of SouthPeak’s operations for these periods, Nexcore again used estimates provided by SouthPeak’s management, which Nexcore viewed as reasonable based upon its own review of the audited and unaudited consolidated historical financials of SouthPeak.

Nexcore considered SouthPeak’s limited operating history and its relatively small size in comparison to the public companies used in the above-mentioned comparable analysis. In light of this, Nexcore believed that a public market multiple for SouthPeak would be discounted by 20%. Additionally, because SouthPeak is a privately held company and is correspondingly illiquid, Nexcore believed that an additional discount of 25% should be applied to SouthPeak in comparison to the relatively liquid, public company comparables. In the aggregate, Nexcore opted to discount the derived valuation range for SouthPeak from the public company comparables by 45% (e.g., 20% size discount plus 25% liquidity discount equals 45% discount).

Applying this 45% discount to the valuation range derived from the U.S. company sample group yielded a lower potential valuation range for SouthPeak from $35.9 million to $45.2 million based on SouthPeak’s estimated operating results for the last 12 months and the next 12 months. On the other hand, applying this 45% discount to the valuation range derived from the international company sample group yielded a lower potential valuation range for SouthPeak from $29.6 million to $40.5 million based on the company’s estimated operating results for the last 12 months and the next 12 months. Nexcore noted that the implied valuation for SouthPeak, therefore, using the selected group of public companies as comparables with appropriate discounts applied, ranges from $29.6 million to $45.2 million.

Nexcore noted the merger consideration being offered to SouthPeak upon closing of the proposed business combination is to be $5.0 million in cash and 5,000,000 shares of SP Holdings common stock. Based on the closing price of GSPAC Class B common stock as of December 28, 2007, Nexcore estimated the value of the 5,000,000 shares of SP Holdings common stock to be approximately $25,900,000. Thus, the merger consideration being offered to SouthPeak upon closing of the proposed business combination was estimated to have a value of approximately $30,900,000. Given the implied valuation of SouthPeak referenced above of between $29.6 million an $45.2 million, Nexcore noted that such consideration is in the very low end of the fair range.

Discounted cash flow model. Nexcore conducted a discounted cash flow analysis of SouthPeak’s operations as an additional method of deriving an estimate of fair value. The discounted cash flow analysis analyzed the cash flows projected to be generated by operating SouthPeak for the next five years and then selling the operations in a transaction netting the stockholders 10.0 times the terminal earnings before interest, taxes, depreciation and amortization. Nexcore used estimates provided by SouthPeak in estimating the growth of the company for the fiscal years ending June 30, 2008, 2009, 2010, 2011 and 2012 and then further discounted these estimates by approximately 30% for every fiscal year except 2008. This discount was applied to address the uncertainty related to the estimates for distant fiscal years, while noting that the estimates for the fiscal year ending June 30, 2008 were reasonable given the fact that SouthPeak already had financial history for the first four months of this fiscal year. In general, revenue estimates were consistent with the expected cyclical nature of the video game publishing industry and growth rates were estimated to be substantially lower than the historical annual growth rates of SouthPeak.

The estimated cash flows for SouthPeak were adjusted for estimated transaction related costs, working capital and additional costs to be incurred by the company in order to operate as a publicly listed company. The resulting cash flows were discounted back to a present value at a 17.5% discount rate reflecting the approximate weighted average cost of capital of public companies in SouthPeak’s industry. This process yielded an implied present value for SouthPeak of approximately $56.3 million. Nexcore noted that the merger consideration being offered to SouthPeak upon closing of the proposed business combination is well below the implied present value of SouthPeak derived from the discounted cash flow analysis.

Contingent Consideration Review Process and Discounted Cash Flow Analysis: Nexcore noted that per the terms of the reorganization agreement, GSPAC must issue and pay to the members of SouthPeak (i) an additional 1,650,000 shares of SP Holdings common stock in the event that SouthPeak is able to generate at least $5 million in EBITDA (e.g., earnings before income tax, depreciation and amortization) for the fiscal year ending June 30, 2009 or the price of SP Holdings’ common stock exceeds $7.50 per share for at least a twenty day consecutive period prior to December 31, 2010, and (ii) an additional 1,350,000 shares of SP Holdings common stock in the event that SouthPeak is able to generate over $10 million in EBITDA in any fiscal year ending June 30, 2010 or 2011 or the price of SP Holding’s common stock exceeds $8.75 per share for at least a twenty day consecutive period prior to December 31, 2010.

In order to assess the fairness of the contingent consideration, Nexcore again considered the various valuation methodologies that were applied to SouthPeak in connection with analyzing the fairness of the Merger Consideration. Based on the information developed by Nexcore through this process, Nexcore believes that an analysis of public company comparables is inappropriate. Given that the contingent consideration applies to fiscal years that are far in the future and that the data currently available for publicly traded video game publishing companies applies only to financial estimates for the calendar years ending December 31, 2007 and December 31, 2008, Nexcore asserted that using such data for valuation purposes would be inherently flawed. In brief, Nexcore indicated that use of public comparables for analyzing the contingent consideration will create a fundamental misalignment in valuation metrics. Nexcore also averred that using selected transaction analysis for the contingent consideration is inappropriate for the same reasons mentioned in connection with the analysis of the merger consideration.

Nexcore, however, views a discounted cash flow analysis to be appropriate when considering the impact of the contingent consideration. In particular, Nexcore noted that discounted cash flow analyses, by their very nature, require an examination of future operating performance, including estimation of future net revenues, EBITDA, and net income, among other things. The discounted cash flow model that was used in their analysis of the merger consideration was no exception, and Nexcore made certain estimates related to SouthPeak’s projected EBITDA for the fiscal years ending June, 30, 2009, 2010, 2011 and 2012, as part of its analysis. These estimates assumed that SouthPeak’s EBITDA for the fiscal year ending June 30, 2009 will exceed $5 million, but that SouthPeak’s EBITDA for the fiscal years ending June 30, 2009, 2010 and 2011 will not exceed $10 million in any of those periods. As such, according to Nexcore’s model, SouthPeak is expected to meet the criteria for receiving an additional 1,650,000 shares of GSPAC common stock per the terms of the contingent consideration discussed above, but not the final 1,350,000 shares of GSPAC common stock.

Applying a per share price for GSPAC common stock of $5.18 (last traded price as of December 28, 2007) to the 1,650,000 shares that would be issued to SouthPeak’s members as described, Nexcore determined that the contingent consideration has an implied value of $8,547,000. Nexcore reported that they chose the share price of $5.18 to keep their valuation parameters consistent and because they did not believe that the future share value could be reasonably predicted given the possible increase in the number of shares due to the potential exercise of SP Holding warrants coupled with unknown, exogenous market conditions, among other uncertain factors.

Nexcore noted that its discounted cash flow analysis yielded an implied fair value for SouthPeak of $56.3 million. The merger consideration was observed by Nexcore to be well below this value. Additionally, the combined value of the merger consideration and the contingent consideration, sometimes referred to in this proxy statement/prospectus as the aggregate consideration, of $39,447,000 ($30,900,000 plus $8,547,000 equals $39,447,000) also was observed by Nexcore to be well below this value.

Nexcore also pointed out that if the second portion of the potential contingent consideration were to be earned by SouthPeak, this would imply that Nexcore’s discounted cash flow model is too conservative, as it assumed that the required EBITDA target will not be met. If the second portion were earned (1,350,000 shares at $5.18 per share), Nexcore noted that the implied value of the aggregate consideration would increase by $6,993,000 to a total of $46,440,000 which is still well below the implied fair market valuation for SouthPeak from the current discounted cash flow model, which itself would concurrently increase because of an upward adjustment in the EBITDA assumptions.

On the other hand, Nexcore believes that if SouthPeak did not meet the triggers for any of the contingent consideration, the current discounted cash flow model would not have been conservative enough. In that event, the public company analysis for SouthPeak described above would be the more accurate valuation method and their would be no need to consider the contingent consideration at all. As noted above, the implied fair market value of SouthPeak using public comparables is between $29.6 million and $45.2 million. Nexcore highlighted that the merger consideration is at the low end of this range.

Nexcore chose to consider only the EBITDA triggers for the contingent consideration in its analysis and not the triggers correlated to share price increases because it believed that estimating share price increases is inherently more speculative than estimating EBITDA. Additionally, Nexcore believes that the EBITDA triggers chosen closely mirror the expected share price triggers, provided that public market conditions do not materially change.

Nexcore conclusion. Based upon the various valuation analyses conducted by Nexcore, it concluded that (i) utilizing public market comparables and discounted cash flow analysis, the current fair market value for SouthPeak ranges from $29.6 million to $56.3 million; (ii) the aggregate consideration to be paid by GSPAC in connection with the proposed SouthPeak transaction is fair to GSPAC and GSPAC’s stockholders from a financial point of view, and (iii) SouthPeak’s enterprise value is sufficient to meet the test of being greater than 80% of the GSPAC’s net assets.

Accounting Treatment

The merger and business combination will be accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by SouthPeak for the net monetary assets of GSPAC. The net monetary assets of GSPAC will be recorded as of the business combination date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger and business combination.

Regulatory Matters

The business combination is not subject to the Hart-Scott-Rodino Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the state of Delaware.

Certain Material US Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to US holders (as defined below) of our common stock and Class B common stock upon their exchange of our common stock and Class B common stock for SP Holdings common stock pursuant to the merger. This summary is based on the Code, US Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “US holder” means:

•	a citizen or resident of the US;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized under the laws of the US or any of its political subdivisions;

•	a trust if it:

•	is subject to the primary supervision of a court within the US and one or more US persons have the authority to control all substantial decisions of the trust;

•	has a valid election in effect under applicable US Treasury regulations to be treated as a US person; or

•	an estate that is subject to US federal income taxation on its income regardless of its source.

If a partnership holds our common stock or Class B common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If a US holder is a partner in a partnership holding our common stock or Class B common stock, such holder should consult its tax advisor.

This discussion only addresses US federal income tax consequences of the merger to US holders of our common stock or Class B common stock that hold their shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of US federal income taxation that may be relevant to a US holder of our common stock or Class B common stock in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under US federal income tax law (including, for example, non-US persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, traders who mark to market, holders subject to the alternative minimum tax provisions of the Code, and holders who hold our common stock or Class B common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.

BECAUSE THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO ANY PARTICULAR HOLDER OR TO PARTICULAR CATEGORIES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN US FEDERAL INCOME TAX LAWS, HOLDERS OF OUR COMMON STOCK OR CLASS B COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF US FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The Merger

In connection with the filing of the registration statement containing this proxy statement/prospectus, Anolik & Associates, P.C. has delivered to us its opinion, dated as of the effective date of the registration statement, and filed as an exhibit thereto, that, for US federal income tax purposes:

•	Each holder of GSPAC common and Class B common stock will be deemed to have exchanged their shares for shares of SP Holdings under Section 351 of the Code;

•	no gain or loss will be recognized by GSPAC upon its merger with Merger Sub and the exchange of shares of GSPAC common stock into SP Holdings common stock;

•
a US holder of GSPAC common stock or Class B common stock will not recognize gain or loss upon the exchange of GSPAC common stock or Class B common stock solely for SP Holdings common stock in the merger;

•
the basis of SP Holdings common stock to be received by a US holder of GSPAC common stock or Class B common stock will be, in the aggregate, the same as the basis, in the aggregate, of GSPAC common stock or Class B common stock surrendered in exchange therefor; and

•
the holding period of SP Holdings common stock to be received by a US holder of GSPAC common stock or Class B common stock will include the holding period of GSPAC common stock or Class B common stock surrendered in exchange therefor.

The opinion of Anolik & Associates, P.C. has been rendered on the basis of:

•
certain assumptions, including assumptions regarding the absence of certain changes in existing facts and that the merger will be completed in accordance with this proxy statement/prospectus and the reorganization agreement; and

•
representations, including those contained in officer’s certificates of GSPAC, SouthPeak and SP Holdings, all of which must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger.

If any of those assumptions or representations is inaccurate, incomplete or untrue, the conclusions contained in the opinion could be affected. Our obligation to complete the transactions is conditioned on our its receipt of an opinion of Anolik & Associates, P.C., dated as of the date of the completion of the transactions, substantially to the same effect.

The Business Combination

In connection with the filing of the registration statement contained in this proxy statement/prospectus, the members of SouthPeak have been advised that for US federal income tax purposes:

•	the business combination, together with the merger, will qualify as a transaction covered by Section 351 of the Code; and

•
that no gain or loss will be recognized on any transfer of the SouthPeak membership interests to SP Holdings as contemplated by the business combination, in exchange for shares of SP Holdings common stock.

Conversion Rights

If you vote against the adoption of the reorganization agreement and approval of the merger, the acquisition of SouthPeak and the other transactions contemplated thereby and elect a cash conversion of your Class B common stock into your pro-rata portion of the trust account and as a result receive cash in exchange for your Class B common stock, there may be certain adverse tax consequences, such as realizing a loss on your investment in GSPAC shares. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL US FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE BUSINESS COMBINATION AND THE EXERCISE OF CONVERSION RIGHTS. GSPAC STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE US FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF PARTICIPATION IN THE MERGER IN LIGHT OF THEIR INDIVIDUAL FACTS AND CIRCUMSTANCES.

SP Holdings Restated Certificate of Incorporation and Bylaws

Our stockholders who receive SP Holdings common stock in the merger will become SP Holdings stockholders and their rights as stockholders will be governed by the restated certificate of incorporation and bylaws of SP Holdings (as set forth in Annex B and Annex C to this proxy statement/prospectus, respectively) and the laws of the State of Delaware. For a description of the securities of SP Holdings and information on certain differences between the restated certificate of incorporation and bylaws of SP Holdings and the certificate of incorporation and bylaws of GSPAC, see “Description of SP Holdings Securities” beginning on page 79 of this proxy statement/prospectus and “Comparison of Rights of GSPAC Stockholders and SP Holdings Stockholders” beginning on page 83 of this proxy statement/prospectus, respectively.

Appraisal Rights
If the merger occurs, the GSPAC stockholders who do not vote in favor of the reorganization agreement, and the merger and business combination contemplated thereby, have the right to demand in cash the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking shares of SP Holdings common stock. This right is separate from the conversion rights of the holders of shares of GSPAC’s Class B common stock. However, because the exercise of the appraisal right and the conversion rights both require a tender of the holder's shares, only one right may be elected in respect of the shares. See Annex J for more information about appraisal rights.

Holders of warrants to purchase GSPAC common stock do not have any appraisal rights.

GSPAC common stock or Class B common stock, as applicable, will not be converted into SP Holdings common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of SP Holdings common stock on the same basis as the other shares that convert in the merger.

To perfect the appraisal right, stockholders must not vote in favor of the reorganization agreement, and the merger and business combination contemplated thereby, and must then mail or deliver a written demand for appraisal, before the taking of the vote on reorganization agreement, and the merger and business combination contemplated thereby, at the special meeting of GSPAC stockholders. This written demand must be separate from any written consent or vote against approval of reorganization agreement, and the merger and business combination contemplated thereby. Voting against approval of the reorganization agreement, and the merger and business combination contemplated thereby, or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
Attention: Corporate Secretary

A written demand for appraisal of GSPAC shares is only effective if it reasonably informs GSPAC of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number and class of shares of GSPAC stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of GSPAC stock as a nominee for others, may exercise a right of appraisal with respect to the common stock or Class B common stock, as applicable, held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, GSPAC will assume that the written demand covers all the shares of GSPAC stock that are in the nominee's name.

It is important that GSPAC receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of SP Holdings common stock in the merger.

Dissenting stockholders must either vote not to approve the reorganization agreement, and the merger and business combination contemplated thereby, or abstain. If a dissenting stockholder votes in favor of the reorganization agreement, and the merger and business combination contemplated thereby, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the reorganization agreement, and the merger and business combination contemplated thereby, is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of GSPAC stock from the date they make the demand for appraisal through the closing of the merger. Record holders of GSPAC stock who make the appraisal demand, but subsequently sell their shares prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither GSPAC nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing of the merger, the dissenting stockholder may lose its rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder's demand for appraisal rights within 60 days after the effective date of the merger. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the merger.

If the stockholder is in compliance with the demand requirements, the stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the merger. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the expiration of the period within which demand for appraisal rights must be made.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the merger. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

The costs of the appraisal proceeding may be assessed against the surviving corporation and the stockholders as the court determines.

Listing of SP Holdings Securities

The securities of SP Holdings are not currently traded or quoted on a stock exchange or quotation system. After the closing of the transactions, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

Delisting and Deregistration of GSPAC Securities

Following the merger, GSPAC securities will be delisted from the Over-the-Counter bulletin board.

THE REORGANIZATION AGREEMENT

The following is a description of the material terms of the reorganization agreement and is qualified in its entirety by reference to the complete text of the reorganization agreement, which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. You should read the full text of the reorganization agreement in order to fully understand its terms and conditions.

The reorganization agreement has been included to provide you with information regarding its terms, and we recommend that you read the reorganization agreement carefully and in its entirety. The reorganization agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the reorganization agreement, including contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the reorganization agreement and new information qualifying a representation or warranty may have been included in this proxy statement/ prospectus.

Organization of SP Holdings and Merger Sub

Capital Structure

Pursuant to the terms of the reorganization agreement, on January 9, 2008 GSPAC formed SP Holdings, a Delaware corporation and wholly-owned subsidiary of GSPAC, solely for the purpose of effecting the merger, the business combination and the other transactions contemplated by the business combination. The restated certificate of incorporation and bylaws of SP Holdings, which will be effective following the completion of the transactions, are set forth in Annex B and Annex C to this proxy statement/prospectus, respectively.

Pursuant to the SP Holdings restated certificate of incorporation and bylaws, the authorized capital stock of SP Holdings consists solely of shares of common stock, par value $0.0001 per share, and shares of preferred stock, par value $0.0001 per share. Currently one share of SP Holdings common stock is issued and outstanding and is owned of record by GSPAC. No shares of SP Holdings preferred stock are outstanding.

Directors and Officers

Immediately following the merger and the business combination and subject to the election of the nominees, the board of directors of SP Holdings will have five members. The members of SouthPeak had the right to propose four of these directors and GSPAC had the right to propose the remaining director, Abhishek Jain, currently our president, secretary and director. It is expected that both Louis M. Jannetty and David Buckel will satisfy the qualification and independence requirements of the SEC and the Nasdaq marketplace rules, as applicable. Assuming the election of the proposed directors, both SouthPeak and GSPAC will have satisfied the requirements relating to directors imposed on them by the reorganization agreement.

Merger Sub

Pursuant to the terms of the reorganization agreement, SP Holdings formed Merger Sub, a Delaware corporation and wholly-owned subsidiary of SP Holdings, solely for the purpose of effecting the merger.

Effective Time of the Merger and Closing of the Business Combination

The closing of the business combination and the effective time of the merger, which will occur simultaneously and are conditioned on each other, will occur at the time the parties duly file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties and specified in the certificate of merger) and the members of SouthPeak contribute the outstanding membership interests of SouthPeak to SP Holdings and SP Holdings issues and pays to the members of SouthPeak shares of SP Holdings common stock and $5.0 million in cash for approximately $30.9 million in total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007. The closing date will occur on the second business day after all of the conditions set forth in the reorganization agreement have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the closing), or on such other date as may be mutually agreed.

Structure of the Transactions

The Merger

At the effective time of the merger, Merger Sub will be merged with and into GSPAC. GSPAC will survive the merger as a wholly-owned subsidiary of SP Holdings. All of the properties, assets, rights, privileges, immunities, powers, purposes, liabilities and obligations of GSPAC and Merger Sub will become those of GSPAC.

The Business Combination

Simultaneously with the effective time of the merger, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings. Following the closing of the reorganization agreement, SouthPeak will be a wholly-owned subsidiary of SP Holdings. All of the properties, assets, rights, privileges, immunities, powers, purposes, liabilities and obligations of SouthPeak prior to the business combination will remain SouthPeak’s following the closing of the business combination.

Certificate of Incorporation and Bylaws of GSPAC

The certificate of incorporation of Merger Sub in effect immediately prior to the effective time of the merger will be the certificate of incorporation of GSPAC following the merger; provided, however, that at the effective time of the merger the GSPAC certificate of incorporation will be amended so that the name on the certificate of incorporation will be “GSPAC Merger Company.” SP Holdings and GSPAC agreed to take all actions necessary so the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of GSPAC after the merger.

Transaction Consideration

Merger Consideration; Treatment of GSPAC warrants

If the business combination occurs, at the effective time of the merger:

•
Each share of GSPAC common stock and Class B common stock issued and outstanding as of the effective time of the merger (other than shares of Class B common stock held by stockholders electing to exercise their conversion rights) will be converted into and exchanged for one share of SP Holdings common stock.

•
Each option, warrant or other right to purchase shares of GSPAC securities then outstanding shall be converted into one substantially equivalent option, warrant or other right to purchase SP Holdings securities.

Business Combination Consideration

In exchange for their contribution of all of the outstanding membership interests of SouthPeak, SP Holdings will issue and pay to the members of SouthPeak 5,000,000 shares of SP Holdings common stock and $5.0 million in cash for approximately $30.9 million in total consideration, based on the closing price of GSPAC’s Class B common stock on December 28, 2007.

As additional consideration for the contribution of all of the outstanding membership interests of SouthPeak to SP Holdings, SP Holdings shall issue to the members of SouthPeak an additional 1,650,000 shares of common stock, or approximately $8,500,000,  if:

•	the publicly-quoted sale price of SP Holdings common stock is at least $7.50 per share for any 20 trading days within any 30-trading day period on or before June 30, 2011; or

•	SP Holdings’ EBITDA for the fiscal year ended June 30, 2009 is at least $5.0 million.

SP Holdings shall issue to the members of SouthPeak 3,000,000 shares of common stock, or approximately $15,500,000, less any shares previously issued in the contingent payment above, if:

•	the publicly-quoted sale price of SP Holdings common stock is at least $8.75 per share for any 20 trading days within any 30-trading day period on or before June 30, 2011; or

•	SP Holdings’ EBITDA for any of the fiscal years ended June 30, 2009, 2010 or 2011 is at least $10.0 million.

In order to fund potential indemnification claims made against SouthPeak or its members pursuant to the reorganization agreement, 600,000 shares of the SP Holdings common stock to be issued to the members of SouthPeak shall be deposited in an escrow account for a period of 15 months following the closing of the business combination. The escrow shall be administered by an escrow agent pursuant to an escrow agreement entered into by the parties at the closing of the business combination. See “Other Agreements - Escrow Agreement.”

Representations and Warranties

The reorganization agreement contains representations and warranties of each of GSPAC, SouthPeak and the members of SouthPeak relating, among other things, to:

•	proper corporate and limited liability organization and similar corporate and organizational matters;

•	capital structure of each constituent company or entity;

•	the authorization, performance and enforceability of the reorganization agreement;

•	licenses, permits and consents;

•	financial information and absence of undisclosed liabilities;

•	SEC compliance;

•	absence of certain changes;

•	litigation;

•	employee and employee benefit matters;

•	restrictions on business activities;

•	title to properties and assets;

•	taxes;

•	environmental matters;

•	intellectual property;

•	contracts;

•	compliance with laws;

•	interested party transactions;

•	listing of our securities on the Over-the-Counter bulletin board; and

•	our trust account.

Covenants

GSPAC agreed to file this proxy statement/prospectus with the SEC as soon as reasonably practicable after receipt of all financial and other information required to be included herein, for the purpose of soliciting proxies from GSPAC’s stockholders to vote at the special meeting and, as soon as practicable after completing the SEC review process of this proxy statement/prospectus, to distribute the same to all of GSPAC’s stockholders and call the special meeting in accordance with Delaware law.

The reorganization agreement provides that SP Holdings will within 15 days after the closing of the business combination, file a registration statement relating to the resale of the shares of SP Holdings common stock, and SP Holdings common stock issued upon the exercise of warrants, held by the founders of GSPAC.

Additional Agreements

SouthPeak agrees, and GSPAC agrees on behalf of itself and its subsidiaries, to conduct their respective operations and to carry on their respective businesses, in the ordinary course consistent with past practice and use commercially reasonable efforts to pay all debts and taxes when due, preserve their business organization, keep services available and preserve relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, and keep goodwill and their ongoing businesses unimpaired.

Both SouthPeak and GSPAC agree not to, without the prior written consent of the other, amend their respective organizational documents, declare or pay dividends or alter their capital structure, including by splitting, combining, reclassifying, issuing, or repurchasing our stock, enter into material contracts, issue shares or securities convertible into shares, transfer or license intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of or encumber properties or assets, incur any indebtedness, pay or discharge any claims, liabilities or obligations in excess of $100,000, make any capital expenditures, additions or improvements except in the ordinary course of business in excess of $100,000, make any acquisitions, make or change any election with respect to taxes and make any change to financial accounting policies and procedures. Notwithstanding the foregoing, SouthPeak may distribute to its members up to 80% of SouthPeak’s total available cash on hand generated from sales in the ordinary course of business if the cash remaining in SouthPeak is sufficient to continue to operate the business in the ordinary course for at least two months.

SouthPeak and its members agree not to make any claims against the trust account for any reason whatsoever or any claim against GSPAC. SouthPeak and GSPAC both agree to provide reasonable access to “due diligence” information and promptly apply or otherwise seek to obtain all consents and approvals required to be obtained for the consummation of the merger and the business combination.

SouthPeak, its members and GSPAC agree not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party that could reasonably be expected to lead to a proposal or offer for an equity purchase, asset acquisition, merger, consolidation or other business combination involving SouthPeak or GSPAC, or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of any entity's assets in a transaction involving SouthPeak or GSPAC.

SouthPeak, its members and GSPAC agree to take all reasonable actions to complete the merger and business combination promptly, and cooperate with the other to obtain any necessary, consents, approvals and authorizations, registrations, declarations or perform any filings with any governmental entity or any other person in connection with the transactions contemplated by the reorganization agreement.

SP Holdings has agreed to negotiate and enter into, pending the closing of the business combination, employment agreements with Terry Phillips and Melanie Mroz to serve as SP Holdings’ Chairman and Chief Executive Officer and President, respectively. SP Holdings and the members of SouthPeak have agreed to negotiate and enter into, pending the closing of the business combination, a registration rights agreement with respect to the registration of the shares of SP Holdings common stock issued to the members of SouthPeak at the closing of the business combination or thereafter pursuant to the contingent payments. See “Other Agreements - Registration Rights Agreement.”

SouthPeak has agreed to pay HCFP/Brenner, for financial advisory services, $2.5 million and 250,000 Class Z warrants of SP Holdings with such payments contingent upon the closing of the merger and business combination. GSPAC has acknowledged this payment arrangement.

SP Holdings has agreed to guaranty the performance of all obligations of GSPAC existing at the time the merger and business combination are consummated.

Closing Conditions

The completion of the merger and the business combination depend upon the satisfaction or waiver of a number of conditions, including the following, all of which may be waived by GSPAC, SouthPeak and/or the members of SouthPeak, as applicable, except for the first five conditions which may not be waived:

•
our stockholders’ approval of the reorganization agreement, and the merger and the business combination contemplated thereby, with holders of less than 20% of the shares of our Class B common stock electing to exercise their conversion rights;

•	our stockholders’ election of five nominees to SP Holdings’ board of directors;

•	our stockholders’ approval of provisions of SP Holdings’ restated certificate of incorporation;

•	our stockholders’ adoption of the SP Holdings’ 2008 Equity Incentive Compensation Plan;

•	this proxy statement/prospectus shall have been declared effective by the SEC;

•	the material accuracy of our respective representations and warranties and the material performance of our respective obligations under the reorganization agreement;

•
delivery of various documents in connection with the consummation of the merger and the business combination, including executed employment agreements, the escrow agreement, a registration rights agreement, lock-up agreements and certificates and other agreements necessary to effect the merger and business combination;

•
the absence of legal requirements or orders limiting or restricting the conduct or operation of business, and the absence of pending or threatened legal action or proceedings involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the reorganization agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the reorganization agreement;

•	no material adverse effect nor any change that has a material adverse effect; shall have occurred

•	all parties have timely obtained all approvals, waivers and consents from any governmental authority that are necessary to consummate the transactions contemplated by the reorganization agreement;

•
SP Holdings common stock will be quoted on the Over-the-Counter bulletin board and there will be no action or proceeding pending or threatened against SP Holdings, which would prohibit or terminate the quotation of its common stock;

•
we shall be in compliance with all of our reporting requirements under the Securities Exchange Act of 1934, as amended, the Exchange Act, and have timely filed all reports under the Exchange Act for the twelve months prior; and

•
we shall have made all necessary arrangements for the disbursement of the proceeds of the trust account subject to the reservation of amounts to be held for the exercise of Class B stockholder conversion rights.

Survival of Representations and Warranties; Indemnification

The representations, warranties, covenants and obligations set forth in the reorganization agreement shall survive the closing and until the later of the day after SP Holdings files its annual report on Form 10-K with the SEC for the fiscal year ending June 30, 2009 or the 15 month anniversary of the closing of the merger and the business combination.

The members of SouthPeak have agreed to indemnify, defend and hold harmless SP Holdings, Merger Sub and SouthPeak after the consummation of the merger and the business combination, from and against any losses arising out of or relating to any inaccuracy or breach of a representation or warranty made by SouthPeak or the members of SouthPeak in or pursuant to the reorganization agreement and any breach by SouthPeak or the members of SouthPeak of any covenants or obligations in the reorganization agreement. SP Holdings, Merger Sub and SouthPeak will not be entitled to indemnification unless and until the aggregate amount of damages to SP Holdings, Merger Sub and SouthPeak exceeds $200,000, at which time SP Holdings, Merger Sub and SouthPeak shall be entitled to indemnification for the total amount of such damages. The aggregate liability for losses that may be incurred by the members of SouthPeak shall not exceed the shares of SP Holdings common stock held in escrow and SP Holdings, Merger Sub and SouthPeak shall have no claim against the members of SouthPeak for indemnification other than for such escrow shares.

Termination

The reorganization agreement may be terminated at any time prior to the consummation of the merger or the business combination, whether before or after approval of the proposals being presented to GSPAC’s stockholders by:

•	mutual consent of GSPAC, SouthPeak and the members of SouthPeak;

•
either GSPAC or SouthPeak, if the reorganization agreement, and the merger and business combination contemplated thereby, are not approved, or holders of 20% or more of GSPAC’s Class B common stock issued in its initial public offering exercise their conversion rights;

•	either GSPAC or SouthPeak, if without fault of the terminating party, the closing of the business combination does not occur on or before April 25, 2008;

•
GSPAC, if SouthPeak or the members of SouthPeak breach any of its or their representations, warranties or obligations and such breach is not cured within 10 business days of receipt by SouthPeak and/or the members of SouthPeak of written notice of such breach;

•
by SouthPeak, if GSPAC, SP Holdings or Merger Sub breaches any of their representations, warranties or obligations and such breach is not cured within 10 business days of receipt by GSPAC of written notice of such breach; or

•
either SouthPeak or GSPAC, if any permanent injunction or other order of a court prevents the consummation of the merger or the business combination, or the required vote of GSPAC’s stockholders at the special meeting is not obtained.

Effect of Termination

In the event of proper termination, the reorganization agreement will become void and have no effect, without any liability or obligation on the part of the parties, except in connection with the provisions in the reorganization agreement regarding confidentiality and expenses and termination fees.

Except as provided for in the expense agreement between SouthPeak and GSPAC under which GSPAC agreed to cover the accounting and legal expenses of SouthPeak up to $500,000 whether or not the transactions contemplated by the reorganization agreement are consummated, all costs and expenses incurred in connection with the reorganization agreement shall be borne by the party incurring such expense. However, if the reorganization agreement is terminated due to a breach by a party of its representations, warranties or obligations, such breaching party shall promptly reimburse the non-breaching parties for all out-of-pocket costs and expenses incurred in connection with the reorganization agreement and the transactions contemplated thereby.

Amendment, Extension and Waiver

The parties may amend the reorganization agreement, provided that any amendment that is made after approval of the reorganization agreement shall not alter or change the amount or kind of consideration received on conversion of GSPAC’s common stock or Class B common stock, alter or change any term of the organizational documents of SP Holdings, or alter or change any terms and conditions of the reorganization Agreement if such alteration or change would materially adversely affect the GSPAC stockholders.

At any time prior to the consummation of the merger, any party to the reorganization agreement may, to the extent allowed by applicable law, extend the time for the performance of the obligations under the reorganization agreement, waive any inaccuracies in representations and warranties made to the other party and waive compliance with any of the agreements or conditions for the benefit of the other party. Any such extension or waiver must be in writing by the party granting the extension or waiver.

Regulatory and Other Approvals

Except for approvals required by Delaware corporate law and compliance with applicable securities laws and rules and regulations of the SEC, there are no federal, state or foreign regulatory requirements which remain to be complied with or other material approvals to obtain or filings to make in order to consummate the merger or the business combination.

Governing Law

The combination agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without regard to its conflict of law rules.

OTHER AGREEMENTS

Escrow Agreement

The following is a summary of the material provisions of the escrow agreement. The complete text of the form of escrow agreement proposed to be entered into with the members of SouthPeak is attached as Annex D to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary is qualified in its entirety by reference to the escrow agreement. We encourage all stockholders to read the form of the escrow agreement in its entirety.

As a condition to closing the merger and the business combination, SP Holdings will enter into an escrow agreement with the members of SouthPeak and an escrow agent pursuant to which the escrow agent will hold 600,000 shares of SP Holdings common stock to be issued to the members of SouthPeak at the closing of the business combination, or the escrow shares, in order to satisfy any amounts owed by the members of SouthPeak under the reorganization agreement after the closing of the business combination.

The escrow agent may release escrow shares to SP Holdings if SP Holdings makes a claim for indemnification under the reorganization agreement and Terry Phillips, as representative of the members of SouthPeak, does not dispute the claim within 21 days. If Mr. Phillips disputes the claim for indemnification, the escrow agent may only release the applicable escrow shares to SP Holdings upon Mr. Phillips’ subsequent written instructions authorizing release of the applicable escrow shares or if a court directs the release of the applicable escrowed shares. The escrow agent may release some or all of the escrow shares at any time upon the joint written instructions of SP Holdings and Mr. Phillips. Subject to pending claims for indemnification, the escrow agent shall release any escrow shares held by it to the members of SouthPeak after the 15 month anniversary of the closing of the business combination.

Any cash dividends or other distributions paid with respect to the escrow shares and received by the escrow agent will be paid to the members of SouthPeak in the same form as they were received by the escrow agent. The member of SouthPeak may vote the escrow shares on all matters submitted to a vote of the stockholders of SP Holdings during the term of the escrow agreement. SP Holdings is responsible for all of the escrow agent’s fees and expenses.

The escrow agreement includes customary indemnification provisions under which SP Holdings agrees to indemnify and hold the escrow agent harmless as to any liability (other than any liability arising out of the escrow agent’s willful misconduct or gross negligence) incurred by it in carrying out the terms of the escrow agreement or by virtue of serving as the escrow agent.

Registration Rights Agreement

The following is a summary of the material provisions of the registration rights agreement. The complete text of the form of registration rights agreement proposed to be entered into with the members of SouthPeak is attached as Annex E to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary is qualified in its entirety by reference to the registration rights agreement. We encourage all stockholders to read the form of registration rights agreement in its entirety.

As a condition to closing the merger and the business combination, SP Holdings will enter into a registration rights agreement with SouthPeak and the members of SouthPeak providing for the registration of the shares of SP Holdings common stock issued in the business combination, the shares of SP Holdings common stock issued pursuant to the contingent payments, if any, and any warrants, shares of capital stock or securities issued as a dividend or other distribution with respect to or in replacement of those shares of SP Holdings common stock.

The holders of a majority-in-interest of the registrable securities under the registration rights agreement may make a written demand to SP Holdings for up to two registrations at any time after the date that is three months prior to the expiration of the lock-up period in the lock-up agreement entered into by each member of SouthPeak. The demand may specify that the registration be in the form of an underwritten offering. The holders of registrable securities under the registration rights agreement are entitled to customary and unlimited piggy-back and Form S-3 registration rights. Once in a 365 day period, SP Holdings may defer any demand registration or piggy-back registration if, in the judgment of its board of directors, the registration would be materially detrimental to SP Holdings and its stockholders.

The registration rights granted under the regsitration rights agreement shall terminate when all of the applicable securities are subject of a definitive determination by the SEC that the securities are saleable under Rule 144(k).

SP Holdings will bear all costs and expenses incurred in connection with any demand, piggy-back or Form S-3 registration effected pursuant to the registration rights agreement. In an underwritten offering, all selling stockholders and SP Holdings shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

SP Holdings shall indemnify the members of SouthPeak from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statements therein not misleading, or any violation by SP Holdings of the Securities Act relating to action or inaction required of SP Holdings in connection with any such registration, provided such registration statement or prospectus included securities requested to be registered pursuant to the registration rights agreement. Each member of SouthPeak will, in the event that any registration is being effected pursuant to the registration rights agreement for such member’s securities, indemnify and hold harmless SP Holdings from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon information furnished in writing to SP Holdings by such member.

Employment Agreements

As a condition to closing the merger and the business combination, SP Holdings will enter into employment agreements with Terry Phillips and Melanie Mroz. The employment agreements between SP Holdings and each of Mr. Phillips, who will become SP Holdings’ Chairman after the merger and the business combination, and Ms. Mroz, who will become SP Holdings’ Chief Executive Officer and President after the merger and the business combination, are summarized under the heading “SP Holdings’ Directors and Management Following the Merger and the business combination — Employment Agreements” on page 142. The complete text of the form of employment agreement proposed to be entered into with Mr. Phillips and Ms. Mroz is attached as Annex F to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of employment agreement in its entirety.

Lock-Up Agreements

The following is a summary of the material provisions of the lock-up agreement. The complete text of the form of lock-up agreement proposed to be entered into with the members of SouthPeak is attached as Annex G to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary is qualified in its entirety by reference to the form of lock-up agreement . We encourage all stockholders to read the form of lock-up agreement in its entirety.

The members of SouthPeak shall enter into lock-up agreements that generally provide that they will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of SP Holdings common stock or any securities convertible into or exchangeable for shares of SP Holdings common stock for a period of 180 days from the date of the closing of the merger and the business combination. These restrictions do not apply to transfers to family members and other affiliates of the members of SouthPeak.

PROPOSAL TO ELECT NOMINEES TO SP HOLDINGS’ BOARD OF DIRECTORS

Upon completion of the merger and the business combination, SP Holdings’ board of directors will be divided into three classes, which are required to be as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Abhishek Jain and David Buckel have been nominated to be in the class of directors whose term expires at the 2009 annual meeting of SP Holdings’ stockholders. Melanie Mroz  and Louis M. Jannetty have been nominated to be in the class of directors whose term expires at the 2010 annual meeting of SP Holdings’ stockholders. Terry Phillips has been nominated to be the class of directors whose term expires at the 2011 annual meeting of SP Holdings’ stockholders. At each annual meeting of SP Holdings’ stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

At the special meeting, you are being asked to elect five nominees to SP Holdings’ board of directors until the expiration of their respective term of office or until a successor for such nominee is elected and qualified, or until the death, resignation, or removal of such nominee. Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the special meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. The five candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the special meeting will be elected as directors.

The names of the nominees and their ages as of December 31, 2007 are set forth below:

Name	Age
Terry Phillips	49
Melanie Mroz	44
Abhishek Jain	39
Louis M. Jannetty	55
David Buckel	46

For biographical summaries of these nominees and additional information about our board of directors and committees thereof, see “SP Holdings’ Directors and Management Following the Merger and Business Combination” on page 138.

The proposal to elect the director nominees will only be presented if the proposal to adopt the reorganization agreement, and the merger and business combination contemplated thereby, has been approved. Pursuant to the reorganization agreement, it is a condition to closing that the proposal to elect of five nominees to SP Holdings’ board of directors be approved.

Recommendation of our Board of Directors

The board of directors of GSPAC unanimously recommends that the GSPAC stockholders vote “FOR” the election of the five nominees to the SP Holdings’ board of directors.

PROPOSAL TO APPROVE PROVISIONS OF SP HOLDINGS’
RESTATED CERTIFICATE OF INCORPORATION

Upon the completion of the merger and the business combination, SP Holdings’ restated certificate of incorporation will be substantially as set forth in the form attached as Annex B to this proxy statement/prospectus. The SP Holdings’ restated certificate of incorporation differs from GSPAC’s restated certificate of incorporation in certain respects. The chart on page 84 provides an overview of the differences and should be reviewed in conjunction with review of Annex B.

The following are sub-proposals submitted to the GSPAC stockholders to vote upon those material aspects of the SP Holdings’ restated certificate of incorporation that do not presently appear in GSPAC’s restated certificate of incorporation. Pursuant to the reorganization agreement, it is a condition to closing that each of the sub-proposals related to SP Holdings’ restated certificate of incorporation be approved.

Proposal 3A: Approval of increase of authorized capital stock to 80,005,000 shares.

GSPAC’s restated certificate of incorporation and SP Holdings’ restated certificate of incorporation differ in their number of authorized shares of capital stock. GSPAC’s current certificate of incorporation authorizes 24 million shares of common stock, 7 million shares of Class B common stock and 5,000 shares of preferred stock. SP Holdings’ restated certificate of incorporation authorizes 80 million shares of common stock and 5,000 shares of preferred stock. This change is intended to ensure that SP Holdings will have sufficient authorized capital stock to provide flexibility for issuances in the future for corporate purposes that the SP Holdings’ board of directors may hereafter determine to be in the best interests of SP Holdings and its stockholders. Although SP Holdings currently has no plans to issue additional authorized shares of common stock other than as discussed in this proxy statement/prospectus and ordinary course grants under incentive plans, SP Holdings’ board of directors may determine to issue additional shares in the future in connection with acquisitions, financing transactions and stock splits, among others.

If approved, the increase in authorized capital stock of SP Holdings could, under certain circumstances, have an anti-takeover effect. For a discussion of this anti-takeover effect see the section headed “Anti-Takeover Effect of Increase in Authorized Shares” below.

Proposal 3B: Approval of restrictions on the ability to remove directors.

The SP Holdings’ restated certificate of incorporation also contemplates that (a) neither the SP Holdings’ board of directors nor any individual director may be removed without cause, which is the default standard under Delaware law in the case of a corporation with a staggered board of directors, and (b) subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed with cause by the holders of at least 66-2/3% of the voting power of SP Holdings, voting together as a single class, entitled to vote at an election of directors. Absent such a provision, a majority stockholder could replace individual directors or the entire board at its election without cause; however, this provision will also limit other stockholders’ ability to remove directors and therefore also limit their ability to change the management of SP Holdings.

Proposal 3C: Approval of restrictions on the ability of stockholders to act by written consent.

The SP Holdings’ restated certificate of incorporation also includes a provision that does not permit the SP Holdings stockholders to act by written consent in lieu of a meeting at any. The GSPAC certificate of incorporation does not include any prohibitions on the ability of stockholders to act by written consent, and therefore its stockholders can act in such a fashion to the extent permitted by Delaware law. In general, the inability to act by written consent confers greater power on the board of directors, particularly when the ability to call a special meeting of stockholders is limited to the board of directors.

Proposal 3D: Approval of restrictions on the ability to amend the certificate of incorporation of SP Holdings.

The SP Holdings’ restated certificate of incorporation also contains a provision that requires the affirmative vote of holders of at least 66-2/3% of the outstanding voting power of SP Holdings, voting together as a single class, to amend, alter, change or repeal Article V (directors), Article VI (limitation of liability), Article VII (action by written consent/special meetings of stockholders), Article VIII (indemnification) and Article IX (amendment) of the SP Holdings’ restated certificate of incorporation. This supermajority vote requirement, as with several of the other proposals described above, was included to minimize the control over certain corporate matters that could otherwise be exerted by a majority stockholder; however, this voting requirement will apply to other stockholders as well and therefore will also make it impossible to control these corporate matters without the consent of the holders of 66-2/3% of the outstanding voting power of SP Holdings.

Proposal 3E: Approval of restrictions on the calling of special meetings.

The SP Holdings’ restated certificate of incorporation also contains a provision that limits the ability to call special meetings of the stockholders to SP Holdings’ Chief Executive Officer and a majority of the board of directors. This provision of the SP Holdings’ restated certificate of incorporation eliminates the ability of a majority stockholder to call special meetings and therefore minimizes the control over certain corporate matters that could otherwise be exerted by a majority stockholder; however, this provision will apply to other stockholders as well and therefore makes it impossible to control certain corporate matters without the consent of the Chief Executive Officer or the board of directors.

Anti-Takeover Effect of Increase in Authorized Shares

Even though it is not the intention of the proposed authorization of sub-proposal 3A, the related authorized share increase could, under certain circumstances, have an anti-takeover effect. In the event of a hostile take-over attempt, SP Holdings could impede such an attempt by issuing shares of common stock through a “private placement” to a friendly party, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of SP Holdings. Therefore, the overall effect could be to discourage unsolicited takeover attempts and to make it more difficult to remove SP Holdings’ management. By potentially discouraging initiation of any such unsolicited takeover attempt, the authorized share increase may limit the opportunity for SP Holdings’ stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed authorized share increase may have the effect of permitting SP Holdings’ current management, including the current board, to retain its position and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of SP Holdings’ business.

The increase in the number of authorized shares is not, however, intended to prevent or discourage any actual or threatened takeover of SP Holdings, and to the knowledge of SP Holdings, no takeover attempt (whether by accumulation of stock, merger, tender offer, solicitation in opposition to management or otherwise) is threatened. We do not currently have any intention to issue newly authorized shares of stock as part of any plan to discourage third parties from attempting to take over SP Holdings in the future. No anti-takeover plan has been developed by SP Holdings, and no such plan is currently under consideration.

In addition, SP Holdings’ restated certificate of incorporation authorizes the issuance of “blank check” preferred stock, which gives SP Holdings the power to issue preferred stock having rights that are superior to the rights of the holders of common stock. These rights could have the effect of frustrating the efforts of persons seeking to effect a merger or to otherwise gain control of SP Holdings by providing rights that, for example, may give the holders of preferred stock approval rights over certain transactions, even if SP Holdings’ other stockholders approve the transactions. SP Holdings could issue these shares in a private placement transaction to its insiders or other persons sympathetic to SP Holdings’ management who would be likely to assert their rights in the manner that SP Holdings’ management desired, including rejecting a takeover transaction.

The restated certificate of incorporation also includes other anti-takeover provisions, such as staggered classes of directors, requirements for supermajority stockholder approval for amendments to SP Holdings’ certificate of incorporation or bylaws, prohibitions on stockholder action by written consent in lieu of a meeting and provisions requiring board of directors or executive officer action to call a special meeting of the stockholders, all of which have the effect of frustrating the efforts of persons seeking to effect a merger or to otherwise gain control of SP Holdings by prohibiting action supportive of such transactions by SP Holdings’ stockholders who may approve the transactions. SP Holdings does not currently plan to adopt any other anti-takeover provisions or enter into any agreements or arrangements that may have material anti-takeover consequences.

The existence of anti-takeover provisions (whether the intention of these provisions is to effect an anti-takeover plan or whether the anti-takeover effect is merely incidental) has disadvantages and advantages to the stockholders. On the one hand, the existence of anti-takeover provisions may tend to lower the market price of the common stock because SP Holdings may be less attractive to third parties who would otherwise be interested in accumulating stock in a takeover attempt, but are discouraged from doing so because of the anti-takeover provisions. Anti-takeover provisions may also result in an issuer’s management becoming entrenched and not readily susceptible to changes in management sought by the stockholders. On the other hand, the existence of anti-takeover provisions may be helpful to SP Holdings and the stockholders because they might make SP Holdings less vulnerable to a takeover of SP Holdings at a time when the market price of the common stock is low relative to the perceived value of SP Holdings, and the existence of anti-takeover provisions might insulate SP Holdings’ management from pressure to enter into transactions or take other actions that might not be in the best interest of the stockholders.

The approval of the sub-proposals related to SP Holdings’ restated certificate of incorporation will only be presented if the proposal to adopt the reorganization agreement, and the merger and business combination contemplated thereby, has been approved. Pursuant to the reorganization agreement, it is a condition to closing that each of the sub-proposals related to SP Holdings’ restated certificate of incorporation be approved.

The board of directors of GSPAC unanimously recommends that the GSPAC stockholders vote “FOR” the approval of the sub-proposals related to SP Holdings’ restated certificate of incorporation.

DESCRIPTION OF SP HOLDINGS SECURITIES

Overview

SP Holdings’ restated certificate of incorporation, which will become effective at the effective time of the merger, will authorize up to 80,000,000 shares of common stock, par value $0.0001 per share, and 5,000 shares of preferred stock, par value $0.0001 per share. We refer to this restated certificate of incorporation in this proxy statement/prospectus as SP Holdings’ certificate of incorporation. Immediately after the completion of the merger, 11,900,100 shares of SP Holdings common stock will be issued and outstanding, assuming no GSPAC Class B stockholders elect to exercise their conversion or appraisal rights, and no shares of preferred stock will be issued and outstanding.

The following descriptions of SP Holdings securities and provisions of its restated certificate of incorporation and bylaws, which will become effective at the effective time of the merger and are referred to in this proxy statement/prospectus as SP Holdings’ bylaws, are summaries of their material terms and provisions and are qualified by reference to the complete text of the forms of certificate of incorporation and bylaws, which are incorporated by reference in their entirety and are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The descriptions reflect changes to SP Holdings’ capital structure, certificate of incorporation and bylaws that will occur at the effective time of the merger.

Common Stock

Holders of SP Holdings common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock will be entitled to receive proportionately any dividends that may be declared by SP Holdings’ board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of SP Holdings’ liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of SP Holdings’ assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights. The shares of common stock to be issued in the merger will be, when issued, fully paid and non-assessable. The rights and privileges of holders of SP Holdings common stock will be subject to any series of preferred stock that SP Holdings may issue in the future, as described below.

Preferred Stock

SP Holdings’ certificate of incorporation will provide that SP Holdings’ board of directors has the authority, without further vote or action by the stockholders, to issue up to 5,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. SP Holdings has no present plans to issue any shares of preferred stock after the effective time of the merger.

Warrants

Pursuant to the reorganization agreement, at the effective time of the merger, SP Holdings will assume all of the obligations outstanding under GSPAC’s Class W warrants and Class Z warrants. Immediately after the completion of the merger, Class W warrants to purchase 7,517,500 shares of SP Holdings common stock and Class Z warrants to purchase 6,387,500 shares of SP Holdings common stock will be outstanding.

Each Class W warrant entitles the registered holder to purchase one share of SP Holdings common stock at a price of $5.00 per share, subject to adjustment as discussed below. The Class W warrants will expire on April 17, 2011 at 5:00 p.m., New York City time.

SP Holdings may call the Class W warrants (other than those outstanding prior to GSPAC’s initial public offering held by its initial security holders or their affiliates, but including Class W warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner Securities LLC, or HCFP/Brenner, the representative of the underwriters in GSPAC’s initial public offering, for redemption,
•	in whole or in part,

•	at a price of $.05 per Class W warrant at any time after the Class W warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Class W warrantholder, and

•
if, and only if, the reported last sale price of SP Holdings common stock equals or exceeds $7.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders.

Each Class Z warrant entitles the registered holder to purchase one share of SP Holdings common stock at a price of $5.00 per share, subject to adjustment as discussed below. The Class Z warrants will expire on April 17, 2013 at 5:00 p.m., New York City time.

SP Holdings may call the Class Z warrants (other than those outstanding prior to GSPAC’s initial public offering held by its initial security holders or their affiliates, but including Class Z warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner, for redemption,

•	in whole or in part,

•	at a price of $.05 per Class Z warrant at any time after the Class Z warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each Class Z warrantholder, and

•
if, and only if, the reported last sale price of SP Holdings common stock equals or exceeds $8.75 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders.

The redemption criteria for SP Holdings’ Class W warrants and Class Z warrants have been established at prices which are intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since SP Holdings may redeem the Class W warrants and Class Z warrants only with the prior consent of HCFP/Brenner and it may hold warrants subject to redemption, HCFP/Brenner may have a conflict of interest in determining whether or not to consent to such redemption. SP Holdings cannot assure you that HCFP/Brenner will consent to such redemption if it is not in HCFP/Brenner’s interest even if it is in our best interest.

The exercise price and number of shares of common stock issuable on exercise of the Class W warrants and Class Z warrants may be adjusted in certain circumstances including in the event of a stock dividend, or SP Holdings’ recapitalization, reorganization, merger or consolidation. However, the Class W warrants and Class Z warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Class W warrants and Class Z warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to SP Holdings, for the number of warrants being exercised. The Class W warrantholders and Class Z warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by common stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, SP Holdings has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, SP Holdings cannot assure you that it will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the Class W warrants and Class Z warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

Pursuant to the reorganization agreement, at the effective time of the merger, SP Holdings will assume GSPAC’s purchase option obligation to HCFP/Brenner. Under the purchase option, HCFP/Brenner has the option to purchase:

•	40,000 shares of SP Holdings common stock and 200,000 Class Z warrants, and

•	260,000 shares of SP Holdings common stock and 260,000 Class W warrants.

The warrants issued to HCFP/Brenner under the purchase option have an exercise price of $5.50 per share and the Class Z warrants expire on April 17, 2011 at 5:00 p.m., New York City time, as opposed to April 17, 2013 for all other Class Z warrants. The purchase option is exercisable for an aggregate of $280,500 for the 40,000 shares of SP Holdings common stock and 200,000 Class Z warrants and $2,166,450 for the 260,000 shares of SP Holdings common stock and 260,000 Class W warrants, and may be exercised on a cashless basis, commencing on the closing of the business combination and expiring on April 17, 2011. Although the purchase option and its underlying securities have been registered under the registration statement of which this proxy statement/prospectus forms a part, the option grants to the holder demand and “piggy back” rights for periods of five and seven years, respectively, from April 18, 2006 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the purchase option. SP Holdings will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of securities issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or SP Holdings’ recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at prices below the option exercise price.

Registration Rights

Pursuant to the reorganization agreement, at the effective time of the merger, SP Holdings will assume GSPAC’s registration rights obligation to the holders of issued and outstanding shares of GSPAC’s common stock and Class W warrants and Class Z warrants prior to its initial public offering. The holders of the majority of GSPAC’s issued and outstanding shares of common stock and Class W warrants and Class Z warrants prior to its initial public offering are entitled to make up to two demands that SP Holdings register their shares of common stock, their warrants and the shares of common stock underlying their warrants. The holders of the majority of these securities can elect to exercise these registration rights at any time after the consummation of the business combination. In addition, these stockholders have certain “piggy-back” and Form S-3 registration rights with respect to registration statements filed subsequent to such date. SP Holdings will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the reorganization agreement, at the effective time of the merger, SP Holdings will assume GSPAC’s registration rights obligation to HCFP/Brenner described in “-Purchase Option” above.

The members of SouthPeak have certain registration rights and are entitled to certain registration rights for the shares of SP Holdings common stock issued in the business combination and its related contingent payments. The holders of the majority of the SP Holdings common stock issued to the members of SouthPeak in the business combination and its related contingent payments are entitled to make up to two demands that SP Holdings register their shares of common stock. The holders of the majority of these securities can elect to exercise these registration rights at any time after the six month anniversary of the consummation of the business combination. In addition, these stockholders have certain “piggy-back” and Form S-3 registration rights with respect to registration statements filed subsequent to such date. SP Holdings will bear the expenses incurred in connection with the filing of any such registration statements.

Delaware Anti-Takeover Law and Provisions in SP Holdings’ Charter and Bylaws

Delaware Anti-Takeover Statute. SP Holdings is subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Certificate of Incorporation. SP Holdings restated certificate of incorporation provides that:

•	its board of directors may issue, without further action by the stockholders, up to 5,000 shares of undesignated preferred stock;

•	any action to be taken by its stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

•	its board of directors shall be divided into three classes, with each class serving for a term of three years;

•
vacancies on the board of directors, including newly created directorships, can be filled by the board of directors if a quorum is then in office and present, a majority of the directors then in office if less than a quorum is then in office, or the sole remaining director; and

•	its directors may be removed only for cause.

Bylaws. SP Holdings’ bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to SP Holdings in writing. To be timely, a stockholder’s notice must be received at SP Holdings’ principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received:

•	not earlier than 120 days prior to the annual meeting of stockholders; and

•	not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was mailed or made public.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made or mailed.

SP Holdings’ bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend SP Holdings’ bylaws.

The provisions in SP Holdings’ restated certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of SP Holdings. These provisions also are designed to reduce SP Holdings’ vulnerability to an unsolicited proposal for a takeover of SP Holdings that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of SP Holdings. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of SP Holdings. They may also have the effect of preventing changes in SP Holdings’ management.

Listing of SP Holdings Securities

The securities of SP Holdings are not currently traded or quoted on a stock exchange or quotation system. After the closing of the transactions, the securities of SP Holdings are expected to be eligible for quotation on the Over-the-Counter bulletin board.

Transfer Agent and Warrant Agent

The transfer agent for SP Holdings securities and warrant agent for SP Holdings warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

COMPARISON OF RIGHTS OF GSPAC STOCKHOLDERS AND SP HOLDINGS STOCKHOLDERS

The rights of our stockholders are currently governed by the Delaware General Corporation Law and our restated certificate of incorporation and bylaws. Under the reorganization agreement, at the closing of the merger, the stockholders of GSPAC will be entitled to receive shares of common stock of SP Holdings. Accordingly, after the merger, the rights of any former stockholder of GSPAC who receives shares of stock of SP Holdings will be governed by the Delaware General Corporation Law, SP Holding’s restated certificate of incorporation and SP Holdings’ bylaws.

The following discussion identifies material differences between current rights of GSPAC stockholders and those of SP Holdings stockholders following the transactions. The following discussions are summaries only. They do not give you a complete description of the differences that may affect you. You should also refer to the Delaware General Corporation Law, as well as GSPAC’s restated certificate of incorporation and bylaws and SP Holdings’ restated certificate of incorporation and SP Holdings’ bylaws. SP Holdings’ certificate of incorporation and bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. GSPAC’s restated certificate of incorporation and bylaws have been filed as exhibits to GSPAC’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on February 22, 2006. See “Where You Can Find More Information.” For a more detailed discussion of your rights as stockholders of SP Holdings, you should also see “Description of SP Holdings Securities.”

	Current GSPAC	New SP Holdings
	Stockholder Rights	Stockholder Rights
Authorized Capital Stock
The authorized capital stock of GSPAC currently consists of 24,000,000 shares of common stock, par value $0.0001 per share, 7,000,000 shares of common stock, par value $0.0001 per share and 5,000 shares of preferred stock, par value $0.0001 per share.
The authorized capital stock of SP Holdings will consist of 80,000,000 shares of common stock, par value $0.0001 per share, and 5,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Same.

Voting Rights
Common Stock: each share is entitled to one vote on all matters before the stockholders of GSPAC except in connection with a business combination.

Class B Common Stock: each share is entitled to one vote on all matters before the stockholders of GSPAC including in connection with a business combination.
Each share is entitled to one vote on all matters before the stockholders of SP Holdings.

Conversion Rights	Holders of Class B common stock who vote against a business combination may demand GSPAC convert their shares of Class B common stock into cash.	None.

Termination of Class B common stock
If a business combination is not consummated prior to the termination date set forth in GSPAC’s certificate of incorporation, the Class B common stock shall be terminated and the former holders of Class B common stock shall receive a pro rata distribution from GSPAC’s trust account.
None.

Classification of Board of Directors	GSPAC has a classified board consisting of three classes of directors.	Same.

Removal of Directors	Directors may be removed by the vote of a majority of the voting power of the shares of GSPAC.	Directors may be removed only for cause by the vote of two-thirds of the voting power of the shares of SP Holdings.

Action by Written Consent	The stockholders of GSPAC may act by written consent.	The stockholders of SP Holdings may not act by written consent.

Amendment of Certificate of Incorporation	GSPAC’s certificate of incorporation may be amended by the vote of a majority of the voting power of the shares of GSPAC.	SP Holdings’ certificate of incorporation may be amended by the vote of two-thirds of the voting power of the shares of SP Holdings.

Special Meetings	Special meetings of the stockholders may be called by the Chief Executive Officer, a majority of the board of GSPAC or the holders of a majority of the outstanding GSPAC capital stock.	Special meetings of the stockholders may only be called by the Chief Executive Officer or a majority of the board of SP Holdings.

PROPOSAL TO APPROVE THE SP HOLDINGS’ 2008 EQUITY INCENTIVE COMPENSATION PLAN

This proposal relates to the approval of the SP Holdings 2008 Equity Incentive Compensation Plan, or the 2008 Plan. A copy of the 2008 Plan is attached to the proxy statement/prospectus as Annex H. On January 15, 2008, SP Holdings’ board of directors approved, subject to approval of the GSPAC stockholders at the special meeting, the 2008 Plan. If the 2008 Plan is approved by the GSPAC stockholders, up to 1,190,000 shares of SP Holdings common stock will be available for issuance in connection with the grant of options and/or other stock-based or stock-denominated awards.

The 2008 Plan is being submitted to holders of GSPAC’s common stock and Class B common stock for approval at the special meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code, and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under the 2008 Plan by complying with Rule 162(m) of the Code. Accordingly, you are being asked to approve the 2008 Plan.

The approval of the 2008 Plan will only be presented if the proposal to adopt the reorganization agreement, and the merger and business combination contemplated thereby, has been approved. Pursuant to the reorganization agreement, it is a condition to closing that the proposal to approve the 2008 Plan be approved.

The board of directors of GSPAC unanimously recommends that the GSPAC stockholders vote “FOR” the approval of the 2008 Plan.

General

The purpose of the 2008 Plan is to assist SP Holdings and its subsidiaries and other designated affiliates, which we refer to as “related entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to SP Holdings or its related entities, by enabling such persons to acquire or increase a proprietary interest in SP Holdings in order to strengthen the mutuality of interests between such persons and SP Holdings’ stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The following is a summary of certain principal features of the 2008 Plan. This summary is qualified in its entirety by reference to the complete text of the 2008 Plan, which is attached hereto as Annex H.

Shares Available for Awards

Under the 2008 Plan, the total number of shares of SP Holdings common stock that may be subject to the granting of awards under the 2008 Plan (“Awards”) at any time during the term of the 2008 Plan will be equal to 1,190,000 shares. The foregoing limit will be increased by the number of shares of SP Holdings common stock with respect to which Awards previously granted under the 2008 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by SP Holdings or one of its related entities, or with which SP Holdings or any of its related entities combine, do not reduce the limit on grants of Awards under the 2008 Plan.

Outstanding Awards (including adjustments to exercise prices of options and the number of shares subject to an Award), shall be automatically adjusted in the event that there is any increase or decrease in the number of SP Holdings’ issued and outstanding shares on account of a declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchanges of SP Holdings’ shares. In addition, SP Holdings’ compensation committee is authorized to make such adjustments on the occurrence of other corporate transactions or events which affect SP Holdings’ shares and other securities such that a substitution, exchange or adjustment is appropriate or necessary.

Eligibility

The persons eligible to receive Awards under the 2008 Plan are the officers, directors, employees, consultants and other persons who provide services to SP Holdings or any of its related entities. An employee on leave of absence may still be considered an employee of SP Holdings or a related entity of SP Holdings for purposes of eligibility for participation in the 2008 Plan.

Administration

The 2008 Plan is to be administered by SP Holdings’ compensation committee, provided, however, that except as otherwise expressly provided in the 2008 Plan, under certain circumstances SP Holdings’ board of directors may exercise any power or authority granted to its compensation committee under the 2008 Plan. Subject to the terms of the 2008 Plan, the SP Holdings compensation committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2008 Plan, construe and interpret the 2008 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the SP Holdings compensation committee may deem necessary or advisable for the administration of the 2008 Plan.

Stock Options and Stock Appreciation Rights

The SP Holdings compensation committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of SP Holdings’ stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the SP Holdings compensation committee, but in the case of an ISO must not be less than the fair market value of a share of SP Holdings stock on the date of grant. For purposes of the 2008 Plan, the term “fair market value” means the fair market value of SP Holdings common stock, Awards or other property as determined by the SP Holdings compensation committee or under procedures established by the SP Holdings compensation committee. Unless otherwise determined by the SP Holdings compensation committee, the fair market value of a share of SP Holdings common stock as of any given date will be the closing sales price per share as reported on the principal stock exchange or market on which the SP Holdings common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the SP Holdings compensation committee, except that no option or stock appreciation right may have a term exceeding 10 years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the SP Holdings compensation committee. The SP Holdings compensation committee, thus, may permit the exercise price of options awarded under the 2008 Plan to be paid in cash, stock, other Awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of SP Holdings common stock, outstanding Awards or other property having a fair market value equal to the exercise price, as the SP Holdings compensation committee may determine from time to time.

Restricted and Deferred Stock

The SP Holdings compensation committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of SP Holdings common stock which may not be sold or disposed of, and which will be subject to such risks of forfeiture and other restrictions as the SP Holdings compensation committee may impose. A participant granted restricted stock generally has all of the rights of a SP Holdings stockholder, unless otherwise determined by the SP Holdings compensation committee. An Award of deferred stock confers upon a participant the right to receive shares of SP Holdings common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the SP Holdings compensation committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with stock ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The SP Holdings compensation committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of SP Holdings common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of SP Holdings common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of SP Holdings common stock, Awards or otherwise as specified by the SP Holdings compensation committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The SP Holdings compensation committee is authorized to grant shares of SP Holdings common stock as a bonus free of restrictions, or to grant shares of SP Holdings common stock or other Awards in lieu of our obligations to pay cash under the 2008 Plan or other plans or compensatory arrangements, subject to such terms as the SP Holdings compensation committee may specify.

Other Share-Based Awards

The SP Holdings compensation committee or SP Holdings board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of SP Holdings common stock. The SP Holdings compensation committee determines the terms and conditions of such Awards.

Performance Awards

The SP Holdings compensation committee is authorized to grant performance awards to participants on terms and conditions it establishes. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the SP Holdings compensation committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than five years. Performance awards may be valued by reference to a designated number of shares of SP Holdings common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the SP Holdings compensation committee. Performance awards granted to persons who the SP Holdings compensation committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the SP Holdings compensation committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility under Section 162(m) of the Code. For purposes of Section 162(m), the term “covered employee” means SP Holdings’ chief executive officer and each other person whose compensation will be required to be disclosed in SP Holdings’ filings with the SEC by reason of that person being among SP Holdings’ four most highly compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the SP Holdings compensation committee and not the SP Holdings board of directors.

If and to the extent that the SP Holdings compensation committee determines that these provisions of the 2008 Plan are to be applicable to any Award, one or more of the following business criteria for SP Holdings, on a consolidated basis, and/or for related entities, or for business or geographical units of SP Holdings and/or one of its related entities (except with respect to the total stockholder return and earnings per share criteria), will be used by the SP Holdings compensation committee in establishing performance goals for awards under the 2008 Plan:

•	earnings per share;

•	revenues or margins;

•	cash flow;

•	operating margin;

•	return on assets, net assets, investment, capital, operating revenue or equity;

•	economic value added;

•	direct contribution;

•
income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans;

•	working capital or working capital management, including inventory turnover and days sales outstanding;

•	management of fixed costs or variable costs;

•	identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;

•	total stockholder return;

•	debt reduction;

•	market share;

•	entry into new markets, either geographically or by business unit;

•	customer retention and satisfaction;

•	strategic plan development and implementation, including turnaround plans;

•	stock price; and/or

•	the fair market value of a share of stock.

Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the SP Holdings compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to SP Holdings. The SP Holdings compensation committee may exclude the impact of an event or occurrence which the SP Holdings compensation committee determines should appropriately be excluded, including without limitation:

•	restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges,

•	an event either not directly related to our operations or not within the reasonable control of our management or

•	a change in accounting standards required by generally accepted accounting principles.

The SP Holdings compensation committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of SP Holdings common stock, other Awards or other property, in the discretion of the SP Holdings compensation committee. The SP Holdings compensation committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the SP Holdings compensation committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The SP Holdings compensation committee is authorized to place cash, shares of SP Holdings common stock or other property in trusts or make other arrangements to provide for payment of SP Holdings’ obligations under the 2008 Plan. The SP Holdings compensation committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of SP Holdings common stock or other property to be distributed will be withheld (or previously acquired shares of SP Holdings common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2008 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the SP Holdings compensation committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 promulgated under the Exchange Act.

Awards under the 2008 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The SP Holdings compensation committee may, however, grant Awards in exchange for other Awards under the 2008 Plan, awards under SP Holdings’ other plans, if any, or other rights to payment from SP Holdings, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The SP Holdings compensation committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the SP Holdings compensation committee, vesting, will occur automatically in the case of a “change in control” of SP Holdings, as defined in the 2008 Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the SP Holdings compensation committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2008 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following:

•	The acquisition by any person (as that term is used in the Exchange Act) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either:

•	SP Holdings’ then shares of capital stock (the “Outstanding SP Holdings Shares”); or

•
the combined voting power of SP Holdings’ then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding SP Holdings Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”);

However, the following acquisitions will not constitute or result in a change of control:

•	any acquisition directly from SP Holdings;

•	any acquisition by SP Holdings;

•	any acquisition by any person that as of the effective date has beneficial ownership of a controlling interest of SP Holdings;

•	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SP Holdings or any of its subsidiaries; or

•	any acquisition by any corporation pursuant to a transaction which complies with the acquisitions described in the foregoing bullets; or

•
During any period of two consecutive years (not including any period prior to the special meeting) individuals who constitute SP Holdings’ board of directors as of the effective date of the merger and business combination (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors; provided, however, that any individual becoming a director subsequent to the effective date of the merger and business combination whose election, or nomination for election by SP Holdings’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than SP Holdings’ board of directors; or

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving SP Holdings or any of its subsidiaries, a sale or other disposition of all or substantially all of SP Holdings’ assets, or the acquisition of assets or stock of another entity by SP Holdings or any of its subsidiaries (each a “SP Holdings business combination”), in each case, unless, following such SP Holdings business combination:

•
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding SP Holdings Shares and Outstanding SP Holdings Voting Securities immediately prior to such SP Holdings business combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of SP Holdings capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such SP Holdings business combination (including, without limitation, a corporation which, as a result of such transaction, owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such SP Holdings business combination of the Outstanding SP Holdings Shares and Outstanding SP Holdings Voting Securities, as the case may be;

•
no person (excluding any employee benefit plan (or related trust) of SP Holdings or such corporation resulting from such SP Holdings business combination or any person that as of the Merger and the business combination has beneficial ownership of a controlling interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of the corporation resulting from such SP Holdings business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the SP Holdings business combination; and

•
at least a majority of the members of the board of directors of the corporation resulting from such SP Holdings business combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the SP Holdings board of directors, providing for such SP Holdings business combination; or Approval by SP Holdings’ stockholders of a complete liquidation or dissolution of SP Holdings.

Amendment and Termination

SP Holdings’ board of directors may amend, alter, suspend, discontinue or terminate the 2008 Plan or the SP Holdings compensation committee’s authority to grant Awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any share exchange or quotation system on which shares of SP Holdings common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2008 Plan which might increase the cost of the 2008 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although SP Holdings’ board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by SP Holdings’ board of directors, the 2008 Plan will terminate at the earliest of (a) such time as no shares of SP Holdings common stock remain available for issuance under the 2008 Plan, (b) termination of the 2008 Plan by SP Holdings’ board of directors or (c) the tenth anniversary of the effective date of the 2008 Plan. Awards outstanding upon expiration of the 2008 Plan will remain in effect until they have been exercised or terminated, or have expired.

INFORMATION ABOUT SOUTHPEAK

Overview

SouthPeak is an independent developer and publisher of interactive entertainment software. SouthPeak utilizes its network of independent studios and developers to create video games for all current hardware platforms including:  PlayStation 3, PlayStation 2, PlayStation Portable, Microsoft Xbox 360, Microsoft XBLA, Nintendo Wii and Nintendo DS. SouthPeak’s portfolio of games extends across a wide consumer demographic, targeting customers ranging from the casual to the hardcore gamer. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England.

SouthPeak’s business model is based on a unique platform for sourcing and delivering creative product and SouthPeak has a track record for producing profitable game titles, including popular games such as Monster Madness and Two Worlds. SouthPeak is positioned as an “indie” label video game developer and publisher, exclusively working with independent developers to create and publish its games. SouthPeak has enjoyed relationships with game studios and developers in the US, Western Europe, Eastern Europe, Scandinavia, Australia and Asia, that provide SouthPeak with innovative and compelling game concepts. In particular, these studios have produced games for the latest hardware platforms, meeting or exceeding the quality and technology standards imposed by the major video game console manufacturers and that address the most current gaming genres with creative products.

SouthPeak’s development platform provides preferential access to highly innovative game concepts from independent game developers. Since 2005, SouthPeak has published games, which cover many genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. Some of these titles include: ATV Off-Road Fury, Combat Elite, Juka, Monster Madness: Battle for Suburbia, Pool Party, Scurge, State of Emergency, The Con and Two Worlds. SouthPeak currently has a pipeline of approximately 26 games in development, including 11 games for the newest generation of video game hardware, which position SouthPeak to take advantage of current retail and consumer trends. These new products will target both hardcore and casual gamers.

SouthPeak’s products are sold in retail outlets in North America, Europe, Australia and Asia and can be downloaded electronically for the Xbox 360 utilizing the Microsoft XBLA website. SouthPeak operates in a growing industry with highly favorable industry dynamics. Video game hardware sales are approaching record levels, driving strong growth in software and further predictions for continued double-digit growth in 2008 and 2009. In addition, the customer base for interactive games is expanding to include more female gamers as well as more gamers from traditionally untapped age groups. This growth in the customer universe is expected to continue and lead to increasing opportunities for SouthPeak to pursue. For example, SouthPeak currently has under development approximately 26 new video game titles across multiple game genres, 11 of which are for the newest game console platforms, and several of which are specifically targeted to emerging gamer demographics.

SouthPeak’s business model creates a low variable cost structure with lower development costs and lower sales and marketing costs relative to the larger industry peers. By working exclusively with independent developers to develop and publish its games, the company is able to more effectively manage its creative development and invest in direct proportion to the predicted market opportunity. As such, SouthPeak attempts to maximize profit on a title-by-title basis. Management implements this outsourcing strategy in other areas of SouthPeak’s operations, such as: marketing, logistics, creative services and public relations. This strategy allows the company to utilize best of breed solutions without incurring the added fixed cost to overhead.

Members of SouthPeak’s management team are highly experienced in the videogame industry and have experienced all hardware and economic cycles since the industry’s inception. Terry Phillips and D. Melanie Mroz each have deep knowledge and understanding of the product development and marketing process, and have extensive experience working with the leading mass market and specialty retailers of videogame products. Management’s comprehensive knowledge of retailer demand will allow the company to more strategically plan title release schedules.

SouthPeak has produced strong historical results with net revenues growing from approximately $6.2 million for the fiscal year ended June 30, 2006 to approximately $12.5 million for the fiscal year ended June 30, 2007. Net revenues for the six month period ended December 31, 2007 were approximately $22.5 million. Management is focused on maintaining its growth strategy that management expects will drive continued performance above industry averages for both its revenue and profitability for 2008 and beyond. SouthPeak plans to leverage its business model and the expanding universe of independent developers to accelerate investment in new creative product in order to serve a rapidly expanding base of global consumers.

History

SouthPeak was originally formed in 1996 as an independent business unit of SAS Institute, Inc., a leading business intelligence software provider. In 2000, SAS decided to exit the video game industry and sold certain of its video game assets to members of our current management team. At the time of the asset sale, SAS had stopped funding new games, other than those that were already under development. The new management of SouthPeak were primarily interested in profitably liquidating SouthPeak’s video game inventory by leveraging their sales and distribution expertise, rather than building a new business and funding new games. In time, SouthPeak’s management intended to wind down the business. SouthPeak’s management executed its plan of profitability liquidating SouthPeak’s inventory until 2003, when the last games in SouthPeak’s catalogue were sold, and thereafter, having met the primary objective of their acquisition, suspended SouthPeak’s activities.

SouthPeak’s management chose to suspend activities, rather than wind down the business, because at that time, they recognized that SouthPeak retained substantial value, beyond its liquidated inventory. In particular, SouthPeak was a vendor of record with all leading video game distribution points including GameStop, Best Buy and Wal-Mart and had publishing licenses with Microsoft, Sony and Nintendo to publish content on their respective hardware systems. With this in mind, the management team believed that there was an opportunity to re-launch SouthPeak’s video game development business in the future, but opted to wait until they developed an appropriate strategic plan, had available financial resources and believed that market timing was optimal, as they believed the video game market was in a down portion of its business cycle and would not be poised to enter into an up portion until approximately 2006, when new hardware platforms were expected to be released by the major manufacturers. After developing a strategic plan for re-launching SouthPeak’s video game development and publication business, the management ultimately seized this opportunity and determined that the best time to re-launch operations would be in 2005 in order to be prepared for an anticipated upward market trend in 2006. Additionally, they believed that they would be able to fund the business appropriately by this time.

In the Spring of 2005, utilizing its licenses and vendor relationships, SouthPeak’s senior management began implementing its strategy to position SouthPeak as an “indie” label publisher of video game product for the soon-to-be-launched next generation video game consoles, including The Xbox 360 by Microsoft, the Wii by Nintendo and the PlayStation 3 by Sony. Through these concerted efforts, management successfully re-launched SouthPeak as a publisher focused on games from independent developers at an early stage of the next generation console rollout.

Industry Background

2007 marked a year of transition and growth in videogame sales based on the introduction of the next generation of game consoles in 2005 and 2006 and the expanding demographic of videogame users.  Particularly, the introduction of Microsoft’s Xbox 360, Sony’s PlayStation 3 and Nintendo’s popular Wii consoles are driving demand for new games with increasing sophistication and graphics given the enhanced functionality of the consoles including high definition capability and the ability to access the internet. New handhelds, such as Nintendo’s DS and Sony’s PSP, are also driving demand for new content.

The Entertainment Software Association reported that sales of computer and video game software grew to $9.5 billion in 2007 in the United States. With all three next generation platforms available in major markets, better than expected demand for Nintendo formats, a strong list of highly anticipated new title releases, continued strength from handhelds, and continuing demand from the PlayStation 2 audience, the global video game market is expected to rise to $47 billion by 2009 from $33 billion in 2006, according to DFC Intelligence. Video game platforms and software now incorporate social networking applications which have further stimulated growth in consumer demand. In addition, revenue opportunities from in-game advertising are expected to grow to $400 million in 2009 from $80 million in 2005, according to Parks Associates, a market research firm covering the interactive entertainment industry.

The expanding demographic of the videogame consumer is also driving demand across the sector and resulting in videogames becoming an alternative to other mainstream entertainment products. In a June 2007 Consumer Survey, conducted by Ipsos-Insight for Entertainment Software Association (ESA), the following key insights reveal how the market for video games has become increasingly entrenched:

•	33% of homes (45 million households) in America own a video game console;

•	Women age 18 or older represent a significantly greater portion of the game-playing population (31%) than boys age 17 or younger (20%); and

•	The average game player age is: 33 years (28.2% under 18 years, 47.6% 18-49 years, and 24.2% 50+ years), and the average number of years adult gamers have been playing computer or video games is 13.

SouthPeak’s Strategy

SouthPeak currently works exclusively with independent developers and studios to develop its games.  This strategy enables the company to source highly innovative games while avoiding the high fixed costs and the burden of having a captive development studio.  Through outsourcing, SouthPeak is also able to access game concepts and content from emerging studios in Eastern Europe, Scandinavia and the Far East providing SouthPeak with significant new product opportunities with limited initial financial outlay.

SouthPeak’s approach in identifying and securing new game products and intellectual property rights is based on principles that focus on delivering profitable, high quality games developed by talented and reputable artists. Several core principles are:

Profitable Creative Investment -Approach each game concept with a disciplined focus on delivering high contribution margin based on the anticipated market opportunity

SouthPeak is committed to publishing titles with a bottom-line approach to budgets and forecasts.  Once a game is identified, and the scope of the project is understood, SouthPeak analyzes the “break-even” sales to support such a budget.  This allows SouthPeak to enter into business relationships with a confidence in its budgets and schedules, and a strong belief in a game’s potential for profitability and creates realistic expectations for royalty payments to the creators.

Because SouthPeak outsources elements of its product development, it is able to efficiently manage and maintain its costs. SouthPeak does not directly employ game developers, but instead uses external teams on a game by game basis, thereby reducing fixed costs.

Effective Marketing - Customize marketing for every game title to maximize exposure to the targeted  consumers.

For each published title,  SouthPeak develops and implements a comprehensive marketing strategy to most effectively reach the desired audiences. The company utilizes all forms of media in implementing its marketing campaigns including in-store, online, print and television advertising. The integrated marketing approach is rooted in the game’s features and its target audience.

Developer-Centric - Focus on supporting the developers to create the best games

SouthPeak provides a channel for independent developers to bring their games to market and allows them the creative freedom to maximize the gaming experience. SouthPeak provides the critical business and management aspects of the process to allow the  developers to  focus on  game development. SouthPeak ensures that a developer maintains creative input throughout the game’s life cycle.  SouthPeak also provides quality control,  release planning, focus group testing, and technical certification requirement testing.

SouthPeak recently signed a studio license agreement with Epic Games for use of the Unreal Engine 3, or UE3, in the development of upcoming PC and video game titles worldwide. UE3 is a state of the art complete game development framework providing the vast array of core technologies, content creation tools, and support infrastructure required by top game developers. This license gives SouthPeak a distinct advantage in attracting top independent developers that would otherwise find it cost prohibitive to have access to this award-winning game engine without SouthPeak.

Relationship Management - Develop and manage relationships throughout the value chain to maintain a reputation for integrity.

SouthPeak is diligent in managing its relationships with all constituents of the value chain, from the independent game developers to the point of sale retail outlets.  SouthPeak’s management is known for its in depth hands-on experience and its approach in dealing with business partners, vendors and customers.

Passion Play - Stay entrenched in the gaming world and be on the forefront of industry trends.

SouthPeak actively evaluates emerging trends and original game ideas in an effort to identify new and unique concepts in the early stages of the game’s development.  The combined product development team’s experience covers all stages of the process including game development, production, testing, retail merchandising and marketing. This team reviews all aspects of a game concept when considering a title for publishing.  SouthPeak studies trends in movies, TV, music, pop culture, and other cultural social movements, to determine a game’s relevance.

SouthPeak typically owns or has rights to the intellectual property associated with the developed video games which includes sequels, prequels, merchandising or any other related revenue stream.  SouthPeak generally shares a negotiated portion of profits produced from video games with the developer in the form of royalties, and typically pays an advance on these royalties to fund development expenses. SouthPeak believes that these practices are typical in the industry, though the scope of intellectual property rights, the amount of profit sharing and the amount of royalties paid is decided on a highly variable, case by case basis. As such, SouthPeak’s arrangements with video game developers are custom tailored to each situation and the related business case, though there is a general contractual template used by SouthPeak as a starting point for discussion. SouthPeak does not work exclusively with any single video game development studio as matter of risk diversification and, therefore, does not rely substantially on any particular studio or contract.

Business Strengths

Strong relationships with all of the major videogame retailers and expertise in understanding consumer demand

SouthPeak’s management team has significant experience in selling and marketing videogame products to consumers through mass market and specialty retailers. Management understands customers’ needs, price points and shifting tastes, allowing SouthPeak to capitalize by developing games in specialized niches and genres. Management has long-standing relationships with all of the videogame retailers and distributors and has valuable insight into retail distribution and a track record of successfully securing product placement and shelf space. Specifically, Mr. Terry Phillips, SouthPeak’s chairman, and Ms. Melanie Mroz, SouthPeak’s Chief Executive Officer, worked for Phillips Sales as sales agents for 17 and 11 years, respectively. In those positions they represented numerous video game publishers such as Sony Computer Entertainment America, Take-Two, Midway, Konami, Capcom and Eidos.  They were involved in the sales launch of hundreds of games, some of which included well known franchises such as Grand Theft Auto, Metal Gears Solid, Mortal Kombat, Gran Turismo and others.  Their experience also included the launch of  the Playstation, Playstation 2 and Playstation Portable.  The customer base they worked with include Gamestop, Circuit City, Walmart, and Blockbuster.

Extensive worldwide network of content developers

SouthPeak is positioned as an “indie” videogame company and is recognized by many independent game studios and developers as a good alternative to the major videogame publishers. SouthPeak has relationships with many independent studios and developers across North America, Europe, Australia and Asia who present SouthPeak with compelling videogame publishing opportunities. SouthPeak maintains contacts with such developers to review new game concepts and proposals, and is constantly initiating new relationships with emerging creative talent.

In particular, SouthPeak’s management visits independent studios regularly to discuss game concepts, attends video gaming conferences and conventions around the world to meet with video game studios and communicates frequently with such studios by telephone and email to ensure that SouthPeak is in constant contact with its studios and the video gaming industry generally. Additionally, SouthPeak actively shares information with studios regarding video game market trends and the current buying preferences and emerging tastes of its customers. This allows SouthPeak to be perceived as a valuable resource to studios in developing creative game concepts. SouthPeak thereby is able to work with these studios and developers in identifying niche opportunities not yet exploited to develop and publish content.

A developer-friendly mindset and vision providing the developer with creative freedom

SouthPeak’s business model allows it flexibility in negotiating with and structuring development agreements with independent developers and studios. SouthPeak’s developer-friendly approach fosters an environment that allows developers to exercise their creative freedom in conceptualizing a game experience. The flexibility afforded to developers is a key component in enticing developers to work with SouthPeak and enables SouthPeak to continue the growth in its pipeline of products. SouthPeak has under development a pipeline of approximately 26 new video games, including 16 titles for the newest gaming platforms.

Growth Strategy

SouthPeak has developed a growth strategy that is designed to capitalize on its fundamental business strengths and growth characteristics of the videogame industry. Since fiscal year 2005, SouthPeak has grown its business in excess of 100% annually year-over-year and believes its business model can sustain a very high growth rate. Elements of this growth strategy include:

•	Platform migration of existing titles;

•	Sequels of existing titles;

•	Introduction of innovative and compelling new games;

•	In-game advertising; and

•	Digital content distribution.

Over the past three years, the company has established and nurtured relationships with game developers globally. Management will continue to access those relationships in order to source attractive new products to bring to market. The company will continue to allow the game developers substantial latitude in the creative process which has historically resulted in more innovative products. Management will work collaboratively with these developers to bring games to market that meet continuously evolving consumer trends. Consistent with its historical practice, the company will continue to develop titles across all genres and platforms.

Capitalize on a larger embedded base of consoles and an expansion of the video game consumer universe

Videogame hardware console manufacturers have all recently launched their next generation gaming systems and have experienced high sales volume creating a large and diverse embedded base of video game players. As these hardware manufacturers begin to discount their gaming systems, the number of videogame players will expand. In addition, these next generation consoles have been marketed to a broader demographic expanding the target market for videogames. SouthPeak believes that both the increase in the number of embedded consoles and the expansion of the targeted demographic will enable SouthPeak to continue its rapid growth rate.

Utilization of Distribution Strength

The company will continue to leverage its deep knowledge and understanding of the videogame industry and will maintain its close working relationships with the leading mass market and specialty retailers of videogame and ancillary products. SouthPeak’s comprehensive knowledge of the videogame industry allows it to strategically plan its title release schedule.

SouthPeak’s Customers

SouthPeak sells software titles to retail outlets in North America, Europe, Australia, and Asia through direct relationships with large retail customers and third-party distributors. SouthPeak’s current retail customers in North America, each with sales for fiscal year 2007 in excess of $200,000, include Wal-Mart, GameStop, Sam’s Club, Blockbuster, Hollywood Entertainment and Target, though SouthPeak’s current customers also include other leading mass merchandisers; video, electronic and toy stores; national and regional drug stores; supermarket and discount store chains; and specialty retailers. SouthPeak’s current distribution customers in North America, each with sales for fiscal year 2007 in excess of $300,000, include Ditan/Synergex, SVG Distribution, Inc., Ingram Entertainment, and Jack of All Games.  SouthPeak's distribution customers in Europe, each with sales for fiscal year 2007 in excess of $125,000, include Proein, Codemaster Germany, Codemasters France, Digital Brothers and Pinnacle. Retail customers that SouthPeak's distributors customers in Europe sell to include GAME Stores Group, Entertainment UK, Blockbuster Entertainment, Gamestation, and HMV. Southpeak's current distribution customer in Australia is RedAnt Entertainment, with sales for the fiscal year 2007 in excess of $50,000. One of RedAnt Entertainment's retail customers is EB Games Outlet. SouthPeak's most significant customers were Wal-Mart and GameStop, accounting for 24% and 20% of consolidated gross accounts receivable, respectively, as of June 30, 2007.

Products

SouthPeak’s development platform provides preferential access to highly innovative game concepts from independent game developers. Since 2005, SouthPeak has published games, which cover many genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak currently has a pipeline of approximately 26 games in development, including 11 games for the newest generation of video game hardware. The following table sets forth SouthPeak’s currently available games:

Game	Genre	Platform
ATV Offroad Fury 3	Racing	Playstation2
ATV Offroad Fury: Blazin' Trails	Racing	PSP
Brave: The Search for Spirit Dancer	Action/Adventure	PlayStation2
Combat Elite WWII Paratroopers	Action	Playstation2 XBOX
The Con	Fighting	PSP
Iridium Runners	Sports/Racing	Playstation2
Juka and the Monophonic Mencace	RPG/Adventure	GameBoy Advance
Monster Madness: Battle for Suburbia	Action/Adventure	XBOX 360 PC
Pool Party	Sports/Billiards	Nintendo Wii
Pro Stroke Golf World Tour 2007	Sports/Golf	Playstation2 PSP XBOX PC
Scurge: Hive	Adventure/RPG	GameBoy Advance Nintendo DS
State of Emergency 2	Action	Playstation2
Two Worlds	Action/Adventure/RPG	XBOX 360 PC

In calendar year 2007, Two Worlds accounted for over 50% of SouthPeak’s total revenue with the remaining currently featured video games accounting for approximately 30% of SouthPeaks’s total revenue. While Two Worlds represented a significant portion of SouthPeaks’ revenue in 2007, SouthPeak expects it will represent significantly less in 2008. SouthPeaks anticipates that in calendar year 2008 no single game will account for more than 15% of total revenue. The lifecycle of a typical video game varies significantly, however, a significant portion of most games’ revenue is generated in the first three to six months. As sales begin to slow games are marked down to a new reduced retail price using SouthPeak’s price protection reserve. This new lower price typically increases sales for another three to six months and then the price is reduced again. This allows the game to continue selling and additional units of that game may be shipped at the reduced price. This cycle continues until the price is reduced to a point that most of the inventory has been sold. Games are sometimes remanufactured and sold as “value games” at these reduced prices.

As a result of a video game’s short lifecycle, SouthPeak focuses on maintaining a significant pipeline of new games, to include sequels to previously successful titles. For example SouthPeak currently has in development a sequel for Two Worlds called Two Worlds: Temptation for the XBOX 360 and PC that is planned to be available in the winter of 2009. SouthPeak also plans to add additional platforms for successful games. An example of this is SouthPeak’s development of a new version of Two Worlds for the PlayStation 3 console.

SouthPeak’s Software/Product Development Process

The development cycle for new titles depends on the platform and the complexity and scope of the game but generally ranges from 12 to 24 months. Although SouthPeak often funds the simultaneous development of software for multiple platforms, in certain cases it can take 9 to 12 months to adapt a product for additional hardware platforms after initial development for one platform is completed. The cost to develop a frontline software product generally ranges from $1.0 million to $6.0 million.

Upon completion of development, each game is extensively play-tested to ensure compatibility with the appropriate hardware systems and configurations and to minimize the number of bugs and other defects found in the products. If required, the company also sends the game to the console manufacturer for its review and approval. To support its products after release, SouthPeak provides online access to its customers on a 24-hour basis, as well as operator help lines during regular business hours. The customer support group tracks customer inquiries, and this data is used to help improve the development and production processes.

SouthPeak’s agreements with developers generally provide the company with the right to monitor development efforts and to cease advance payments if specified development milestones are not satisfied.

Manufacturing of SouthPeak’s Games

SouthPeak has entered into license agreements with Sony, Microsoft and Nintendo to develop and publish software in North America and Europe for the PlayStation, PlayStation 2, PSP, PlayStation 3, Xbox 360, Wii, Nintendo DS, GameCube and Game Boy Advance. The company need not obtain any licenses to develop titles for the PC.

Other than games that SouthPeak releases for sale on PCs, video games are manufactured for SouthPeak by the platform manufacturers or their authorized vendors. SouthPeak contracts with various PC replicators for the manufacturing of its PC products.

Sony and Nintendo are the sole manufacturers of software products sold for use on their respective hardware platforms. The game manufacturing process for SouthPeak’s published titles begins with placing a purchase order with a manufacturer. The software code and a prototype of the game is then sent by the company to the manufacturer - together with related artwork, user instructions, warranty information, brochures and packaging designs - for approval, defect testing, and manufacture.

Games manufactured by Sony and Nintendo are generally shipped within two weeks of receipt of SouthPeak’s manufacturing order. The same procedure applies to games for the Xbox 360, although Xbox 360 games must be manufactured by manufacturers pre-approved by Microsoft.

Production of PC software, on the other hand, includes CD-ROM pressing, assembly of components, printing of packaging and user manuals and shipping of finished goods, which is performed by third-party vendors in accordance with SouthPeak’s specifications, and, to a limited extent, by SouthPeak itself. Games produced for the PC are generally shipped by the manufacturer within two weeks of receipt of SouthPeak’s manufacturing order.

SouthPeak is required by its platform licenses to provide a standard defective product warranty on all of the products sold. The company’s software titles carry a 90-day limited warranty. Generally, SouthPeak is responsible for resolving, at its own expense, any warranty or repair claims. SouthPeak has not experienced any material warranty claims, but there is no guarantee that it will not experience such claims in the future. To date, SouthPeak also has not experienced any material difficulties or delays in the manufacture of its titles, or material delays due to manufacturing defects.

Marketing and Sales

SouthPeak’s marketing efforts for titles based upon original properties begin well in advance of a title’s release and focus on building positive awareness of the company’s game concepts with consumers and retailers. SouthPeak conducts consumer and retail research, which provides the company with feedback to position a title prior to its release, and helps it to avoid unnecessary future expenses for sales and marketing.

SouthPeak’s marketing and promotional efforts are intended to maximize exposure and broaden distribution of its titles, promote brand name recognition, assist retailers and properly position, package and merchandise its titles. SouthPeak implements a range of promotional sales and marketing activities to help to increase awareness among retailers, including public relations campaigns; conducting demo distribution, promotions and cross-promotional activities with third parties (through trailers, demo discs, standees, posters, pre-sell giveaways at retail stores, game kiosks at sporting and outdoor events, etc.); using print and online advertising, television, radio spots, and outdoor advertising. Additionally, the company customizes public relations programs so that awareness is created with all relevant audiences, including core gamers and mass entertainment consumers.

SouthPeak employs various other marketing methods designed to promote consumer awareness, including in-store promotions and point-of-purchase displays, direct mail, co-operative advertising, as well as attendance at trade shows. SouthPeak hosts media events throughout the year at which print, broadcast and online journalists can preview, review and evaluate our products prior to their release. In addition to regular face-to-face meetings and communications with its sales force, SouthPeak employs extensive trade marketing efforts including: direct marketing to buyers and store managers; trade shows; various store manager shows; and distribution and sales incentive programs. The company labels and markets its products in accordance with ESRB principles and guidelines.

SouthPeak markets and sells its products both in the United States and internationally via sales offices in Grapevine, Texas and London, England respectively. For the fiscal year ended June 30, 2007, SouthPeak generated 82% of its net revenues in the United States and 18% of its net revenues internationally.

North American Sales

In North America, SouthPeak’s products are primarily sold directly to mass merchandisers, consumer electronics stores, discount warehouses and national retail chain stores. The company’s products are also sold to smaller, regional retailers, as well as distributors who, in turn, sell its products to retailers that SouthPeak does not service directly, such as grocery and drug stores. The company’s domestic sales activities are led by the company’s national sales team, which has representatives in most major markets in the United States.

SouthPeak utilizes electronic data interchange with most of its major North American customers in order to efficiently receive, process, and ship customer product orders as well as accurately track and forecast sell-through of products to consumers in order to determine whether to order additional products. SouthPeak believes that this direct relationship model allows the company to better manage inventory, merchandise and communications. SouthPeak ships all of its products to its North American customers through a logistics company based in Indiana.

International Sales

SouthPeak’s international sales activities operate via its office in the United Kingdom. This office markets and manages sales and distribution operations for SouthPeak’s European business.

In the United Kingdom, SouthPeak works directly with key retailer accounts including specialty stores, electronic stores, mass merchants and department stores. We also work with a distributor partner to call on secondary accounts. SouthPeak utilizes an independent logistic company to ship its goods.

SouthPeak’s products are sold thru distribution partners in each of the 11 key European territories, plus Australia and Asia. These partners are responsible for all marketing and consumer press within their respective territory.

SouthPeak analyzes these companies on an annualized basis, to ensure their sales and marketing performance meet or exceed our expectations.

Competition

SouthPeak currently and potentially faces competition at several levels: with console manufacturers, with other video game publishing companies, as well as with independent video game software developers.

SouthPeak competes for licenses to properties and the sale of its titles with the large platform manufacturers such as Sony, Microsoft and Nintendo, each of which also develops and markets software for its own platforms. Each of these competitors can bundle their software with their hardware and create less demand for individual sales of our games. Additionally, these hardware systems manufacturers have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including SouthPeak, as well as the financial resources to withstand significant price competition and to implement extensive advertising campaigns. These platform providers may also give priority to their own games or to those of other publishers when manufacturing capacity is insufficient.

SouthPeak competes with domestic game publishers such as Electronic Arts, Activision, THQ Inc., Take-Two and Midway Games; and international publishers, such as SEGA, Vivendi, Ubisoft, SCi Entertainment, Capcom, Konami and Namco-Bondai. Many of SouthPeak’s competitors have blockbuster titles (with greater name recognition among consumers), a broader product line, or greater financial, marketing and other resources than we do. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees to independent developers in connection with the acquisition of commercially desirable properties.

SouthPeak competes with a variety of independent publishers of proprietary video game software. Because platform licenses are nonexclusive, and many of SouthPeak’s competitors also have licenses to develop and distribute video game software for these systems, new entrants could enter the market, including those with business models similar to SouthPeak’s. SouthPeak’s management believes the company possesses an advantage over other independent publishers in that SouthPeak is a “vendor of record” with major US retailers thereby allowing SouthPeak to ship directly to these retailers.

To compete with large platform manufacturers, domestic game publishers and independent publishers, SouthPeak’s intends to continue to grow its pipeline of new games, primarily focusing on games for Sony’s PlayStation 3, Microsoft’s XBOX 360 and the Nintendo’s Wii consoles. By focusing on games that are more “niche” or “unique,” SouthPeak’s games will not directly compete with well-known franchise titles from large platform manufacturers and domestic game publishers. Additionally, management believes their experience of representing and selling all types of games across all genres and consoles, including big budget games and games with smaller development and marketing budgets, allows them to accurately match a game’s development and marketing budget with the sales potential of that game. SouthPeak’s managements believes the combination of its management experience, focus on “niche” and “unique” games, focus on games for the newest game consoles and ability to ship direct to major US retailers is what positions the company well to compete against large platform manufacturers, domestic game publishers and independent publishers.

Seasonality

The video game publishing industry is highly seasonal, with sales typically higher during the fourth calendar quarter, due primarily to increased demand for games during the holiday buying season. The Christmas selling season accounts for about half of the industry's yearly sales of video and computer games. SouthPeak historically has not been materially impacted by the industry seasonality, primarily because it has produced a limited volume of video games that have been absorbed by the market equally well throughout the year.

Industry Regulation

Video game entertainment has come under increased scrutiny from politicians and consumer advocacy groups many of which are calling for increased regulation/oversight of the content and sale of said products. Such potential regulation could raise costs or limit the market for video games, in general, and for SouthPeak’s products in particular.

Consumer advocacy groups have opposed sales of video game software containing graphic violence or sexually explicit material or other objectionable content by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns, and various governmental bodies have proposed regulation aimed at our industry to prohibit the sale to minors of software containing such material. Additionally, retailers may decline to sell video games containing graphic violence or sexually explicit material that they deem inappropriate for their businesses.

Currently, the video game publishing industry is rated by the Entertainment Software Rating Board (“ESRB”), a self-regulated volunteer video game rating organization. The ESRB, through its ratings system, requires game publishers to provide consumers with information relating to video game content, including graphic violence, profanity or sexually explicit material contained in software titles. The ESRB system uses a rating symbol that suggests the appropriate player age group, and content descriptor information, such as graphic violence, profanity, or sexually explicit material. The ESRB rating is printed on each game package and retailers may use the rating to restrict sales to the recommended age groups. Retail customers take the ESRB rating into consideration when deciding which games they will purchase.

SouthPeak claims compliance with rating system requirements and to the proper display of the designated rating symbols and content descriptors. In some instances, however, the company may have to modify certain games in order to market them under the expected rating, which could delay or disrupt the release of said games. In the United States, SouthPeak expects its software titles to receive ESRB ratings of “E” (age 6 and older), “E10+” (age 10 and older), “T” (age 13 and over) or “M” (age 17 and over). In addition to these ratings, the ESRB may also rate a game as “AO” (age 18 and over). A few of SouthPeak’s published titles have been rated “M” by the ESRB.

Government Regulation

Legislation has been introduced at the local, state and federal levels for the establishment of a government-mandated rating and governing system in the United States and in foreign countries for the video game software publishing industry.

In the United States, proposals have been made by numerous state legislators to regulate the sale of video games containing violent or sexually explicit material by prohibiting the sale of such products to under 17 or 18 audiences and proposing penalties for non-compliance, and certain states have recently sought to adopt laws regulating “M” or “AO” rated products or products otherwise depicting violent or sexually explicit materials. While such legislation has been successfully enjoined by industry and retail groups, the adoption into law of such legislation could severely limit the retail market for “M” rated titles.

Furthermore, a Senate bill, referred to as The Family Entertainment Protection Act, proposes to adopt a common rating system for video game software, television and music containing violence or sexually explicit material and proposes to prohibit the sale of “M” rated, “AO” rated and “Rating Pending” products to under-17 audiences. The Federal Trade Commission has issued reports with respect to the marketing of such material to minors. If the bill is adopted into law, it may further limit the potential market for “M” rated products.

Foreign Regulation

Legislation has been introduced for the establishment of a government-mandated rating and governing system in foreign countries for the video game software publishing industry. Various foreign countries already allow government censorship of video games.

Certain countries have also established similar rating systems as those in the United States as prerequisites for sales of video game software in such countries. In some instances, US video game publishers may be required to modify certain of their games to comply with the requirements of these rating systems. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current United States laws.

Intellectual Property

SouthPeak has obtained licenses for video game software developed by third parties in connection with SouthPeak’s publishing business, and it regards these licenses, including for the trademarks, copyrights, patents and trade secrets related to such video game software, as proprietary intellectual property. The underlying trademarks, copyrights, trade secrets and patents often are separately protected by the third party developers of the software by enforcement of intellectual property laws. To protect SouthPeak’s proprietary licenses from unauthorized use and infringement. SouthPeak maintains employee or third-party nondisclosure and confidentiality agreements, contractual restricitions on copying and distribution, as well as “shrink-wrap” or “click-wrap” license agreements or limitations-on-use of software included with its products.

In-Game Advertising. Working with external development teams and software providers, SouthPeak incorporates static advertising (fixed content within our code executed during the product development stage) in certain of its games:

Hardware licenses. SouthPeak currently develops software for use with PlayStation 2, PlayStation 3 and PSP; Game Boy Advance, Wii, and Nintendo DS; and Xbox 360, pursuant to licensing agreements with each of the respective hardware developers. Each license allows the company to create one or more products for the applicable system, subject to certain approval rights, which are reserved by each hardware licensor. Each license also requires SouthPeak to pay the hardware licensor a per-unit license fee for the product produced.

The following table sets forth information with respect to SouthPeak’s platform licenses:

Manufacturer	Platform	Territory	Expiration
Microsoft	Xbox 360	Determined on a title-by-title basis	June 2010

Nintendo	DS	Western Hemisphere	June 2009

Nintendo	Game Boy Advance	Western Hemisphere	June 2009

Nintendo	Wii	Western Hemisphere	February 2010

Nintendo	Wii	European Economic Area	July 2008

Sony	PlayStation 2	US and Canada	June 2008

Sony	PlayStation 3	US and Canada	March 2012

Sony	PlayStation Portable	US and Canada	March 2009

SouthPeak currently is not required to obtain any license for the publishing of video game software for PCs. Accordingly, the company’s per-unit manufacturing cost for such software products is less than the per-unit manufacturing cost for console products.

Protection for Published Titles

SouthPeak obtains rights to publish and distribute software titles developed by third parties. The company endeavors to protect its developers’ software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Although SouthPeak generally does not hold any patents, it obtains trademark and copyright registrations for its products.

As the number of video games in the market increases, so to may be the likelihood that video game publishers will increasingly become the subject of claims that their software infringes the copyrights of others. Although SouthPeak believes that the titles and technologies of third-party developers and publishers with whom it has contractual relationships do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend.

Employees

As of January 1, 2008, SouthPeak has 27 full-time employees in the United States and two full-time employees in the United Kingdom. None of SouthPeak’s employees are represented by a union and the company has not experienced any work stoppages. SouthPeak considers its relations with its employees to be good. SouthPeak expects that additional employees will be added as its business grows, most likely in marketing and production management. Otherwise, SouthPeak’s existing human resource base is capable of handling substantial corporate growth without supplement. The number of employees added is not expected to be proportional to the growth in revenues. Rather, SouthPeak expects that, with its current business model, it may add approximately four or five new employees for every additional $30 million in net revenues it generates.

Properties

SouthPeak leases a 5,500 square-foot office suite for its corporate headquarters in Midlothian, Virginia under an agreement that expires in December 2010. SouthPeak also leases a 300 square-foot office suite in London, England for its international operations under an agreement that expires in November 2008. SouthPeak owns a 7,000 square-foot office building in Grapevine, Texas which houses the company’s North American sales and marketing department and its product production and development management departments. SouthPeak believes its current facilities are suitable and adequate to meet its current needs, and that suitable additional or substitute space will be available as needed to accommodate expansion of its operations. As SouthPeak expands its business into new markets, SouthPeak expects to lease additional office facilities. See Note 7 to the notes to SouthPeak’s consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SouthPeak - Commitments” appearing elsewhere in this proxy statement/prospectus for information regarding SouthPeak’s lease obligations.

Legal Proceedings

SouthPeak is not currently subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUTHPEAK

The following discussion and analysis should be read in conjunction with SouthPeak’s financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus.

Overview

SouthPeak is an independent developer and publisher of interactive entertainment software. SouthPeak utilizes its network of independent studios and developers to create video games for all current hardware platforms including:  PlayStation 3, PlayStation 2, PlayStation Portable, Microsoft Xbox 360, Microsoft XBLA, Nintendo Wii and Nintendo DS. SouthPeak’s portfolio of games extends across a wide consumer demographic, targeting customers ranging from the casual to the hardcore gamer. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England.

Since re-launching in 2005, SouthPeak has published numerous video games, which it markets to a variety of players, ranging from games targeted at children to adults, from casual players to game enthusiasts or core gamers, and from mass-market consumers to niche buyers. SouthPeak’s games are of a broad variety, and include action, adventure, fighting, racing, role-playing, simulation, sports and strategy, and includes titles such as ATV Off-Road Fury, Combat Elite, Juka, Monster Madness: Battle for Suburbia, Pool Party, Scurge, State of Emergency, The Con and Two Worlds.

SouthPeak maintains operations in the United States and beginning in August 2005, in the United Kingdom. In fiscal year 2007, international operations contributed approximately 18% of consolidated net revenues. For the six month period ended December 31, 2007, international operations contributed approximately 21% of consolidated net revenues. SouthPeak sells its games directly to retailers and distributors in North America. In Europe and Australia, SouthPeak primarily sells its games directly to distributors. SouthPeak operates in one business segment, interactive video game publishing.

This discussion and analysis of the financial condition and results of operations of SouthPeak is based upon the company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates were based on historical experience and on various other assumptions that SouthPeak believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

SouthPeak has identified the policies below as critical to its business operations and the understanding of its financial results. The impact and any associated risks related to these policies on SouthPeak’s business operations is discussed throughout management’s discussion and analysis of financial condition and results of operations where such policies affect SouthPeak’s reported and expected financial results. For a detailed discussion on the application of these and other accounting policies see Note 1 to SouthPeak’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Consolidated Financial Statements

SouthPeak’s consolidated financial statements include the accounts of SouthPeak Interactive, L.L.C., and its wholly-owned subsidiary, SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The primary components of SouthPeak’s consolidated statement of operations include the following:

Net Revenues. SouthPeak’s revenue is derived from publishing and selling video games. SouthPeak works with independent developers and/or development studios to develop its own proprietary titles and it also licenses rights to properties from third parties. SouthPeak focuses on providing high quality games that command prices that are similar to those obtained by its major competitors in the front-line/premium game market ($39.95 to $59.95) and that are featured prominently “on the shelf” of major retailers, as opposed to focusing on lower-priced, “value games” that typically are produced by small publishers and that generally are found in “budget game bins” in retail outlets (usually priced between $9.99 and $14.99). The future growth of SouthPeak’s revenues is dependent upon its ability to continue providing highly desirable, high quality video games to the market.

Cost of Goods Sold. Cost of goods sold consists of royalty payments to third party developers, license fees to video game manufacturers, and manufacturing costs of the video game discs, cartridges or similar media. Nintendo and other proprietary console manufacturers approve and manufacture each game for their platform. They charge their license fee for each game based on the expected retail sales price of the game. Such license fee is paid by the Company based on the number of games manufactured. Should some of the games ultimately not be sold, or the sales price to the retailer be reduced by the Company through price protection, no adjustment is made by the proprietary console manufacturer in the license fee originally charged. Thus the Company may have an increase in the cost of goods as a percent of net revenues should a particular game not be sold, or the price to the retailer is reduced.

SouthPeak utilizes third-parties to develop its games on a royalty payment basis. The company enters into contracts with third party developers once the game design has been approved by the platform proprietors and is technologically feasible. Specifically, payments to third-party developers are made when certain contract milestones are reached, and these payments are capitalized. These payments are considered non-refundable royalty advances, and are charged against the total cost payable to said developers on the basis of the sales performance of their respective games. Any amounts that are not recoverable against royalties earned on subsequent sales by the third party developers  are expensed when the game is first released.  All advance royalty payments the company has paid have been recoverable against royalties earned on subsequent sales by the third party developers. Any additional cost paid by SouthPeak to its third-party developers beyond the milestone payments is also expensed to “cost of goods sold - royalties”. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation.

Gross Profit. SouthPeak’s gross profit is positively impacted by its strategy of using cost-efficient, external third party developers (often offshore) to develop its games, rather than directly employing game developers or maintaining a costly development studio. Additionally, SouthPeak is often able to attract high quality developers willing to work for lower costs because of the creative flexibility and focused attention provided by SouthPeak. If a game becomes a “hit” and manufacturing, royalties and licensing costs are recouped, economies of scale occur as the incremental sales of a premium-priced game produce greater profitability. Gross profits are positively impacted by “hit” games, generally from publishing titles for which SouthPeak has contributed significantly to the creative process and consequently pays lower royalty fees, as opposed to titles that have had very limited creative input from SouthPeak. Gross profits are negatively impacted by costs written off from abandoned projects, games that do not sell well and by games that require more significant royalty payments to developers.

Warehousing and Distribution Expenses. SouthPeak’s warehousing and distribution expenses primarily consist of costs associated with the warehousing, order fulfillment, and shipping. SouthPeak uses third-party warehousing and order fulfillment companies in the United States and in Europe. With the expansion of SouthPeak’s product offerings and sales, its expenditures for warehousing and distribution are expected to increase.

Sales and Marketing Expenses.  Sales and marketing expenses consist of advertising, marketing and promotion expenses; and commissions to external sales representatives. The largest component of this expense relates to certain customer marketing allowances. As the number of newly published games increases, advertising, marketing and promotion expenses are expected to rise accordingly. SouthPeak recognizes advertising, marketing and promotion expenses as incurred, except for production costs associated with media advertising, which are deferred and charged to expense when the related ad is run for the first time. SouthPeak also engages in cooperative marketing with some of its retail channel partners. SouthPeak accrues marketing and sales incentive costs when revenue is recognized and such amounts are included in selling and marketing expense when an identifiable benefit to the Company can be reasonably estimated; otherwise, said incentives are recognized as a reduction to net revenues. Such marketing is offered to our retail channel partners based on a single sales transaction, as a credit on their accounts receivable balance, and would include items such as contributing to newspaper circular ads and in store banners and displays.

General and Administrative Expenses.  General and administrative expenses primarily represent personnel-related costs, including corporate executive and support staff, general office expenses, professional fees, consulting and professional fees, and various other expenses. Professional and consulting fees represent the largest component of general and administrative expenses. A significant portion of the employee-related costs, however, involve SouthPeak’s cost of interacting with third-party developers of new video games, testing new products and conducting quality evaluations during the development cycle. SouthPeak expects that its personnel costs will increase as the business continues to grow. SouthPeak expects to incur increased costs for personnel and consultants, especially in the event that the Business Combination Proposal is approved and SP Holdings becomes a publicly traded company, at which time required compliance will include adherence to new regulations for corporate governance and accounting. Depreciation expenses also are included in general and administrative expenses.

Interest and Financing Costs.  Interest and financing costs are directly attributable to SouthPeak’s line of credit financing arrangements that are used to fund development of games with third parties, which often takes 12-18 months. Additionally, such costs are used to finance the accounts receivables prior to payment by customers.

Income Taxes. Effective November 10, 2000 the US operations of SouthPeak, as a limited liability company, elected to be taxed as a “Partnership”. Under provisions of a Partnership of the Code, the US operations of SouthPeak generally are not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. The UK operations of SouthPeak are subject to tax by the UK.  SouthPeak expects to pay the necessary distributions to satisfy the members’ estimated personal tax liabilities based on the company’s taxable income. However because of a loss in the UK operations, SouthPeak has not paid any tax to the UK and instead carries its losses forward. Therefore there is no provision for (benefit from) income taxes in the consolidated financial statements of the Company.

Critical Accounting Policies and Estimates

Accounts Receivable, Allowances for Sales Returns and Price Protection. SouthPeak earns revenues from the sale of video games. Revenue is recognized net of allowances for price protection, sales returns and customer discounts. SouthPeak analyzes sales returns in accordance with Statement of Financial Accounting (“SFAS”) No. 48 “Revenue Recognition When Right Of Return Exists”. The company estimates the amount of future sales returns and price protection for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, SouthPeak maintains a policy of credits for price protection and returns, but not cash refunds.

Generally, price protection refers to the circumstances when the company voluntarily decreases the wholesale price of a product and allows a credit against amounts owed by customers to SouthPeak with respect to open and/or future invoices. The conditions customers must generally meet in order to receive price protection include compliance with applicable payment terms and regular submission of inventory and sell-through reports. As such, SouthPeak management uses significant judgment and makes estimates in connection with establishing allowances for price protection and sales returns. Such estimates are generally made on a per-game basis, based on previous experience and information, including an analysis of SouthPeak’s historical experience, the current sell-through of distributor and retailer inventory, previous returns on similar products, current trends in the videogame market, the overall economy, changes in customer demand or acceptance of SouthPeak’s products, and other factors. Actual sales returns and price protection could differ materially from management’s allowance estimates due to a number of reasons, including: a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. However, SouthPeak believes there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. SouthPeak regularly reviews the factors that influence its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the company’s estimates.

Inventories. SouthPeak values its inventory of games at the lower of cost (first-in, first-out) or market. SouthPeak estimates the net realizable value of slow-moving inventory on a regular, title by title basis and charges the excess of cost over net realizable value to “cost of goods sold - product costs.” A significant change in market demand for SouthPeak’s games could render management’s estimates of inventory inadequate. Actual allowances granted could materially exceed SouthPeak’s estimates as unsold products in the distribution channels are exposed to rapid changes in consumer preferences, market conditions or technological obsolescence due to new platforms, product updates or competing products. For instance, allowances may increase as consoles pass the midpoint of their lifecycle and an increasing number of competitive products heighten pricing and competitive pressures. While SouthPeak’s management believes it can make reliable estimates regarding these matters, these estimates are inherently subjective. Accordingly, if management estimates are changed, this will result in a change in reserves, which would impact the net revenues and/or selling and marketing expenses reported.

Advances on Royalties. Beginning upon product release, advances on royalties are amortized to “cost of goods sold - royalties” based on the ratio of current revenues to total projected revenues, based on management’s estimates usually resulting in an amortization period of six months or less. At the end of each reporting period, SouthPeak evaluates the future recoverability of games released in prior periods, based upon an individual game’s performance.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts that SouthPeak reports. For example, in determining the future recoverability and timing of such advance royalties, SouthPeak must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to “cost of goods sold - royalties” may be larger than expected for any particular period.

Intellectual Property Licenses. Intellectual property license costs arise from fees paid by the Company to license the use of trademarks, copyrights, and software used in the development of games by third party developers. The licenses may be used in several games or a single game.

Periodically, SouthPeak evaluates the future recoverability of capitalized intellectual property licenses, based on the expected performance of the specific games. Prior to the related game’s release, SouthPeak expenses, as part of “cost of good sold - intellectual property licenses,” any intellectual property license costs that are not recoverable. If SouthPeak abandons a game, any capitalized intellectual property costs are charged to “cost of goods sold - intellectual property licenses,” at the time of cancellation. SouthPeak uses various factors to evaluate expected game performance, including preorders for the game prior to release.

Beginning with a game’s release, intellectual property license costs are amortized to “cost of goods sold - intellectual property licenses” based on the ratio of current revenues for the specific game to the total of projected revenues for all the games which will use the license. Periodically, SouthPeak evaluates the future recoverability of capitalized intellectual property licenses utilizing the main evaluative factor of actual title performance.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the shorter of the estimated useful lives: buildings, 40 years; computer equipment and software, three to five years; and office furniture and other equipment, five to ten years. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of Long-lived Assets. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” SouthPeak reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Revenue Recognition. SouthPeak recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle this occurs at the time of shipment. In conjunction with sale of games, the Company also establishes a reserve to reduce the amount of revenue recognized on the sale of the games for expected future price protections (sales allowances) and returns issued for the product sold. Any changes in managements estimates of future returns or price protections issued versus actual results would affect future net revenue and earnings of the Company. Appropriately, Company management is very diligent to ensure that the reserves taken are appropriate for the sales in the period, so that variances in management estimates will be minimal. In Europe, SouthPeak has agreements that provide customers on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master. With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding online transactions involving electronic downloads of titles and content, which is a new area for the Company, revenue is recognized when the fee is paid by the online customer for the online product and the Company is notified. SouthPeak’s revenues are recognized net of reserves for price protection and other allowances. . Also, in order to recognize revenue for both video game sales and licensing transactions, persuasive evidence of an arrangement must exist and collection of the related receivable must be deemed probable~~.~~ Revenue recognition also determines the timing of recognition of certain expenses, including “cost of goods sold - product costs” and “cost of goods sold - royalties”.

Income Taxes. Effective July 1, 2007, SouthPeak adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s condensed consolidated financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

SouthPeak’s management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in SouthPeak’s condensed consolidated financial statements as of December 31, 2007. The evaluation was performed for the tax years ended December 31, 2006, 2005 and 2004 which remain subject to examination for federal, various states and UK income tax purposes by various taxing authorities as of December 31, 2007.

SouthPeak’s policy is to reclassify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Foreign Currency Translation. The functional currency for SouthPeak’s foreign operations is the applicable local currency. Accounts of foreign operations are translated into US dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long term. Transaction gains and losses on intercompany balances considered to be long term are recorded in other comprehensive income (loss).

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. SouthPeak’s items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered long-term in nature and therefore do not require tax adjustments.

Stock-Based Compensation Plans. On July 1, 2006, SouthPeak adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SouthPeak adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the company’s fiscal year ended June 30, 2007. SouthPeak’s condensed consolidated financial statements as of and for the six months ended December 31, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, SouthPeak’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As of December 31, 2007, SouthPeak did not have any stock based compensation plans so effectively did not have any unvested stock-based compensation and did not issue any stock-based compensation during the period ended December 31, 2007 or in any prior periods, thereby resulting in SouthPeak not recognizing any stock-based compensation expense.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in SouthPeak’s’s condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), SouthPeak accounted for employee equity awards and employee stock purchases using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in SouthPeak’s Condensed Consolidated Statement of Operations because the exercise price of SouthPeak’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates. The most significant estimates are related to advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets.These estimates generally involve complex issues and require the Company to make judgments, involve analysis, of historical and future trends, can require extended periods of time to resolve, and are subject to change from time to time.

Recently Issued Accounting Standards.

In July 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for income taxes by detailing the minimum recognition standard a tax position is required to meet before being recognized in the financial statements. In addition, FIN 48 excludes income taxes from the scope of SFAS No. 5, Accounting for Contingencies.  FIN 48 is effective for fiscal years beginning after December 31, 2006.  Differences between the amounts recognized in the consolidated balance sheets prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of member equity. SouthPeak adopted FIN 48 effective July 1, 2007 and such adoption has not had a material impact on the company’s consolidated financial position, results of operations or cash flow.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” or SFAS 157. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 states that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for fiscal years beginning after November 15, 2007. SouthPeak is evaluating the impact, if any, the adoption of this statement will have on its results of operations, financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, or SAB 108. SAB 108 states that both a balance sheet (iron curtain) approach and an income statement (rollover) approach should be used when quantifying and evaluating the materiality of a misstatement. SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 is effective for fiscal years beginning after November 15, 2006. SouthPeak does not expect the adoption of this statement to have a material impact on SouthPeak’s consolidated financial position or cash flows.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. SouthPeak is evaluating if it will adopt SFAS No. 159 and what impact the adoption will have on its results of operations, financial position or cash flows.

In December 2007, the FASB issued Statement No. 141(R), "Business Combinations", or SFAS 141(R), which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the asset's estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted.

SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. We anticipate that adoption of this pronouncement will significantly impact how we account for business combination transactions consummated after the effective date, in the various areas outlined above.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51", or SFAS 160, effective for fiscal years beginning after December 15, 2008. SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including the requirement that the noncontrolling interest be classified as a component of equity. SFAS 160 is required to be adopted simultaneously with SFAS 141(R). We do not expect that this pronouncement will have a significant impact on Company’s consolidated financial position, results of operations or cash flows.

Results of Operations

The following table sets forth SouthPeak’s results of operations expressed as a percentage of net revenues:

	For the six months ended December 31,		For the years ended June 30,
	2007	2006	2007	2006	2005
Net revenues	100.0%	100.0%	100.0%	100.0%	—
					—
Cost of goods sold:					—
Product costs	34.6%	54.5%	51.4%	56.2%	—
Royalties	23.2%	8.8%	14.9%	29.6%	—
Total cost of goods sold	57.8%	63.3%	66.3%	85.8%	—
					—
Gross profit	42.2%	36.7%	33.7%	14.2%	—
					—
Operating expenses:					—
Warehousing and distribution	1.4%	4.0%	4.0%	1.0%	—
Sales and marketing	13.7%	11.0%	17.0%	9.4%	—
General and administrative	9.6%	20.7%	18.2%	16.2%	—
Total operating expenses	24.7%	35.7%	39.1%	26.6%	—
					—
Operating income (loss)	17.5%	1.0%	(5.4%)	(12.3%)	—
					—
Interest expense	1.3%	0.8%	1.5%	2.2%	—
					—
Income (loss) before income taxes	16.2%	0.2%	(6.9%)	(14.6%)	—

Income taxes	0	0	0	0	—

Net income (loss)	16.2%	0.2%	(6.9%)	(14.6%)	—

Six month period ended December 31, 2007 and 2006 (unaudited)

Net Revenues.  For the six month period ended December 31, 2007, net revenues increased to $22,545,578 from $5,934,254 in the prior year same period. The significant increase in net revenues is due primarily to the launch of Two Worlds in August, 2007, a new video game title from SouthPeak produced for the Xbox 360 platform, which is the highest revenue producing game in SouthPeak’s history. Two Worlds generated approximately 97% of net revenues for the six months ended December 31, 2007. The number of units sold for the six months ended December 31, 2006 was approximately 328,000 units increasing to approximately 845,000 units for the six months ended December 31, 2007, an increase of 158%; while the average net revenue per game sold increased approximately 47%, from $18.10 to $26.68.

Cost of Goods Sold. For the six month period ended December 31, 2007, the cost of goods sold increased to $13,034,615 from $3,756,538 for the prior year same period. This increase is largely because the variable costs of manufacturing of game discs or cartridges, license fees by the platform developer and royalty fees generally increase as the volume of sales increases. Moreover, the cost of product was proportionately higher in the six month period ended December 31, 2007 as a result of the particular manufacturing requirements for the games produced in this period. The cost of royalty expense also increased in the six month period ended December 31, 2007 from the prior year same period because of increased royalties due to a third party developer caused by high sales performance for a game produced by said developer. For the six month period ending Dec. 31, 2006, the games sold had lower royalties due because the sales performance was lower and some games had lower royalty cost structures.

Gross Profit.  For the six month period ended December 31, 2007, gross profit increased to $9,510,963 from $2,177,716 for the prior year same period, while the gross profit margin increased to 42.2% from 36.7% for the prior year period. SouthPeak’s gross profit margins for the years ended June 30, 2007 and 2006 were 33.7% and 14.2% respectively. In general, SouthPeak’s gross profit margins have increased during each year of its operations due to two principal factors: (i) deeper engagement in the creative process of publishing games over time and (ii) migration towards publishing games for newer game console platforms that allow games to be sold at higher prices, without a proportionate increase in cost of goods sold.

The initial games that were published by SouthPeak, which occurred during the fiscal year ended June 30, 2006, were developed by third-party developers with very limited creative input from SouthPeak. This was because SouthPeak had yet to establish a reputation for itself with developers as a valuable contributor in the creative process. Additionally, SouthPeak had an interest in quickly building a pipeline of games to meet the demands of retailers and distributors and therefore, needed to initially focus on building a substantial portfolio of game titles to meet these demands, even if that prevented the company from being able to become highly engaged in the creative process due to its limitations in time and personnel. Third party developers typically provide lower costs for producing video games (expensed to “cost of goods sold-royalties”) when publishers are partners in the creative process. Given SouthPeak’s limited input in the creative process for its initial games, its “cost of goods sold -product” were comparatively much higher per game than during future periods when SouthPeak became significantly involved in the creative process.

SouthPeak began to become significantly involved in the creative process of game development in the fiscal year ended June 30, 2007 because the company had (i) developed a reputation as a successful game publisher by that time and developers were willing to engage SouthPeak more deeply in the game development process; (ii) built a large enough portfolio of game titles so that it could begin to focus on developing higher quality, more creative games as opposed to being fixated on building a “critical volume” of games; and (iii) increased its personnel and dedicated the necessary human resources to become engaged in the creative process. The result was a decrease in the “cost of goods sold-product” on a game by game basis. As SouthPeak continues to grow, it increasingly is engaged in the creative process and this has created a trend of lower “cost of goods sold -product,” ultimately resulting in higher gross profit margins for the company. The creative input can relate to any part of the game, including game play, game level design, art style, character development, script and localization. The two games that the Company has been involved with from an early development stage are Two Worlds and Monster Madness. These two games have had the highest number of units sold of all the games the Company has sold since July 1, 2004. It is anticipated that the continued significant involvement of SouthPeak in the creative process will result in increased sales and gross margins for the company, because of increased average number of games sold per title.

As for the migration towards publishing games for newer game console platforms, SouthPeak began this process in the fiscal year ended June 30, 2007. New console platforms, such as the Xbox 360, Wii and PS3 became popular in 2007, so SouthPeak developed games for such platforms. The retail price for games developed for these platforms is substantially higher than the price for older platforms, partly because of the increased complexity and cost in developing games for the new platforms and partly because of marketing conducted by the console producers. In fact, the increase in retail price for games produced for new platforms is disproportionately higher than the increase in production costs. As a result, games produced by SouthPeak for the new platforms produced higher gross profit margins than games produced for older platforms.

These factors are principally responsible for the substantial increase in gross profit margins for the six month period ended December 31, 2007 compared to the six month period ended December 31, 2006. Likewise, these same factors are principally responsible for the general trend of gross profit margin expansion on an annual basis for SouthPeak. Although there can be no assurances, SouthPeak expects that gross profit margins will continue to improve on a year to year basis as the company further dedicates itself to deeper involvement in the creative process and to the development of games for the newest platforms.

The Company anticipates continued expansion of sales into new geographic territories as the Company enters into agreements with further distribution partners, which is anticipated to result in increased sales.

Warehousing and Distribution Expenses. For the six month period ended December 31, 2007, warehousing and distribution expenses increased 30% to $310,363 from $239,045 for the period ended December 31, 2006. This increase is principally due to higher variable costs associated with warehousing and order fulfillment expenses, which increase as sales volume increases. Warehousing and distribution expenses as a percentage of net revenues decreased to 1.4% for the six month period ended December 31, 2007 from 4.0% for the prior year period principally as a result of the sharp increase in net revenues.

Sales and Marketing Expenses.  For the six month period ended December 31, 2007, sales and marketing expenses increased 375% to $3,093,859 from $650,992 for the prior year same period. This increase primarily is due to higher sales commissions that increase proportionately as sales volume increases and the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs, on the other hand, vary on a game by game basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Sales and marketing expenses as a percentage of net revenues increased from 11.0% for the period ending December 31, 2006 to 13.7% in the period ended December 31, 2007, principally as a result of a substantial increase in advertising and marketing to fuel sales of Two Worlds. SouthPeak intends to continue to increase its marketing and advertising expenditures in the future in order to promote the launch of new video games and expects its sales costs to increase as its net revenues increase as well.

General and Administrative Expenses.  For the six month period ended December 31, 2007, general and administrative expenses increased to $2,158,553 from $1,224,348 for the same period in the prior year. Included in such expenses is the consulting fee incurred by the Company in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $592,537 for the six months ended December 31, 2006, increasing 26% to $744,290 for comparable period in 2007. In addition to the staffing provided by consultants, the Company also had direct employees. Such wages increased from $74,502 for the six months ended December 31, 2006 to $439,771 for the six months ended Dec. 31, 2007, an increase of 490%. Professional fees increased 346% from $27,673 in the six months ending December 31, 2006 to $123,574 in the comparable period in 2007. Travel and entertainment expenses were $247,458 in the six months ended December 31, 2007, having increased $181,199, or 273% from $66,259 during the comparable period in 2006.

General and administrative expenses as a percentage of net revenues decreased to 9.6% for the period ended December 31, 2007 from 20.6% for the same period in the prior year principally as a result of the increased net revenues in the more recent period.

Upon the completion of the contemplated merger, it is anticipated that staffing will increase, partly to comply with financial and accounting reporting requirements of a public company. In addition it is expected, as additional sales territories are added and more games are offered for sale, that sales will increase. It is anticipated that staffing will increase to support the increased sales volume.

Operating Income.  For the six month period ended December 31, 2007, operating income was $3,948,188 versus $63,331 in the prior year period. The increase in operating income is principally due to the release of new video game titles, particularly Two Worlds. For the six month period ended December 31, 2007, operating income as a percentage of net revenue was 17.5%.

Interest and Financing Costs.  For the six month period ended December 31, 2007, interest and financing costs increased to $290,310 from $49,470 for the prior year period due to an increase in average borrowings under the line of credit related to funding the increased costs for development of games with third parties and the increase in accounts receivables prior to payment by customers.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Internal Revenue Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Income.  For the six month period ended December 31, 2007, SouthPeak generated a net income of $3,657,878, as compared to net income of $13,861 for the six month period ended December31, 2006.

Years ended June 30, 2007 and 2006

Net Revenues.  For fiscal year 2007, net revenues increased to $12,544,046 from $6,235,148 in the prior year. The significant increase in net revenues is due primarily to the launch of new games in fiscal year 2007, especially Monster Madness: Battle for Suburbia, a game for the new console platform Xbox 360. Monster Madness: Battle for suburbia generated approximately 43% of net revenues for the year ended June 30, 2007. The number of units sold for the year ended June 30, 2006 was approximately 386,000 units increasing 76% to approximately 678,000 units for the year ended June 30, 2007, while the average net revenue per game sold increased 15% from $16.15 to $18.52.

Cost of Goods Sold. For fiscal year 2007, the cost of goods sold increased to $8,315,843 from $5,346,809 for the prior year. This increase primarily is due to the increase in sales, with cost of goods sold being 66.3% and 85.8% of net revenues for the years ended June 30, 2007 and 2006 respectively.

Gross Profit.  For fiscal year 2007, gross profit increased to $4,228,203 from $888,339 for the prior year while the gross profit margin increased to 33.7% from 14.2% for the prior year. In general, SouthPeak’s gross profit margins have increased during each year of its operations due to two principal factors: (i) deeper engagement in the creative process of publishing games over time and (ii) migration towards publishing games for newer game console platforms that allow games to be sold at higher prices, without a proportionate increase in cost of goods sold.

The initial games that were published by SouthPeak, which occurred during fiscal year 2006, were developed by third-party developers with very limited creative input from SouthPeak. This was because SouthPeak had yet to establish a reputation for itself with developers as a valuable contributor in the creative process. Additionally, SouthPeak had an interest in quickly building a pipeline of games to meet the demands of retailers and distributors and, therefore, needed to initially focus on building a substantial portfolio of game titles to meet these demands, even if that prevented the company from being able to become highly engaged in the creative process due to its limitations in time and personnel. Third party developers typically provide lower costs for producing video games (expensed to “cost of goods sold-product”) when publishers are partners in the creative process. Given SouthPeak’s limited input in the creative process for its initial games, its “cost of goods sold -product” were comparatively much higher per game than during future periods when SouthPeak became significantly involved in the creative process.

SouthPeak began to become significantly involved in the creative process of game development in fiscal year 2007 because the company had (i) developed a reputation as a successful game publisher by that time and developers were willing to engage SouthPeak more deeply in the game development process; (ii) built a large enough portfolio of game titles so that it could begin to focus on developing higher quality, more creative games as opposed to being fixated on building a “critical volume” of games; and (iii) increased its personnel and dedicated the necessary human resources to become engaged in the creative process. The result was a decrease in the “cost of goods sold-product” on a game by game basis. As SouthPeak continues to grow, it increasingly is engaged in the creative process and this has created a trend of lower “cost of goods sold -product,” ultimately resulting in higher gross profit margins for the company.

As for the migration towards publishing games for newer game console platforms, SouthPeak began this process in fiscal year 2007. New console platforms, such as the Xbox 360, Wii and PS3, became popular in 2007, so SouthPeak developed games for such platforms and has several games under development for these platforms. The retail price for games developed for these platforms is substantially higher than the price for older platforms, partly because of the increased complexity and cost in developing games for the new platforms and partly because of marketing conducted by the console producers. In fact, the increase in retail price for games produced for new platforms is disproportionately higher than the increase in production costs. As a result, games produced by SouthPeak for the new platforms produced higher gross profit margins than games produced for older platforms.

These factors are principally responsible for the substantial increase in gross profit margins for fiscal year 2007 compared to fiscal year 2006. Although there can be no assurances, SouthPeak expects that gross profit margins will continue to improve on a year to year basis as the company further dedicates itself to deeper involvement in the creative process and to the development of games for the newest platforms.

Warehousing and Distribution Expenses.  For fiscal year 2007, warehousing and distribution expenses increased to $502,132 from $62,197 for the prior year. This increase is principally due to higher variable costs associated with storage and logistics, which increase as sales volume increases and as the number of games warehoused increases. Warehousing and distribution expenses as a percentage of net revenues increased to 4% for 2007 from 1% for the prior year principally as a result of the fact that a larger percentage of SouthPeak’s sales were in the US as a percentage of total sales. SouthPeak’s US operations have a larger warehousing and distribution cost than its European operations as a result of local pricing differences.

Sales and Marketing Expenses.  For fiscal year 2007, sales and marketing expenses increased 262% to $2,128,025 from $587,667 for the prior year. This increase primarily is due to higher sales commissions that increase proportionately as sales volume increases and the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs, on the other hand, vary on a game by game basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Sales and marketing expenses as a percentage of net revenues increased from 9.4% for fiscal year 2006 to 17.0% for fiscal year 2007, principally as a result of a strategy of increasing advertising with new game releases. Advertising expenses for fiscal years 2007 and 2006 were approximately $1,606,247 and $446,588 respectively.

General and Administrative Expenses.  For fiscal year 2007, general and administrative expenses increased to $2,276,818 from $1,007,248 in the prior year. Included in such expenses is the consulting fee incurred by the Company in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $652,582 for fiscal 2006, increasing 81% to $1,183,195 for the fiscal 2007. In addition to the staffing provided by consultants, the Company also had direct employees. Such wages increased from $81,379 for the year ended June 30, 2006 to $192,733 for the year ended June 30, 2007, an increase of 137%. Professional fees increased 68% from $62,206 in fiscal 2006 to $104,568 in fiscal 2007. Travel and entertainment expenses were $50,843 in fiscal year 2006, increasing 210% to $157,595 in fiscal year 2007. General and administrative expenses as a percentage of net revenues stayed relatively steady, with 18.2% for fiscal year 2007 and 16.2% for fiscal year 2006.

Operating Income.  For fiscal year 2007, the operating loss was $678,772 versus an operating loss of $768,773 in the prior year. The decrease in operating losses is principally due to the increase in gross profit margins. For fiscal year 2007 operating loss as a percentage of net revenue was 5.4% compared to 12.3% for the prior year.

Interest and Financing Costs.  For fiscal year 2007, interest and financing costs increased to $187,440 from $138,672 for the prior year due to an increase in average borrowing under the line of credit related to funding the increased costs for development of games with third parties and the increase in the accounts receivables prior to payment by customers.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Internal Revenue Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Loss.  For fiscal year 2007, SouthPeak generated a net loss of $866,212, as compared to a net loss of $907,445 for the fiscal year 2006.

Years ended June 30, 2006 and 2005

Net Revenues.  For fiscal year 2006, net revenues increased to $6,235,148 from $0 for the prior year. The increase in net revenues in 2006 reflects the fact that SouthPeak re-launched its operations in fiscal year 2005 and only began to ramp-up its business in fiscal year 2006.

Cost of Goods Sold. For the fiscal year 2006, the cost of goods sold increased to $5,346,809 from $0 for the prior year. This increase reflects the fact that SouthPeak did not sell any video games in fiscal year 2005 and, therefore, did not incur any costs of goods sold.

Gross Profit.  For fiscal year 2006, gross profit increased to $888,339 from $0 for the prior year. The gross profit margin for fiscal year 2006 was 14.2%. SouthPeak did not sell any video games in fiscal year 2005, thereby producing no gross profits or revenues.

Warehousing and distribution expenses.  For fiscal year 2006, warehousing and distribution expenses increased to $62,197 from $0 for the prior year. Warehousing and distribution expenses as a percentage of net revenues was 1% in fiscal year 2006. SouthPeak did not incur any warehousing and distribution expenses in fiscal year 2005 because it did not yet produce or sell any video games.

Sales and Marketing Expenses.  For fiscal year 2006, sales and marketing expenses increased to $587,667 from $2,806 for the prior year. Sales and marketing expenses represented 9.4% of net revenues for fiscal year 2006. This increase reflects the fact that SouthPeak had re-launched operations in fiscal year 2005 and conducted only minimum marketing activities for the purpose of establishing itself in the business of video game production in 2005. Only in fiscal year 2006 did SouthPeak fully launch operations and begin incurring standard sales and marketing costs.

General and Administrative Expenses.  For fiscal year 2006, general and administrative expenses increased to $1,007,248 from $22,215 in the prior year. This increase reflects the fact that SouthPeak had re-launched operations in fiscal year 2005 and conducted only minimum activities for the purpose of establishing itself in the business of video game production in 2005. Only in fiscal year 2006 did SouthPeak fully launch operations, hire personnel, and begin incurring standard general and administrative costs. General and administrative expenses as a percentage of net revenues were 16.2% for 2006.

Operating Loss.  For fiscal year 2006, the operating loss was $768,773 versus an operating loss of $25,021 in the prior year. The increase in operating loss was the result of the full launch of operations in 2006, thereby increasing SouthPeak’s cost structure.

Interest and Financing Costs.  For fiscal year 2006, interest and financing costs increased to $138,672 from $0 for the prior year due to SouthPeak’s establishment of a line of credit to finance the production and sale of video games.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Loss.  For fiscal year 2006, SouthPeak generated a net loss of $907,445. In 2005, SouthPeak generated a net loss of $25,021.

Quarterly Operating Results Not Meaningful

SouthPeak’s quarterly net revenues and operating results have varied widely in the past and can be expected to vary in the future, due to numerous factors, several of which are not under its control. These factors include the timing of SouthPeak’s release of new titles, the popularity of both new titles and titles released in prior periods, changes in the mix of titles with varying gross margins, the timing of customer orders and fluctuations in consumer demand for gaming platforms. Accordingly, SouthPeak’s management believes that quarter-to-quarter comparisons of its operating results are not meaningful.

Liquidity and Capital Resources

Historically, SouthPeak has met its capital needs through its line of credit, loans from related persons and its members. SouthPeak’s cash and cash equivalents were $1,860,326 December 31, 2007 and $576,879 at December 31, 2006. Cash and cash equivalents were $510,265 at June 30, 2007 compared to $43,596 at June 30, 2006. SouthPeak’s cash is and was used principally for working capital purposes, including milestone payments for advances on royalties.

SouthPeak expects continued volatility in the use and availability of cash due to fluctuations in receivables collections and quarterly working capital needs necessary to finance its business and growth objectives. As of December 31, 2007, SouthPeak’s operating activities were funding its working capital needs. Due to the amount of third party developer commitments the Company has engaged in, the Company entered into a new loan for $2.0 million, with an interest rate of 14%. Although there can be no assurance, SouthPeak’s management believes that there will be sufficient capital resources from its operations, its line of credit, the new $2.0 million loan and its related parties and members in order to finance SouthPeak’s requirements for development, production, marketing, the purchases of equipment, and the acquisition of intellectual property rights for future products for at least the next 12 months. Furthermore, if the proposed Business Combination with GSPAC is consummated, SouthPeak believes that the liquidity provided to it via this transaction will provide it with enhanced ability to finance its operations and future growth.

Line of Credit. SouthPeak has a revolving loan due a financial institution, with a maximum outstanding amount of $5.0 million at June 30, 2007 and $5.0 million at December 31, 2007. The loan bears interest at prime plus ½%, which was 8.75% at June 30, 2007 and 2006, respectively and 7.75% as of December 31, 2007. The outstanding loan amount cannot exceed 65% of eligible accounts receivable from North American operations. Payments received on such accounts are processed by the financial institution as payments on the revolving loan. The line is collateralized by gross accounts receivable of $5,122,411, $6,035,659 and $1,671,891 at December 31, 2007, June 30, 2007 and June 30, 2006, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets, by the two majority members. The notes contain certain financial and non-financial covenants, and at December 31, 2007, and June 30, 2007 and 2006, SouthPeak was in compliance with the covenants.

At December 31, 2007, the loan outstanding totaled $632,473 and the remaining available under the line of credit amounted to $127,696. In the future, SouthPeak may elect to increase the maximum outstanding amount on its line of credit as the company’s business grows and its gross margins continue improving in the ordinary course of business. For the six months ended December 31, 2007 and 2006, interest expense relating to the line of credit was $228,755 and $37,325, respectively. At June 30, 2007 and 2006, the outstanding line of credit balance is $4,822,872 and $820,561, respectively and the remaining available under the line of credit amounted to $ -0- and $2,088,746, respectively. For the years ended June 30, 2007 and 2006, interest expense relating to the line of credit was $183,402 and $138,672, respectively. All interest is expensed. The termination date of the agreement is April 30, 2008; however, SouthPeak’s management believes that the line of credit will be renewed and potentially expanded in its normal course of business. At June 30, 2007 the loan outstanding totaled $4,822,872 and the remaining available under the line of credit amounted to $0. The maximum amount outstanding was temporarily increased to $9.0 million for the period of August 6, 2007 to November 1, 2007 in order to provide funding to finance the production and sales of games in this period; after which it was reduced to $6.5 million until December 1, 2007, at which time the maximum amount outstanding was reduced to $5.0 million.

Cash Flows. SouthPeak expects that it will make significant expenditures relating to advances on royalties to third-party developers. SouthPeak’s future cash commitments relating to these investments are detailed below in “Contractual Obligations.”  Cash flows from operations are affected by its ability to release highly successful or “hit” titles. Though many of these titles have substantial royalty advances and marketing expenditures, once a title recoups these costs, incremental net revenues typically will directly and positively impact cash flows.

 For the six month period ended December 31, 2007, SouthPeak had net cash provided by operating activities of $6,932,117, increasing by $6,427,231over $504,886 during the similar period in 2006. Such increase occurred primarily because of the net income of the Company, $3,657,878 in 2007 compared to $13,861 in 2006. In addition, accrued royalties increased $3,073,755 in six months ended December 31, 2007 compared to decreasing $83,778 in the similar period of 2006, as a result of the increased sales activity in 2007 as compared to 2006. In particular this increase related to the sales performance of Two Worlds, which exceeded the advance royalties paid for the game, and therefore additional royalties were accrued for the six months ended December 31, 2007, that were not payable until 2008. The largest uses of cash by operating activities in the six months ended December 31, 2007 were a decrease in accounts payable of $971,082, and a decrease in accrued expenses - related parties of $586,325. Generally, when new games are launched, there is a large amount of payables and receivables on the books to account for the cost of manufacturing the games, and from the large sales volume.  There were no games launched in November or December, and therefore, accounts payable decreased from the balance at June 30, 2007.  In addition, with the increased cash flow for the six months ended December 31, 2007, liabilities of the Company were paid down, including accrued expenses - related parties.  Although there was a large amount of sales for the six months ended December 31, 2007, fewer games were sold in November and December 2007, as most retailers purchase their products prior to November in anticipation of the Christmas shopping season.  In addition, Monster Madness was released in June of 2007.  Therefore, gross account receivable actually decreased from June 30, 2007 to December 31, 2007 by $954,951 as a result of these two factors. For the six month period ended December 31, 2006, SouthPeak’s largest cash usages were the increase in advance royalties of $600,548 and the increase in inventories of $662,072, offset by the increase in accounts payable of $1,197,416 and the increase in accrued expenses and other liabilities of $392,936.

During the six month period ended December 31, 2007, the Company made a concerted effort to obtain vendor credit, and was able to obtain credit terms with a significant, new vendor who did the printing for the Two Worlds game. In addition, the hiring of additional employees with industry experience has led to the Company going directly to the provider versus using a middle man, which has helped reduce costs, which the Company anticipates will also benefit future periods. The Company plans to continue to assess vendor services, terms and prices on an ongoing basis to streamline costs.

For fiscal year 2007, SouthPeak used $3,119,684 of cash in operating activities. SouthPeak’s largest cash usages for the fiscal year 2007 were the net loss for the year of $866,212, the net increase in accounts receivable of $3,931,200, the increase in advances on royalties of $552,393 and the increase in inventories of $450,889. In addition, there was increased collection of older outstanding accounts receivable at the end of the fiscal year, in anticipation of orders for Monster Madness: Battle for Suburbia which was released in June of 2007.

During fiscal year 2006, cash of $1,532,445 was used in operating activities. SouthPeak’s largest cash usages for the fiscal year 2006 were the net loss for the year of $907,445, the net increase in accounts receivable of $2,876,911 and the increase in advances on royalties of $909,050, offset by the increase in accounts payable of $1,347,409, and the increase in accrued royalties of $850,000. As the Company began generating revenue, the Company negotiated various credit terms with customers in an effort to increase cash flow. Particularly with European operations, the Company required a number of their customers to pay cash in advance for product. On a continuing basis the Company evaluates customer history and condition in the consideration of customer credit terms.

During fiscal year 2005, $1,513 was used in operating activities. SouthPeak’s cash usage was mainly attributable to general and administrative expenses, and marketing costs.

The cash used in investing activities during the six months ended December 31, 2007 and 2006 were $809,562 and $16,831, respectively. The cash used in both periods primarily related to the purchase of office and computer equipment and software. Cash used in investing activities during fiscal years 2007, 2006 and 2005 of $112,030, $63,366 and $93, respectively, are principally related to purchases of computer equipment.

During the six months ended December 31, 2007 and 2006, financing activities resulted in net cash used of $4,781,076 and cash flow of $40,187, respectively. The Company utilized cash provided by operating activities to repay its line of credit, in the amount of $4,190,399. Net cash provided by financing activities in fiscal year 2007 was $3,595,912, which resulted primarily from a drawdown of $4,002,311 from the company’s line of credit, partially used to repay $1,877,153 of loans to related parties. During the fiscal year ended 2006, $1,545,081 was provided by financing activities primarily as a result of a line of credit increase of $820,561 and loan proceeds from related parties of $1,772,813, partially offset by repayments of $1,130,000. The loans from related parties were repaid in full in October 2007.

SouthPeak now is able to meet a substantial portion of its capital needs through operating cash flows, particularly given the cash generated from the profitable operations of SouthPeak for the six month period ended December 31, 2007. Additionally, as SouthPeak’s gross profit margins are steadily increasing as a result of its increasing ability to negotiate lower royalty fees with third party developers (due to SouthPeak’s higher level of involvement in the creative development process), SouthPeak’s operating cash flows are expected to contribute more towards the company’s capital needs in the future. Moreover, SouthPeak can continue to access the cash available through its line of credit in the ordinary course of business over time, as well as potentially use the cash proceeds from the proposed Business Combination with GSPAC. Ultimately, SouthPeak’s management believes that it has sufficient capital resources from its operations, its line of credit, and its related parties and members in order to finance SouthPeak’s operations and growth indefinitely.

Contractual Obligations

Operating Obligations. SouthPeak regularly enters into contractual arrangements with third parties for the development of games. Under these agreements, SouthPeak commits to provide specified payments to a developer, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers typically are deemed to be advances and are recoupable against future royalties earned by the developers based on the sale of the related game. On October 26, 2007, SouthPeak entered into an agreement with a third party game developer in connection with certain development agreements. Pursuant to the agreement, SouthPeak has committed to spend specified amounts for marketing support for the related game which is to be developed. SouthPeak also leases its UK office under a non-cancelable operating lease agreement. In October 2007, SouthPeak entered into a new one year lease for its UK office, beginning in December 2007, with a monthly rent of $5,774.

Long Term Obligations. SouthPeak has minimum principal payments due on a mortgage loan. In October 2007, the company purchased a building and land in Grapevine, Texas for $1,175,000. This building has 7,000 square feet and is being used for office space. In connection with the purchase, Southpeak entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus ¼%, and has an initial rate of 7.5%. Monthly principal and interest payment are $8,611 with interest only payments for the first six months. The mortgage is secured by land and building with a net book value of $1,194,738 at December 31, 2007. The two majority members of Southpeak have personally guaranteed the mortgage note.

 The total future minimum commitments for the above and other contractual arrangements in place as of December 31, 2007 are scheduled to be paid as follows:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt	$2,093,352	$95,600	$206,664	$206,664	$1,584,424
Operating lease obligations	61,442	61,442	-	-	-
Other contractual obligations	9,406,200	2,714,500	6,691,700	-	-
Total	$11,560,994	$2,871,542	$6,898,364	$206,664	$1,584,424

In the normal course of business, SouthPeak executes contracts with third parties for development of the games. During the period from January 1, 2008 to February 25, 2008, SouthPeak entered into four agreements with such developers for an aggregate royalty commitment of approximately $2,799,000.

Quantitative and Qualitative Disclosures about Market Risk

SouthPeak is exposed to various market risks, including the changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices. Foreign exchange contracts used to hedge foreign currency exposure are subject to market risk. SouthPeak does not enter into derivatives or other financial instruments for trading or speculative purposes.

INFORMATION ABOUT GSPAC

We are a blank check company incorporated under the laws of the State of Delaware on August 10, 2005 to serve as a vehicle for the acquisition of an unidentified operating business. Our efforts in identifying a prospective target business are not limited to a particular industry. Our current business consists solely of identifying, researching and negotiating the purchase of a business meeting the requirements and standards of our business plan.

On January 15, 2008, we entered into the Reorganization Agreement in order to effect a business combination. We are not presently engaged in, and we will not engage in, any substantive commercial business until we consummate a business combination. Rather, we are devoting our time, attention and resources to completing the business combination with SouthPeak.

The Initial Public Offering and Trust Account

The net proceeds of our initial public offering were deposited into a trust account. The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of GSPAC. The trust account contained approximately $32,000,000 as of January 31, 2008. If the business combination is consummated, the trust account, reduced by amounts paid to the holders of our Class B common stock who vote against the business combination and elect to convert their shares of Class B common stock into their pro rata shares of net funds in it, will be released to GSPAC. In connection with the proposed merger, we expect to utilize approximately $8.8 million of the approximately $32 million held in our trust account. We expect to utilize the remaining funds following the business combination for working capital and general corporate purposes.

Effecting a business combination

Fair market value of target business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, which fair market value of SouthPeak has been determined by our board of directors. The fairness of the business combination to our stockholders has been determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value.

Opportunity for holders of our Class B common stock to approve the business combination

We will proceed with the business combination with SouthPeak only if the holders of a majority of shares of our Class B common stock, present in person or by proxy and entitled to vote at the special meeting, are voted in favor of the business combination and holders of less than 1,196,000 shares of Class B common stock, an amount equal to 20% of the total number of shares of Class B common stock issued in our initial public offering, exercise their conversion rights.

Conversion rights

Each holder of our Class B common stock sold in our initial public offering has the right to have such holder’s shares of Class B common stock converted to cash if the stockholder votes against the business combination, tenders the shares to our transfer agent at least two business days prior to the special meeting and the business combination is approved and completed. The holders of our common stock will not be entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the trust fund inclusive of any interest (calculated as of two business days prior to the proposed consummation of the business combination), divided by the number of shares of Class B common stock sold in our initial public offering. Taking into account interest earned on the trust account, the per-share conversion price would be approximately $5.36 per share as of April 10, 2008. An eligible holder of our Class B common stock may request conversion at any time after the mailing to the holders of our Class B common stock of this proxy statement/prospectus and prior to the vote taken with respect to the business combination at the special meeting, but the request will not be granted unless the holder of Class B common stock votes against the business combination, tenders the shares to our transfer agent at least two business days prior to the special meeting and the business combination is approved and completed.

Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the business combination at the special meeting (or any adjournment or postponement thereof). Furthermore, if you delivered a certificate for conversion and subsequently decided prior to the special meeting not to elect conversion, you may simply request that the transfer agent return the certificate (physically or electronically) to you. It is anticipated that the funds to be distributed to the holders of our Class B common stock entitled to convert their shares who elect conversion will be distributed promptly after completion of the business combination.

Distribution of trust account to holders of our Class B common stock if no business combination

If we do not complete the business combination, or any other business combination, on or before April 25, 2008, our charter provides that we distribute to all holders of our Class B common stock, in proportion to their respective equity interest in the Class B common stock, an aggregate sum equal to the amount in the trust account, inclusive of any interest, and all then outstanding shares of our Class B common stock will be automatically cancelled. There will be no distribution from the trust account with respect to our common stock or our Class W warrants and Class Z warrants. Our charter provides that certain provisions that apply prior to a business combination, including those provisions relating to the distribution of the trust fund if no business combination occurs within the prescribed time periods, cannot be amended. Our counsel has advised us that these restrictions on charter amendments may not be enforceable under Delaware law. Nevertheless, we have viewed these business combination procedures in our charter as obligations to investors and we do not intend to propose any amendment to these procedures to our stockholders.

Taking into account interest earned on the trust fund, the per-share conversion price would be approximately $5.36 per share as of April 10, 2008. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of the holders of our Class B common stock. We cannot assure you that the actual distribution per share of Class B common stock will not be less than $5.36, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to the holders of our Class B common stock, each of Rahul Prakash, our Chairman of the board of directors and Chief Executive Officer, Abhishek Jain, our President and a member of our board of directors, and Avinash Vashistha, our Executive Vice President and Chief Financial Officer and a member of our board of directors, have agreed that they will be personally liable to ensure that the proceeds in the trust fund are not reduced by the claims of target businesses or of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us and that have not executed an agreement waiving any right, title, interest or claim of any kind in or to any monies held in the trust. However, we cannot assure you that these individuals will be able to satisfy those obligations. Since we entered into a letter of intent to complete a business combination prior to October 25, 2007, but did not complete the business combination by such date, we have an additional six months in which to complete the business combination. If we are unable to do so on or before April 25, 2008, we will then notify the trustee of the trust account to commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to the holders of our Class B common stock. We anticipate that our instruction to the trustee would be given promptly after such applicable date.

A holder of our Class B common stock shall be entitled to receive funds from the trust account only in the event we do not complete a business combination within the applicable time periods or if the holder of our Class B common stock elected to convert the holder’s shares into cash upon our completion of a business combination that the holder of our Class B common stock voted against, the holder tendered the shares to our transfer agent at least two business days prior to the special meeting held to approve such business combination and such business combination is actually completed by us. In no other circumstances shall a holder of Class B common stock have any right or interest of any kind to or in the trust account. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust account.

Liquidation if no business combination

If we do not complete a business combination on or before April 25, 2008, we will be dissolved and any remaining net assets, after the distribution of the trust account to the holders of our Class B common stock, will be distributed to the holders of our common stock. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination and, accordingly, such holders are likely to lose all or substantially all of their investment. Accordingly, the holders of our common stock will receive distributions on liquidation only in the event that the amount of proceeds not held in trust exceeds the expenses we incur.

Competition

In identifying, evaluating and selecting a target business, we have encountered intense competition from other entities having a business objective similar to ours. There are numerous blank check companies that have completed initial public offerings that are seeking to carry out a business plan similar to our business plan. Additionally, we faced competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities with which we have competed are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. Further:

•	our obligation to seek the approval of the holders of our Class B common stock of a business combination may delay the completion of a transaction;

•
our obligation to convert into cash shares of our Class B common stock if the holders of such shares both vote against the business combination and also seek conversion of their shares may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Facilities

We maintain our executive offices at 3130 Fairview Park Drive, Suite 500, Falls Church, Virginia 22042. The cost for this space is included in the $7,500 per-month fee that Everest Telecom LLC charges us for general and administrative services pursuant to a letter agreement between us and Everest Telecom LLC, an affiliate of Mr. Prakash. We believe, based on rents and fees for similar services in the northern Virginia area, that the fee charged by Everest Telecom LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have three executive officers, all of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for a business combination and the stage of our business combination process. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently more time on our affairs) than they would prior to locating a suitable target business.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report contains financial statements audited and reported on by our independent accountants.

Legal Proceedings

We are not currently a party to any pending material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GSPAC

The following discussion and analysis should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus.

General

We were formed on August 10, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. We completed our initial public offering on April 25, 2006. Our entire activity from inception through the consummation of our initial public offering on April 25, 2006 was to prepare for and complete our initial public offering. Since the consummation of our initial public offering on April 25, 2006, our activity has been limited to identifying targets for a business combination.

On January 15, 2008, we entered into the reorganization agreement in order to effect a business combination. We are not presently engaged in, and will not engage in, any substantive commercial business until we consummate a business combination.

Results of Operations

Net income for the year ended July 31, 2007 was $500,795 which consisted of interest income of the trust fund of $980,953, and interest on cash and cash equivalents of $33,839, offset by $253,945 of professional fees and $260,052 of general and administrative expenses consisting of $90,000 for a monthly administrative services agreement with an affiliate, $55,000 of D&O insurance, $36,500 of Delaware franchise tax and $78,552 of other expenses. Net income (loss) for the six months ended January 31, 2008 and 2007 were ($403,736) and $248,960, respectively. The net loss for the six months ended January 31, 2008 of $403,736 consisted of interest income of $500,004, offset by $166,371 of professional fees, $632,200 of transaction costs associated with the pending business combination with SouthPeak and $105,169 of general and administrative expenses consisting of $45,000 for a monthly administrative services agreement with an affiliate, and $60,169 of other expenses

Net income for the period from inception (August 10, 2005) to July 31, 2006 was $153,457, which consisted of interest income of the trust fund of $250,626, and interest on cash and cash equivalents of $8,290, offset by $64,424 of professional fees and $41,035 of general and administrative expenses consisting of $25,725 for a monthly administrative services agreement with an affiliate, $10,056 of Delaware franchise tax and $5,254 of other expenses. Net income for the period from inception to January 31, 2008 was $250,516, which consisted of interest income of $1,773,712, offset by $484,700 of professional fees $632,200 of transaction costs associated with the pending business combination with SouthPeak and $406,261 of general and administrative expenses consisting of $160,725 for a monthly administrative services agreement with an affiliate, $85,000 of D&O Insurance, $64,556 of Delaware franchise tax and $95,975 of other expenses.

The administrative services agreement with Everest Telecom LLC is for our benefit and is not intended to provide compensation in lieu of a salary. Amounts of $45,000, $90,000, $25,725, and $160,755 are included in general and administrative expenses on the accompanying condensed statements of operations for the six months ended January 31, 2008, the year ended July 31, 2007 and for the period from inception (August 1, 2005) to July 31, 2006 and for the period from inception (August 10, 2005) to January 31, 2008, respectively, pursuant to this arrangement.

Liquidity and Capital Resources

Net proceeds from our initial public offering, after deducting offering expenses of approximately $434,000 and underwriting discounts of approximately $2,047,000, was approximately $31,600,000 of which $30,199,000 was placed in a trust account and the remaining proceeds of approximately $1,430,000 became available to be used to provide for business, legal and accounting due diligence on prospective transactions and continuing general and administrative expenses. Except to the extent that our capital stock is used in whole or in part to effect a business combination, we expect to use substantially all of the net proceeds of our initial public offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account, as well as any other net proceeds not expended, will be used to finance the operations of the target. In connection with the proposed business combination with SouthPeak, as we anticipate using approximately $8,835,000 as transaction consideration and to pay transaction fees and expenses, upon completion of the business combination, we will have available to us approximately $23,084,000 of cash from the trust accounts. At July 31, 2007, we had cash outside of the trust account of $995,386, cash held inside the trust account of $31,430,580, prepaid expenses of $41,000, deferred acquisition costs of $17,404 and total liabilities of $78,047. At January 31, 2008, we had cash outside of the trust account of $163,347, cash held inside the trust account of $31,919,663, prepaid expenses of $23,500 and total liabilities of $103,923.

We believe that the funds available to us outside of the trust account will be sufficient to allow us to operate until April 25, 2008, assuming that a business combination is not consummated during that time. Of the funds held outside of the trust account totaling $163,347 as of January 31, 2008, we anticipate using these funds to cover legal and accounting fees, other expenses attendant to the due diligence investigations, structuring, and negotiating of a business combination, and administrative expenses incurred prior to completing a business combination. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business.

Off-Balance Sheet Arrangements

As of July 31, 2007 and January 31, 2008, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations and Commitments

Solicitation Services

We have engaged HCFP/Brenner, on a non-exclusive basis, to act as our agent for the solicitation of the exercise of our Class W warrants and Class Z warrants. In consideration for solicitation services, we agreed to pay HCFP/Brenner a commission equal to 5% of the exercise price for each Class W warrant and Class Z warrant exercised after April 18, 2007 if the exercise is solicited by HCFP/Brenner. No services have been provided to date.

Administrative Services

Commencing on April 18, 2006, the effective date of GSPAC's initial public offering, GSPAC is obligated to pay an affiliate of our chief executive officer, $7,500 per month for office, secretarial and administrative services. Amounts of $45,000 and $160,755 for such services for the six months ended January 31, 2008 and for the period from inception (August 10, 2005) to January 31, 2008, respectively, are included in general and administrative expenses on our statements of operations.

Our obligation to pay administrative fees are set forth in the following table, as of January 31, 2008:

	Payment due by period
		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Administrative services agreement(1)	$22,500	$22,500	-	$-	-
Total	$22,500	$22,500	$-	$-	$-

(1)
Beginning April 18, 2006, we became obligated to pay Everest Telecom LLC, an affiliate of Mr. Rahul Prakash, our Chairman of the Board and Chief Executive Officer and a member of our board of directors, a monthly fee of $7,500 for office and administrative services. Amounts of $45,000 and $115,725 are included in general and administrative expenses on our statements of operations for the six months ended January 31, 2008 and for the period from inception (August 1, 2005) to July 31, 2007, pursuant to this arrangement.

Critical Accounting Policies

Investments Held in Trust. The restricted investment held in the trust account at July 31, 2007 and at January 31, 2008, is comprised of Commonwealth of Virginia securities with maturities of up to 30 days. Such securities generate current income which is exempt from federal income tax and income tax imposed by the Commonwealth of Virginia. GSPAC is incorporated in Delaware and accordingly is subject to franchise taxes.

Fair Value of Financial Instruments and Derivatives. The fair values of our assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the balance sheets at July 31, 2007 and January 31, 2008.

We account for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in the fair value of derivative instruments which are not designated as hedges are recognized in earnings as other income (loss).

Quantitative and Qualitative Disclosures about Market Risk

To date, our efforts have been limited to organizational activities and activities relating to our initial public offering and the identification of a target business. We have neither engaged in any operations nor generated any revenues. As the proceeds from our initial public offering held in trust have been invested in short term investments, our only market risk exposure relates to fluctuations in interest.

As of July 31, 2007 and January 31, 2008, respectively, $31,430,580 and $31,919,663 of the net proceeds of our initial public offering (including interest) was held in trust for the purposes of consummating a business combination. The proceeds held in trust have been invested in Commonwealth of Virginia securities with maturities of up to 30 days. As of July 31, 2007, the effective annualized interest rate payable on our investment was 3.22%. As of January 31, 2008 and July 31, 2007, $163,347 and $995,386 respectively of the proceeds not held in trust were being held in a business checking account with Provident Bank National Association or in an escrow account with our attorneys for the benefit of certain vendors who are performing services in connection with the proposed business combination. Thus, we are subject to market risk primarily through the effect of changes in interest rates. The effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices, does not pose significant market risk to us.

We have not engaged in any hedging activities since our inception on August 1, 2005. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INTRODUCTION TO THE SP HOLDINGS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet combines the condensed consolidated historical balance sheet of SouthPeak as of December 31, 2007 and the balance sheet of GSPAC as of January 31, 2008, giving effect to the merger and the business combination as if they had been consummated. The following unaudited pro forma condensed consolidated statement of operations combines the consolidated statement of operations of SouthPeak for its year ended June 30, 2007 with the statement of operations of GSPAC for its fiscal year ended July 31, 2007, giving effect to the merger and the business combination as if they had occurred at the beginning of the respective periods presented. The following unaudited pro forma condensed combined statement of operations combines the historical consolidated statement of operations of SouthPeak for the six month period ended December 31, 2007 with the statement of operations of GSPAC for the six months ended January 31, 2008, giving effect to the merger and the business combination as if they had occurred at the beginning of the respective fiscal periods presented.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger and the business combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of SP Holdings upon consummation of the merger and the business combination.

We are providing the following information to aid you in your analysis of the financial aspects of the merger and the business combination. We derived the historical financial information of SouthPeak from the audited consolidated financial statements of SouthPeak for the year ended June 30, 2007 and the unaudited condensed consolidated financial statements of SouthPeak for the six month period ended December 31, 2007 included elsewhere in this proxy statement/prospectus. We derived the historical financial information of GSPAC from the audited financial statements of GSPAC for the year ended July 31, 2007 and the unaudited financial statements of GSPAC for the six months ended January 31, 2008 included elsewhere in this proxy statement/prospectus. This information should be read together with SouthPeak’s and GSPAC’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SouthPeak”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSPAC” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the SP Holdings will experience. SouthPeak and GSPAC have not had any historical relationships prior to the merger and the business combination. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

In the business combination, SP Holdings intends to purchase all the issued and outstanding membership interests of SouthPeak from its members in exchange for consideration consisting of 5,000,000 shares of SP Holdings common stock and $5.0 million in cash. Immediately after the business combination former members of SouthPeak will own approximately 42.02% of the then issued and outstanding common stock of SP Holdings and the former GSPAC stockholders will own approximately 57.98% of the then issued and outstanding common stock of SP Holdings. If the holders of 19.99% of GSPAC’s Class B common stock seek conversion, the former SouthPeak members would own approximately 46.71% of the outstanding shares of common stock of SP Holdings compared to approximately 53.29% for the former GSPAC stockholders.

Additionally, further consideration may be issued to the former SouthPeak members based on the achievement of certain future earnings milestones of SP Holdings after the business combination and/or upon the achievement of certain stock price level milestones of SP Holdings.

First Contingent Payment

As additional consideration for the contribution of all of the outstanding membership interests of SouthPeak to SP Holdings, SP Holdings shall issue to the former members of SouthPeak an additional 1,650,000 shares of common stock if:

•	the publicly-quoted sale price of SP Holdings common stock is at least $7.50 per share for any 20 trading days within any 30-trading day period on or before June 30, 2011; or

•	SP Holdings’ EBITDA for the fiscal year ended June 30, 2009 is at least $5.0 million.

Second Contingent Payment

SP Holdings shall issue to the members of SouthPeak 3,000,000 shares of common stock, less any shares previously issued in the contingent payment above, if:

•	the publicly-quoted sale price of SP Holdings common stock is at least $8.75 per share for any 20 trading days within any 30-trading day period on or before June 30, 2011; or

•	SP Holdings’ EBITDA for any of the fiscal years ended June 30, 2009, 2010 or 2011 is at least $10.0 million.

SP Holdings, GSPAC and SouthPeak plan to complete the merger and business combination promptly after the special meeting provided that:

•	holders of a majority of GSPAC’s Class B common stock have approved the business combination;

•	holders of less than 20% of GPSAC’s Class B common stock vote against the business combination and elect conversion of their shares into cash; and

•	other conditions specified in the reorganization agreement have been satisfied or waived.

The merger and business combination will be accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by SouthPeak for the net monetary assets of GSPAC. The net monetary assets of GSPAC will be recorded as of the business combination date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger and business combination.

The determination of SouthPeak as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the business combination, including significant consideration given to the fact that upon consummation of the business combination ,(i) SouthPeak’s management will continue in all the officer and senior management positions of SP Holdings and, accordingly, will have day-to-day authority to carry out the business plan after the business combination; (ii) SouthPeak’s employees (27 as of January 1, 2008) will continue on with no expected disruption, while no GSPAC employees are anticipated to become employees of SP Holdings; (iii) the current SouthPeak business plan and operations will continue as the business plan of SP Holdings with no changes expected as a result of the business combination; (iv) of the five member board of directors of SP Holdings, two members will be independent directors nominated by the members of SouthPeak, one member will be appointed by GSPAC’s initial stockholders and two directors will be members of SouthPeak’s management; and (v) the largest minority stockholder group is comprised of four current members of SouthPeak who will own approximately 42.02% of SP Holdings after the completion of the business combination (or 46.71% if the holders of 19.99% of GSPAC’s Class B common stock seek conversion) compared to the largest GSPAC director and officer minority stockholder group which would own a de minimus percentage of the SP Holdings after the business combination. Furthermore, the remaining GSPAC stockholders are a diverse group of investors of which none are expected to own greater than 5% of SP Holdings following the consummation of the business combination. If the holders of 19.99% of GSPAC’s Class B common stock vote against the business combination, the members of SouthPeak will then own 46.71% of SP Holdings compared to 53.29% for GSPAC’s stockholders, a differential of approximately 6.58%.

In addition to the factors described above, in reaching its determination of SP Holdings as the accounting acquirer, management also contemplated (i) the substance and design of the business combination; (ii) the impact of potentially dilutive securities on ownership of SP Holdings under varying scenarios; (iii) that approximately 3.0 million shares of common stock are contingently issuable to the members of SouthPeak upon the achievement of certain performance and/or market conditions; and (iv) the size of SouthPeak versus GSPAC, considering total assets, revenues and operating expenses.

Separate pro forma information has been presented for the following circumstances: (1) that no holders of GSPAC Class B common stock exercise their right to have their shares converted upon the consummation of the business combination, and (2) that holders of 19.99% of the Class B common stock elect to have their shares converted upon the consummation of the business combination at the conversion price of $5.34 per share, based on the amount held in the GSPAC trust account, inclusive of interest income to date thereon, at January 31, 2008. The basis of presentation described in (2) is based on the possibility that holders of up to a maximum of 19.99% of the Class B common stock may elect to have their shares converted at the conversion price of approximately $5.34 per share, or a total of $6,380,742 as of January 31, 2008.

SP HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

					Combined	Adjustments		Combined
	December 31, 2007	January 31, 2008	Acquisition		(Assuming No	For Maximum		(Assuming Max
	SouthPeak	GSPAC	Adjustments		Conversion)	Conversion		Conversion)
Assets

Current Assets:
Cash and cash equivalents	$1,860,326	$163,347	31,919,663	(a)	$26,051,898	$(6,380,742)	(f)	$19,671,156
			(391,438)	(b)
			(5,000,000)	(b)
			(2,500,000)	(b)
Assets held in Trust Fund	-	31,919,663	(31,919,663)	(a)	-			-
Accounts receivable, net	3,391,619	-			3,391,619			3,391,619
Inventory	468,669	-			468,669			468,669
Advances on royalties	989,899	-			989,899			989,899
Intellectual property licenses	42,500	-			42,500			42,500
Prepaid expenses and other current assets	75,592	23,500			99,092			99,092
Total current assets	6,828,605	32,106,510	(7,891,438)		31,043,677	(6,380,742)		24,662,935

Non-Current Assets:
Advances on royalties, net	592,276	-			592,276			592,276
Intellectual property licenses, net	1,360,000	-			1,360,000			1,360,000
Property and equipment, net	1,506,668	-			1,506,668			1,506,668
Deferred acquisition costs	311,362	-	(311,362)	(b)	-			-
Other assets	16,158	-			16,158			16,158

Total assets	$10,615,069	$32,106,510	$(8,202,800)		$34,518,779	$(6,380,742)		$28,138,037

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued royalties	$5,113,198	$103,923			$5,217,121			$5,217,121
Due to related parties	38,806	-			38,806			38,806
Line of credit	632,473	-			632,473			632,473
Mortgage payable	15,778	-			15,778			15,778
Accrued expenses	1,636,340	-			1,636,340			1,636,340

Total current liabilities	7,436,595	103,923	-		7,540,518			7,540,518

Non-Current Liabilities:
Mortage payable	1,052,672	-	-		1,052,672			1,052,672

Total liabilities	8,489,267	103,923			8,593,190			8,593,190

Common stock, subject to possible conversion	-	6,380,742	(6,380,742)	(c)	-			-

Stockholders' Equity
Common stock	-	92	500	(d)	1,190	(120)	(f)	1,070
			478	(c)				-
			120	(c)	-			-
Members' equity	1,941,554		(1,941,554)	(e)				-
Common stock, Class B	-	478	(478)	(c)	-			-
Additional paid-in capital	-	25,370,759	(7,500,000)	(b)	25,740,151	(6,380,622)	(f)	19,359,529
			(311,362)	(b)				-
			(13,638)	(b)
			6,380,742	(c)				-
			(500)	(d)				-
			(120)	(c)
			(127,284)	(d)
			1,941,554	(e)				-
Retained earnings	-	250,516	(377,800)	(b)
			127,284	(d)
Accumulated other comprehensive income	184,248	-			184,248			184,248

Total stockholders' equity	2,125,802	25,621,845	(1,822,058)		25,925,589	(6,380,742)		19,544,847

Total liabilities and stockholders' equity	$10,615,069	$32,106,510	$(8,202,800)		$34,518,779	(6,380,742)		$28,138,037

NOTES TO SP HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JANUARY 31, 2008

The pro forma condensed combined balance sheet reflects the acquisition as a recapitalization through the issuance of stock by SouthPeak in exchange for the net monetary assets of GSPAC, assuming that the merger and business combination had been completed as of the dates presented. The historical balance sheets used in the preparation of the pro forma financial statements have been derived from SouthPeak’s unaudited condensed consolidated financial statements as of December 31, 2007 and GSPAC’s unaudited financial statements as of January 31, 2008.

Pro forma adjustments are necessary to record the accounting upon consummation of the the merger and business combination. No pro forma adjustments were required to conform SouthPeak’s accounting policies to GSPAC’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)
Reflects the release of GSPAC’s restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming no holders of GSPAC Class B common stock sold in its initial public offering exercise their right to have their shares redeemed upon the consummation of the merger and business combination.

(b)
Gives effect to the payment of an aggregate of $1,335,000 of estimated costs payable in cash by SouthPeak and GSPAC directly attributable to the transaction plus the $5,000,000 paid in cash to SouthPeak members and the $2.5 million fee paid by SouthPeak (see note 1 below) to a financial advisor. Costs expected to be incurred by GSPAC (approximately $1,010,000) will be expensed as incurred . A further adjustment of $377,800 has been included on the accompanying pro forma condensed combined balance sheet as an adjustment to retained earnings of GSPAC prior to the merger. The additional $391,438 as referenced below was adjusted to additional paid in capital for the interim ProForma Balance sheet. Costs incurred by SouthPeak, approximately $325,000 will be deferred and charged to paid-in capital upon consummation of the acquisition. As of December 31, 2007 $311,362 has been incurred by SouthPeak and included in their accompanying balance sheet as of December 31, 2007. the $311,362 plus the additional $13,638 has been adjusted to additional paid in capital on the accompanying Pro Forma Balance Sheet.

	GSPAC	Southpeak		Total

Total transaction costs	$1,010,000	$325,000		$1,335,000
Less: incurred in historical	(632,200)	(311,362	)(f)	(943,562)
	$377,800	$13,638	(b)	$391,438	(b)

(c)
Reflects the reclassification of the conversion value of the GSPAC Class B common stock subject to conversion to Stockholders’ equity and the conversion of GSPAC Class B Common Stock to Common Stock assuming no Class B common stockholders exercise their conversion right.

(d)
Reflects the merger and business combination through the elimination of GSPAC’s historical retained earnings, including the adjustment noted in b above associated with GSPAC transaction costs, and the issuance of 5,000,000 shares of common stock $.0001 par value.

(e)	Reflects the adjustment to conform the equity of SouthPeak to that of the combined company after the merger and business combination.

(f)	To reflect the payment of cash to the maximum amount of dissenting GSPAC stockholders as consideration for the return and cancellation of their shares of Class B common stock.

Note 1: GSPAC released HCFP/Brenner as its investment banker and financial advisor in connection with the business combination.   As a result of this release, GSPAC and HCFP/Brenner agreed that GSPAC shall have no obligation to make any payments to HCFP/Brenner that may have become due under its prior underwriting agreement as a result of the business combination.  Upon the release, SouthPeak engaged HCFP/Brenner as its investment banker and financial advisor in connection with the business combination. As consideration for this engagement, SouthPeak agreed to pay HCFP/Brenner $2.5 million and 250,000 Class Z Warrants conditioned upon the successful consummation of the business combination. As of January 31, 2008 the value of the Class Z Warrants, as determined based on the quoted market price of such warrants on January 31, 2008, was approximately $75,000 ($.30 Per Warrant). The value of the warrant issuance will be charged directly to additional paid in capital as a financing cost by SouthPeak with a corresponding credit to additional paid in capital. Accordingly, no adjustment was required in the Condensed Combined ProForma Balance Sheet.

SP HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

		For year ended	For year ended			Combined	Adjustments		Combined
		June 30, 2007	July 31, 2007	Acquisition		(Assuming No	For Maximum		(Assuming Max
		SouthPeak	GSPAC	Adjustments		Conversion)	Conversion		Conversion)

Net revenues		$12,544,046	$-			$12,544,046			$12,544,046
Cost of sales-product costs		6,451,566	-			6,451,566			6,451,566
Cost of sales-software royalties and amortization		1,864,277	-			1,864,277			1,864,277
Gross margin		4,228,203	-			4,228,203			4,228,203

Operating Expenses:
General and administrative		2,276,818	513,997	(144,408	)(h)	2,646,407			2,646,407
Warehouse and order fulfillment		502,132	-			502,132			502,132
Sales and marketing		2,128,025	-			2,128,025			2,128,025
Total operating expenses		4,906,975	513,997	(144,408)		5,276,564			5,276,564

(Loss) income from operations		(678,772)	(513,997)	144,408		(1,048,361)			(1,048,361)

Other Income (Expense):
Interest income		-	33,839			33,839			33,839
Interest Income on Trust Account		-	980,953	(271,525	)(i)	709,428	(196,099	)(i)	513,329
Interest expense		(187,440)	-			(187,440)			(187,440)

Total other income (expense)		(187,440)	1,014,792	(271,525)		555,827	(196,099)		359,728

Net income (loss) for the period		(866,212)	500,795	(127,117)		(492,534)	(196,099)		(688,633)

Provision for federal and state income taxes		-	-	-		-	-		-

Accretion of Trust Fund relating to Class B		-	(196,094)	196,094	(j)	-			-

Income (loss)		$(866,212)	$304,701	$68,977		$(492,534)	$(196,099)		$(688,633)

Weighted average number of shares outstanding:
Basic	(2)	5,000,000	5,704,698			11,900,100 (k)			10,704,698 (m)
Diluted	(2)	5,000,000	5,704,698			11,900,100 (l)			10,704,698 (n)

Net (loss) income per common share
Basic		$(0.17)	$0.05			$(0.04)			$(0.06)
Diluted		$(0.17)	$0.05			$(0.04)			$(0.06)

See Notes to SP Holdings Unaudited Pro Forma Condensed Combined Statement of Operations

SP HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

		Six months ended	Six months ended			Combined		Adjustments		Combined
		December 31, 2007	January 31, 2008	Acquisition		(Assuming No		For Maximum		(Assuming Max
		SouthPeak	GSPAC	Adjustments		Conversion)		Conversion		Conversion)

Net revenues		$22,545,578	$-			$22,545,578				$22,545,578
Cost of sales-product costs		7,803,572	-			7,803,572				7,803,572
Cost of sales-software royalties and amortization		5,231,043	-			5,231,043				5,231,043
Gross margin		9,510,963	-			9,510,963				9,510,963

Operating Expenses:
General and administrative		2,158,553	271,540	(72,204	)(h)	2,357,889				2,357,889
Transaction costs		-	632,200	(632,200	)(p)	-				-
Warehouse and order fulfillment		310,363	-			310,363				310,363
Sales and marketing		3,093,859	-			3,093,859				3,093,859
Total operating expenses		5,562,775	903,740	(704,404)		5,762,111				5,762,111

Income (loss) from operations		3,948,188	(903,740)	704,404		3,748,852				3,748,852

Other Income (Expense):
Interest Income		-	500,004	(135,373	)(i)	364,631		(97,768	)(i)	266,863
Interest expense		(290,310)	-	-		(290,310)				(290,310)

Total other income (expense)		(290,310)	500,004	(135,373)		74,321		(97,768)		(23,447)

Net income(loss) before provision for income taxes		3,657,878	(403,736)	569,031		3,823,173				3,725,405

Provision for federal and state income taxes		-	-	1,452,806	(o)	1,452,806		(37,152	)(o)	1,415,654

Net income (loss) for the period before nonrecurring charges		3,657,878	(403,736)	(883,775)		2,370,367		(60,616)		2,309,751

Accretion of Trust Fund relating to Class B		-	(97,768)	97,768	(j)	-				-

Income (loss) before nonrecurring charges		$3,657,878	$(501,504)	$(786,007)		$2,370,367		$(60,616)		$2,309,751

Weighted average number of shares outstanding:
Basic	(2)	5,000,000	5,704,698			11,900,100	(k)			10,704,698	(m)
Diluted	(2)	5,000,000	5,704,698			11,900,100	(l)			10,704,698	(n)

Net income per common share
Basic		$0.73	$(0.09)			$0.20				$0.22
Dilute		$0.73	$(0.09)			$0.20				$0.22

See Notes to SP Holdings Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO SP HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statement of operations for the July 31, 2007 period being presented combines the audited consolidated statement of operations of SouthPeak for the year ended June 30, 2007 and the audited statement of operations of GSPAC for the year ended July 31, 2007 assuming that the business combination occurred at the beginning of the periods presented. We derived the pro forma statement of operations of SouthPeak for the year ended June 30, 2007 from the audited consolidated financial statements of SouthPeak for the year ended June 30, 2007 included elsewhere in this proxy statement/prospectus. The statement of operations of GSPAC for the year ended July 31, 2007 is derived from its audited July 31, 2007 financial statements included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the January 31, 2008 period being presented combines the unaudited consolidated statement of income of SouthPeak for the six months ended December 31, 2007 and the unaudited statement of operations of GSPAC for the six months ended January 31, 2008 assuming that the business combination occurred at the beginning of the period presented. We derived the pro forma statement of income of SouthPeak for the six months ended December 31, 2007 from the unaudited condensed consolidated financial statements of SouthPeak for the six months ended December 31, 2007 included elsewhere in this proxy statement/prospectus. The unaudited condensed statement of operations of GSPAC for the six months ended January 31, 2008 is derived from the January 31, 2008 six months unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

Certain reclassifications have been made to conform GSPAC’s and SouthPeak’s historical amounts.

Pro forma adjustments are necessary to record the accounting upon consummation of the business combination . No pro forma adjustments were required to conform SouthPeak’s accounting policies to GSPAC’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(h)
Reflects adjustments to salary compensation expense from change of historical amounts for officers of SouthPeak as a result of employment agreements to be entered into with certain officers upon consummation of the acquisition which provide for base salary for the officers. The adjustment does not account for any bonus or other forms of compensation.

(i)
Reflects a reduction of GSPAC’s interest income due to the payment of cash from the GSPAC trust account of $5.0 million for SouthPeak, $2.5 million paid by SouthPeak to HCFP/Brenner for financial advisory services in relation to the business combination and approximately $1.3 million of estimated acquisition costs. The estimate of reduction in interest income is based on no conversion and the combined entity having approximately $8.7 million less in cash and cash equivalents and assuming maximum conversion and having approxiamtely $15.1 million less in cash, assuming an average rate of return consistent with that earned by GSPAC of approximately 3.186% for the period from August 1, 2006 to July 31, 2007 and 3.3% during the six months ended January 31, 2008.

(j)	Reflects elimination of the accretion of trust account relating to Class B common stock subject to possible conversion.

(k)
Reflects 920,100 shares of common stock and 5,980,000 shares of Class B common stock outstanding before the merger and the business combination plus 5,000,000 shares of common stock issued to SouthPeak members.

(l)
Reflects 920,100 shares of common stock and 5,980,000 shares of Class B common stock outstanding before the merger and the business combination plus 5,000,000 shares of common stock issued to SouthPeak members plus the effect of 13,905,000 outstanding warrants after the merger and the business combination on weighted average shares outstanding. Warrants have no impact on diluted pro forma net income per share because they would be anti-dilutive. The average price of the common stock was lower than the exercise prices as of January 31, 2008 and therefore the securities were anti-dilutive.

(m)
Reflects 920,100 shares of common stock and 5,980,000 shares of Class B common stock outstanding before the merger and the business combination plus 5,000,000 shares of common stock issued to SouthPeak members less the 1,195,402 shares of Class B common stock assumed converted as described in (g).

(n)
Reflects 920,100 shares of common stock and 5,980,000 shares of Class B common stock outstanding before the merger and the business combination plus 5,000,000 shares of common stock issued to SouthPeak members less the 1,195,402 shares of Class B common stock assumed converted as described in (g), plus the effect of 13,905,000 outstanding warrants after the merger and the business combination on weighted average shares outstanding. Warrants have no impact on diluted pro forma net income per share because they would be anti-dilutive. Common shares are anti-dilutive when their conversion would increase EPS or decrease the loss from ordinary operations. The effects of anti-dilutive shares are ignored in calculating EPS for the year ended July 31, 2007 as there was only losses. The average price of the Units and Common Stock was lower than the exercise prices and therefore the securities were anti-dilutive for the six months ended January 31, 2008.

(o)
SP Holdings’ effective tax rate is 38% which approximates the combined federal and state statutory rate. SouthPeak is incorporated in Virginia and accordingly is subject to state taxes. Prior to the merger and business combination there was no federal income tax as  GSPAC's income was earned from money earned in tax exempt investments. There is no income tax provision for the SP Holdings Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended July 31, 2007 as the company would still have a loss and therefore would not be subject to income tax.

(p)
Reflects the adjustment to remove transaction costs incurred by GSPAC through January 31, 2008. Such costs have been recorded in GSPAC’s historical statement of operations, however have been removed in this adjustment as they are non-recurring in the ordinary course of the business operations. In addition to the $632,000 GSPAC expects to incur an additional $377,800 of costs for a total of $1,010,000. see footnote (b) above.

Note 2: The following amounts are being provided on a pro forma basis to present Southpeak per share information assuming the 5,000,000 shares that SouthPeak members will receive in the business combination were outstanding as of the beginning of the historical periods presented. The book value per share amount can be derived be dividing the historical book value of SouthPeak by the 5,000,000 shares assumed outstanding and the net income (loss) per share amounts can be derived by dividing the historical net income (loss) per share amounts during the historical periods presented by the 5,000,000 shares assumed outstanding.

SP HOLDINGS’ DIRECTORS AND MANAGEMENT FOLLOWING
THE MERGER AND THE BUSINESS COMBINATION

Following the closing of the merger and the business combination, the board of directors and executive officers of SP Holdings will be as follows:

Name	Age	Position
Terry Phillips	49	Chairman
Melanie Mroz	44	Chief Executive Officer, President and Director
Andrea Gail Jones	36	Chief Financial Officer
Abhishek Jain	39	Director
Louis M. Jannetty	55	Director
David Buckel	46	Director

Terry Phillips has been the managing member of SouthPeak since 2000, when he purchased certain SouthPeak assets from SAS Institute. Mr. Phillips is also the managing member of Phillips Sales, Inc. (PSI), a company that he founded in 1991 that has become one of the largest manufacturer representative agencies specializing in the video game industry. PSI represented many of the industry leading companies including, Sony Computer Entertainment America, THQ, Take-Two, Midway, Capcom Namco and Konami. PSI was awarded “manufacturer representative of the year” by Sony Computer Entertainment America in 1998 and has generated over $2 billion in sales since inception. In 2003, substantially all of Phillips Sales was sold to an ESOP. From March 1999 to present, Mr. Phillips was the manager of Capitol Distributing, L.L.C., a video game distribution company. From 1987 to 1991, Mr. Phillips was Vice President of Sales for Acclaim Entertainment, a video game publisher. In an administrative proceeding before the SEC, in May 2007, Mr. Phillips agreed to cease and desist from committing or causing any violations of Section 10(b) of the Exchange Act and Exchange Act Rules 10b-5 and 13b2-1 and from causing any violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Exchange Act Rules 12b-2, 13a-1 and 13a-13. This proceeding arose from the involement in 2000 and 2001 of Mr. Phillips, Capital Distributing and another private company in which he was a principal in certain actions of Take-Two Interactive Software, Inc. See “Background of the Merger and the Business Combination” for a further discussion of the cease and desist proceeding and “Risk Factors” for a discussion of the associated risks. Mr. Phillips holds a Bachelor of Science in Business Administration from Elmira College in New York.

Melanie Mroz has been a member of SouthPeak since 2000. In 2005, she assumed responsibility for SouthPeak’s day-to-day operations.  In 1996, Ms. Mroz joined Phillips Sales, Inc., one of the largest manufacturer representative agencies in the video game industry, to head its representation of Sony Computer Entertainment America and thereafter assumed other management duties. While at Phillips Sales, Inc., Ms. Mroz presented some of the most successful video game titles in the industry to major retailers, including titles such as “Metal Gear Solid” from Konami America and “Grand Theft Auto” from Take-Two Interactive Software, Inc. From January 1995 to December 1996, Ms. Mroz was the Vice President of Sales for Digital Pictures, Inc., a private digital imaging, animation, and video products producer. From March 1992 to January 1995, Ms. Mroz was the national sales manager for Sony Imagesoft. Ms. Mroz entered the interactive software industry in 1986 with entertainment and educational software distributor SoftKat, then a division of W.R.Grace & Co. Ms. Mroz began with SoftKat as a buyer in the purchasing department and later became the Director of Purchasing. Ms. Mroz holds a Bachelor of Science from Winona State University in Minnesota.

Andrea Gail Jones joined SouthPeak in June 2007. Prior to joining SouthPeak, Ms. Jones worked from 1999 until 2007 as a manager for Gregg and Bailey, P.C., a Richmond, Virginia based accounting firm of which SouthPeak was a client. From 1993 to 1999, Ms. Jones worked for Cherry, Bekaert, and Holland, L.L.P. as a tax specialist. She holds a Bachelor of Science in accounting from Virginia Tech and is a licensed Certified Public Accountant.

Abhishek Jain has been the President and a member of the Board of Directors of GSPAC since its inception. Mr. Jain has been the Chief Executive Officer of WTP Capital, LLC, a private equity firm, since December 2004, and Chief Executive Officer of Washington Technology Partners, Inc., an affiliated private equity firm, since 2000.  In June 2006, Mr. Jain became the Chairman of Vigilar, one of WTP Capital's portfolio companies. From January 2003 to July 2003, Mr. Jain was President of Megasoft Limited, a Bombay Stock Exchange listed software solutions company. In 1998, Mr. Jain was a founding partner in the law firm of Jones Jain LLP, a corporate law firm, and remained a partner at that firm until September 2000, when it was acquired by Greenberg Traurig, another corporate law firm. From 1995 to 1998, he was an attorney at Jones, Day, Reavis & Pogue, a corporate law firm, and from 1994 to 1995 he was an attorney at Holland & Knight, a corporate law firm. From 1996 to September 2000, Mr. Jain served as counsel to the Embassy of India in the U.S. Mr. Jain was a Governor-appointed member of the board of the Virginia Biotechnology Research Park Authority, a public entity that governs Virginia's biotechnology parks, from June 2001 to June 2005. Mr. Jain was Co-President and board member of the Indian CEO Council from March 2002 to March 2005. Mr. Jain received a B.S., cum laude, from Towson State University and a J.D. from the University of Maryland School of Law.

Louis M. Jannetty has been the Chief Executive Officer of Jansco Marketing Inc. since 1986. Jansco Marketing Inc. is a manufacturer representative firm that specializes in the video game industry representing major publishers such as Sony, Capcom, Eidos, Midway, Konami, Take Two, THQ, and Namco Bandai. Since 2005, Mr. Jannetty has also been a principal in Janco Development LLC, a real estate holding and development company. Mr. Jannetty received his Bachelor of Arts degree from Fairfield University in 1974.

David Buckel currently serves in a top executive role in operations and finance for Smarterville, Inc.,which creates, manufactures, and sells educational products and is owned by Sterling Partners.  Prior to that, Mr. Buckel served as VP and Chief Financial Officer of Internap Network Services managing the Company's Accounting, Finance, Purchasing, Financial Planning Analysis, Investor Relations, Corporate Development and other Operating functions. Mr. Buckel was with Internap from July 2003 until December of 2007,and led the company through its March 2004 public offering and subsequent leveraged financings.  Mr. Buckel was also Senior VP and Chief Financial Officer of Interland Corporation and AppliedTheory Corporation, both NASDAQ listed Companies where he managed numerous financial and operational groups.  Mr. Buckel also managed and led an IPO for AppliedTheory in 1999. Mr. Buckel, a Certified Management Accountant, holds a B.S. degree in Accounting from Canisius College and a M.B.A. degree in Finance and Operations Management from Syracuse University.

Board of Directors

Upon completion of the merger and the business combination, SP Holdings’ board of directors will be divided into three classes, which are required to be as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Abhishek Jain and David Buckel are in the class of directors whose term expires at the 2009 annual meeting of SP Holdings’ stockholders. Melanie Mroz and Louis M. Jannetty are in the class of directors whose term expires at the 2010 annual meeting of SP Holdings’ stockholders. Terry Phillips is in the class of directors whose term expires at the 2011 annual meeting of SP Holdings’ stockholders. At each annual meeting of SP Holdings’ stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Following completion of the merger and the business combination SP Holdings intends to adhere to the rules of Nasdaq in determining whether a director is independent. SP Holdings’ board of directors will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. SP Holdings’ board of directors has not determined if any of its directors qualifies as independent consistent these standards, although GSPAC’s management believes that Mr. Jannetty and Mr. Buckel would qualify as independent directors.

Audit Committee

Upon completion of the merger and the business combination, SP Holdings intends to establish an audit committee. The members of the audit committee will satisfy the qualification and independence requirements of the SEC and the Nasdaq marketplace rules, as applicable.

Compensation Committee

Upon completion of the merger and the business combination, SP Holdings intends to establish a compensation committee. The members of the compensation committee will satisfy the qualification and independence requirements of the SEC and the Code, as applicable.

Nominating and Corporate Governance Committee

Upon completion of the merger and the business combination, SP Holdings intends to establish a nominating and corporate governance committee.

Code of Ethics

SP Holdings has not adopted a Code of Ethics that applies to its principal executive officer or principal financial officer, or persons performing similar functions. SP Holdings intends to adopt a Code of Ethics following the completion of the merger and the business combination.

Director Compensation

Upon completion of the merger and the business combination, SP Holdings’ non-employee directors will receive varying levels of compensation for their services as directors based on their eligibility to be members of our audit, compensation and nominating and corporate governance committees. We anticipate determining director compensation in accordance with industry practice and standards.

Executive Compensation

The policies of SP Holdings with respect to the compensation of the aforementioned executive officers and other executive officers following the merger and business combination will be administered by our board of directors in consultation with its compensation committee. This compensation committee will be formed from the independent directors on our board of directors following consummation of the merger and business combination. Messrs. Buckel, Jain and Jannetty shall serve as its members. Mr. Jannetty will be the initial chairperson of the compensation committee. The compensation policies followed by SP Holdings will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to our board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. The employment agreements discussed below to be entered into by Mr. Phillips and Ms. Mroz and the adoption of the proposed SP Holdings 2008 Equity Incentive Compensation Plan reflect and will reflect what we believe is a focus on performance- and equity-based compensation. Since we will not have a compensation committee until completion of the merger and the business combination, we have not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

No grants are currently contemplated under the proposed SP Holdings 2008 Equity Incentive Compensation Plan.

Employment Agreements

As a condition to closing the merger and the business combination, SP Holdings will enter into employment agreements with Terry Phillips and Melanie Mroz. Under the employment agreements, after the completion of the merger and the business combination, Mr. Phillips will become SP Holdings’ Chairman and Ms. Mroz will become SP Holdings’ Chief Executive Officer and President. Each employment agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under these employment agreements, Mr. Phillips has an initial annual salary of $100,000 and Ms. Mroz has an initial annual salary of $150,000. The initial annual salary of Mr. Phillips and Ms. Mroz is subject to review and potential increase by SP Holdings’ board or compensation committee. In addition, each is eligible to receive bonuses and equity awards that may granted by the board or compensation committee.

Each of these employment agreements provides for continuation of salary and benefits for a period of three months upon the termination of the executive’s employment other than for cause as defined in the agreements. In addition, the agreements provide for non-competition for a period ending one year following the termination of employment.

The complete text of the form of employment agreement proposed to be entered into with Mr. Phillips and Ms. Mroz are attached as Annex F to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of employment agreement in its entirety.

GSPAC

No GSPAC executive officer has received any cash compensation for services rendered to us. Commencing on April 25, 2006 and ending upon the acquisition of a target business, we are obligated to pay Everest Telecom LLC a fee of $7,500 per month for providing us with office space and certain office and secretarial services. Everest Telecom is an affiliate of Rahul Prakash, GSPAC’s Chief Executive Officer and Chairman of GSPAC’s board of directors. Other than this $7,500 per-month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of GSPAC’s founders or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, GSPAC’s founders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Since GSPAC’s formation, we have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

SouthPeak

COMPENSATION DISCUSSION AND ANALYSIS

SouthPeak as a limited liability company has not designated executive officers. Terry Phillips serves as the sole managing member and will become chairman of SP Holdings upon consummation of the business combination. Melanie Mroz, serves as the manager in charge of day-to-day operations and will become the chief executive officer and president of SP Holdings upon consummation of the business combination. Neither Mr. Phillips nor Ms. Mroz received distributions from SouthPeak during the fiscal year ended June 30, 2007 or to date for fiscal year 2008. Basic insurance benefits were provided through Phillips Sales, Inc. Andrea Jones was appointed as the interim chief financial officer of SouthPeak and will continue in that role until her successor is appointed. Only Ms. Jones, as a non-member of SouthPeak is compensated by the company as an executive officer. Ms. Jones joined SouthPeak on June 20, 2007. Ms. Jones’ compensation was established as a negotiated amount to account for her interim status and was not indicative of any compensation program that SouthPeak was considering for key or executive employees.

Base Salary

Ms. Jones’ base salary has been established at $105,000 for fiscal year 2008.

Summary Compensation Table

The following table presents compensation information for the fiscal year ended June 30, 2007, for Mr. Phillips, Ms. Mroz, and Ms. Jones as the only executive officer of SouthPeak. No employee of the company received total compensation in excess of $100,000 for the fiscal year ended June 30, 2007.

Name and Position	Fiscal Year Ended June 30,	Salary	Bonus	All Other Compensation	Total
Terry Phillips, Managing Member	2007	$-	$-	$-	$-
Melanie Mroz, Manager	2007	$-	$-	$-	$-
Andrea Jones, Chief Financial Officer (1)	2007	$3,500	$-	$-	$3,500

(1) Ms. Jones began employment on June 20, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the transactions described under the heading “The Merger and the business combination,” “Directors and Management following the Merger and the business combination-Executive Compensation” and “Description of SP Holdings Securities-Registration Rights” and the transactions described below, since July 1, 2004 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which (a) we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, or (b) SouthPeak was or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any executive officer, holder of 5% or more of its membership interests or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

GSPAC

In August 2005, we issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. We also issued 1,537,500 Class W warrants and 1,537,500 Class Z warrants for $153,750 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals and entities set forth below, as follows:

Name	Number of Shares of Common Stock		Number of Class W Warrants		Number of Class Z Warrants		Relationship to GSPAC
Rahul Prakash	0		583,710		583,710		Chairman of the Board and Chief Executive Officer
Abhishek Jain	100	(1)	363,260	(1)	363,260	(1)	President, Secretary and Director
Avinash Vashistha	0		363,260	(2)	363,260	(2)	Executive Vice President, Chief Financial Officer and Director
Dr. Brian Boyle	0		145,300		145,300		Director
Atikem Haile-Mariam	0		37,260		37,260		Senior Advisor and Warrantholder
Ravindra Sannareddy	0		37,260		37,260		Senior Advisor and Warrantholder
Saurabh Srivastava	0		7,450		7,450		Senior Advisor and Warrantholder

(1)	These shares and warrants were acquired by WTP Capital, LLC, of which Mr. Jain is the Chief Executive Officer and a member.

(2)	These warrants were acquired by Tholons Capital LLC, of which Mr. Vashistha is President and a member.

Each of the current holders of our securities has agreed, pursuant to a letter agreement between us and HCFP/Brenner, not to sell any of the foregoing securities until the completion of a business combination. In addition, WTP Capital, LLC, the sole holder of our common stock outstanding prior to our initial public offering, of which Mr. Jain is Chief Executive Officer and a member, has agreed to waive its right to participate in any liquidation distribution with respect to shares of common stock acquired by it prior to our initial public offering.

Everest Telecom LLC, an affiliate of Mr. Prakash, has agreed that until the acquisition of a target business, it will make available to us office space and certain office and administrative services, as we may require from time to time. We have agreed to pay Everest Telecom $7,500 per month for these services. Mr. Prakash is its President and Chief Executive Officer and member owns approximately 90% of Everest Telecom. Consequently, Mr. Prakash will benefit from this transaction to the extent of his interests in Everest Telecom. However, this arrangement is solely for our benefit and is not intended to provide Mr. Prakash compensation in lieu of a salary. We believe, based on rents and fees for similar services in the northern Virginia area, that the fees charged by Everest Telecom is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

Our initial securityholders advanced a total of $52,500 to us in August 2005 to cover expenses related to our initial public offering. We issued notes to them which were repaid from the proceeds of our initial public offering that are not held in trust.

We reimburse our officers, directors and senior advisors, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee payable to Everest Telecom and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder's and consulting fees, will be paid to any of our initial securityholders, officers or directors, or to any of their affiliates prior to, or for any services they render in order to effectuate, the consummation of the business combination. From the consummation of our initial public offering through July 31, 2007, we paid an aggregate of $115,725 to Everest Telecom.

Any ongoing or future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will require prior approval in each instance by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction. These directors will, if they determine necessary or appropriate, have access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

SouthPeak

SouthPeak paid a consulting fee for office space and staff services that approximated market prices to Phillips Sales, Inc., an organization in which Terry Phillips and Greg Phillips collectively own 5%. Terry Phillips is the managing member of Phillips Sales. The consulting fee for the six months ended June 30, 2007 and the six month period ended December 31, 2007 was based on the actual costs the organization incurred in providing office space and staff. For the six months ended December 31, 2006 the fee was equal to 10% of net revenues of SouthPeak. For the six months ended December 31, 2007 and 2006, SouthPeak incurred consulting fees of $920,930 and $592,537, respectively. At December 31, 2007 and June 30, 2007, SouthPeak had consulting fees payable of $64,564 and $650,889, respectively. Such fee amounted to $1,183,195, $652,582, and $0 for the years ended June 30, 2007, 2006 and 2005, respectively. The accrued fee at June 30, 2007 was $650,889 and $0 at December 31, 2007. SouthPeak no longer has a consulting fee arrangement with any related parties.

SouthPeak has paid sales commissions, upon the sale of products, to Phillips Sales and West Coast Sales, Inc., an organization Terry Phillips indirectly owns 37.5%. Terry Phillips is the managing member of West Coast Sales. Such commissions approximated market rates and amounted to $385,721 and $67,113 for the six month period ended December 31, 2007 and 2006, respectively, and $116,413, $20,997 and $0 for the years ended June 30, 2007, 2006 and 2005, respectively. The sales commission arrangements, which were negotiated at arms-length, are materially and substantially the same as SouthPeak's sales commission arrangements with unrelated parties.

Kathleen Morgan, a member of the company, was paid consulting fees in the amount of $ $0 and $5,000 for the six months ended December 31, 2007 and 2006, respectively; and $5,000, $61,400, and $0 for the years ended June 30, 2007, 2006 and 2005. Such fees were paid in connection with the development and execution of contracts with third party game developers. This consulting fee arrangement was terminated as of June 30, 2007.

SouthPeak received advances from West Coast Sales, Eastern Sales, LLC, an organization 50% owned by Terry Phillips, Capital Distributing, LLC, an organization 22.74% owned by Terry Phillips and 22.74% by Greg Phillips, and Terry Phillips Sales, Inc., an organization owned 3.75% by Terry Phillips and 1.25% by Greg Phillips. The following table sets forth the amount of principal advanced by each entity, the amount of principal repaid to each entity, the amount of principal outstanding for each entity at period end and the largest amount of principal outstanding for each entity during the period for the years ended June 30 2006 and 2007 and the six months ended December 31, 2007:

	Year ended June 30, 2006
	Amount of Principal Outstanding at Beginning of Year	Amount of Principal Advanced During Year	Amount of Principal Repaid During Year (1)	Amount of Principal Outstanding at Year End	Largest Principal Amount Outstanding During Year (1)
West Coast Sales(1)	$-	$104,000	$104,000	$-	$84,000
Eastern Sales(1)	$-	$745,000	$590,000	$155,000	$480,000
Capital Distributing(1)	$-	$61,000	$36,000	$25,000	$98,000
Phillips Sales(1)	$-	$705,000	$325,000	$380,000	$530,000

	Year ended June 30, 2007
	Amount of Principal Outstanding at Beginning of Year	Amount of Principal Advanced During Year	Amount of Principal Repaid During Year (1)	Amount of Principal Outstanding at Year End	Largest Principal Amount Outstanding During Year (1)
West Coast Sales	$-	$-	$-	$-	$-
Eastern Sales	$155,000	$311,840	$466,840	$-	$270,920
Capital Distributing	$25,000	$55,000	$60,000	$20,000	$35,000
Phillips Sales	$380,000	$60,000	$440,000	$-	$380,000

Six Months ended December 31, 2007
	Amount of Principal Outstanding at Beginning of Period	Amount of Principal Advanced During Period	Amount of Principal Repaid During Period (1)	Amount of Principal Outstanding at Period End	Largest Principal Amount Outstanding During Period (1)
West Coast Sales	$-	$-	$-	$-	$-
Eastern Sales	$-	$-	$-	$-	$-
Capital Distributing	$20,000	$-	$20,000	$-	$20,000
Phillips Sales	$-	$-	$-	$-	$-

(1)	In some periods, multiple advances and repayments were made, and therefore the amounts repaid during the period may exceed the largest principal amount outstanding.

The advances were made on a short-term basis to meet certain cash flow needs of SouthPeak, in many cases related to advanced payments to game developers. The terms of the advances were superior to those terms available from non-affiliates sources in that no interest was charged or paid on the principal amounts advanced and the outstanding principal amounts were not secured by any assets of SouthPeak.

During 2007, SouthPeak received advance from Terry Phillips, the managing member of the company. These advances were unsecured and bore interest at the rate of 8% per annum. Interest expense under these advances was $4,164 for the year ended June 30, 2007 and $19,587 for the six months ended December 31, 2007. At July 1, 2006, the amount of principal owed to Mr. Phillips was $0. The amount of principal advanced was by Mr. Phillips was $1,552,328 for the year ended June 30, 2007 and $0 for the six months ended December 31, 2007. The amount of principal repaid to Mr. Phillips for the year ended June 30, 2007 was $1,275,000 and for the six months ended December 31, 2007 was $277,328. At June 30, 2007 and December 31, 2007, the amounts due to Mr. Phillips were $277,328 and $0, respectively. The largest amount of principal outstanding for these advances was $1,000,000 for the year ended June 30, 2007 and $277,328 for the six months ended December 31, 2007. The advances were paid in full on September 7, 2007. The advance was made on a short-term basis to meet certain cash flow needs of SouthPeak. The terms of the advance were superior to those terms available from non-affiliates sources in that the interest rate was equal to prevailing commercial rates and the outstanding principal amount was not secured by any assets of SouthPeak.

In connection with SouthPeak borrowing funds pursuant to a line of credit, Terry Phillips and Greg Phillips, the managing member of the company and a member of the company, respectively, provided personal guarantees and pledged personal assets to collateralize the line of credit.

In connection with SouthPeak entering into a mortgage payable to purchase a building in Grapevine, Texas, Terry Phillips and Greg Phillips, the managing member of the company and a member of the company, respectively, personally guaranteed the mortgage note.

SP Holdings' current bylaws provide that all ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable than are available from unaffiliated third parties, and such transactions or loans, including any forgiveness of loans, will require prior approval, in each instance by a majority of the members of our board who do not have an interest in the transaction of our stockholders. Our amended and restated bylaws do not contain a similar provision, however, upon the completion of the merger and business consolidation, we intend to adopt a Code of Ethics and Audit Committee charter that will govern the review, approval and ratification of related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock or Class B common stock as of February 29, 2008, and assuming that the merger and the business combination are consummated, the beneficial ownership of SP Holdings common stock after the closing of the merger and the business combination:

•	each person known by us to be or expected to be the beneficial owner of more than 5% of our outstanding shares of common stock or Class B common stock;

•	each director of GSPAC and director-nominee of SP Holdings;

•	each named executive officer of GSPAC and SP Holdings; and

•	the directors and executive officers of GSPAC and SP Holdings as a group.

Prior to the closing of the merger and the business combination, GSPAC, SP Holdings, SouthPeak or SouthPeak’s members may enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of GSPAC’s Class B common stock and vote the acquired shares in favor of the reorganization agreement, and the merger and business combination contemplated thereby. Similar transactions might also be entered into with existing large holders of GSPAC’s Class B common stock to give them incentives to vote their shares in favor of the reorganization agreement, and the merger and business combination contemplated thereby. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by current GSPAC security holders for nominal value and the grant to such investors and holders of rights to nominate directors of SP Holdings. Any shares of GSPAC common stock or Class B common stock purchased privately after the record date would likely be conditioned upon obtaining from the selling stockholder: (i) a proxy to vote the shares at the special meeting, or (ii) if the seller has already voted the shares against the reorganization agreement, and the merger and business combination contemplated thereby, a new proxy card changing seller’s vote to one in favor of the reorganization agreement, and the merger and business combination contemplated thereby. As of the date of this proxy statement/prospectus, there are no such transactions under consideration that are likely to be consummated with any such investor or holder. If agreements for such transactions are entered into, GSPAC will file a Current Report on Form 8-K and, if time permits to allow effective distribution prior to the special meeting, issue a supplement to this proxy statement/prospectus, to report and describe any such transactions.

The numbers and percentages of shares of common stock and Class B common stock beneficially owned as of December 31, 2007 are based on 920,100 shares of common stock and 5,980,000 shares of Class B common stock outstanding. The numbers and percentages of shares of SP Holdings common stock beneficially owned after the consummation of the merger and the business combination are based on the aggregate of: (i) 920,100 shares of GSPAC common stock exchanged for an equal number of shares of SP Holdings common stock; (ii) 5,980,000 shares of GSPAC Class B common stock exchanged for an equal number of shares of SP Holdings common stock (assuming that no holders of Class B common stock exercise their right to convert their shares into a portion of the trust account); and (iii) 5,000,000 shares of SP Holdings common stock to be issued to the members of SouthPeak in connection with the business combination. The table also assumes that none of the shares of common stock issuable upon exercise of our warrants are issued, other than as set forth in the footnotes to the table with respect to specific holders.

	Beneficial Ownership of GSPAC Common Stock and Class B Common Stock prior to the Merger and the business combination						Beneficial Ownership of SP Holdings Common Stock after the Consummation of the Merger and the business combination
				Class B
	Common Stock			Common Stock			Common Stock
Name (1):	Number		Percent	Number		Percent	Number			Percent
Directors and Executive Officers of GSPAC:
Rahul Prakash	-		-	-		-	1,167,420	(2)		8.9%
Abhishek Jain	100	(3)	*	-		-	726,620	(4)		5.8%
Avinash Vashistha	-		-	-		-	726,520	(5)		5.8%
Dr. Brian Boyle	-		-	-		-	290,600	(6)		2.4%

Directors and Executive Officers of SP Holdings:
Terry Phillips (7)	-		-	-		-	2,500,000			21.0%
Melanie Mroz (8)	-		-	-		-	500,000			4.1%
Andrea Gail Jones	-		-	-		-	-			-
Abhishek Jain	100	(3)	*	-		-	726,620	(4)		5.8%
Louis M Jannetty (9)	-		-	-		-	-			-
David Buckel (10)	-		-	-		-	-			-

Beneficial Owners of 5% or More:
Greg Phillips (11)	-		-	-		-	1,500,000			12.6%
Millenco, L.L.C. (12)	46,770	(13)	5.1%	-		-	1,691,500	(14)		12.5%
Pentagram Partners, L.P. (15)	130,000		14.1%	124,200	(16)	2.1%	1,676,400	(16)	(17)	12.6%
Andrew M. Weiss (18)	-		-	641,640	(19)	10.7%	641,640	(19)		5.4%
The Baupost Group, L.L.C. (20)	-		-	581,000	(21)	9.7%	581,000	(21)		4.9%
Satellite Fund II L.P. (22)	-		-	300,000	(23)	5.0%	300,000	(23)		2.5%
D.B. Zwirn & Co, L.P. (24)	-		-	823,500	(25)	13.8%	823,500	(25)		6.9%
QVT Financial LP (26)	-		-	386,000	(27)	6.5%	386,000	(27)		3.2%
Hummingbird Management, L.L.C. (28)	-		-	435,200	(29)	7.3%	619,000	(29)	(30)	5.1%
Jeffrey Thorp (31)	-		-	687,500	(32)	11.5%	687,500	(32)		5.8%
Deutsche Bank AG (33)	-		-	333,537	(34)	5.6%	333,537	(34)		2.8%

All directors and executive officers of GSPAC as a group (4 persons)	100		*	-		-	2,184,640	(35)		15.5%
All directors and executive officers of SP Holdings as a group (6 persons)	100		*	-		-	3,726,620	(36)		29.5%

* Less than 1%.

(1)	Unless otherwise noted, the business address is 3130 Fairview Park Drive, Suite 500, Falls Church, Virginia 22042.

(2)	Includes 1,167,420 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

(3)	The shares are held by WTP Capital, LLC. Mr. Jain is the Chief Executive Officer and a member of WTP Capital, LLC and, as such exercises voting and disposition power over these shares.

(4)
Includes 726,520 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants. The shares and warrants are held by WTP Capital, LLC. Mr. Jain is the Chief Executive Officer and a member of  WTP Capital, LLC and, as such exercises voting and disposition power over these shares and warrants.

(5)
Includes 726,520 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants. The warrants are held by Tholons Capital LLC. Mr. Vashistha is the President and a member of Tholons Capital LLC. and as such exercises disposition power over these warrants.

(6)	Includes 290,600 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

(7)	The address of Mr. Phillips is 2900 Polo Parkway, Suite 200, Midlothian, Virginia 23113.

(8)	The address of Ms. Mroz is 2900 Polo Parkway, Suite 200, Midlothian, Virginia 23113.

(9)	The address of Mr. Jannetty is 36 Cordage Park Circle, Suite 339, Plymouth, Massachusetts 02360.

(10)	The address of Mr. Buckel is 1065 Admiral Crossing, Alpharetta, Georgia, 30005.

(11)	The address of Mr. Phillips is 2900 Polo Parkway, Midlothian, Virginia 23113.

(12)	The business address of Millenco, L.L.C. is 666 Fifth Avenue, New York, New York 10103.

(13)
Millennium Management, L.L.C., is the manager of Millenco, L.L.C., and consequently may be deemed to have shared voting control and investment discretion over securities owned by Millenco, L.L.C. Israel A. Englander is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on June 22, 2007.

(14)	Includes 1,644,730 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

(15)	The business address of Pentagram Partners, L.P. is 630 Fifth Avenue, 20th Floor, New York, New York 10111.

(16)
Richard Jacinto II is the General Partner of Pentagram Partners, L.P. and consequently may be deemed to be the beneficial owner of its holdings by virtue of controlling the voting and dispositive powers of Pentagram Partners, L.P. The foregoing information is derived from a Schedule 13G/A filed with the SEC on January 30, 2008.

(17)	Includes 1,442,200 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

(18)	The business address of Andrew M. Weiss is 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116.

(19)
Shares reported for Dr. Weiss includes shares beneficially owned by a private investment partnership of which Weiss Asset Management, LLC (“Weiss Asset”) is the sole general partner and which may be deemed to be controlled by Dr. Weiss, who is the Managing Member of Weiss Asset, and also includes shares held by a private investment corporation which may be deemed to be controlled by Dr. Weiss, who is the managing member of Weiss Capital, LLC (“Weiss Capital”), the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. The foregoing information is derived from a Schedule 13G/A filed with the SEC on February 26, 2007.

(20)	The business address of The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 2000, Boston, Massachusetts 02166.

(21)
Baupost Group L.L.C. (“Baupost”) has sole power to vote or to direct the vote, and sole power to dispose of or direct the disposition of, 581,000 shares of Class B common stock. SAK Corporation (“SAK”) is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. The foregoing information is derived from a Schedule 13G filed with the SEC on February 13, 2007.

(22)	The business address of Satellite Fund II, L.P. and its affiliated entities is 623 Fifth Avenue, 19th Floor, New York, New York 10022.

(23)
Satellite Fund II, L.P. and Satellite Fund IV, L.P. (collectively, the “Delaware Funds”) are the beneficial owners of 62,978 shares of Class B common stock and 14,192 shares of Class B common stock, respectively, over which Satellite Advisors, L.L.C. has discretionary trading authority, as general partner. Satellite Overseas Fund, Ltd., The Apogee Fund, Ltd., Satellite Overseas Fund V, Ltd., Satellite Overseas Fund VI, Ltd., Satellite Overseas Fund VII, Ltd., Satellite Overseas Fund VIII, Ltd. and Satellite Overseas Fund IX, Ltd. (collectively, the “Offshore Funds” and together with the Delaware Funds, the “Satellite Funds”) are the beneficial owners of 147,416 shares of Class B common stock, 33,562 shares of Class B common stock, 14,960 shares of Class B common stock, 4,484 shares of Class B common stock, 1,340 shares of Class B common stock, 4,124 shares of Class B common stock and 16,944 shares of Class B common stock, respectively, over which Satellite Asset Management, L.P. has discretionary investment trading authority. Satellite Asset Management, L.P. is the beneficial owner of 300,000 shares of Class B common stock. Satellite Fund Management LLC is the beneficial owner of 300,000 shares of Class B common stock. Satellite Advisors, L.L.C. is the beneficial owner of 77,170 shares of Class B common stock. The general partner of Satellite Asset Management, L.P. is Satellite Fund Management LLC. Satellite Fund Management LLC and Satellite Advisors, L.L.C. each share the same Executive Committee that makes investment decisions on behalf of the Satellite Funds and investment decisions made by such executive committee, when necessary, are made through the approval of the majority of the executive committee members. Satellite Advisors, L.L.C., the general partner of the Delaware Funds, and Satellite Asset Management, L.P., the investment advisor of the Offshore Funds, each have the control to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of their respective funds. The foregoing information is derived from a Schedule 13G/A filed with the SEC on February 13, 2008.

(24)	The business address of D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, New York 10151.

(25)
D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 345,872 shares of Class B common stock owned by D.B. Zwirn Special Opportunities Fund, L.P. and (ii) 477,628 shares of Class B common stock owned by D.B. Zwirn Special Opportunities Fund, Ltd. (each entity referred to in (i) and (ii) is herein referred to as a “Fund” and, collectively, as the “Funds”). D.B. Zwirn & Co., L.P. is the manager of each of the Funds, and consequently has voting control and investment discretion over the Class B common stock held by each of the Funds. Daniel B. Zwirn is the managing member of and thereby controls, Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls D.B. Zwirn & Co., L.P. The foregoing information is derived from a Schedule 13G filed with the SEC on November 19, 2007.

(26)	The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.

(27)
QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 322,622 shares of Class B common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 35,841 shares of our Class B common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 27,537 shares of Class B common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by each of the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 386,000 shares of Class B common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the same number of shares of Class B common stock reported by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 358,463 shares of Class B common stock. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. The foregoing information is derived from a Schedule 13G/A filed with the SEC on January 14, 2008.

(28)	The business address of Hummingbird Management, LLC 460 Park Avenue, 12th Floor, New York, New York 10022.

(29)
The Hummingbird Value Fund, LP (“HVF”) owns 95,000 shares of Class B common stock and 10,000 Series B units, The Hummingbird Microcap Value Fund, LP (“Microcap Fund”) owns 95,000 shares of Class B common stock and 10,000 Series B units, and Hummingbird SPAC Partners, L.P. (“HSP”) owns 61,400 and 71,900 Series B units. As investment manager of HVF, Microcap Fund and HSP, Hummingbird Management, LLC (“Hummingbird”) may be deemed to have the sole voting and investment authority over the shares of Class B common stock and units owned by HVF, Microcap Fund, and HSP. The managing member of Hummingbird is Paul Sonkin. Mr. Sonkin, as the managing member and control person of Hummingbird, may be deemed to have the sole voting and investment authority over the shares of Class B common stock and units beneficially owned by Hummingbird. Hummingbird Capital, LLC, as the general partner of HVF, Microcap Fund, and HSP, may be deemed to have the sole voting and investment owned by HVF, Microcap Fund, and HSP. Each of Hummingbird, Mr. Sonkin and Hummingbird Capital disclaim any beneficial ownership of the shares of Class B common stock and units owned by HVF, Microcap Fund, and HSP. The foregoing information is derived from a Schedule 13D filed with the SEC on February 15, 2008.

(30)	Includes 183,800 shares of common stock issuable upon exercise of Class W warrants.

(31)	The business address of Jeffrey Thorp is 954 third Avenue, No. 705, New York, New York 10022.

(32)	Shares are held by Merrill Lynch as custodian for the Jeffrey Thorp IRA. The foregoing information is derived from a Schedule 13G filed with the SEC on February 4, 2008.

(33)	The business address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(34)
Deutsche Bank AG (“DBAG”) is the beneficial owner of 333,537 shares of Class B common stock over which it has sole voting and dispositive power. The securities are beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (“CIB”) of DBAG and its subsidiaries and affiliates. The foregoing information is derived from a Schedule 13G filed with the SEC on February 5, 2008. The Schedule 13G does not reflect securities, if any, beneficially owned by any other business group of DBAG. The Schedule 13G states that Deutsche Bank AG, London Branch, a bank, is the beneficial owner of 333,537 shares of common stock, over which it has sole voting and dispositive power. CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

(35)	Includes 2,184,540 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

(36)	Includes 726,620 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants.

SHARES ELIGIBLE FOR FUTURE SALE

After the merger and the business combination, assuming no Class B stockholders elect to exercise their conversion or appraisal rights, there will be 11,900,100 shares of SP Holdings common stock outstanding, of which all but 5,000,100 shares (100 shares owned by GSPAC’s current officers and directors and their respective affiliates and 5,000,000 shares to be issued to the members of SouthPeak) will be registered and freely tradable without securities law restriction. In addition, there will be outstanding warrants to purchase 13,905,000 shares of SP Holdings common stock, each to purchase one share of common stock, 10,580,000 of which will be freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable. SP Holdings will file a registration within 15 days after the consummation of the business combination and merger to register the remaining 3,075,000 of the outstanding warrants, which were issued prior to GSPAC's initial public offering to GSPAC's current affiliates. In addition, in connection with GSPAC’s initial public offering, GSPAC issued a unit purchase option to the representative of the underwriters which will be exercisable for 40,000 shares of SP Holdings common stock and 200,000 Class Z warrants or 260,000 shares of SP Holdings common stock and 260,000 Class W warrants. The shares of common stock and the shares of common stock issuable upon the exercise of the warrants have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of up to 14,425,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of shares of SP Holdings common stock or the availability for sale of shares of SP Holdings common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for SP Holdings’ securities and could impair SP Holdings’ future ability to raise capital through the sale of common stock or securities linked to it.

LEGAL MATTERS

The validity of the SP Holdings common stock to be offered by this proxy statement/prospectus has been passed upon for SP Holdings by Anolik & Associates, P.C.

EXPERTS

The financial statements of Global Services Partners Acquisition Corp. as of July 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2007, for the period from August 10, 2005 (inception) to July 31, 2006 and for the period from August 10, 2005 (inception) to July 31, 2007, included in this proxy statement/prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding uncertainties as to the ability of the company to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SouthPeak Interactive, L.L.C. and subsidiary at June 30, 2007 and 2006, and for the years ended June 30, 2007, 2006 and 2005 appearing in this proxy statement/prospectus have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

If the merger and the business combination are completed, it is expected that SP Holdings’ 2009 annual meeting of stockholders will be held in November 2008. For a stockholder proposal to be included in the proxy statement for SP Holdings’ 2009 annual meeting of stockholders, under the rules of the SEC, the proposal must be received by the SP Holdings’ Corporate Secretary at 2900 Polo Parkway, Suite 200, Midlothian, Virginia 23113 no later than June 18, 2008.

If a SP Holdings stockholder wishes to present a proposal at the 2009 annual meeting of stockholders, without including the proposal in the proxy statement, or to nominate one or more directors, the stockholder must provide written notice of the proposal to SP Holdings’ Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than July 15, 2008, and not later than August 14, 2008. However, if the date of the 2008 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

SP Holdings filed a registration statement on Form S-4 to register with the SEC the shares of SP Holdings common stock that SP Holdings will issue to GSPAC stockholders in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of SP Holdings in addition to being a proxy statement for GSPAC for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement, including its exhibits and schedule, for further information about SP Holdings and the securities being offered hereby.

GSPAC files annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information GSPAC files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals submitted by the GSPAC board of directors. GSPAC has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 4, 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to GSPAC stockholders nor the issuance of SP Holdings common stock in the transactions shall create any implication to the contrary.

GSPAC provided all of the information contained in this proxy statement/prospectus with respect to GSPAC and SP Holdings, and SouthPeak provided all of the information contained in this proxy statement/prospectus with respect to SouthPeak.

INDEX TO FINANCIAL STATEMENTS

Pages

SouthPeak Interactive, LLC
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets, June 30, 2007 and June 30, 2006	F-3
Consolidated Statements of Operations, for the years ended June 30, 2007, 2006 and 2005	F-4
Consolidated Statements of Changes in Members Equity (Deficiency), for the years ended June 30, 2007, 2006 and 2005	F-5
Consolidated Statements of Cash Flows, for the years ended June 30, 2007, 2006 and 2005	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Interim Financial Statements	F-18
Condensed Consolidated Balance Sheet, as of December 31, 2007 (unaudited) and June 30, 2007 (audited)	F-19
Unaudited Condensed Consolidated Statements of Income, for the six months ended December 31, 2007 and 2006	F-20
Unaudited Condensed Consolidated Statements of Changes in Members’ Equity (Deficiency), for the six months ended December 31, 2007	F-21
Unaudited Condensed Consolidated Statements of Cash Flows, for the six months ended December 31, 2007 and 2006	F-22
Notes to Unaudited Consolidated Condensed Financial Statements	F-23
Global Services Partners Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets, July 31, 2007 and July 31, 2006	F-36
Statements of Operations, for the year ended July 31, 2007, the period from August 10, 2005 (inception) to July 31, 2006 and the period from August 10, 2005 (inception) to July 31, 2007	F-37
Statements of Stockholders’ Equity, from August 10, 2005 (inception) to July 31, 2006 and year ended July 31, 2007	F-38
Statements of Cash Flows, for the year ended July 31, 2007, the period from August 10, 2005 (inception) to July 31, 2006 and for the period from August 10, 2005 (inception) to July 31, 2007	F-39
Notes to Financial Statements	F-40
Unaudited Interim Financial Statements	F-47
Balance Sheets, January 31, 2008 (Unaudited) and July 31, 2007 (Audited)	F-48
Statements of Operations, for the six months ended January 31, 2008 and 2006 and the period from August 10, 2005 (inception) to January 31, 2008 (Unaudited)	F-49
Statements of Stockholders’ Equity, from August 10, 2005 (inception) to July 30, 2007 (Audited) and for the six months ended January 31, 2008 (Unaudited)	F-50
Statements of Cash Flows, for the six months ended January 31, 2008 and 2006 and the period from August 10, 2005 (inception) to January 31, 2008 (Unaudited)	F-51
Notes to Unaudited Financial Statements	F-52
Schedule II — Valuation and Qualifying Accounts and Reserves	F-58

Independent Auditors’ Report

To the Board of Directors of
Global Services Partners Acquisition Corp. and

To the Members of
SouthPeak Interactive, L.L.C.

We have audited the accompanying consolidated balance sheets of SouthPeak Interactive, L.L.C. and Subsidiary (the “Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in members’ equity (deficiency) and cash flows for the years ended June 30, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. We also conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthPeak Interactive, L.L.C. and Subsidiary as of June 30, 2007 and 2006, and the results of their operations, and their cash flows for the years ended June 30, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman, LLP

New York, New York
January 10, 2008, except for Note 1, regarding Inventories
as to which the date is
February 29, 2008

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2007	2006
Assets

Current assets:
Cash	$510,265	$43,596
Accounts receivable, net of allowances of $1,943,626 and $785,122 at June 30, 2007 and 2006, respectively	4,864,485	2,091,789
Inventories	839,436	388,547
Current portion of advances on royalties	1,461,443	777,690
Prepaid expenses and other current assets	72,822	79,691

Total current assets	7,748,451	3,381,313

Property and equipment, net	143,197	77,662

Advances on royalties, net of current portion	—	131,360
Other assets	3,959	3,688

Total assets	$7,895,607	$3,594,023

Liabilities and Members’ Deficiency

Current liabilities:
Line of credit	$4,822,872	$820,561
Cash overdraft	—	81,707
Accounts payable	1,964,019	1,347,409
Accrued royalties	1,046,505	850,000
Due to member	277,328	—
Due to related party	40,793	642,813
Accrued expenses - related party	650,889	535,556
Accrued expenses and other current liabilities	633,859	92,894

Total liabilities	9,436,265	4,370,940

Commitments

Members’ deficiency:
Members’ deficiency	(1,716,324)	(850,112)
Accumulated other comprehensive income	175,666	73,195

Total members’ deficiency	(1,540,658)	(776,917)
Total liabilities and members’ deficiency	$7,895,607	$3,594,023

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended June 30,
	2007	2006	2005

Net revenues	$12,544,046	$6,235,148	$—

Cost of goods sold:
Product costs	6,451,566	3,502,832	—
Royalties	1,864,277	1,843,977	—

Total cost of goods sold	8,315,843	5,346,809	—

Gross profit	4,228,203	888,339	—

Operating expenses:
Warehousing and distribution	502,132	62,197	—
Sales and marketing	2,128,025	587,667	2,806
General and administrative	2,276,818	1,007,248	22,215

Total operating expenses	4,906,975	1,657,112	25,021

Loss from operations	(678,772)	(768,773)	(25,021)

Interest expense	187,440	138,672	—

Net loss	$(866,212)	$(907,445)	$(25,021)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)
For the Years Ended June 30, 2005, 2006 and 2007

	Members’ Equity (Deficiency)	Accumulated Other Comprehensive Income	Total Members’ Equity (Deficiency)	Comprehensive Income (Loss)
Balance, July 1, 2004	$82,354	$—	$82,354
Net loss	(25,021)	—	(25,021)	$(25,021)
Foreign currency translation adjustment	—		—	—
Total comprehensive loss				$(25,021
Balance, June 30, 2005	57,333	—	57,333
Net loss	(907,445)	—	(907,445)	$(907,445)
Foreign currency translation adjustment	—	73,195	73,195	73,195
Total comprehensive loss				$(834,250)
Balance, June 30, 2006	(850,112)	73,195	(776,917)
Net loss	(866,212)	—	(866,212)	$(866,212)
Foreign currency translation adjustment	—	102,471	102,471	102,471
Total comprehensive loss				$(763,741)
Balance, June 30, 2007	$(1,716,324)	$175,666	$(1,540,658)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2007	2006	2005
Cash flows from operating activities:

Net loss	$(866,212)	$(907,445)	$(25,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,057	23,432	18,294
Allowances for price protection, returns and defective merchandise	1,158,504	785,122	—
Loss on disposal of property and equipment	19,167	—	—

Change in operating assets and liabilities:
Accounts receivable)	(3,931,200)	(2,876,911)	—
Inventories	(450,889)	(388,547)	—
Advances on royalties	(552,393)	(909,050)	—
Prepaid expenses and other current assets	6,869	(79,691)	—
Accounts payable	616,610	1,347,409	—
Accrued royalties	196,505	850,000	—
Accrued expenses - related party	115,333	535,556	—
Accrued expenses and other current liabilities	540,965	87,680	5,214

Total adjustments	(2,253,472)	(625,000)	23,508

Net cash used in operating activities	(3,119,684)	(1,532,445)	(1,513)

Cash flows from investing activities:
Purchases of property and equipment	(111,759)	(59,678)	(93)
Security deposits	(271)	(3,688)	—
Net cash used in investing activities	(112,030)	(63,366)	(93)

Cash flows from financing activities:
Net proceeds from line of credit	4,002,311	820,561	—
Net increase (decrease) in cash overdraft	(81,707)	81,707	—
Proceeds from member	1,002,328	—	—
Repayment of amounts due to member	(725,000)	—	—
Proceeds of amounts due to related parties	1,275,133	1,772,813	—
Repayment of amounts due to related parties	(1,877,153)	(1,130,000)	—

Net cash provided by financing activities	3,595,912	1,545,081	—

Effect of exchange rate changes on cash	102,471	73,195	—

Net increase (decrease) in cash	466,669	22,465	(1,606)
Cash at beginning of year	43,596	21,131	22,737

Cash at end of year	$510,265	$43,596	$21,131

Supplemental cash flow information:
Cash paid during the year for interest	$154,797	$138,770	$—

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Business

SouthPeak Interactive, L.L.C. and its wholly-owned subsidiary, SouthPeak Interactive, Ltd., (hereinafter collectively referred to “SouthPeak,” or the “Company”) is a publisher and distributor of interactive entertainment software. The Company offers products for all popular game systems, including ࿠Sony PlayStation 2 (“PS2”), Sony PlayStation 3 (“PS3”), Nintendo Wii (“Wii”), and Microsoft Xbox 360 (“Xbox360”) console systems, Nintendo Game Boy Advance (“GBA”), Sony PlayStation Portable (“PSP”), and Nintendo Dual Screen (“NDS”) hand-held devices, and for the personal computer (“PC”).

The Company maintains its operations in the United States and the United Kingdom (“UK”). The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe and Australia.

Principles of Consolidation

The consolidated financial statements include the accounts of SouthPeak Interactive, L.L.C., and its wholly-owned subsidiary, SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year ends on June 30.

Concentrations of Credit Risk, Major Customers and Vendors

The financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash balances with financial institutions and accounts receivable. At various times during the years ended June 30, 2007, 2006, and 2005, the Company had deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit at a financial institution in the United States; and at various times during the years ended June 30, 2007 and 2006 the Company had deposits in excess of the Financial Services Compensation Scheme (“FSCS”) limit at a financial institution in the UK. The Company had uninsured bank balances of approximately $435,000 and $-0- at June 30, 2007 and 2006, respectively.

The Company does not generally require collateral or other security to support accounts receivable. Management must make estimates of the uncollectibility of the accounts receivable. The Company considers accounts receivable past due based on how recently payments have been received. The Company has established an allowance for doubtful accounts based upon the facts surrounding the credit risk of specific customers, past collections history and other factors.

Two of the Company’s customers, Wal-Mart and GameStop, accounted for 36% and 13% of consolidated gross revenues for the year ended June 30, 2007 and 24% and 20% of consolidated gross accounts receivable at June 30, 2007. Two of the Company’s customers, Pinnacle and GameStop, accounted for 18% and 12% of consolidated gross revenues for the year ended June 30, 2006 and 11% and 8% of consolidated gross accounts receivable at June 30, 2006.

The Company publishes video games for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Company’s license with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Company’s operations. The Company expects that such contracts will be renewed in the normal course of business. In addition, the Company has purchased a significant amount of video games for resale for such platforms from a single supplier. Such purchases amounted to $2,587,518 and $114,048 and $-0- for the years ended June 30, 2007, 2006 and 2005, respectively.

Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value due to their short-term nature.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Accounts Receivable, Allowance for Sales Returns and Price Protection

Receivables are stated net of allowances for price protection, sales returns, defective items and doubtful accounts. The Company analyzes sales returns in accordance with Statement of Financial Accounting (“SFAS”) No. 48 “Revenue Recognition When Right Of Return Exists”. The Company estimates the amount of future sales returns, price protection and defective items for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, the Company maintains a policy of giving credits for price protection, defective items and returns, but not cash refunds. Management uses significant judgment and makes estimates in connection with establishing allowances for price protection, defective items, sales returns and doubtful accounts. Actual sales returns, defective items and price protection could differ materially from allowance estimates due to a number of reasons such as the lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. However, the Company believes there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. The Company regularly reviews the factors that influences its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the Company’s estimates.

At June 30, 2007 and 2006, accounts receivable allowances consisted of the following:

	As of June 30,
	2007	2006
Sales returns	$109,501	$200,922
Price protection	1, 768,773	562,871
Defective items	65,352	21,329

Total reserves	$1,943,626	$785,122

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company estimates the net realizable value of slow-moving inventory on a title by title basis and charges the excess of cost over net realizable value to “cost of goods sold - product costs”. Significant changes in demand for the Company’s products would impact management’s estimates in establishing the inventory provision. Inventory costs include licensing fee paid to platform proprietors. These licensing fees include the cost to manufacture the game cartridges. Such licensing fees included in “costs of goods sold - product costs” amounted to $1,410,971 and $518,060 and $-0- for the years ended June 30, 2007, 2006 and 2005, respectively. Licensing fees included in inventory at June 30, 2007 and 2006 totaled $250,787 and $75,452, respectively.

Advances on Royalties

The Company utilizes third parties to develop its games and makes payments to third-party developers as they reach certain contract milestones. The Company enters into contracts with third party developers once the game design has been approved by the platform proprietors and is technologically feasible. The Company capitalizes such payments to third-party developers during their development of games, and these payments typically are considered non-refundable royalty advances against the total cost the Company incurs based upon the sales performance of the games. Any amounts that are not recoverable against royalties earned on subsequent sales by the third party developers are expensed when the game is first released. All advance royalty payments the Company has paid have been recoverable against royalties earned on subsequent sales by the third party developers. Any additional cost incurred beyond the milestone payments is expensed to “cost of goods sold - royalties”. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation. Such costs totaled $-0-, $200,000 and $-0- for the years ended June 30, 2007, 2006 and 2005, respectively.

Beginning upon product release, advances on royalties are amortized to “cost of goods sold - royalties” based on the ratio of current revenues to total projected revenues, based on management’s estimates, usually resulting in an amortization period of six months or less. At the end of each reporting period, the Company evaluates the future recoverability of games released in prior periods, based upon an individual game’s performance.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts the Company reports. For example, in determining the future recoverability and timing of such advance royalties, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to “cost of goods sold - royalties” may be larger than expected for any particular period.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives: computer equipment and software, 3 to 5 years; and office furniture and other equipment, 5 to 10 years. When assets are retired or disposed of, the cost and accumulated depreciation and amortization thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Impairment of Long-lived Assets

In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets, which are assets that provide the Company with a benefit beyond one year, are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. The Company has not recorded any write-downs to fair value during the years ended June 30, 2007, 2006 and 2005, respectively.

Revenue Recognition
The Company recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment. In consignment sales to a distributor, the Company does not record any revenue on these shipments until the distributor ships the games to its customers. Revenue is recorded at the net amount the distributor is obligated to pay to the Company. In Europe, the Company has agreements that provide customers, on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master. With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding on-line transactions including electronic downloads of titles and additional downloadable content, the Company recognizes revenue when the fee is paid by the on-line customer for the online product and the Company is notified by the online retailer that the product has been downloaded. In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104, “Revenue Recognition” and the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transaction” and SOP 81-1 “Accounting for performance of construction type and certain production type contracts”, the Company evaluates revenue recognition using the following basic criteria and recognize revenue for both product sales and licensing transactions when all four criteria are met: (i) convincing evidence of an arrangement transaction exists; (ii) the arrangement fee is fixed or determinable; (iii) collection of the related receivable is deemed probable; and, (iv) delivery has occurred in which title has passed. Revenue recognition also determines the timing of certain expenses, including “cost of goods sold - product costs”, “cost of goods sold - royalties” and “cost of goods sold - intellectual property licenses.”

Shipping and Handling

The Company incurs shipping and handling costs in its operations. These costs consist of freight expenses incurred for third-party shippers to transport the product to the customers. These costs are included in the warehousing and distribution expenses in the accompanying consolidated statements of operations. Amounts billed to customers are included in net revenues.

Advertising

The Company expenses advertising sales promotion expenses as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related advertisement is run. The Company engages in cooperative marketing with some of its retail channel partners. The Company accrues marketing and sales incentive costs when the revenue is recognized and such amounts are included in sales and marketing expense when there is an identifiable benefit for which the Company can reasonably estimate the fair value of the benefit; otherwise, they are recognized as a reduction of net revenues. In addition, the Company engaged in an advertising barter transactions for which no revenue or expenses has been booked in accordance with Emerging Issues Task Force Issue No. 99-17 “Accounting for Advertising Barter Transactions”. Advertising expense for the years ended June 30, 2007, 2006, and 2005 were $1,606,247, $446,588 and $2,806 respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Income Taxes

Effective November 10, 2000, the U.S. operations of the Company, as an LLC, elected to be taxed as a “Partnership”. Accordingly, the Company does not incur additional tax obligations, and the consolidated financial statements do not include a provision for federal or state income taxes. The taxable income of the Company is reported to the members and applicable income taxes are paid by the members. The Company expects to pay the necessary distributions to satisfy the members’ estimated personal tax liabilities based on the Company’s taxable income. The UK operations of the Company are subject to income tax by the UK. However because of a loss in the UK operations, the Company has not paid any tax to the UK, and at June 30, 2007, the net operating loss carry forward of approximately $1,582,000. At June 30, 2007, at the UK current tax rate of 30%, the estimated net tax benefit of the loss carry forward of approximately $474,000, and has not been recorded as a deferred tax asset in the consolidated financial statements as a full valuation allowance has been recorded due to the uncertainty of the future realization of the tax benefit. Therefore, there is no provision for (benefit from) income taxes in these consolidated financial statements. The tax returns are open to audit for the calendar years ended December 31, 2004, 2005 and 2006 for the IRS and the state of Virginia, and December 31, 2006 for the UK.

Foreign Currency Translation

The functional currency for the Company’s foreign operations is the applicable local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long term. Transaction gains and losses on inter-company balances considered to be long term are recorded in other comprehensive income (loss). Foreign exchange transaction gains (losses) included in general and administrative expenses in the accompanying consolidated statements of operations for the years ended June 30, 2007, 2006 and 2005 amounted to $(147,747), $95,856 and $ -0-, respectively. Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered permanent in nature and therefore do not require tax adjustments.

Stock-Based Compensation Plans

On July 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the Company’s year ended June 30, 2007. The Company’s consolidated financial statements as of and for the year ended June 30, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As of June 30, 2006, the Company did not have any stock based compensation plans so effectively did not have any unvested stock-based compensation and did not issue any stock-based compensation in the year ended 2007 thereby resulting in the Company not recognizing any stock-based compensation expense for the year ended June 30, 2007. There was no stock-based compensation expense related to employee equity awards and employee stock purchases recognized during the year ended June 30, 2005.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Stock-Based Compensation Plans, continued

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for employee equity awards and employee stock purchases using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”  (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s consolidated statement of operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in the preparation of financial statements. Such estimates and assumptions impact the reported amount of assets and liabilities at the financial statement date, and revenue and expenses for the reporting period. The actual results could differ from those estimates. The most significant estimates are related to the amortization of advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets. These estimates generally involve complex issues and require the Company to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period.

Recently Issued Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4 by clarifying the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” utilized in ARB No. 43. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of SFAS 151 has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20 and FASB Statement No. 3 and changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. This statement requires that retrospective application to prior periods’ financial statements of changes in accounting principle. If it is impractical to determine either period-specific effects or the cumulative effect of the change, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of equity for that period, rather than being reported in the income statement. SFAS 154 is effective for accounting changes made in years beginning after December 15, 2005. Adoption of SFAS 154 has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a two-step process for recognition and measurement of a tax position in the financial statements. The first step requires that a more-likely-than-not recognition threshold is met. The second step measures the tax position at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. This Interpretation is effective for years beginning after December 15, 2006. The Company has adopted FIN 48 and it has not had an impact on the Company’s consolidated financial position, results of operations or cash flows.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Recently Issued Accounting Standards, continued

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring it, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for years beginning after November 15, 2007. The Company is evaluating the impact, if any, the adoption of this statement will have on its consolidated financial position, results of operations or cash flows.

In September 2006, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 states that both a balance sheet (iron curtain) approach and an income statement (rollover) approach should be used when evaluating and measuring the materiality of a misstatement. SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. The adoption of SAB 108 has not had  material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS 159 are effective for financial statements issued for years beginning after November 15, 2007. The Company is evaluating if it will adopt SFAS 159 and what impact the adoption will have on consolidated financial position, results of operations or cash flows.

All other recently issued accounting pronouncements are not expected to have a material impact on the Company’s consolidated financial statements.

2.  Inventories

At June 30, 2007 and 2006, inventories consist of the following:

	As of June 30,
	2007	2006
Finished goods	$742,401	$379,393
Purchased parts and components	97,035	9,154
	$839,436	$388,547

For the years ended June 30, 2007 and 2006, inventories were written down in the amount of $62,643 and $-0-, respectively.

3. Property and Equipment, net

At June 30, 2007 and 2006, property and equipment, net was comprised of the following:

	As of June 30,
	2007	2006
Computer equipment and software	$204,898	$107,320
Office furniture and equipment	43,468	77,316
	248,366	184,636

Less: accumulated depreciation and amortization	105,169	106,974

Property and equipment, net	$143,197	$77,662

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

3.  Property and Equipment, net, continued

Depreciation and amortization expense for the years ended June 30, 2007, 2006, and 2005 was $27,057, $23,432, and $18,294, respectively.

4. Line of Credit

During December 2005, the Company obtained a revolving line of credit from a financial institution in the maximum amount of $5.0 million, which terminates on April 30, 2008. The loan bears interest at prime plus ½%, which was 8.75% at June 30, 2007 and 2006. The outstanding loan amount at June 30, 2007 was limited to the lesser of 75% of the eligible accounts receivable from North American operations or $5.0 million. The financial institution processes payments received on such accounts receivable as payments on the revolving loan of credit. The line was collateralized by gross accounts receivable of $6,035,659 and $1,671,891 at June 30, 2007 and 2006, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets by the two majority members. The agreement contains certain financial and non-financial covenants. At June 30, 2007 and 2006, the Company was in compliance with these covenants.

At June 30, 2007 and 2006, the outstanding line of credit balance is $4,822,872 and $820,561, respectively and the remaining available under the line of credit amounted to $ -0- and $2,088,746, respectively. For the years ended June 30, 2007 and 2006, interest expense relating to the line of credit was $183,402 and $138,672, respectively.

On August 6, 2007, the borrowing limit on the line of credit increased to $9.0 million and effective September 1, 2007, the availability of the maximum line of credit was limited to the lesser of 65% of the eligible accounts receivable from North American operations or $9.0 million. On November 1, 2007, the borrowing limit on the line of credit decreased to $6.5 million and was further decreased on December 1, 2007 to $5.0 million.

5. Related Party Transactions

Accrued Expenses - Related Party

Accrued expenses due to the related party for the years ended June 30, 2007 and 2006 are as follows:

	For the year ended June 30,
	2007	2006
Balance at beginning of year	$535,556	$-
Expenses incurred:
Commissions	116,413	20,997
Consulting fees	1,188,195	713,982
Less: amounts paid	(1,189,275)	(199,423)
Balance at end of year	$650,889	$535,556

The Company incurs consulting fees for office space and staff services under an informal arrangement to an entity partially owned by the two majority members of the Company. For the period from July 1, 2005 to December 31, 2006, the consulting fee was equal to 10% of net revenues of the Company. The consulting fee for the six months period ended June 30, 2007 was based on the actual costs the organization incurred in providing office space and staff services. For the years ended June 30, 2007, 2006 and 2005, the Company incurred consulting fees of $1,183,195, $652,582, and $-0-, respectively and are included in the general and administrative expenses in the accompanying consolidated statements of operations. As of June 30, 2007 and 2006, the Company has consulting fees payable of $650,889 and $535,556, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

5. Related Party Transactions, continued

Accrued Expenses - Related Party, continued

For the years ended June 30, 2007, 2006 and 2005 the Company incurred sales commissions of $116,413, $20,997 and $-0, respectively, to the two entities partially owned by the majority member of the Company, for the marketing and sale of video games, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

A member of the Company charged consulting fees in the amount of $5,000, $61,400 and $-0- for the years ended June 30, 2007, 2006 and 2005, respectively. Such fees were paid in connection with the development and execution of contracts with third party game developers.

Due to Member

During the year ended June 30, 2007, the Company received certain short-term advances, which were payable on demand, from a majority member of the Company. Such advances were unsecured and bore interest at an annual rate of 8%. Interest expense under the advances was $4,164, $-0- and $-0- for the years ended June 30, 2007, 2006 and 2005, respectively and is included in interest expense in the accompanying consolidated statements of operations. At June 30, 2007 and 2006, the amounts due to the member were $277,328 and $-0-, respectively. On September 7, 2007, the Company repaid such advances to the member.

Due to Related Parties

The Company received short-term advances, which were payable on demand, from certain entities that were partially owned by the majority member of the Company. Such advances were non-interest bearing and were not collateralized. At June 30, 2007 and 2006, the amounts due to these entities were $40,793 and $642,813, respectively. On October 29, 2007, the Company repaid the outstanding advances.

6. Product Sales and Geographic Information

The Company operates in one reportable segment in which it is a publisher and distributor of interactive entertainment software for home video consoles, handheld platforms and personal computers. The Company’s published games have accounted for a significant portion of the net revenues of the Company. Monster Madness has accounted for approximately 43%, 0% and 0% of the net revenues for the years ended June 30, 2007, 2006 and 2005, respectively. Net revenues by product groups are as follows:

	Console	Hand-held	PC	Total
For the year ended June 30, 2007	$9,088,118	$1,947,591	$1,508,337	$12,544,046

For the year ended June 30, 2006	$5,209,924	$998,360	$26,864	$6,235,148

For the year ended June 30, 2005	$—	$—	$—	$—

Geographic information is based on the location of the selling entity. Geographic information regarding net revenues and total long-lived assets as of and for the years ended June 30, 2007 and 2006 is as follows:

	North America	Europe	Other	Consolidated
As of and for the year ended June 30, 2007
Net Revenues	$10,248,046	$2,103,820	$192,180	$12,544,046
Long -lived assets	$117,004	$30,152	$—	$147,156

As of and for the year ended June 30, 2006
Net Revenues	$3,303,723	$2,700,088	$231,337	$6,235,148
Long -lived assets	$182,558	$30,152	$—	$212,710

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

7. Commitments

The Company regularly enters into contractual arrangements with third parties for the development of games. Under these agreements, the Company commits to provide specified payments to a developer, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers typically are deemed to be advances and are recoupable against future royalties earned by the developer based on the sale of the related game. Additionally, the Company leases its UK office under a non-cancelable operating lease agreement. The total future minimum commitments under these contractual arrangements in place as of June 30, 2007 are scheduled to be paid as follows:

	Software Developers	Office Lease	Total
During the year ending June 30, 2008	$1,360,000	$25,543	$1,385,543

Office rent expense for the years ended June 30, 2007, 2006, and 2005 was $25,026, $9,842 and $-0-, respectively. Cost of goods sold - royalties amounts to $1,864,277 and $1,843,977 for the years ended June 30, 2007 and 2006, respectively.

8. Subsequent Events

On October 4, 2007, the Company purchased a building and land in Grapevine, Texas for $1,175,000. This building is being used by the Company as office space. In connection with the purchase, the Company entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus ¼%, and has an initial annual rate of 7.5%. Monthly principal and interest payments are $8,611 with interest only payments for the first six months. The mortgage is secured by the purchased land and building. The two majority members of the Company have personally guaranteed the mortgage note.

On October 16, 2007, the Company entered into a new one year lease for its UK office, beginning in December 2007, with a monthly rent of $5,774.

On October 19, 2007, the Company and all members signed a non-binding letter of intent to be acquired by Global Services Partners Acquisition Corp. (“GSPAC”), a blank check company incorporated in August 2005 to serve as a special purpose acquisition company (“SPAC”) for the acquisition of an unidentified operating business. The definitive agreement will set the final structure for the acquisition, and must be executed by both parties by January 15, 2008 or the letter of intent will expire. The letter of intent provides for a purchase price of $5,000,000 in cash (subject to adjustment) and 5,000,000 shares of GSPAC common stock. The letter of intent also provides for two contingent payments, 1,650,000 and 1,350,000 additional shares, subject to certain post acquisition publicly traded stock prices being realized, or attainment of preset earnings levels as defined in the letter of intent. The letter of intent further provides for non compete agreements between each member and the Company, and each member and GSPAC. An employment agreement will be executed with the Company’s chairman and majority member for an initial period of at least five years.

Prior to executing the definitive agreement, the Company must conduct its business in the ordinary course; may not issue or agree to issue equity or debt interests in the Company, and may not authorize or consummate any dividends or distributions without the written consent of GSPAC, except that distributions may be made to members to pay income taxes arising from the Company’s earnings flowing to the individual members. The acquisition must be completed by April 25, 2008 or GSPAC must return to its stockholders the funds held in a restricted account for the potential acquisition. The acquisition is subject to the execution of the definitive agreement, and certain regulatory and stockholder approvals.

On October 29, 2007, the Company contracted to acquire an intellectual property that would be used in the development of games by third parties for a total cost of $2,540,000 to be paid within the next 18 months. Pursuant to the contract, the Company has an option to convert the right and license to use the intellectual property for a single-game license or for an unlimited number of games. On October 29, 2007, the Company opted to use the intellectual property for a single-game use for an initial cost of $490,000. The game is expected to be released in April 2009. In addition, on August 28, 2007 the Company has contracted to use another intellectual property in a game that a third party developer is developing for the Company for a total cost of $100,000.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements

8.  Subsequent Events, continued

In the normal course of business the Company executes contracts with third parties for development of the games. During the period from July 1, 2007 to January 5, 2008, the Company executed six agreements with such developers for an aggregate commitment to pay royalties of $6,743,000.

SouthPeak Interactive, L.L.C. and Subsidiary

Unaudited Condensed Consolidated Interim Financial Statements

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	June 30, 2007
	(Unaudited)	(Audited)
Assets

Current assets:
Cash	$1,860,326	$510,265
Accounts receivable, net of allowances of $2,461,541 and $1,943,626 at December 31, 2007 and June 30, 2007, respectively	3,391,619	4,864,485
Inventories	468,669	839,436
Current portion of advances on royalties	989,899	1,461,443
Current portion of intellectual property license	42,500	—
Prepaid expenses - related party	592	—
Prepaid expenses and other current assets	75,000	72,822

Total current assets	6,828,605	7,748,451

Property and equipment, net	1,506,668	143,197

Deferred acquisition costs	311,362
Advances on royalties, net of current portion	592,276	—
Intellectual property license, net of current portion	1,360,000	—
Other assets	16,158	3,959

Total assets	$10,615,069	$7,895,607

Liabilities and Members’ Equity (Deficiency)

Current liabilities:
Line of credit	$632,473	$4,822,872
Current maturities of mortgage payable	15,778	—
Accounts payable	992,938	1,964,019
Accrued royalties	4,120,260	1,046,505
Accrued expenses and other current liabilities	1,571,776	633,859
Due to member	—	277,328
Due to related parties	38,806	40,793
Accrued expenses - related party	64,564	650,889

Total current liabilities	7,436,595	9,436,265

Long-term liability:
Mortgage payable, net of current maturities	1,052,672	—

Total liabilities	8,489,267	9,436,265

Commitments

Members’ equity (deficiency):
Members’ equity (deficiency)	1,941,554	(1,716,324)
Accumulated other comprehensive income	184,248	175,666

Total members’ equity (deficiency)	2,125,802	(1,540,658)

Total liabilities and members’ equity (deficiency)	$10,615,069	$7,895,607

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Six Months Ended December 31,
	2007	2006
Net revenues	$22,545,578	$5,934,254

Cost of goods sold:
Product costs	7,803,572	3,236,112
Royalties	5,231,043	520,426

Total cost of goods sold	13,034,615	3,756,538

Gross profit	9,510,963	2,177,716

Operating expenses:
Warehousing and distribution	310,363	239,045
Sales and marketing	3,093,859	650,992
General and administrative	2,158,553	1,224,348

Total operating expenses	5,562,775	2,114,385

Income from operations	3,948,188	63,331

Interest expense	290,310	49,470

Net income	$3,657,878	$13,861

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)
For the Six Months Ended December 31, 2007
(Unaudited)

	Members’ Equity (Deficiency)	Accumulated Other Comprehensive Income	Total Members’ Equity (Deficiency )	Comprehensive Income
Balance, July 1, 2007 (audited)	$(1,716,324)	$175,666	$(1,540,658)

Net income	3,657,878	—	3,657,878	$3,657,878

Foreign currency translation adjustment	—	8,582	8,582	8,582

Total comprehensive income				$3,666,460

Balance, December 31, 2007	$1,941,554	$184,248	$2,125,802

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$3,657,878	$13,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,843	12,928
Loss on disposal of property and equipment	-	19,167
Allowance for price protection, returns, doubtful accounts and defective merchandise	517,915	(64,951)
Change in operating assets and liabilities:
Accounts receivable	954,951	315,184
Inventories	370,767	(662,072)
Advances on royalties	(120,732)	(600,548)
Prepaid expenses - related party	(592)	(132)
Prepaid expenses and other current assets	(2,178)	79,691
Accounts payable	(971,082)	1,197,416
Accrued royalties	3,073,755	(83,778)
Accrued expenses - related party	(586,325)	(114,816)
Accrued expenses and other current liabilities	2,917	392,936
Total adjustments	3,274,239	491,025

Net cash provided by operating activities	6,932,117	504,886

Cash flows from investing activities:
Purchases of property and equipment	(329,863)	(16,641)
Purchase of intellectual property	(467,500)	-
Security deposits	(12,199)	(190)

Net cash used in investing activities	(809,562)	(16,831)

Cash flows from financing activities:
Net proceeds from (repayments to) line of credit	(4,190,399)	465,325
Repayment of amounts due to member	(277,328)	-
Proceeds of amounts due to related parties	38,807	214,382
Repayment of amounts due to related parties	(40,794)	(557,813)
Deferred acquisition costs	(311,362)	-
Net decrease in cash overdraft	-	(81,707)

Net cash (used in) provided by financing activities	(4,781,076)	40,187

Effect of exchange rate changes on cash	8,582	5,040

Net increase in cash	1,350,061	533,282
Cash at beginning of period	510,265	43,596

Cash at end of period	$1,860,326	$576,878

Supplemental cash flow information:
Cash paid during the period for interest	$255,100	$49,469

Supplemental disclosure of non-cash activities:
Intellectual properties acquired through the recording of accrued expenses	$935,000	$-
Purchase of land and building through the assumption of a mortgage note	$1,068,450	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies

Business

SouthPeak Interactive, L.L.C. and its wholly-owned subsidiary, SouthPeak Interactive, Ltd., (hereinafter collectively referred to “SouthPeak,” or the “Company”) is a publisher and distributor of interactive entertainment software. The Company offers products for all popular game systems, including Sony PlayStation 2 (“PS2”), Sony PlayStation 3 (“PS3”), Nintendo Wii (“Wii”), and Microsoft Xbox 360 (“Xbox360”) console systems, Nintendo Game Boy Advance (“GBA”), Sony PlayStation Portable (“PSP”), and Nintendo Dual Screen (“NDS”) hand-held devices, and for the personal computer (“PC”).

The Company maintains its operations in the United States and the United Kingdom (“UK”). The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe and Australia.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by United State generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended December 31, 2007 are not necessarily indicative of the result that may be expected for the year ending June 30, 2008. For further information, refer to the consolidated financial statements and footnotes thereto, as of June 30, 2007 and 2006 and for the years ended June 30, 2007, 2006 and 2005, for the Company included elsewhere in the proxy statement/prospectus.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of SouthPeak Interactive, L.L.C., and its wholly-owned subsidiary, SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year ends on June 30.

Concentrations of Credit Risk, Major Customers and Vendors

The financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash balances with financial institutions and accounts receivable. At various times during the six months ended December 31, 2007 and the year ended June 30, 2007, the Company had deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit at a financial institution in the United States; and in excess of the Financial Services Compensation Scheme (“FSCS”) limit at a financial institution in the UK. The Company had uninsured bank balances of approximately $1,777,000 and $435,000 at December 31, 2007 and June 30, 2007, respectively.

The Company does not generally require collateral or other security to support accounts receivable. Management must make estimates of the uncollectibility of the accounts receivable. The Company considers accounts receivable past due based on how recently payments have been received. The Company has established an allowance for doubtful accounts based upon the facts surrounding the credit risk of specific customers, past collections history and other factors.

The Company had three customers, GameStop, Wal-Mart and Pinnacle that accounted for 19%, 14% and 11%, respectively, of consolidated gross revenues for the six months ended December 31, 2007 and 24%, 10% and 8%, respectively, of consolidated gross accounts receivable at December 31, 2007. The Company had two customers, Wal-Mart and GameStop that accounted for 48% and 13%, respectively, of consolidated gross revenues for the six months ended December 31, 2006. The Company had two customers, Wal-Mart and GameStop that accounted for 24% and 20%, respectively, of consolidated gross accounts receivable at June 30, 2007.

The Company publishes video games for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Company’s license with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Company’s operations. The Company expects that such contracts will be renewed in the normal course of business. In addition, the Company has purchased a significant amount of video games for resale for such platforms from a single supplier. Such purchases amounted to $-0- and $1,697,335 in cost of goods sold - product costs for the six months ended December 31, 2007 and 2006, respectively and amounts payable included in accounts payable at December 31, 2007 and June 30, 2007 totaled $-0- and $870,812, respectively. The Company pays fees to Microsoft for licensing the manufacture of games for Microsoft platforms. Such fees expensed to cost of goods sold - product costs totaled $3,314,576 and $-0- for the six months ended December 31, 2007 and 2006, respectively and amounts payable included in accounts payable at December 31, 2007 and June 30, 2007 totaled $-0- and $30,000 respectively. The Company incurred royalty costs included in cost of goods - royalties to a software developer for development of the Two Worlds game in the amount of $4,620,260 and $-0- for the six months ended December 31, 2007 and 2006, respectively, and amounts payable to this vendor in accrued royalties at December 31, 2007 and June 30, 2007 totaled $3,070,260 and $-0-, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies , continued

Accounts Receivable, Allowance for Sales Return, Price Protection, Defective Items and Doubtful Accounts

Receivables are stated net of allowances for price protection, sales returns, defective items, and doubtful accounts. The Company analyzes sales returns in accordance with Statement of Financial Accounting (“SFAS”) No. 48 “Revenue Recognition When Right Of Return Exists”. The Company estimates the amount of future sales returns, price protection and defective items for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, the Company maintains a policy of giving credits for price protection, defective items and returns, but not cash refunds. Management uses significant judgment and makes estimates in connection with establishing allowances for price protection, defective items, sales returns and doubtful accounts. Actual sales returns, defective items and price protection could differ materially from allowance estimates due to a number of reasons such as the lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. However, the Company believes there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. The Company regularly reviews the factors that influences its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the Company’s estimates.

At December 31, 2007 and June 30, 2007, accounts receivable allowances consisted of the following:

	As of
	December 31, 2007	June 30, 2007
	(Unaudited)	(Audited)
Sales returns	$690,453	$109,501
Price protection	1,678,299	1,768,773
Defective items	38,418	65,352
Doubtful accounts	54,371	-

Total reserves	$2,461,541	$1,943,626

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company estimates the net realizable value of slow-moving inventory on a title by title basis and charges the excess of cost over net realizable value to “cost of goods sold - product costs”. Significant changes in demand for the Company’s products would impact management’s estimates in establishing the inventory provision. Such licensing fees included in “costs of goods sold - product costs” amounted to $3,361,188 and $1,032,225 for the six months ended December 31, 2007 and 2006, respectively. Licensing fees included in inventory at December 31, 2007 and 2006 totaled $166,911 and $376,662, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies , continued

Advances on Royalties

The Company utilizes third parties to develop its games and makes payments to third-party developers as they reach certain contract milestones. The Company enters into contracts with third party developers once the game design has been approved by the platform proprietors and is technologically feasible. The Company capitalizes such payments t o third-party developers during their development of games, and these payments typically are considered non-refundable royalty advances against the total cost the Company incurs based upon the sales performance of the games. Any amounts that are not recoverable against royalties earned on subsequent sales by the third party developers are expensed when the game is first released. All advance royalty payments the Company has paid have been recoverable against royalties earned on subsequent sales by the third party developers. Any additional cost incurred beyond the milestone payments is expensed to “ cost of goods sold - royalties”. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation. There were no such costs for the six months ended December 31, 2007 and 2006.

Beginning upon product release, advances on royalties are amortized to “cost of goods sold - royalties” based on the ratio of current revenues to total projected revenues, based on management’s estimates usually resulting in an amortization period of six months or less. At the end of each reporting period, the Company evaluates the future recoverability of games released in prior periods, based upon an individual game’s performance.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts which the Company reports. For example, in determining the future recoverability and timing of such advance royalties, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to “cost of goods sold - royalties” may be larger than expected for any particular period.

Intellectual Property Licenses

Intellectual property license costs result from fees paid by the Company to license the use of trademarks, copyrights, and software used in the development of games by third party developers. The licenses may be used in several games or a single game.

Periodically the Company evaluates the future recoverability of capitalized intellectual property licenses, based on the expected performance of the specific games. Prior to the related game’s release, the Company expenses, as part of “cost of good sold - intellectual property licenses,” any intellectual property license costs that are not recoverable. If the Company abandons a game, any capitalized intellectual property costs are charged to “cost of goods sold - intellectual property licenses,” at the time of cancellation. The Company uses various factors to evaluate expected game performance, including preorders for the game prior to release.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies , continued

Intellectual Property Licenses, continued

Beginning with a game’s release, intellectual property license costs are amortized to “cost of goods sold - intellectual property licenses” based on the ratio of current revenues for the specific game to the total of projected revenues for all the games which will use the license. Periodically, the Company evaluates the future recoverability of capitalized intellectual property licenses utilizing the main evaluative factor of actual title performance.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives: Buildings, 40 years; computer equipment and software, 3 to 5 years; and office furniture and other equipment, 5 to 10 years. When assets are retired or disposed of, the cost and accumulated depreciation and amortization thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of Long-lived Assets

In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets, which are assets that provide the Company with a benefit beyond one year, are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. The Company has not recorded any write-downs to fair value during the six months ended December 31, 2007 and 2006, respectively.

Revenue Recognition

The Company recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment. In consignment sales to a distributor, the Company does not record any revenue on these shipments until the distributor ships the games to its customers.  Revenue is recorded at the net amount the distributor is obligated to pay to the Company. In Europe, the Company has agreements that provide customers, on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master. With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding on-line transactions including electronic downloads of titles and additional downloadable content, the Company recognizes revenue when the fee is paid by the on-line customer for the online product and the Company is notified by the online retailer that the product has been downloaded. In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104, “Revenue Recognition” and the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transaction” and SOP 81-1 “Accounting for performance of construction type and certain production type contracts”, the Company evaluates revenue recognition using the following basic criteria and recognize revenue for both product sales and licensing transactions when all four criteria are met: (i) convincing evidence of an arrangement transaction exists; (ii) the arrangement fee is fixed or determinable; (iii) collection of the related receivable is deemed probable; and, (iv) delivery has occurred in which title has passed. Revenue recognition also determines the timing of certain expenses, including “cost of goods sold - product costs”, “cost of goods sold - royalties” and “cost of goods sold - intellectual property licenses.”

Deferred Acquisition Costs

In connection with the Company’s pending acquisition of GSPAC and the accounting treatment as a reverse acquisition, the Company has incurred certain professional fees which have been recorded as deferred acquisition costs. Once the reverse acquisition is completed, the deferred acquisition costs will be charged to equity to the extent of the cash received by the Company as part of the reverse acquisition with any reminder written off to operating expenses.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies, continued

Income Taxes

Effective November 10, 2000, the U.S. operations of the Company, as an LLC, elected to be taxed as a “Partnership”. Accordingly, the Company does not incur additional tax obligations, and the condensed consolidated financial statements do not include a provision for federal or state income taxes. The taxable income of the Company is reported to the members and applicable income taxes are paid by the members. The Company expects to pay the necessary distributions to satisfy the members’ estimated personal tax liabilities based on the Company’s taxable income. The UK operations of the Company are subject to income tax by the UK. However because of a loss in the UK operations, the Company has not paid any tax to the UK, and at December 31, 2007 and June 30, 2007, the net operating loss carry forward of approximately $923,000 and $1,582,000, respectively. At the UK current tax rate of 30%, the estimated net tax benefit of the loss carry forward of approximately $277,000 and $474,000 respectively, at December 31, 2007 and June 30, 2007 and has not been recorded as a deferred tax asset in the condensed consolidated financial statements as a full valuation allowance has been recorded due to the uncertainty of the future realization of the tax benefit. Therefore, there is no provision for income taxes in these condensed consolidated financial statements.

Effective July 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s condensed consolidated financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed consolidated financial statements as of December 31, 2007. The evaluation was performed for the tax years ended December 31, 2006, 2005 and 2004 which remain subject to examination for federal, various states and UK income tax purposes by various taxing authorities as of December 31, 2007.

The Company’s policy is to reclassify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Foreign Currency Translation

The functional currency for the Company’s foreign operations is the applicable local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the consolidated balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long-term. Transaction gains and losses on intercompany balances considered to be long-term are recorded in other comprehensive income (loss). Foreign exchange transaction gains (losses) included in general and administrative expenses in the accompanying condensed consolidated statements of operations for the six months ended December 31, 2007 and 2006 amounted to $10,610 and $(138,411), respectively.

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered permanent in nature and therefore do not require tax adjustments.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies, continued

Stock-Based Compensation Plans

On July 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the Company’s year ended June 30, 2007. The Company’s condensed consolidated financial statements as of and for the six months ended December 31, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As of December 31, 2007, the Company did not have any stock based compensation plans so effectively did not have any unvested stock-based compensation and did not issue any stock-based compensation during the six month period ended December 31, 2007 thereby resulting in the Company not recognizing any stock-based compensation expense for the period then ended.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for employee equity awards and employee stock purchases using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”  (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s condensed consolidated statement of operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Advertising

The Company expenses advertising sales promotion expenses as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related advertisement is run. The Company engages in cooperative marketing with some of its retail channel partners. The Company accrues marketing and sales incentive costs when the revenue is recognized and such amounts are included in sales and marketing expense when there is an identifiable benefit for which the Company can reasonably estimate the fair value of the benefit; otherwise, they are recognized as a reduction of net revenues. In addition, the Company engaged in an advertising barter transactions for which no revenue or expenses has been booked in accordance with Emerging Issues Task Force Issue No. 99-17 “Accounting for Advertising Barter Transactions”. Advertising expense for the six months ended December 31, 2007 and 2006 were $2,623,653 and $471,771 respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in the preparation of financial statements. Such estimates and assumptions impact the reported amount of assets and liabilities at the financial statement date, and revenue and expenses for the reporting period. The actual results could differ from those estimates. The most significant estimates are related to the amortization of advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets. These estimates generally involve complex issues and require the Company to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and or subject to change from period to period. The financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Actual results could differ materially from estimated.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring it, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for years beginning after November 15, 2007. The Company is evaluating the impact, if any, the adoption of this statement will have on its consolidated results of operations, financial position or cash flows.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies , continued

Recently Issued Accounting Standards, continued

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS 159 are effective for financial statements issued for years beginning after November 15, 2007. The Company is evaluating if it will adopt SFAS 159 and what impact the adoption will have on consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued Statement No. 141(R), "Business Combinations", or SFAS 141(R), which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the asset's estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted.

SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. We anticipate that adoption of this pronouncement will significantly impact how we account for business combination transactions consummated after the effective date, in the various areas outlined above.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51", or SFAS 160, effective for fiscal years beginning after December 15, 2008. SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including the requirement that the noncontrolling interest be classified as a component of equity. SFAS 160 is required to be adopted simultaneously with SFAS 141(R). We do not expect that this pronouncement will have a significant impact on Company’s consolidated financial position, results of operations or cash flows.

All other recently issued accounting pronouncements are not expected to have a material impact on the Company’s condensed consolidated financial statements.

2.  Inventories

At December 31, 2007 and June 30, 2007, inventories consist of the following:

	As of
	December 31, 2007	June 30, 2007
	(Unaudited)	(Audited)
Finished goods	$441,477	$742,401
Purchased parts and components	27,192	97,035
	$468,669	$839,436

3.  Property and Equipment, net

At December 31, 2007 and June 30, 2007, property and equipment, net was comprised of the following:

	As of
	December 31, 2007	June 30, 2007
	(Unaudited)	(Audited)
Land	$355,999	$-
Building	867,363	-
Computer equipment and software	356,146	204,898
Office furniture and other equipment	69,068	43,468
	1,648,576	248,366

Less: accumulated depreciation and amortization	141,908	105,169

Property and equipment, net	$1,506,668	$143,197

Depreciation and amortization expense for the six months ended December 31, 2007 and 2006 was $34,843 and $12,928, respectively.

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. In connection with the purchase, the Company entered into a mortgage with a financial institution in the amount of $1,068,450 (see note 6). .

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4.  Intellectual Property Licenses

On August 28, 2007 the Company contracted to use an intellectual property in a game that a third party developer is developing for the Company for a total cost of $100,000. In addition, on October 29, 2007, the Company contracted to acquire an intellectual property that would be used in the development of games by third parties for a total cost of $2,540,000 to be paid within next 18 months. Pursuant to the contract, the Company has an option to convert the right and license to use the intellectual property for a specific number of games or for an unlimited number of games. As of December 31, 2007, the Company has opted to use the intellectual property for three games, at a total cost of $1,360,000. The first game is expected to be released in April 2009 and no release date has been set for the other two games. At December 31, 2007, the Company has $935,000 payable against these contracts, which is included in the total for accrued expenses and other current liabilities.

5.  Line of Credit

During December 2005, the Company obtained a revolving line of credit from a financial institution in the maximum amount of $5.0 million, which terminates on April 30, 2008. On August 6, 2007, the borrowing limit of line of credit increased to $9.0 million and effective September 1, 2007, the availability of the maximum line of credit was limited to the lesser of 65% of eligible accounts receivable from North America operations or $9.0 million. The loan bears interest at prime plus ½%, which was 7.75% and 8.75% at December 31, 2007 and June 30, 2007, respectively. The financial institution processes payments received on such accounts receivable as payments on the revolving loan of credit. The line is collateralized by gross accounts receivable of approximately $5,122,000 and $6,036,000 at December 31, 2007 and June 30, 2007, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets by the two majority members. The agreement contains certain financial and non-financial covenants. At December 31, 2007, the Company was in compliance with these covenants.

At December 31, 2007, the loan outstanding totaled $632,473 and the remaining available under the line of credit amounted to $127,696. For the six months ended December 31, 2007 and 2006, interest expense relating to the line of credit was $228,755 and $37,325, respectively.

On November 1, 2007, the borrowing limit on the line of credit decreased to $6.5 million and further decreased on December 1, 2007 to $5.0 million.

6.  Mortgage Payable

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. This building is being used by the Company as office space. In connection with the purchase, the Company entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus ¼%, and had an initial annual rate of 7.5%. The monthly principal and interest payment is $8,611 with interest only payments for the first six months. The mortgage is secured by the purchased land and building. The two majority members of the Company have personally guaranteed the mortgage note.

The scheduled maturities of the mortgage payable as of December 31, 2007 are as follows:

Year ending December 31,
2008	$15,778
2009	25,192
2010	27,148
2011	29,256
2012	31,527
Thereafter	939,549

Total	1,068,450

Less: current maturities	15,778

Mortgage payable, net of current maturities	$1,052,672

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7.  Related Party Transactions

Accrued Expenses - Related Party

Accrued expenses due to related party as of and for the six months ended December 31, 2007 are as follows:

Balance at July 1, 2007	$650,889

Expenses incurred:
Commission	385,721
Consulting fees	920,930

Less: amounts paid	(1,892,976)

Balance at December 31, 2007	$64,564

The Company incurs consulting fees for office space and staff services under an informal arrangement to an entity partially owned by the two majority members of the Company. For the six months ended December 31, 2007, the consulting fee was based on the actual costs the organization incurred in providing office space and staff services. For the six months ended December 31, 2006 the fee was equal to 10% of net revenues of the Company. For the six months ended December 31, 2007 and 2006, the Company incurred consulting fees of $920,930 and $592,537, respectively, which is included in the general and administrative expenses in the accompanying condensed consolidated statements of operations. At December 31, 2007 and June 30, 2007, the Company had consulting fees payable of $64,564 and $650,889, respectively. For the six months ended December 31, 2007 and 2006, the Company incurred sales commissions for the marketing and sale of video games of $385,721 and $67,113, respectively, to two entities partially owned by the majority member of the Company, which is included in sales and marketing expenses in the accompanying condensed consolidated statements of income.

A member of the Company charged consulting fees in the amount of $-0- and $5,000 for the six months ended December 31, 2007 and 2006, respectively. Such fees were paid in connection with the development and execution of contracts with third party game developers.

Due to Member

During the six months ended December 31, 2007, the Company received certain short-term advances payable on demand by a majority member of the Company. Such advances were unsecured and bore interest at the annual rate of 8%. Interest expense under the advances was $19,587 and $-0- for the six months ended December 31, 2007 and 2006, respectively. At December 31, 2007 and June 30, 2007, the amounts due to the member were $-0- and $277,328, respectively. The amount due to the member at June 30, 2007 was repaid in full on September 7, 2007.

Due to Related Parties

The Company received short-term advances which were payable on demand from certain entities that were partially owned by the majority member of the Company. Such advances were non-interest bearing and were not collateralized. At December 31, 2007 and June 30, 2007, the amounts due to these related entities were $38,806 and $40,793, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

8.  Product Sales and Geographic Information

The Company operates in one reportable segment in which it is a publisher and developer of interactive entertainment software for home video consoles, handheld platforms and personal computers. The Company's published games have accounted for a significant portion of the net revenues of the Company. Two Worlds has accounted for approximately 97% and 0% of the net revenues for the six months ended December 31, 2007 and 2006, respectively. Net revenues by product groups are as follows:

	Console	Hand-held	PC	Strategy Guide	Total
For the six months ended
December 31, 2007	$18,270,313	$245,412	$3,507,256	$522,597	$22,545,578

For the six months ended
December 31, 2006	$3,794,390	$1,693,898	$445,966	$-	$5,934,254

Geographic information is based on the location of the selling entity. Geographic information regarding net revenues and total long-lived assets as of and for the six months ended December 31, 2007 and 2006 and as of December 31, 2007 is as follows:

	North America	Europe	Other	Consolidated
As of and for the six months ended December 31, 2007
Net revenues	$17,795,312	$4,128,121	$622,145	$22,545,578
Long -lived assets	$3,549,075	$237,389	$—	$3,786,464

For the six months ended December 31, 2006
Net revenues	$4,919,939	$1,039,598	$(25,283)	$5,934,254

9.  Commitments

Developer of Intellectual Property Contracts

The Company regularly enters into contractual arrangements with third parties for the development of games as well as the rights to license intellectual property. Under these agreements, the Company commits to provide specified payments to a developer or intellectual property holders, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recoupable against future royalties earned by the developers based on the sale of the related game. On October 26, 2007, the Company entered into an agreement with a third party game developer in connection with certain development agreements. Pursuant to the agreement, the Company has committed to spend specified amounts for marketing support for the related game which is to be developed. Cost of goods sold - royalties amounted to $5,231,043 and $520,426 for the six months ended December 31, 2007 and 2006, respectively.

Lease Commitments

The Company also leases its UK office under a non-cancelable operating lease agreement. In October 2007, the Company entered into a new one year lease for its UK office, beginning in December 2007, with a monthly rent of $5,774. Office rent expense for the six months ended December 31, 2007 and 2006 was $40,585 and $14,230, respectively.

The total future minimum commitments under these agreements as of December 31, 2007 are as follows:

	Software		Office
	Developers	Marketing	Lease	Total
For the year ending December 31,

2008	$2,714,500	$-	$61,442	$2,775,942
2009	6,291,700	400,000	-	6,691,700

Total	$9,006,200	$400,000	$61,442	$9,467,642

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)

10.  Subsequent Events

On January 1, 2008 the Company executed a three year lease for office space for the Company headquarters in Midlothian, Virginia. The Company is leasing the space from an organization controlled by the two majority members of the Company. The rent is $7,542 per month.

On January 15, 2008, the Company and all members signed an agreement to be acquired by SouthPeak Interactive Corporation (“SP Holdings”), a wholly owned subsidiary of Global Services Partners Acquisition Corp. (“GSPAC”), a blank check company incorporated in August 2005 to serve as a special purpose acquisition company (“SPAC”) for the acquisition of an unidentified operating business. The agreement provides for a purchase price of $5,000,000 in cash (subject to adjustment) and 5,000,000 shares of SP Holdings’ stock. The agreement also provides for two contingent payments, 1,650,000 and 1,350,000 additional shares, subject to certain post acquisition publicly traded stock prices being realized, or attainment of preset earnings levels, as defined in the agreement. At the closing of the acquisition, the President of the Company will enter into an employment agreement to serve as SP Holdings’ Executive Chairman. At or before the closing of the acquisition, the Chief Executive Officer of the Company will enter into an employment agreement to serve as SP Holdings’ Chief Executive Officer.

Until the closing of the acquisition, the Company must conduct its business in the ordinary course, and may not: issue or agree to issue equity or debt interests in the Company; change any of its accounting methods, principles, policies, procedures or practices except as required by generally accepted accounting procedures, or Regulation S-X promulgated by the Securities and Exchange Commission; or authorize or consummate any dividends or distributions without the written consent of GSPAC, except that distributions may be made to members of up to 20% of the defined “Excess Cash” of the Company. The acquisition must be completed by April 25, 2008 or GSPAC must return to its stockholders the funds held in a restricted account for the potential acquisition. The acquisition is subject to certain regulatory and stockholder approvals.

In the normal course of business, the Company executes contract with third parties for development of the games. During the period from January 1, 2008 to February 25, 2008, the Company entered into four such agreements with developers for an aggregate royalty commitment of approximately $2,799,000.

On February 27, 2008 the Company executed a secured term note payable in the amount of $2.0 million. The note bears interest at 14%, payable monthly. If the contemplated business combination occurs, the Company may prepay the note.  If the contemplated business combination does not occur by April 30, 2008, then the note will convert into a secured convertible demand note, and will be secured by a security interest in substantially all assets of the Company, except property and equipment. If the note is not paid by August 26, 2008, the note holder will have an option of calling the loan upon ten days notice or of converting the note into an equity interest in the Company, either in the form of common stock at the next public or private sale of stock, or into membership interests in the Company. Such conversion will be based on the formula of the amount due of principal and interest on the note divided by $31.6 million divided by the membership interests of the Company. If the note holder does not exercise either option by June 30, 2009 the note will become due and payable on that date.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Global Services Partners Acquisition Corp.
Falls Church, Virginia

We have audited the accompanying balance sheets of Global Services Partners Acquisition Corp. (a corporation in the development stage) as of July 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2007, for the period from August 10, 2005 (inception) to July 31, 2006 and for the period from August 10, 2005 (inception) to July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 18 months of the Company’s initial public offering (October 25, 2007) or 24 months of the Company’s initial public offering (by April 25, 2008) if certain extension criteria are met.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Services Partners Acquisition Corp. as of July 31, 2007 and 2006, and its results of operations and its cash flows for to the year ended July 31, 2007, for the period from August 10, 2005 (inception) to July 31, 2006 and for the period from August 10, 2005 (inception) to July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 8 to the financial statements, the Company is required to consummate a business combination within 18 months of the Company’s initial public offering (by October 25, 2007) or 24 months of the Company’s initial public offering (by April 25, 2008) if certain extension criteria are met. The possibility of such business combination not being consummated raises substantial doubt about the Company’s ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
New York, NY October 25, 2007

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Balance Sheets

	July 31, 2007	July 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$995,386	$1,583,911
Investment held in trust, including
interest receivable of $84,647 and $80,929 respectively (Notes 1 and 3)	31,430,580	30,449,626
Prepaid expenses	41,000	4,125
Deferred Acquisition Costs (Note 3)	17,404	-
Total assets	$32,484,370	$32,037,662

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accrued registration costs	$-	$89,909
Accounts payable and accrued expenses	78,047	42,225
Total current liabilities	78,047	132,134

Class B Common stock, subject to possible conversion
(1,195,402 shares at conversion value) (Note 1)	6,282,974	6,086,880

Commitments (Note 5)

Stockholders' Equity (Note 2, 6 and 7):
Preferred stock, par value $.0001 per share,
5,000 shares authorized, 0 shares issued	-	-
Common stock, par value $.0001 per share,
24,000,000 shares authorized, 920,100 shares
issued and outstanding	92	92
Class B Common stock, par value $.0001 per share,
7,000,000 shares authorized, 4,784,598 shares issued
and outstanding (excluding 1,195,402 shares subject
to possible conversion)	478	478
Additional paid-in-capital	25,468,527	25,664,621
Retained earnings accumulated in the development stage	654,252	153,457
Total stockholders' equity	26,123,349	25,818,648

Total liabilities and stockholders' equity	$32,484,370	$32,037,662

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Statements of Operations

	For the year	From August 10, 2005	From August 10, 2005
	ended	(inception) to	(inception) to
	July 31, 2007	July 31, 2006	July 31, 2007
Operating expenses:
Professional fees	$253,945	$64,424	$318,369
General and administrative expenses (Note 4)	260,052	41,035	301,087
Loss from operations	(513,997)	(105,459)	(619,456)
Interest income	1,014,792	258,916	1,273,708
Income before provision for income taxes	500,795	153,457	654,252
Provision for income taxes (Note 4)	-	-	-
Net income for the period	500,795	153,457	654,252
Accretion of Trust Fund relating to Class B
common stock subject to possible conversion	(196,094)	(50,100)	(246,194)
Net income attributable to other Class B common stockholders
and common stockholders	$304,701	$103,357	$408,058

Class B common stock outstanding
subject to possible conversion	1,195,402	1,195,402

Net income per Class B common stock subject to possible
conversion, basic and diluted	$0.16	$0.04
Weighted average number of common shares outstanding, basic
and diluted	5,704,698	1,570,467
Net income (loss) per share, basic and diluted	$0.05	$0.07

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Statements of Stockholders’ Equity

	Common Stock		Common Stock, Class B		Additional Paid -In	Retained earnings accumulated in the development
	Shares	Amount	Shares	Amount	Capital	stage	Total
Balance, August 10, 2005 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Common Stock to initial stockholder	100	-	-	-	500	-	500
Issuance of 3,075,000 Warrants at $0.05 Per Warrant	-	-	-	-	153,750	-	153,750
Sale of 460,000 Series A Units and 2,990,000 Series B Units through public offering net of underwriter’s discount and offering expenses and net of proceeds of $6,036,780 allocable to 1,195,402 shares of Class B common stock, subject to possible conversion	920,000		4,784,598	478	25,560,371	-	25,560,941
Proceeds from sale of underwriters’ purchase option	-	-	-	-	100	-	100
Accretion relating to Class B common stock, subject to possible conversion					(50,100)		(50,100)
Net income for the period	-	-	-	-	-	153,457	153,457
Balance, July 31, 2006	920,100	$92	4,784,598	$478	$25,664,621	$153,457	$25,818,648
Accretion relating to Class B common					(196,094)		(196,094)
stock, subject to possible conversion							-
Net income for the year	-	-	-	-	-	500,795	500,795
Balance, July 31, 2007	920,100	$92	4,784,598	$478	$25,468,527	$654,252	$26,123,349

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Statements of Cash Flows

	For the year	From August 10, 2005	From August 10, 2005
	ended	(inception) to	(inception) to
	July 31, 2007	July 31, 2006	July 31, 2007
CASH FLOW FROM OPERATING ACTIVITIES
Net income for the period	$500,795	$153,457	$654,252
Adjustments to reconcile net income to net cash used in operating activities:
Gain on maturity of securities held in trust fund	(977,236)	(169,697)	(1,146,933)
Change in operating asset and liability:
Interest receivable on investment held in Trust Fund	(3,718)	(80,929)	(84,647)
Increase in prepaid expenses	(36,875)	(4,125)	(41,000)
Increase in accounts payable and accrued expenses	35,822	42,225	78,047

Net cash used in operating activities	(481,212)	(59,069)	(540,281)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of securities held in trust fund	(370,704,472)	(121,072,880)	(491,777,352)
Maturity of securities held in trust fund	370,704,472	90,873,880	461,578,352
Increase in deferred acquisition costs	(17,404)	-	(17,404)

Net cash used in investing activities	(17,404)	(30,199,000)	(30,216,404)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	500	500
Proceeds from issuance of warrants	-	153,750	153,750
Proceeds from notes payable to initial securityholders	-	52,500	52,500
Registration costs paid	(89,909)	-	(89,909)
Repayment of notes payable to initial securityholders	-	(52,500)	(52,500)
Proceeds from sale of underwriters’ purchase option	-	100	100
Portion of net proceeds from sale of Series B units through
public offering allocable to shares of Class B common stock, subject to possible conversion	-	6,036,780	6,036,780
Net proceeds from sale of units through public offering allocable
to stockholders’ equity	-	25,650,850	25,650,850

Net cash (used in) provided by financing activities	(89,909)	31,841,980	31,752,071

Net increase (decrease) in cash and cash equivalents	(588,525)	1,583,911	995,386

Cash and cash equivalents
Beginning of period	1,583,911	-	-

End of period	$995,386	$1,583,911	$995,386

Supplemental disclosure of non-cash financing activities:
Accrued registration costs	$-	$89,909	$-
Fair value of underwriter purchase option included in
offering costs	$-	$360,000	$360,000

Accretion relating to Class B common stock subject to possible conversion	$196,094	$50,100	$246,194
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 1 - ORGANIZATION AND ACTIVITIES

Global Services Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on August 10, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business (a “Target Business”).

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

The registration statement for the Company's initial public offering ("Offering") was declared effective on April 18, 2006. The Company consummated the Offering on April 25, 2006 for net proceeds of approximately $31.6 million. The Company's management has broad authority with respect to the application of the proceeds of the Offering although substantially all of the proceeds of the Offering are intended to be applied generally toward consummating a merger, capital stock exchange, asset acquisition or other similar transaction with a Target Business (a "Business Combination"). An amount of $31,430,580 (which includes accrued interest of $84,647 as of July 31, 2007) is being held in an interest-bearing trust account (“Trust Fund”) to be returned to the holders of Class B common stock if a Business Combination is not contracted in 18 months October 25, 2007, or consummated in 24 months April 25, 2008, subsequent to the Offering (the "Target Business Acquisition Period"). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Offering.

Both the Company's common stock and Class B common stock have one vote per share. However, the Class B common stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares. Common stockholders will receive none of the proceeds from the Trust Fund should a Business Combination not be consummated.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B common stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the "Conversion Right"). The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.26 per share based on the value of the Trust Fund as of July 31, 2007. As a result of the Conversion Right, $6,282,974 (including accretion of $246,194 through July 31, 2007) has been classified in Common Stock, Class B subject to possible conversion on the accompanying balance sheet as of July 31, 2007. In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and that holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

As of July 31, 2007 the Company has incurred and deferred $17,404 of costs related to a potential merger. (See Note 8)

NOTE 2 - OFFERING

In the Offering, effective April 18, 2006 (closed on April 25, 2006), the Company sold to the public an aggregate of 460,000 Series A Units (the “Series A Units” or a “Series A Unit”) and 2,990,000 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $8.50 and $10.10 per unit, respectively inclusive of an over-allotment option issued to the underwriters to purchase additional Series A Units and Series B Units, which was exercised in full. Proceeds from the Offering, totaled approximately $31.6 million, which was net of approximately $2.5 million in underwriting and other expenses incurred through April 25, 2006, the consummation of the offering. Each Series A Unit consists of two shares of the Company's common stock, and ten Class Z Warrants (each a "Class Z Warrant"). Each Series B Unit consists of two shares of the Company's Class B common stock, and two Class W Warrants (each a “Class W Warrant”).

The Company also sold to certain of the underwriters of the offering for an aggregate of $100, an option (the “Underwriter’s Purchase Option” or “UPO”) to purchase up to a total of 20,000 additional Series A Units and/or 130,000 additional Series B Units (see Note 7).

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents - Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Deferred Acquisition Costs - Costs related to proposed acquisitions are capitalized and in the event the acquisition does not occur, the costs are expensed.

Investments Held in Trust/Income Taxes - The Company’s restricted investment held in the Trust Fund at July 31, 2007 is comprised of Commonwealth of Virginia securities with maturities of up to 30 days. The amounts held in the Trust Fund recognized interest income of $980,953 for the year ended July 31, 2007, $250,627 for the year ended July 31, 2006 and $1,231,580 from inception (August 10, 2005) to July 31, 2007, which is included in interest income on the accompanying statement of operations. Such securities generate current income which is exempt from federal income tax and the income tax imposed by the Commonwealth of Virginia and therefore no provision for income taxes is required for the period ended July 31, 2007.

Net Income Per Share - Net income per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per share is calculated by dividing net income attributable to common and Class B stockholders by their weighted average number of common shares outstanding during the period. Calculation of the weighted average common shares outstanding during the period was comprised of 920,100 common shares and 4,784,598 Class B shares outstanding after the effective date of the offering in April 2006. Basic net income per share subject to possible conversion is calculated by dividing accretion of Trust Fund relating to Class B Common Shares subject to possible conversion by 1,195,402 Class B Shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the UPO were antidilutive as the exercise prices of such securities were below the average fair value of the Company’s common stock during the period presented, they have been excluded from the Company’s computation of net income per share.

Fair Value of Financial Instruments and Derivatives - The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the balance sheet at July 31, 2007.

The Company accounts for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in the fair value of derivative instruments which are not designated as hedges are recognized in earnings as other income (loss).

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes - Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

Note 3 - Summary of Significant Accounting Policies (CONTINUED)

New Accounting Pronouncements - In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a significant effect on the Company’s balance sheets or statements of operations.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements “SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company will evaluate the potential impact, if any, of the adoption of SFAS No. 157 on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value.

Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or upon a remeasurement event that gives rise to new-basis accounting. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year. The adoption of SFAS No. 159 is not expected to have a material effect on the Company’s financial position and results of operations. Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

NOTE 4 - TAXES

Income Taxes

No provisions for federal income taxes has been made since the Company’s interest income is earned from investments in Commonwealth of Virginia and Commonwealth of Maryland securities which are exempt from federal and Virginia state taxation.

Significant components of the Company’s future tax assets are as follows:

Tax effect of the operating loss carryforward	$(197,000)
Less valuation allowance	197,000

Totals	$-

Other

The Company is incorporated in Delaware and accordingly is subject to franchise taxes. Amounts of $36,500, $10,056 and $46,556 for Delaware franchise taxes are included as part of general and administrative expenses in the accompanying statements of operations for the year ended July 31, 2007, the period inception (August 10, 2005) to July 31, 2006 and for the period from inception (August 10, 2005) to July 31, 2007, respectively.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 5 - COMMITMENTS

Administrative Services

Commencing on April 18, 2006, the effective date of the offering, the Company is obligated to pay an affiliate of the Company’s chief executive officer, $7,500 per month for office, secretarial and administrative services. Amounts of $90,000, $25,725 and $115,725 for such services for the year ended July 31, 2007, the period inception (August 10, 2005) to July 31, 2006 and for the period from inception (August 10, 2005) to July 31, 2007, respectively, are included in general and administrative expenses on the accompanying statements of operations.

Financial Advisory Services

HCFP has been engaged by the Company to act as the Company’s non-exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay HCFP a cash transaction fee of $900,000 upon consummation of the combination.

Solicitation Services

The Company has engaged HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Class W Warrants and Class Z Warrants. In consideration for solicitation services, the Company agreed to pay HCFP a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after April 18, 2007 if the exercise is solicited by HCFP. No services have been provided to date.

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock

The Company is authorized to issue 24,000,000 shares of common stock and 7,000,000 shares of Class B common stock. As of July 31, 2007, there are 920,100 shares of the Company’s common stock issued and outstanding and 5,980,000 shares of the Company’s Class B stock issued and outstanding, including 1,195,402 Class B common shares subject to possible conversion.

As of July 31, 2007, there are 2,684,900 and 1,020,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officer’s and director’s Class W Warrants and Class Z Warrants.

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 7 - WARRANTS AND OPTION TO PURCHASE COMMON STOCK

Warrants

In August, 2005, the Company sold and issued Class W Warrants to purchase 1,537,500 shares of the Company’s common stock, and Class Z Warrants to purchase 1,537,500 shares of the Company’s common stock to its initial securityholders, for an aggregate purchase price of $153,750, or $0.05 per warrant.

The Class W and Class Z Warrants held by the initial securityholders are also subject to a registration rights agreement. The Class W Warrants and Class Z Warrants outstanding prior to the Offering may be exercised with cash on or prior to their respective expiration dates. Although the Company’s initial securityholders may make a written demand that the Company file a registration statement, the Company is only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, because the Company’s obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Company can satisfy its obligation by delivering unregistered shares of common stock. Each Class W Warrant issued in the Offering and to the initial securityholders is exercisable for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on the later of: (a) completion of the Business Combination and (b) April 18, 2007 and ending April 17, 2011. As of July 31, 2007, there were 7,517,500 Class W Warrants outstanding.

Each Class Z Warrant issued in the Offering and to the initial securityholders is exercisable for one share of common stock. Except as set forth below, the Class Z Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on the later of: (a) completion of the Business Combination and (b) April 18, 2007 and ending April 17, 2013. As of July 31, 2007, there were 6,137,500 Class Z Warrants outstanding.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering, all of which are held by the Company’s initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates. Except as set forth in the preceding sentence, the Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, the representative of the underwriters in the Offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the “Measurement Period”). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement.

The Class W Warrants and Class Z Warrants issued may be exercised with cash on or prior to their respective expiration dates. However, the Class W Warrants and Class Z Warrants issued will not be exercisable unless at the time of exercise the Company has a current prospectus relating to the Company’s common stock issuable upon exercise of the warrants and the common stock has been registered, qualified or deemed to be exempt under the applicable securities laws. Accordingly if the warrants are not able to be exercised such warrants may expire worthless. The Company has no obligation to net cash settle the exercise of the warrants.

The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock. As the proceeds from the exercise of the Class W Warrants and Class Z Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 7 - WARRANTS AND OPTION TO PURCHASE COMMON STOCK-(CONTINUED)

Underwriter Purchase Option

In connection with the Offering, the Company was issued to certain of the underwriters an option (the “UPO”) for an aggregate of $100 to purchase up to 20,000 Series A Units at an exercise price of $14.025 per unit and/or up to 130,000 Series B Units at an exercise price of $16.665 per unit on the later of (a) completion of a Business Combination and (b) April 18, 2007 and ending April 17, 2011. The fair value of the UPO, inclusive of the receipt of the $100 cash payment, was accounted for as an expense of the Offering resulting in a charge directly to stockholders’ equity with a corresponding credit to additional paid-in-capital. The Company determined the fair value of the UPO of approximately $360,000 using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of issuance using the following assumptions: (1) expected volatility of 37.566%, (2) risk-free interest rate of 4.92% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Each of the Series A Units and Series B Units included in the UPO are identical to the Series A Units and Series B Units sold in the Offering, except that the exercise price of the Class W Warrants underlying the Series B Units and the Class Z Warrants underlying the Series A Units will be $5.50 per share and the Class Z Warrants underlying the Series A Units shall only be exercisable until the fifth anniversary of the Offering.

The Company has no obligation to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying warrants, the UPO or warrants, as applicable, will expire worthless.

NOTE 8 — SUBSEQUENT EVENTS

On October 18th and 19th, 2007, the Company entered into two letters of intent (the “LOIs”) with two separate target companies relating to the proposed business combinations. As a result of entering into the LOIs, the Company extended the time in which it must complete a business combination with either of these target companies until April 25, 2008.

NOTE 9 — QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company’s unaudited condensed quarterly financial data is as follows for the interim quarter ended:

	Quarter Ended
	July 31, 2007	April 30, 2007	January 31, 2007	October 31, 2006
YEAR ENDED JULY 31, 2007
Interest income	$265,037	$245,848	$255,091	$248,816
Interest expense	-	-	-	-
Operating expenses	(153,165)	(105,885)	(129,536)	(125,411)
Income before provision for
taxes	111,872	139,963	125,555	123,405
Provision for taxes	-	-	-	-
Net income	111,872	139,963	125,555	123,405
Accretion of Trust Fund relating to
common stock subject to possible
conversion	(51,362)	(48,094)	(49,046)	(47,592)
Net income attributable to common
stockholders	$60,510	$91,869	$76,509	$75,813
Class B common stock outstanding
subject to possible conversion	1,195,402	1,195,402	1,195,402	1,195,402
Basic and diluted net income per
share subject to possible
conversion	$0.04	0.04	0.04	0.04
Weighted average common shares
outstanding	5,704,698	5,704,698	5,704,698	5,704,698
Basic and diluted net income per
share	$0.01	0.02	0.01	0.01

				August 10, 2005
	Quarter Ended			(inception) to
	July 31, 2006	April 30, 2006	January 31, 2006	October 31, 2005
PERIOD ENDED JULY 31, 2006
Interest income	$242,983	$15,933	$-	$-
Operating expenses	(85,489)	(6,060)	(4,086)	(9,824)
Income (loss) before provision
for taxes	157,494	9,873	(4,086)	(9,824)
Provision for taxes	-	-	-	-
Net income (loss)	157,494	9,873	(4,086)	(9,824)
Accretion of Trust Fund relating to
common stock subject to possible
conversion	(46,915)	(3,185)	-	-
Net income (loss) attributable to
common stockholders	$110,579	$6,688	$(4,086)	$(9,824)
Class B common stock outstanding
subject to possible conversion	1,195,402	-	-	-
Basic and diluted net income per
share subject to possible
conversion	$0.04	-	-	-
Weighted average common shares
outstanding	1,570,467	465,269	100	100
Basic and diluted net income per
share	$0.07	0.01	(1)	(1)

(1) Not a meaningful amount.

Global Services Partners Acquisition Corp.

Unaudited Interim Financial Statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Consolidated Balance Sheets

	January 31, 2008	July 31, 2007
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$163,347	$995,386
Investment held in trust, including interest receivable of $70,810 and $84,647 respectively (Notes 1 and 3)	31,919,663	31,430,580
Prepaid expenses	23,500	41,000
Total current assets	32,106,510	32,466,966
Deferred acquisition costs (Note 1)	-	17,404
Total assets	$32,106,510	$32,484,370

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$103,923	$78,047.17
Total current liabilities	103,923	78,047.17

Common stock, Class B subject to possible conversion
(1,195,402 shares at conversion value) (Note 1)	6,380,742	6,282,974

Commitments (Note 5)

Stockholders' Equity (Notes 2 and 6):
Preferred stock, par value $.0001 per share, 5,000 shares authorized, 0 shares issued	-	-
Common stock, par value $.0001 per share, 24,000,000 shares authorized, 920,100 shares issued and outstanding	92	92
Common stock, Class B, par value $.0001 per share, 7,000,000 shares authorized, 4,784,598 shares issued and outstanding (excluding 1,195,402 shares subject to possible conversion)	478	478
Additional paid-in-capital	25,370,759	25,468,527
Retained earnings accumulated in the development stage	250,516	654,252
Total stockholders' equity	25,621,845	26,123,349

Total liabilities and stockholders' equity	$32,106,510	$32,484,370

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Consolidated Statements of Operations
(Unaudited)

			From August 10, 2005
	For the six months ended		(inception) to
	January 31, 2008	January 31, 2007	January 31, 2008
Operating expenses:
Professional fees	$166,371	$119,771	$484,740
Transaction costs (Note 1)	632,200	-	632,200
General and administrative expenses (Notes 4 & 5)	105,169	135,176	406,256
Loss from operations	(903,740)	(254,947)	(1,523,196)
Interest income	500,004	503,907	1,773,712
Income before provision for income taxes	(403,736)	248,960	250,516
Provision for income taxes (Note 4)	-	-	-
Net income for the period	(403,736)	248,960	250,516
Accretion of Trust Fund relating to Class B common stock subject to possible conversion	(97,768)	(96,638)	(343,962)
Net income (loss) attributable to other Class B stockholders and common stockholders	$(501,504)	$152,322	$(93,446)

Class B common shares outstanding subject to possible conversion	1,195,402	1,195,402

Net income per Class B common share subject to possible conversion, basic and diluted	$0.08	$0.08
Weighted average number of common shares outstanding, basic and diluted	5,704,698	5,704,698
Net income (loss) per share, basic and diluted	$(0.09)	$0.03

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Consolidated Statements of Stockholders’ Equity

	Common Stock		Common Stock, Class B		Additional Paid -In	Retained earnings accumulated in the development
	Shares	Amount	Shares	Amount	Capital	stage	Total
Balance, August 10, 2005 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Common Stock to initial stockholder	100				500		500

Issuance of 3,075,000 Warrants at $0.05 Per Warrant	-	-	-	-	153,750	-	153,750
Sale of 460,000 Series A Units and 2,990,000
Series B Units through public offering net of underwriter’s discount and offering expenses and net of proceeds of $6,036,780 allocable to 1,195,402 shares of common stock, Class B subject to possible conversion	920,000	92	4,784,598	478	25,560,371	-	25,560,941
Proceeds from sale of underwriters’ purchase option	-	-	-	-	100	-	100
Accretion relating to Class B common stock subject to possible conversion					(50,100)		(50,100)
Net income for the period	-	-	-	-	-	153,457	153,457
Balance, July 31, 2006	920,100	$92	4,784,598	$478	$25,664,621	$153,457	$25,818,648
Accretion relating to Class B common stock subject to possible conversion					(196,094)		(196,094)
Net income for the year	-	-	-	-	-	500,795	500,795
Balance, July 31, 2007	920,100	$92	4,784,598	$478	$25,468,527	$654,252	$26,123,349

Accretion relating to Class B common stock subject to possible conversion (unaudited)					(97,768)		(97,768)
Net loss for the six months ended January 31, 2008 (Unaudited)	-	-	-	-	-	(403,376)	(403,376)
Balance, January 31, 2008 (Unaudited)	920,100	$92	4,784,598	$478	$25,370,759	$250,516	$25,621,845

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the six months ended		From August 10, 2005 (inception) to
	January 31, 2008	January 31, 2007	January 31, 2008
CASH FLOW FROM OPERATING ACTIVITIES
Net income for the period	$(403,736)	$248,960	$250,516
Adjustments to reconcile net income to net cash used in operating activities:
Gain on maturity of securities held in trust fund	(502,920)	(400,985)	(1,649,853)
Change in operating assets and liabilities:
Interest receivable on investment held in Trust Fund	13,837	(82,444)	(70,810)
Prepaid expenses	17,500	(67,250)	(23,500)
Accounts payable and accrued expenses	43,280	19,925	103,923

Net cash used in operating activities	(832,039)	(281,794)	(1,389,724)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of securities held in trust fund	(189,852,142)	(183,891,834)	(681,629,495)
Maturity of securities held in trust fund	189,852,142	183,891,834	651,430,495
Net cash used in investing activities	-	-	(30,199,000)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	-	500
Proceeds from issuance of warrants	-	-	153,750
Proceeds from notes payable to initial securityholders	-	-	52,500
Registration costs paid	-	(89,909)	(89,909)
Repayment of notes payable to initial securityholders	-	-	(52,500)
Proceeds from sale of underwriters’ purchase option	-	-	100
Portion of net proceeds from sale of Series B units through public offering allocable to shares of common stock, Class B subject to possible conversion	-	- -	6,036,780
Net proceeds from sale of units through public offering allocable to stockholders’ equity	-	-	25,650,850

Net cash (used in) provided by financing activities	-	(89,909)	31,752,071

Net increase (decrease) in cash and cash equivalents	(832,039)	(371,703)	163,347

Cash and cash equivalents
Beginning of period	995,386	1,583,911	-

End of period	$163,347	$1,212,208	$163,347

Supplemental disclosure of non-cash financing activities:
Fair value of underwriter purchase option included in offering costs	$-	$-	$360,000
Accrued accquisition costs	$-	$-	$-
Accretion relating to class B common stock subject to possible conversion	$97,768	$96,638	$343,962
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

The accompanying notes should be read in conjunction with the financial statements

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND ACTIVITIES

Global Services Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on August 10, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business (a “Target Business”).

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

GSPAC has organized SouthPeak Interactive Corporation (“SP Holdings”), solely for the purpose of combining the businesses currently conducted by GSPAC and SouthPeak Interactive LLC (“SouthPeak”). In the business combination, which is more fully described below, GSPAC Merger Company, a wholly owned subsidiary of SP Holdings (“Merger Sub”), will merge with and into GSPAC with GSPAC as the surviving corporation and each share of outstanding GSPAC common stock and Class B common stock will be converted into one share of SP Holdings common stock. Concurrently with the merger of GSPAC and Merger Sub, the members of SouthPeak will contribute all of the outstanding membership interests of SouthPeak to SP Holdings in exchange for $5.0 million and 5,000,000 shares of SP Holdings common stock.

 The registration statement for the Company's initial public offering ("Offering") was declared effective on April 18, 2006. The Company consummated the Offering on April 25, 2006 for net proceeds of approximately $31.6 million. The Company's management has broad authority with respect to the application of the proceeds of the Offering although substantially all of the proceeds of the Offering are intended to be applied generally toward consummating a merger, capital stock exchange, asset acquisition or other similar transaction with a Target Business (a "Business Combination"). An amount of $31,919,663 (which includes accrued interest of $70,810 as of January 31, 2008) is being held in an interest-bearing trust account (“Trust Fund”) to be returned to the holders of Class B common stock if a Business Combination is not consummated in 24 months (April 25, 2008), subsequent to the Offering (the "Target Business Acquisition Period"). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Offering.

Both the Company's common stock and Class B common stock have one vote per share. However, the Class B common stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares. Common stockholders will receive none of the proceeds from the Trust Fund should a Business Combination not be consummated.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B common stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the "Conversion Right"). The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.34 per share based on the value of the Trust Fund as of January 31, 2008. As a result of the Conversion Right, $6,380,742 (including accretion of $343,962 through January 31, 2008 ) has been classified in Common Stock, Class B subject to possible conversion on the accompanying balance sheet as of January 31, 2008. In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and that holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND ACTIVITIES (CONTINUED)

As of October 18, 2007 and October 19, 2007, the Company entered into two letters of intent with two different target companies to effect a business combination. As a result of entering into these letters of intent, the Company has until April 25, 2008 to complete a business combination with one of these target companies. One of these letters of intent expired on November 18, 2007. The letter of intent with the other target company was extended until January 15, 2008. On January 15, 2008 the Company entered into a Amendment and Plan of Reorganization (“Reorganization Agreement”) with SouthPeak. There is no assurance that the Company will be able to successfully complete the transaction. The transaction is subject to, among other things, the approval of the Company’s Class B stockholders. On January 16, 2008 SP Holdings filed a Registration Statement/Proxy Statement on Form S-4 in connection with the transaction. As of January 31, 2008, the Company has incurred and expensed $632,200 of costs related to the Transaction.

NOTE 2 - OFFERING

In the Offering, effective April 18, 2006 (closed on April 25, 2006), the Company sold to the public an aggregate of 460,000 Series A Units (the “Series A Units” or a “Series A Unit”) and 2,990,000 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $8.50 and $10.10 per unit, respectively inclusive of an over-allotment option issued to the underwriters to purchase additional Series A Units and Series B Units, which was exercised in full. Proceeds from the Offering, totaled approximately $31.6 million, which was net of approximately $2.5 million in underwriting and other expenses incurred through April 25, 2006, the consummation of the offering. Each Series A Unit consists of two shares of the Company's common stock, and ten Class Z Warrants (each a "Class Z Warrant"). Each Series B Unit consists of two shares of the Company's Class B common stock, and two Class W Warrants (each a “Class W Warrant”).

The Company also sold to certain of the underwriters of the offering for an aggregate of $100, an option (the “Underwriter’s Purchase Option” or “UPO”) to purchase up to a total of 20,000 additional Series A Units and/or 130,000 additional Series B Units (see Note 7).

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements - The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the period from inception (August 10, 2005) to July 31, 2007 included in the Company’s Form 10-K filed on October 29, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting primarily of normal recurring adjustments) that are, in the opinion of management necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the three and six months ended January 31, 2008, 2007 and for the period from inception (August 10, 2005) to January 31, 2008 are not necessarily indicative of the results to be expected for any other interim period of any future year.

Cash and Cash Equivalents - Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Basis of Presentation of Condensed Consolidated Financial Statements-The condensed consolidated financial statements include the accounts of its subsidiary. There were no intercompany transactions and balances to be eliminated.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk - Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Transaction Costs - Costs related to proposed acquisitions are capitalized and in the event the acquisition does not occur, the costs are expensed. As of January 31, 2008 the Company has expensed the acquisition costs as the proposed transaction will be treated as a reverse acquisition. (See Note 1).

Investments Held in Trust/Income Taxes - The Company’s restricted investment held in the Trust Fund at January 31, 2008 is comprised of Commonwealth of Virginia securities with maturities of up to 30 days. The amounts held in the Trust Fund recognized interest income of $232,191, $489,053, $245,350 and $483,428 for the three and six months ended January 31, 2008 and 2007 respectively and $1,720,663 from inception (August 10, 2005) to January 31, 2008, which is included in interest income on the accompanying statement of operations. Such securities generate current income which is exempt from federal income tax and the tax imposed by the Commonwealth of Virginia and therefore no provision for income taxes is required for the six months ended January 31, 2008.

Net Income Per Share - Net income per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per share is calculated by dividing net income attributable to common and Class B stockholders by their weighted average number of common shares outstanding during the period. Calculation of the weighted average common shares outstanding during the period was comprised of 920,100 common shares and 4,784,598 Class B shares outstanding after the effective date of the offering in April 2006. Basic net income per share subject to possible conversion is calculated by dividing accretion of Trust Fund relating to Class B Common Shares subject to possible conversion by 1,195,402 Class B Shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the UPO were antidilutive as the exercise prices of such securities were below the average fair value of the Company’s common stock during the period presented, they have been excluded from the Company’s computation of net income per share.

Fair Value of Financial Instruments and Derivatives - The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the balance sheet at January 31, 2008.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes - Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements - In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007. The adoption of FIN 48 effective January 1, 2008 is not expected to have a significant effect on the Company’s balance sheets or statements of operations.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements “SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company will evaluate the potential impact, if any, of the adoption of SFAS No. 157 on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value.

Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or upon a remeasurement event that gives rise to new-basis accounting. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year. The company is considering whether to adopt SFAS No. 159.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations,(“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of SFAS 141 (R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

NOTE 4 - TAXES

Income Taxes

No provisions for federal income taxes has been made since the Company’s interest income is earned from investments in Commonwealth of Virginia and Commonwealth of Maryland securities which are exempt from federal and Virginia state taxation.

Other

The Company is incorporated in Delaware and accordingly is subject to franchise taxes. Amounts of $9,000, $18,000 and $64,556 for Delaware franchise taxes are included as part of general and administrative expenses in the accompanying statements of operations for the three and six months ended January 31, 2008, 2007 and for the period from inception (August 10, 2005) to January 31, 2008, respectively.

NOTE 5 - COMMITMENTS

Administrative Services

Commencing on April 18, 2006, the effective date of the offering, the Company is obligated to pay an affiliate of the Company’s chief executive officer, $7,500 per month for office, secretarial and administrative services. Amounts of $22,500 and $45,000 for such services for the three and six months ended January 31, 2008, 2007 and $160,725 for the period from inception (August 10, 2005) to January 31, 2008, respectively, are included in general and administrative expenses on the accompanying statements of operations.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

Financial Advisory Services

At the time of the Offering, HCFP was engaged by the Company to act as the Company’s non-exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company agreed to pay HCFP a cash transaction fee of $900,000 upon consummation of the combination. In lieu of the $900,000 fee otherwise payable to HCFP, SouthPeak has agreed to pay HCFP, for financial advisory services rendered to it in connection with the business combination with SouthPeak, $2.5 million and 250,000 Class Z warrants of SP Holdings with such payments contingent upon the closing of the merger and business combination.

Solicitation Services

The Company has engaged HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Class W Warrants and Class Z Warrants. In consideration for solicitation services, the Company agreed to pay HCFP a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after April 18, 2007 if the exercise is solicited by HCFP. No services have been provided to date.

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock

The Company is authorized to issue 24,000,000 shares of common stock and 7,000,000 shares of Class B common stock. As of January 31, 2008, there are 920,100 shares of the Company’s common stock issued and outstanding and 5,980,000 shares of the Company’s Class B stock issued and outstanding, including 1,195,402 Class B common shares subject to possible conversion.

As of January 31, 2008, there are 2,684,900 and 1,020,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officer’s and director’s Class W Warrants and Class Z Warrants.

NOTE 7 - WARRANTS AND OPTION TO PURCHASE COMMON STOCK

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

Global Services Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 7 - WARRANTS AND OPTION TO PURCHASE COMMON STOCK-(CONTINUED)

Warrants

In August, 2005, the Company sold and issued Class W Warrants to purchase 1,537,500 shares of the Company’s common stock, and Class Z Warrants to purchase 1,537,500 shares of the Company’s common stock to its initial securityholders, for an aggregate purchase price of $153,750, or $0.05 per warrant. The Class W and Class Z Warrants held by the initial securityholders are also subject to a registration rights agreement. The Class W Warrants and Class Z Warrants outstanding prior to the Offering may be exercised with cash on or prior to their respective expiration dates. Although the Company’s initial securityholders may make a written demand that the Company file a registration statement, the Company is only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, because the Company’s obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Company can satisfy its obligation by delivering unregistered shares of common stock.

Each Class W Warrant issued in the Offering and to the initial securityholders is exercisable for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on the later of: (a) completion of the Business Combination and (b) April 18, 2007 and ending April 17, 2011. As of January 31, 2008, there were 7,517,500 Class W Warrants outstanding.

Each Class Z Warrant issued in the Offering and to the initial securityholders is exercisable for one share of common stock. Except as set forth below, the Class Z Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on the later of: (a) completion of the Business Combination and (b) April 18, 2007 and ending April 17, 2013. As of January 31, 2008, there were 6,137,500 Class Z Warrants outstanding.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering, all of which are held by the Company’s initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates. Except as set forth in the preceding sentence, the Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, the representative of the underwriters in the Offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the “Measurement Period”). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement.

The Class W Warrants and Class Z Warrants issued may be exercised with cash on or prior to their respective expiration dates. However, the Class W Warrants and Class Z Warrants issued will not be exercisable unless at the time of exercise the Company has a current prospectus relating to the Company’s common stock issuable upon exercise of the warrants and the common stock has been registered, qualified or deemed to be exempt under the applicable securities laws. Accordingly if the warrants are not able to be exercised such warrants may expire worthless. The Company has no obligation to net cash settle the exercise of the warrants.

The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive Shares of the Company’s common stock. As the proceeds from the exercise of the Class W Warrants and Class Z Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Underwriter Purchase Option

In connection with the Offering, the Company issued to certain of the underwriters an option (the “UPO”) for an aggregate of $100 to purchase up to 20,000 Series A Units at an exercise price of $14.025 per unit and/or up to 130,000 Series B Units at an exercise price of $16.665 per unit on the later of (a) completion of a Business Combination and (b) April 18, 2007 and ending April 17, 2011. The fair value of the UPO, inclusive of the receipt of the $100 cash payment, was accounted for as an expense of the Offering resulting in a charge directly to stockholders’ equity with a corresponding credit to additional paid-in-capital. The Company determined the fair value of the UPO of approximately $360,000 using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of issuance using the following assumptions: (1) expected volatility of 37.566%, (2) risk-free interest rate of 4.92% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Each of the Series A Units and Series B Units included in the UPO are identical to the Series A Units and Series B Units sold in the Offering, except that the exercise price of the Class W Warrants underlying the Series B Units and the Class Z Warrants underlying the Series A Units will be $5.50 per share and the Class Z Warrants underlying the Series A Units shall only be exercisable until the fifth anniversary of the Offering.

The Company has no obligation to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying warrants, the UPO or warrants, as applicable, will expire worthless.

SCHEDULE II

SOUTHPEAK INTERACTIVE, LLC AND SUBSIDIARY
VALUATION AND QUALIFYING ACCOUNTS

Col. A Description	Col. B Balance at Beginning of Period	Col. C Additions (a)	Col. D Deductions (b)	Col. E Balance at End of Period
Year ended June 30, 2007

Allowance for returns	$200,922	$843,545	$(934,966)	$109,501

Allowance for price protection	562,871	3,147,196	(1,941,294)	1,768,773

Allowance for defective items	21,329	56,024	(12,001)	65,352

Year ended June 30, 2006

Allowance for returns	$—	$294,580	$(93,658)	$200,922

Allowance for price protection	—	1,247,820	(684,949)	562,871

Allowance for defective items	—	53,840	(32,511)	21,329

Year ended June 30, 2005

Allowance for returns	$—	$—	$—	$—

Allowance for price protection	—	—	—	—

Allowance for defective items	—	—	—	—

(a)	Includes increases in allowance for sales returns, price protection, and defective items due to normal reserving terms and allowance accounts.

(b)	Includes actual write-offs of sales returns, price protection, and defective items.

ANNEXES

Document	Appendix
Agreement and Plan of Reorganization, as amended	A
Restated Certificate of Incorporation of SouthPeak Interactive Corporation	B
Amended and Restated Bylaws of SouthPeak Interactive Corporation	C
Form of Escrow Agreement	D
Form of Registration Rights Agreement	E
Form of Employment Agreement	F
Form of Lock-Up Agreement	G
SouthPeak Interactive Corporation 2008 Equity Incentive Compensation Plan	H
Opinion of Nexcore Capital, Inc.	I
Delaware General Corporation Law Section 262 - Appraisal Rights	J

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GLOBAL SERVICES PARTNERS ACQUISITION CORP.,

SOUTHPEAK INTERACTIVE CORPORATION,

GSPAC MERGER COMPANY,

SOUTHPEAK INTERACTIVE, LLC

and

THE MEMBERS OF SOUTHPEAK INTERACTIVE, LLC

January 15, 2008

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS and interpretation		A-1
1.01	Definitions	A-1
1.02	Other Defined Terms	A-5
1.03	Interpretation	A-7
2.01	The Merger	A-8
2.02	Effective Time of the Merger	A-8
2.03	Certificate of Incorporation and Bylaws	A-8
2.04	Directors and Officers of the Surviving Corporation	A-8
2.05	Effect of the Merger	A-8
2.06	Effect on Capital Stock	A-8
2.07	Surrender of Certificates	A-10
2.08	Lost, Stolen or Destroyed Certificates	A-10
2.09	Taking of Necessary Action; Further Action	A-10
ARTICLE 3 THE BUSINESS COMBINATION		A-11
3.01	Purchase of the Membership Interests from the Members	A-11
3.02	Closing	A-11
3.03	Purchase Price	A-11
3.04	Contingent Consideration	A-11
3.05	Allocation of Consideration	A-13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-13
4.01	Organization and Qualification	A-13
4.02	Subsidiaries	A-13
4.03	Capitalization	A-13
4.04	Authority Relative to this Agreement	A-14
4.05	No Conflict; Required Filings and Consents	A-14
4.06	Compliance	A-15
4.07	Financial Statements	A-15
4.08	No Undisclosed Liabilities	A-16
4.09	Absence of Certain Changes or Events	A-16
4.10	Litigation	A-17
4.11	Employee Benefit Plans	A-17
4.12	Labor and Employment Matters	A-18
4.13	Restrictions on Business Activities	A-18
4.14	Title to Property	A-19
4.15	Taxes	A-19
4.16	Environmental Matters	A-20
4.17	Intellectual Property	A-20
4.18	Agreements, Contracts and Commitments	A-22
4.19	Insurance	A-23
4.20	Governmental Actions/Filings	A-23
4.21	Interested Party Transactions	A-24
4.22	Manager Approval	A-24
4.23	Member Approval	A-24
4.24	Brokers; Third Party Expenses	A-24

- i -

4.25	Information.	A-25
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT		A-25
5.01	Organization and Qualification	A-26
5.02	Subsidiaries	A-26
5.03	Capitalization	A-28
5.04	Authority Relative to this Agreement	A-28
5.05	No Conflict; Required Filings and Consents	A-29
5.06	Compliance	A-29
5.07	SEC Filings; Financial Statements	A-30
5.08	No Undisclosed Liabilities	A-30
5.09	Indebtedness	A-30
5.10	Over-the-Counter Bulletin Board Quotation	A-30
5.11	Board Approval	A-30
5.12	Trust Fund	A-30
5.13	Brokers	A-30
ARTICLE 6 COVENANTS		A-30
6.01	Merger Proxy/Prospectus; Special Meeting	A-30
6.02	Form 8-K	A-32
6.03	Additional Registration Statement	A-32
ARTICLE 7 ADDITIONAL AGREEMENTS		A-33
7.01	Conduct of Business	A-33
7.02	Restrictions on Conduct of Business	A-33
7.03	No Claim Against Trust Account	A-35
7.04	Access to Information	A-35
7.05	Confidential Information; Non-Solicitation or Negotiation	A-36
7.06	Public Disclosure	A-37
7.07	Consents; Cooperation	A-37
7.08	Legal Requirements	A-37
7.09	Blue Sky Laws	A-37
7.10	No Holdings Stock Transactions	A-38
7.11	Registration Rights	A-38
7.12	Employment Agreements	A-38
7.13	Further Assurances and Guaranty	A-38
7.14	Indemnification	A-38
7.15	Advisory and Other Fees	A-39
ARTICLE 8 CONDITIONS TO CLOSING		A-39
8.01	Conditions Precedent to the Obligation of Parent, Holdings and Merger Sub to Consummate the Merger and the Business Combination	A-39
8.02	Conditions Precedent to the Obligation of the Company and the Members to Consummate the Business Combination	A-41
ARTICLE 9 INDEMNIFICATION; REMEDIES		A-43
9.01	Indemnification of Holdings and Surviving Corporation	A-43
9.02	Indemnification of Third Party Claims	A-44
9.03	Insurance Effect	A-45
9.04	Limitations on Indemnification	A-46
9.05	Exclusive Remedy	A-46
9.06	Valuation of Escrow Shares	A-46
9.07	Adjustment to Purchase Price	A-47
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		A-47
10.01	Termination	A-47
10.02	Effect of Termination	A-48

- ii -

10.03	Expenses and Termination Fees	A-48
10.04	Amendment	A-48
10.05	Extension; Waiver	A-48
ARTICLE 11 GENERAL PROVISIONS		A-49
11.01	Notices	A-49
11.02	Counterparts	A-50
11.03	Entire Agreement; Nonassignability; Parties in Interest	A-50
11.04	Severability	A-50
11.05	Remedies Cumulative; Specific Performance	A-51
11.06	Governing Law	A-51
11.07	Rules of Construction	A-51

EXHIBITS

Certificate of Merger	A
Escrow Agreement	B
Lock-Up Agreement	C
Registration Rights Agreement	D
Executive Chairman Agreement	E
CEO Employment Agreement	F

SCHEDULES

Mergers	I
Board of Directors	II
Officers	III
Jurisdictions	4.01(b)
Company Capitalization	4.03(a)
Consents	4.05(b)
Compliance	4.06
No Undisclosed Liabilities	4.08
Absence of Certain Changes or Events	4.09
Litigation	4.10
Employee Benefit Plans	4.11
Labor and Employment Matters	4.12
Restrictions on Business Activities	4.13
Liens	4.14
Taxes	4.15
Environmental Compliance	4.16(a)
Environmental Studies and Investigations	4.16(b)
Material Intellectual Property	4.17(a)
Claims Against Intellectual Property	4.17(b)
Enforceability of Intellectual Property Rights	4.17(c)
Exclusive Ownership of Intellectual Property Rights	4.17(d)
Material Company Contracts	4.18(a)
Default of Material Company Contracts	4.18(c)
Insurance	4.19
Permits	4.20
Interested Party Transactions	4.21

- iii -

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is made and entered into this 15th day of January, 2008, by and among Global Services Partners Acquisition Corp., a Delaware corporation (“Parent”), SouthPeak Interactive Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Holdings”), GSPAC Merger Company, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), SouthPeak Interactive, LLC, a Virginia limited liability company (the “Company”), and the Members of the Company set forth on Schedule I attached hereto (the “Members”).

WHEREAS, Holdings was formed solely for the purpose of acquiring all of the outstanding membership interests of the Company from the Members (the “Business Combination”);

WHEREAS, Merger Sub was formed solely for the purpose of a merger of Parent with and into Merger Sub, in which Merger Sub will be the surviving corporation (the “Merger”);

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) the outstanding shares of common stock of the Parent, par value $.0001 per share (the “Parent Common Stock”) and the outstanding shares of Class B common stock of the Parent, par value $.0001 per share (the “Parent Class B Common Stock”, and together with the Parent Common Stock, the “Parent Stock”), shall be converted into shares of common stock of Holdings, par value $.0001 per share (the “Holdings Stock”) and (b) all warrants and other rights to purchase Parent Stock then outstanding (the “Parent Stock Rights”) shall be exchanged for substantially equivalent securities of Holdings at the rate set forth herein (the “Holdings Stock Rights”);

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other) Holdings shall purchase all of the outstanding membership interests of the Company (the “Membership Interests”) from the Members for cash and shares of Holdings Stock as set forth herein; and

WHEREAS, Parent, Holdings, Merger Sub and the Members intend for the Merger and the Business Combination to qualify as tax free transactions pursuant to Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.01 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Change in Control” means, following the Closing, any consolidation or merger of Holdings with or into any other entity, or any other corporate reorganization, in which the stockholders of Holdings immediately prior to such consolidation, merger or reorganization own 10% or less of Holdings’ (or the surviving entity’s) voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 90% of Holdings’ voting power is transferred (other than to one or more affiliates of the transferring party(s)); provided, however, a Change of Control shall exist if 50% were substituted for 10% and 90% above in any transaction occurring after the Closing in which the executive officers of Holdings immediately prior to such transaction no longer hold the same or comparable positions in Holdings or any successor to Holdings after the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

“EBITDA” means, for any period, the Net Income of Holdings for such period, determined on a consolidated basis, plus (a) income Taxes deducted in determining Net Income for such period, (b) any depreciation, amortization or non-cash expense deducted in determining Net Income for such period (including any deduction attributable to the purchase accounting “write-up” resulting from the transactions contemplated hereby and deducted in determining Net Income for such period and non-cash compensation charges), (c) interest expense deducted in determining Net Income for such period, and (d) all expenses related to the transactions contemplated by this Agreement, including legal, accounting and due diligence expenses, in each case to the extent deducted in the calculation of Net Income for such period.

“Environmental Law” means any federal, foreign, state, provincial, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety, or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Dissenting Shares” means any shares of Parent Stock held by stockholders who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

“Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, foreign, state, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (d) software and software programs; (e) domain names, uniform resource locators and other names and locators associated with the Internet (f) industrial designs and any registrations and applications therefor; (g) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (h) all databases and data collections and all rights therein; (i) all moral and economic rights of authors and inventors, however denominated, and (j) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an officer, director or managerial personnel of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation and such knowledge as such persons reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, revenues, financial condition, results of operations or business prospects of an entity; provided, however, that (a) changes in general industry or economic conditions, (b) adverse effects arising from the announcement or consummation of the transactions contemplated hereby, or (c) changes in GAAP that apply generally to the industry in which the Company operates.

“Net Income” means, for any period, the net income (or loss) of Holdings for such period, determined on a consolidated basis and in accordance with GAAP.

“Permitted Liens” means (a) liens for current Taxes and other statutory liens and trusts for Taxes not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Government Entity.

“Subsidiary” means with respect to any Person, any Business Entity of which a majority of outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such Business Entity, are owned, directly or indirectly, by such Person.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” refers to any and all federal, foreign, state, provincial, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

1.02 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
Additional Registration Statement	Section 6.03
Agreement	Preamble
Agreement Proposal	Section 6.01(a)
Alternative Proposal	Section 7.05(b)
Annual Financial Statements	Section 4.07(a)
Approvals	Section 4.01(a)
Blue Sky Laws	Section 4.05(b)
Brenner	Section 7.16
Business Combination	Recitals
Cash Consideration	Section 3.03
CEO Employment Agreement	Section 7.12
Certificate of Merger	Section 2.01
Chairman Employment Agreement	Section 7.12
Charter Proposal	Section 6.01(a)
Closing	Section 3.01
Closing Date	Section 3.02
Company	Preamble
Company Disclosure Schedule	Article IV
Company Guarantees	Section 4.21(b)
Conversion Ratio	Section 2.06(a)
Copyrights	Section 1.01
Deductible	Section 9.04(b)
DGCL	Section 2.01
Effective Time	Section 2.02
Escrow Agent	Section 3.03
Escrow Agreement	Section 3.03
Escrow Shares	Section 3.03

Excess Cash	Section 7.02(b)
Exchange Act	Section 4.05(b)
Expense Agreement	Section 10.03(a)
Final Date	Section 10.01(d)
First Contingent Payment	Section 3.04(a)
Founders	Section 6.03
Founders’ Securities	Section 6.03
Founders Registration Agreement	Section 6.03
GAAP	Section 4.07(a)
Holdings	Preamble
Holdings Convertible Securities	Section 5.03(b)
Holdings Preferred Stock	Section 5.03(b)
Holdings Stock	Recitals
Holdings Stock Options	Section 5.03(b)
Holdings Stock Rights	Recitals
Holdings Warrants	Section 5.03(b)
Incentive Plan Proposal	Section 6.01(a)
Indemnitees	Section 9.01(a)
Insider	Section 4.18(a)
Insurance Policies	Section 4.19
Lock-Up Agreement	Section 7.10
Losses	Section 9.01(b)
Material Company Contracts	Section 4.18(a)
Members	Preamble
Membership Interests	Recitals
Merger	Recitals
Merger Form 8-K	Section 6.02
Merger Proxy/Prospectus	Section 4.25
Merger Sub	Preamble
Merger Sub Stock	Section 5.03(c)
Merger Sub Stock Options	Section 5.03(c)
Merger Sub Warrants	Section 5.03(c)
NASD	Section 5.21
Notice of Claim	Section 9.02(a)
OTCBB	Section 2.06(e)
Parent	Preamble
Parent Class B Common Stock	Recitals
Parent Common Stock	Recitals
Parent Convertible Securities	Section 5.03(a)
Parent Preferred Stock	Section 5.03(a)
Parent SEC Reports	Section 5.07
Parent Stock	Recitals
Parent Stock Options	Section 5.03(a)
Parent Stock Rights	Recitals
Parent Stock Rights Agreements	Section 2.06(b)

Parent Warrants	Section 5.03(a)
Patents	Section 1.01
PDF	Section 3.02
Personal Property	Section 4.14(b)
Plans	Section 4.11(a)
Press Release	Section 6.02
Purchase Price	Section 3.03
Registration Rights Agreement	Section 7.11
Registration Statement	Section 4.25
Representatives	Section 7.04(a)
Returns	Section 4.15(a)
Second Contingent Payment	Section 3.04(b)
Securities Act	Section 4.05(b)
Special Meeting	Section 4.25
Stock Consideration	Section 3.03
Survival Period	Section 9.04(a)
Surviving Corporation	Section 2.01
Stub Financial Statements	Section 4.07(b)
Third Party Claims	Section 9.02
Trademarks	Section 1.01
Trust Account	Section 5.23
TTM EBITDA	Section 3.04(c)

1.03 Interpretation. In this Agreement, unless clear contrary intention appears:

(a) A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(b) A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(c) The word “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(e) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

ARTICLE 2
THE MERGER

2.01 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.02 Effective Time of the Merger. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Parent and Merger Sub shall execute and deliver for filing the Certificate of Merger to the Secretary of State of the State of Delaware, in such form and manner provided in the DGCL. Parent and Merger Sub shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

2.03 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.04 Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the board of directors of the Surviving Corporation, shall consist of the persons listed on Schedule II attached hereto, and the officers of the Surviving Corporation shall be as set forth on Schedule III attached hereto.

2.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

2.06 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub or the holders of any of the following securities:

(a) Conversion of Parent Common Stock. At the Effective Time, subject to the right of any stockholder to convert their shares of Parent Class B Common Stock into cash in accordance with the provisions of Parent’s Certificate of Incorporation, every one share of the Parent Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 2.06(c) or Section 2.11 below) shall be converted automatically into one share of Holdings Stock (the “Conversion Ratio”), subject to any adjustments made pursuant to Section 2.06(d). At the Effective Time, all shares of Parent Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Stock, except as provided herein or by law. Each certificate previously evidencing Parent Stock shall be exchanged for a certificate representing such number of shares of Holdings Stock calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 2.07.

(b) Parent Stock Rights. At the Effective Time, each Parent Stock Right shall be converted into one substantially equivalent option, warrant or other right to purchase Holdings Stock. At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights (the “Parent Stock Rights Agreements”) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 2.06(d), (i) each of the Holdings Stock Rights will be exercisable for that number of whole shares of Holdings Stock equal to the product of the number of shares of Parent Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Holdings Stock, and (ii) the per share exercise price for the shares of Holdings Stock issuable upon exercise of such Holdings Stock Right will be equal to the quotient determined by dividing the exercise price per share of Parent Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Stock Rights remain outstanding, a sufficient number of shares of Holdings Stock for delivery upon the exercise of such Holdings Stock Rights.

(c) Cancellation of Holdings Stock and Parent Stock Owned by Parent. At the Effective Time, if there are any shares of Holdings Stock or Parent Stock that are owned by the Parent or any shares of Holdings Stock or Parent Stock owned by any direct or indirect wholly-owned Subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Holdings Stock or Parent Stock), reorganization, recapitalization or other like change with respect to Holdings Stock or Parent Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Stock and Holdings Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e) No Fractional Shares. No fractional shares of Holdings Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any stockholder of Parent or holder of Parent Stock Rights who would otherwise be entitled to receive a fraction of a share of Holdings Stock (after aggregating all fractional shares of Holdings Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Holdings Stock on the Over-the-Counter Bulletin Board (“OTCBB”), or such other public trading market on which the Holdings Stock may be trading at such time, on the Closing Date.

(f) Transfers of Ownership. If any certificate for shares of Holdings Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Holdings or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Holdings Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Holdings or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.06, none of Parent, Merger Sub, Holdings or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.07 Surrender of Certificates. All shares of Holdings Stock issued upon the surrender of shares of Parent Stock in accordance with the terms hereof, and all Holdings Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Stock shall also apply to the Holdings Stock so issued in exchange.

2.08 Lost, Stolen or Destroyed Certificates. In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, Holdings shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such shares of Holdings Stock or Holdings Stock Rights, as may be required pursuant to Section 2.07; provided, however, that Holdings may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

2.09 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Merger Sub, the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 3
 THE BUSINESS COMBINATION

3.01 Purchase of the Membership Interests from the Members. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Members shall sell, transfer, convey, assign and deliver to Holdings, and Holdings shall purchase, acquire and accept from the Members, all of the Membership Interests. If certificated, at the Closing the Members shall deliver to Holdings certificates evidencing the Membership Interests duly endorsed in blank or with applicable powers duly executed by the Members.

3.02 Closing. The Closing shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102 at 10:00 a.m., Eastern Time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or wavier or such conditions), unless another time or date is agreed to in writing. The documents to be delivered at the Closing (other than certificates evidencing the Membership Interests, if applicable) may, at the election of the parties, be exchanged by facsimile or electronic transmission in portable document format (“PDF”) upon a written undertaking to provide original executed copies within one business day following the Closing.

3.03 Purchase Price. The purchase price to be paid by Holdings for the Membership Interests (the “Purchase Price”) shall consist of the following: (a) $5,000,000 in cash to the Members by wire transfer or delivery of other immediately available funds (the “Cash Consideration”), (b) 4,400,000 shares of Holdings Stock (the “Stock Consideration”) issued and delivered to the Members, and (c) 600,000 shares of Holdings Stock (the “Escrow Shares”) issued to the Members and deposited with an escrow agent, mutually saatisfactory to the Company and the Company (the “Escrow Agent”). The Escrow Shares will be available to satisfy any amounts owed after the Closing under this Agreement in accordance with the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

3.04 Contingent Consideration.

(a) First Contingent Payment. As additional consideration for the sale and transfer of the Membership Interests, if (i) the last publicly-quoted sale price of Holdings Stock is no less than $7.50 per share (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) for any 20 trading days within any 30-trading day period on or before June 30, 2011 or (ii) Holdings’ EBITDA for the fiscal year ended June 30, 2009 is at least $5,000,000 but less than $10,000,000, then Holdings shall issue to the Members an additional 1,650,000 shares of Holdings Stock (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) (the “First Contingent Payment”). The First Contingent Payment shall, if applicable, be issued to the Members within ten business days following the satisfaction of either of the conditions set forth in this Section 3.04(a); provided that the determination of Holdings’ EBITDA shall be made upon the filing of Holdings’ Form 10-K for the fiscal year ended June 30, 2009.

(b) Second Contingent Payment. As additional consideration for the sale and transfer of the Membership Interests, if (i) the last publicly-quoted sale price of Holdings Stock is no less than $8.75 per share (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) for any 20 trading days within any 30-trading day period on or before June 30, 2011 or (ii) Holdings’ EBITDA for any of the fiscal years ended June 30, 2009, 2010 or 2011 is at least $10,000,000, then Holdings shall issue to the Members the difference of 3,000,000 shares of Holdings Stock less any shares of Holdings Stock previously issued or then issuable under Section 3.04(a) (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) (the “Second Contingent Payment”). The Second Contingent Payment shall, if applicable, be issued to the Members within ten days following the satisfaction of either of the conditions set forth in this Section 3.04(b); provided that the determination of Holdings’ EBITDA shall be made upon the filing of Holdings’ Form 10-K for the fiscal year ended June 30, 2009, 2010 or 2011, as applicable.

(c) Acceleration of Contingent Payments. At any time prior to June 30, 2011, if there is a Change in Control and the First Contingent Payment and/or the Second Contingent Payment have not previously been issued to the Members, then Holdings shall issue to the Members the greater of the following, if applicable:

(i) if the price per share paid for a share of Holdings Stock in the Change in Control is at least $7.50 (subject to adjustment for any stock splits, reverse stock splits or combinations or any business combination not constituting a Change of Control after the date hereof), then Holdings shall, immediately upon the consummation of the Change in Control, issue to the Members the First Contingent Payment and, if the price per share paid for a share of Holdings Stock in the Change in Control is at least $8.75 (subject to adjustment for any stock splits, reverse stock splits or combinations after the date hereof), the Second Contingent Payment; or

(ii) if Holdings’ EBITDA for the 12 month period immediately preceding the Change in Control (the “TTM EBITDA”) is at least $5,000,000, then Holdings shall, immediately upon the consummation of the Change in Control, issue to the Members (A) the First Contingent Payment and (B) that portion of the Second Contingent Payment equal to 1,350,000 shares of Holdings Stock multiplied by a fraction, the numerator of which is the TTM EBITDA minus $5,000,000 and the denominator of which is $5,000,000; provided that the Second Contingent Payment shall not exceed 1,350,000 shares of Holdings Stock.

(d) If any transaction occurs that would otherwise constitute a Change of Control but for the fact that the executive officers of Holdings retain their positions, then the EBITDA thresholds for purposes of (a) and (b) hereof shall be based upon Holdings’ Core Business. For purposes hereof, the Core Business shall mean the operations that would have comprised Holdings’ business had the transaction not occurred. The Core Business shall be based upon any Company completed titles and Company titles being developed at the date of the transaction and any titles developed after the transaction. If Holdings, acting through its independent directors, and the Members cannot agree on the EBITDA of the Core Business, Holdings shall submit the determination thereof to an independent accounting firm who shall determine the EBITDA and whose determination shall be binding upon the parties.

3.05 Allocation of Consideration. The Purchase Price, and the First Contingent Payment and the Second Contingent Payment, if any, will be payable ratably to the Members in accordance with their percentage of Membership Interests set forth on Schedule I attached hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company and the Members concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, each of the Company and the Members severally and jointly represent and warrant to Parent, Holdings and Merger Sub, as set forth below in this Article IV.

4.01 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of organization and operating agreement of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of its articles of organization or operating agreement.

(b)  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 4.01(b).

4.02 Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Subsidiary.

4.03 Capitalization.

(a) The capitalization of the Company consists of the Membership Interests set forth on Schedule 4.03(a). All of the Membership Interests are validly issued, fully paid and nonassessable. All of the Membership Interests are owned by the Members free and clear of any Liens and each Member has all right to sell and transfer their respective Membership Interests as contemplated by this Agreement and upon such sale and transfer, such Membership Interests shall be acquired by Holdings as contemplated by Section 3.01 of this Agreement free and clear of any Liens.

(b) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Membership Interests or similar equity security of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) All Membership Interests have been issued in compliance with all applicable securities laws and other applicable laws and regulations.

(d) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(f) No Membership Interests are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

4.04 Authority Relative to this Agreement.

(a) The Company and each of the Members has all necessary power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby (including the Business Combination).

(b) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Business Combination) have been duly and validly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company or the Members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law and the terms and conditions of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each of the Members, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Member, enforceable against each Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, (i) conflict with or violate the Company’s articles of organization or operating agreement, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933, amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 4.05(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Holdings or the Surviving Corporation or prevent consummation of the Merger or the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.06 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.06, no written notice of non-compliance with any Legal Requirements has been received by the Company. The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

4.07 Financial Statements.

(a) The Company has provided to Parent audited financial statements (including any related notes thereto) for the fiscal years ended June 30, 2007, 2006 and 2005 (the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited financial statements of the Company for the four-month period ended October 31, 2007, (collectively, the “Stub Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Annual Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Annual Financial Statements and the Stub Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) to the Company’s knowledge, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

4.08 No Undisclosed Liabilities. Except as set forth in Schedule 4.08 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (a) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Annual Financial Statements, and (b) liabilities arising in the ordinary course of the Company’s business since October 31, 2007, none of which would have a Material Adverse Effect on the Company.

4.09 Absence of Certain Changes or Events. Except as set forth in Schedule 4.09 hereto or in the Stub Financial Statements, since October  31, 2007, there has not been: (a) any Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Membership Interests, or any purchase, redemption or other acquisition by the Company of any of the Membership Interests or any other equity securities of the Company or any options, warrants, calls or rights to acquire Membership Interests or any other equity securities of the Company, (c) any split, combination or reclassification of any of the Company’s equity securities, (d) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (e) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (f) any material change by the Company in its accounting methods, principles or practices, (g) any change in the auditors of the Company, (h) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (i) any agreement, whether written or oral, to do any of the foregoing.

4.10 Litigation.

(a) Schedule 4.10(a) sets forth all claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or any manager or officer thereof before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 4.10(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or the Members before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Business Combination.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former manager, officer, employee or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company of the Members, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Holdings, the Surviving Corporation or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 4.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Member, manager, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12 Labor and Employment Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees. Any action, complaint or investigation brought against the Company by the National Labor Relations Board or any other federal, foreign, state, provincial or local government or agency or administrative body since inception of the Company is listed on Schedule 4.12 hereto. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Members, threatened in writing between the Company, on the one hand, and any of their respective employees or former employees, on the other hand. The Company is currently in compliance with all laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.13 Restrictions on Business Activities. Except as disclosed in Schedule 4.13 hereto, to the knowledge of the Company and the Members, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.14 Title to Property.

(a) The Company does not own any real property or any options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Annual Financial Statements, other than those entered into or acquired on or after July 1, 2007 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Annual Financial Statements or in Schedule 4.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company and the Members, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

4.15 Taxes. Except as set forth in Schedule 4.15 hereto:

(a) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(b) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the knowledge of the Company and the Members, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Annual Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(g) Neither the Company nor any Member has taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger and the Business Combination from qualifying as tax free transactions pursuant to Section 351 of the Code.

4.16 Environmental Matters.

(a) Except as disclosed in Schedule 4.16(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the knowledge of the Company or the Members, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) Schedule 4.16(b) sets forth all environmental studies and investigations completed or in process with respect to the Company or its properties or assets, including all phase reports, that are known to the Company or the Members. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Parent.

4.17 Intellectual Property.

(a) Schedule 4.17(a) hereto contains a description of all material Intellectual Property of the Company.

(b) Except as disclosed in Schedule 4.17(b) hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted or to be conducted. Except as disclosed in Schedule 4.17(c) hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(d) To the Company’ knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices. Except as disclosed in Schedule 4.17(d), or as otherwise set forth in any electronic game development agreements, the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property of others; (b) no royalties, honorariums or fees are payable by it to any person by reason of the ownership or use of any of the Intellectual Property; (c) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property and no grounds for any such claims exist; (d) the Company has not made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, no grounds for any such claims exist; (e) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property, and neither the use of the Intellectual Property nor the operation of its business is infringing or has infringed upon any intellectual property rights of others; (f) the Intellectual Property is sufficient and includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (g) no interest in the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by any Company to any person; (h) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.17 and were duly made and remain in full force and effect; (i)  there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property; (j) to the extent any of the Intellectual Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (k) the Company’s current Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.

4.18 Agreements, Contracts and Commitments.

(a) Schedule 4.18(a) hereto sets forth a complete and accurate list of (A) each Company Contract providing for payments (present or future) to the Company in excess of $25,000 in the aggregate, under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $25,000, or that otherwise is material to the businesses, operations, assets or condition (financial or otherwise) of the Company and (B) without limitation of clause (A), each of the following Company Contracts (the “Material Company Contracts”):

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative securities of the Company (each such person, an “Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in the ordinary course of business or (i) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (ii) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix)  any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $10,000);

(x) any Company Contract to which any Insider of the Company is a party; and

(xi) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of the Company and the Members, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), except where same has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and the Members, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 4.18(c), neither the Company nor, to the knowledge of the Company and the Members, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

4.19 Insurance. Schedule 4.19 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are, to the Company’s knowledge, adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

4.20 Governmental Actions/Filings.

(a) Except as set forth in Schedule 4.20(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 4.20(a) hereto, will not expire prior to December 31, 2008, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) Except as set forth in Schedule 4.20(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

4.21 Interested Party Transactions.

(a) Except as set forth in the Schedule 4.21 hereto, no Member, employee, officer or manager of the Company or a member of his or her immediate family:

(i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company, and (C) for other employee benefits made generally available to all employees.

(ii) to the knowledge of the Company and the Members, has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each Member, employee, officer or manager of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company.

(iii) is directly, or to the knowledge of the Company and the Members, indirectly interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

(b) The Company is not a guarantor to the debt or other obligations of any of its Members, employees, officers, managers or affiliates (“Company Guarantees”).

4.22 Manager Approval. The managers of the Company have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

4.23 Member Approval. The Membership Interests owned by the Members constitute, in the aggregate, all of the outstanding equity interest in the Company, and therefore represent the requisite approval necessary for the adoption of this Agreement and the approval of the Business Combination by the Members of the Company in accordance with the Company’s articles of organization and operating agreement and applicable law.

4.24 Brokers; Third Party Expenses. Except as provided in Section 7.16, neither the Company nor any Member has incurred, or will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No Membership Interests or other equity securities, options, warrants or other securities of any of the Company, Parent, Holdings or the Surviving Corporation are payable by the Company or any Member to any third party by the Company as a result of the Business Combination.

4.25 Information. The written information specifically regarding the Company or a Member in the combined registration/proxy statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the Holdings Stock will be registered under the Securities Act (including any amendments or supplements thereto, the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the SEC and at the Closing Date, contain, to the Knowledge of the Company or the Members, (i) any untrue statement of a material fact; or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The written information specifically regarding the Company included in the proxy statement made part of the Registration Statement to be sent to the stockholders of the Parent in connection with the special meeting of stockholders of the Parent (the “Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy statement/prospectus, as the same may be amended or supplemented, the “Merger Proxy/Prospectus”) shall not on the date the Merger Proxy/Prospectus is first mailed to the stockholders of the Parent, at the time of the Special Meeting and at the Closing Date, to the Knowledge of the Company or the Members (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Parent for the Special Meeting which has in the interim become false or misleading in any material respect.

The representations and warranties of the Company and the Members included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are, to the Knowledge of the Company and the Members (i) true and complete in all material respects, (ii) do not contain any untrue statement of a material fact or (iii) omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule delivered by Parent concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific section references, Parent, Holdings and Merger Sub severally and jointly represent and warrant to the Company and the Members as set forth below in this Article V.

5.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s certificate of incorporation and bylaws.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.02 Subsidiaries.

(a) Except for Holdings, which is a wholly-owned Subsidiary of Parent, and Merger Sub, which is a wholly-owned Subsidiary of Holdings, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Holdings and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate their assets and properties and to carry on their business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the certificates of incorporation and bylaws of Holdings and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Neither Holdings nor Merger Sub are in violation of any of the provisions of their certificates of incorporation or bylaws.

(c) Holdings and Merger Sub do not have any assets or properties of any kind, does not now conduct and has never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 24,000,000 shares of Parent Common Stock, 7,000,000 shares of Parent Class B Common Stock and 5,000 shares of preferred stock, par value $.0001 per share (“Parent Preferred Stock”), of which 920,100 shares of Parent Common Stock, 5,980,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. (i) No shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock, Parent Class B Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, Parent Class B Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(b) As of the date of this Agreement, the authorized capital stock of Holdings consists of 31,000,000 shares of Holdings Stock and 5,000 shares of preferred stock, par value $.0001 per share (“Holdings Preferred Stock”), of which one share of Holdings Stock and no shares of Holdings Preferred Stock are issued and outstanding, which share is validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, (i) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Holdings Stock or Holdings Preferred Stock granted to employees of Holdings or other parties (“Holdings Stock Options”) and there are no outstanding Holdings Stock Options; (ii) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Holdings Stock or Holdings Preferred Stock (“Holdings Warrants”) and there are no outstanding Holdings Warrants; and (iii) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the conversion of the Holdings Preferred Stock or any outstanding convertible notes, debentures or securities (“Holdings Convertible Securities”).

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share (“Merger Sub Stock”), of which one share of Merger Sub Stock is issued and outstanding, which share is validly issued, fully paid and nonassessable. No shares of Merger Sub Stock are reserved for issuance upon the exercise of outstanding options to purchase Merger Sub Stock granted to employees of Merger Sub or other parties (“Merger Sub Stock Options”) and there are no outstanding Merger Sub Stock Options and no shares of Merger Sub Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Merger Sub Stock (“Merger Sub Warrants”) and there are no outstanding Merger Sub Warrants.

(d) The shares of Holdings Stock to be issued by Holdings in connection with the Merger and the Business Combination, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Holdings Stock will be fully paid and nonassessable.

(e) Except as contemplated by this Agreement or as expressly set forth in the Parent SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent or Holdings is a party or by which Parent or Holdings is bound with respect to any equity security of any class of Parent or Holdings.

(f) Except for the Holdings Stock Rights or as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Holdings are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Holdings accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.04 Authority Relative to this Agreement. Each of Parent, Holdings and Merger Sub has full corporate power and authority to: (a) execute, deliver and perform this Agreement, and each ancillary document that Parent, Holdings or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out Parent’s, Holdings’ and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Holdings and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the stockholders of Parent of the matters contained in the Merger Proxy/Prospectus. This Agreement has been duly and validly executed and delivered by Parent, Holdings and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, Holdings and Merger Sub, enforceable against Parent, Holdings and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, Holdings and Merger Sub do not, and the performance of this Agreement by Parent, Holdings and Merger Sub shall not: (i) conflict with or violate Parent’s, Holdings’ or Merger Sub’s certificate or incorporation or bylaws, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Holdings’ or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent, Holdings and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

5.06 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its certificate of incorporation or bylaws. No written notice of non-compliance with any Legal Requirements has been received by Parent.

5.07 SEC Filings; Financial Statements.

(a) Parent has made available to the Members a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the 12 month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

5.08 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (a) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (b) liabilities incurred since January 1, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

5.09 Indebtedness. Parent has no indebtedness for borrowed money.

5.10 Over-the-Counter Bulletin Board Quotation. The Parent Stock and warrants to purchase the Parent Stock are quoted on the OTCBB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

5.11 Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has unanimously (a) declared the advisability of the Merger and the Business Combination and approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger and the Business Combination are in the best interests of the stockholders of Parent, and (c) determined that as of the date of such approval that the fair market value of the Company is equal to at least 80% of the net assets of Parent.

5.12 Trust Fund. As of December 31, 2007 there was $31,770,066.84, including interest thereon, held in the trust account established in connection with Parent’s initial public offering (the “Trust Account”) for use by the Parent in connection with a business combination as set forth in Parent’s certificate of incorporation. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

5.13 Brokers. Except as provided in Section 7.16, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE 6
COVENANTS

6.01 Merger Proxy/Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company and the Members of all financial and other information required in the Merger Proxy/Prospectus, and other information relating to the Company and/or the Members as may reasonably be required for its preparation, Parent shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Stock to vote in favor of (i) the adoption of this Agreement, and the approval of the Merger and the Business Combination contemplated hereby (the “Agreement Proposal”), (ii) the election of five directors to Holdings’ board of directors, including Terry Phillips, three “independent” directors (as defined in the Nasdaq Marketplace Rules) two of whom are selected by Terry Phillips and reasonably acceptable to Parent and one “independent” director selected by Parent and reasonably acceptable to the Members (the “Board of Directors Proposal”), (iii) the approval of Holdings restated certificate of incorporation (the “Charter Proposal”) and (iv) the adoption of an equity incentive plan for Holdings covering up to 10% of the shares of Holdings Stock to be outstanding following the Closing, and otherwise in form and substance reasonably acceptable to Parent and the Members (the “Incentive Plan Proposal”), at the Special Meeting. The effectiveness of the Merger and the Business Combination shall be conditioned upon the approval of the Agreement Proposal, the Board of Directors Proposal, the Charter Proposal and the Incentive Plan Proposal. Such materials shall be in the form of the Merger Proxy/Prospectus to be used for the purpose of soliciting such proxies from holders of Parent Stock and registering the shares of Holdings Stock to be issued, upon consummation of the Merger, in exchange for the Parent Stock outstanding immediately prior to the Merger. The Merger Proxy/Prospectus shall include the registration shares underlying the Holdings Stock Rights to be issued in connection with the Merger. The Members and their counsel shall be given an opportunity to review and comment on the Merger Proxy/Prospectus prior to its filing with the SEC. Parent, with the assistance of Company, shall promptly respond to any SEC comments on the Merger Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Parent shall retain a reputable proxy solicitation firm.

(b) As soon as practicable following the completion of the SEC review process, Parent shall distribute the Merger Proxy/Prospectus to the holders of Parent Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Agreement Proposal, the Board of Directors Proposal, the Charter Proposal and the Incentive Plan Proposal and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c) Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, Exchange Act and the applicable provisions of the DGCL in the preparation, filing and distribution of the Merger Proxy/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company and the Members, and their business or any other information specifically furnished by the Company and/or the Members in writing for inclusion in the Merger Proxy/Prospectus). Without limiting the foregoing, Parent shall ensure that the Merger Proxy/Prospectus does not, as of the date on which it is first distributed to stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company and the Members and their business or any other information specifically furnished by the Company and/or the Members in writing for inclusion in the Merger Proxy/Prospectus). Each of the Company and the Members severally and jointly represent and warrant that the information relating to the Company and the Members and their business included in the Merger Proxy/Prospectus will not as of the date on which the Merger Proxy/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Each of the Company and the Members shall in good faith provide Parent with a letter, dated the date of the Merger Proxy/Prospectus and in form and substance reasonably acceptable to Parent, attaching the Merger Proxy/Prospectus and confirming the information included in the Merger Proxy/Prospectus relating to the Company or the Members. Any subsequent changes to such sections of the Merger Proxy/Prospectus without the consent of the Company and the Members shall be the responsibility of Parent.

6.02 Form 8-K. At least five days prior to Closing, Parent and Company shall jointly prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger and the Business Combination in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and the Members. Prior to Closing, Parent and the Company will prepare the press release announcing the consummation of the Merger and the Business Combination hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file and distribute the Press Release. Within four business days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

6.03 Additional Registration Statement. Holdings, with the cooperation of Parent and the Company, shall in accordance with the provisions of this Section 6.03 and the terms of the Registration Rights Agreement (the “Founders Registration Agreement”) dated as of January 31, 2006 among Parent and the stockholders of Parent signatory thereto (the “Founders”) file with the SEC a registration statement (the “Additional Registration Statement”) within 15 days after the Closing and use their respective best efforts to cause the SEC to declare such Additional Registration Statement to be effective within 45 days after the filing thereof, to (a) register all warrants (and shares underlying such warrants) issued by Parent prior to Parent’s initial public offering (the “Founders’ Securities”) and (b) to register the Founders’ Securities for resale, pursuant to Rule 415 promulgated by the SEC under the Securities Act. If a Form S-3 filing is not available within 15 days after the Closing, Holdings shall file the Additional Registration Statement on Form S-1; provided, however, that in the event that Holding shall become eligible to use Form S-3, Holdings shall file in accordance with the Founders’ Registration Agreement file a replacement Additional Registration Statement on Form S-3. Holdings, with the cooperation of Parent and the Company, shall use their respective best efforts to cause the SEC to declare any Additional Registration Statement filed pursuant to this Section 6.03 to be effective within 45 days after the filing thereof. In the event that for whatever reason (a) the Additional Registration Statement is not filed by Holdings with the SEC as and when required by this Section 6.03 or (b) the Additional Registration Statement has not been declared effective by the SEC within 75 days from the filing, Holdings shall, within three business days of demand therefor, pay via a wire transfer to a single account designated by the holders of the Founders’ Securities, the sum of $100,000. Holdings shall make additional payments of $100,000 each 30 days thereafter up to a maximum of $300,000 until any such delay in filing or delay in effectiveness, respectively, of the Additional Registration Statement has ended. The obligation of Holdings to make such payments, which represent liquidated damages and are not penalties, shall be in addition to any other remedies that may be available to the Founders in the event of a violation of this Section 6.03 or of the Founders’ Registration Agreement. The timing provisions of this Section 6.03 shall be controlling in the event of any conflict between such provisions and the provisions of the Founders’ Registration Agreement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.01 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of Parent and the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business, and in the case of Parent, Parent agrees to cause Holdings and Merger Sub to carry on their respective businesses, in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use its reasonable best efforts consistent with past practice to keep available the services of its officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Each of Parent and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on Parent or Company.

7.02 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, neither Parent nor Company shall do, cause or permit any of the following, or in the case of the Parent, allow, cause or permit any of Holdings or Merger Sub to do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its certificate of incorporation, articles of organization, bylaws, operating agreement or other equivalent organizational documents;

(b) Dividends; Changes in Member Interests. Except in the case of the Company distributing to its Members from time to time at or prior to the Closing all or part of the Company’s Excess Cash (“Excess Cash” shall mean 80% of the Company’s total available cash-on-hand generated from sales in the ordinary course of business if the cash remaining in the Company’s business immediately following any distribution is sufficient to continue to operate the business in the ordinary course for at least two months thereafter), declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its membership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, or repurchase or otherwise acquire, directly or indirectly, any of its membership interests;

(c) Material Contracts. Other than in the case of the Company in the ordinary course of business, enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract or Material Company Contract, other than upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement.

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such equity securities or other convertible securities;

(e) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $100,000 individually or in the aggregate;

(j) Acquisitions. Except as contemplated by this Agreement, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(k) Taxes. In the case of the Company, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) Accounting Policies and Procedures. Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 7.02(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

7.03 No Claim Against Trust Account. The Company and the Members hereby waive all rights against Parent to collect from the Trust Account any moneys that may be owed to the Company or the Members by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which Company would have the right to collect the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

7.04 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and the Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Closing Date to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each of Parent and the Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent also agrees to cause each of Holdings and Merger Sub to afford the Company and its Representatives such access to information described above.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger or the Business Combination.

(d) Each of Parent and the Company shall provide the other and its Representatives reasonable access, during normal business hours during the period prior to the Closing Date, to all of such party’s Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and (v) receipts for any Taxes paid to foreign Tax authorities.

7.05 Confidential Information; Non-Solicitation or Negotiation.

(a) Confidential Information. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its Members, stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b) No Solicitation or Negotiation. Unless and until this Agreement is terminated or consummated, none of the Company, the Members, Parent, Holdings and Merger Sub shall suffer or permit their respective directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than as expressly contemplated by this Agreement) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving any of the Company, Parent, Holdings or Merger Sub or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Company, Parent, Holdings or Merger Sub (an “Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. The Company and the Members on the one hand, and Parent, Holdings and Merger Sub on the other hand, shall notify the other orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the other parties informed of the status and details of any such inquiry, offer or proposal. The Company, Members, Parent, Holdings and Merger Sub shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

7.06 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

7.07 Consents; Cooperation.

(a) Each of Parent, Holdings and Merger Sub shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

(b) Each of Parent, Holdings, the Company and the Members shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Business Combination. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the Business Combination.

(c) Notwithstanding anything to the contrary in Section 7.07(a), the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

7.08 Legal Requirements. Each of the parties hereto shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

7.09 Blue Sky Laws. Holdings shall use its best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Holdings Stock and other securities of Holdings in connection with the Merger and the Business Combination. The Company shall use its best efforts to assist Holdings as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Holdings Stock and other securities of Holdings in connection with the Business Combination.

7.10 No Holdings Stock Transactions. The Members shall not, prior to 180 days after the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Holdings Stock he or she receives as a result of the Business Combination other than as permitted pursuant to the lock-up agreement in the form attached hereto as Exhibit C executed by such Persons concurrently with the execution of this Agreement (each a “Lock-Up Agreement”).

7.11 Registration Rights. At the Closing, Holdings and the Members shall execute and deliver a registration rights agreement in the form attached hereto as Exhibit D with respect to registration of the Stock Consideration, the Escrow Shares, the First Contingent Payment and the Second Contingent Payment (the “Registration Rights Agreement”).

7.12 Employment Agreements. At the Closing, Holdings and Terry Phillips shall enter into an employment agreement in the form attached hereto as Exhibit E (the “Executive Chairman Agreement”) to serve as Holdings’ Executive Chairman. At or before the Closing, Melanie Mroz shall enter into an employment agreement in the form attached hereto as Exhibit F (the “CEO Employment Agreement”) to serve as the Chief Executive Officer of Holdings.

7.13 Further Assurances and Guaranty. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Upon the Closing, Holdings shall guaranty and perform all obligations of Parent existing prior to the Merger.

7.14 Indemnification. All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the organic documents of Parent and the Company or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. If Holdings, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holding or the Company, respectively, assume the obligations set forth in this Section 7.15. The provisions of this Section 7.15 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent, Holdings or Company for all periods ending on or before the Closing Date and may not be changed without the consent of each consent of each person that may be adversely affected thereby.

7.15 Advisory and Other Fees. Parent acknowledges that the Company has agreed that at the Closing, HCFP Brenner (“Brenner”) will be paid $2,500,000 from the Trust Account and issued 250,000 Class Z warrants by Holdings for its representation of the Company and in lieu of any and all other fees otherwise payable to HCFP Brenner by Parent or the Company.

ARTICLE 8
CONDITIONS TO CLOSING

8.01 Conditions Precedent to the Obligation of Parent, Holdings and Merger Sub to Consummate the Merger and the Business Combination. The obligations of Parent, Holdings and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 9.01(a), (b), (c)):

(a) Agreement Proposal. The Agreement Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under Parent’s certificate of incorporation and the DGCL

(b) Parent Stock. Holders of 20% or more of the shares of Parent Class B Common Stock shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s certificate of incorporation.

(c) Merger Proxy/Prospectus. The Merger Proxy/Prospectus shall have been declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

(d) Representations, Warranties and Covenants.

(i) The representations and warranties of Company and the Members in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date); and

(ii) The Company and the Members shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(e) Certificate of Officer. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer certifying that the conditions set forth in Section 8.01(e) shall have been fulfilled.

(f) Closing Deliveries. The Company and or the Members shall deliver to Parent at the Closing such documents, instruments or certificates as Parent may reasonably request, including without limitation:

(i) certificates, if any, representing the Membership Interests duly endorsed in accordance with Section 3.01;

(ii) a certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the articles of organization and operating agreement of the Company;

(iii) a counterpart of the Lock-Up Agreement executed by each of the Members;

(iv) a counterpart of the Escrow Agreement executed by each of the Members and the Escrow Agent;

(v) a counterpart of the Registration Rights Agreement executed by each of the Members;

(vi) a counterpart of the Executive Chairman Agreement executed by Terry Phillips;

(vii) a counterpart of the CEO Employment Agreement;

(viii) all consents, permissions, approvals, novations, authorizations or waivers, in form reasonably satisfactory to Parent, required to be obtained under this Agreement; and

(ix) a cross receipt executed by the Members for the Cash Consideration and the Stock Consideration.

(g) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s conduct or operation of the business of the Company following the Business Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(h) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Holdings, Merger Sub, the Company or any Members, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Closing Date) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(i) No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

(j) Governmental Approvals. The Company and the Members shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Business Combination.

8.02 Conditions Precedent to the Obligation of the Company and the Members to Consummate the Business Combination. The obligations of the Company and the Members to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Agreement Proposal. The Agreement Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under Parent’s certificate of incorporation and the DGCL.

(b) Parent Stock. Holders of 20% or more of the shares of Parent Class B Common Stock shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s certificate of incorporation.

(c) Board of Directors Proposal. The Board of Directors Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(d) Charter Proposal. The Charter Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(e) Incentive Plan Proposal. The Incentive Plan Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(f) Merger Proxy/Prospectus. The Merger Proxy/Prospectus shall have been declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

(g) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent, Holdings and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date); and

(ii) Parent, Holdings and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

(h) Certificate of Officer. The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 8.02(d) shall have been fulfilled.

(i) Closing Deliveries. Parent, Holdings and Merger Sub shall deliver to the Members at the Closing such documents, instruments or certificates as the Members may reasonably request, including without limitation:

(i) the Cash Consideration;

(ii) share certificates evidencing the Stock Consideration;

(iii) shares certificates evidencing the Escrow Shares delivered to the Escrow Agent;

(iv) certificates of the Secretaries of Holdings and Merger Sub attesting to the incumbency of their respective officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of their respective certificates of incorporation and bylaws;

(v) a resignation, effective as of the Closing, of each officer and director of Holdings from each such position (except for any director of Holdings who is named in Schedule II hereto), executed by such person;

(vi) a counterpart of the Lock-Up Agreement executed by Holdings;

(vii) a counterpart of the Escrow Agreement executed by Holdings;

(viii) a counterpart of the Registration Rights Agreement executed by Holdings;

(ix) a counterpart of the Executive Chairman Agreement executed by Holdings;

(x) a counterpart of the CEO Employment Agreements executed by Holdings; and

(xi) a cross receipt executed by Holdings for the Membership Interests.

(j) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger and the Business Combination shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(k) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, Holdings or Merger Sub, or any change that has a Material Adverse Effect on Parent, Holdings or Merger Sub.

(l) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Holdings, Merger Sub, the Company or any Members, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m) Stock Quotation. The Holdings Stock at Closing shall be quoted on the OTCBB, and there will be no action or proceeding pending or threatened against Holdings by the NASD to prohibit or terminate the quotation of Holdings Stock on the OTCBB.

(n) SEC Compliance. Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the 12 month period preceding the Closing.

(o) Disbursement of Trust Account. Parent shall have made all necessary arrangements, including notice to American Stock Transfer & Trust Company, the trustee of the trust account, prior to the Closing Date, for the disbursement of the proceeds of the Trust Account to be made at the Effective Time, subject to any amounts to be held for the redemption of any shares of Parent Class B Common Stock.

(p) Governmental Approvals. Parent, Holdings and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Merger and the Business Combination.

ARTICLE 9
INDEMNIFICATION; REMEDIES

9.01 Indemnification of Holdings and Surviving Corporation.

(a) Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.04), Holdings, the Surviving Corporation, the Company and their respective representatives, successors and permitted assigns (the “Indemnitees”) shall be indemnified, defended and held harmless by the Members, jointly and severally, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company and/or the Members contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company or the Members to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company and/or the Members contained in this Agreement.

(b) As used in this Article IX, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.

9.02 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Holdings, the Surviving Corporation or the Company by a Person other than a Member (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Holdings, acting on its on behalf and on behalf of the Surviving Corporation and the Company, will give the Members prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Members shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Members jointly shall have the right, at their option (subject to the limitations set forth in Section 9.02(c) below) and at their own expense, by written notice to Holdings, to assume the entire control of, subject to the right of Holdings to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Holdings to be the lead counsel in connection with such defense. If the Members are permitted and elect to assume the defense of a Third Party Claim:

(i) the Members shall diligently and in good faith defend such Third Party Claim and shall keep Holdings reasonably informed of the status of such defense; provided, however, that Holdings shall have the right to approve any settlement, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Holdings shall cooperate fully in all respects with the Members in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Holdings shall make available to the Members all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Members shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Holdings, the Surviving Corporation or the Company; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Holdings, the Surviving Corporation or the Company other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Holdings against the Members and shall not affect the Members’ duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Members to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Members are obligated to be greater than such damages would have been had Holdings given the Members prompt notice hereunder. So long as the Members are defending any such action actively and in good faith, Holdings shall not settle such action.

(e) Failure to Defend. If the Members, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim actively and in good faith, Holdings will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Members shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Holdings’ Rights. Anything in this Section 9.02 to the contrary notwithstanding, the Members shall not, without the written consent of Holdings, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Holdings of a full and unconditional release from all liability and obligation in respect of such action without any payment by Holdings.

(g) Member Consent. Unless the Members have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

9.03 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are covered by insurance, Holdings shall use best efforts to obtain the maximum recovery under such insurance; provided that Holdings shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.04 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Holdings for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Members. If Holdings has received the payment required by this Agreement from the Members in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Members and shall pay to the Members, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Members pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated.

9.04 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company and/or the Members to Parent in connection with this Agreement (including the certificates required to be delivered by the Company pursuant to Section 8.01) shall survive the Closing until the later of (a) the 60th day after Holdings files with the SEC its annual report on Form 10-K for its fiscal year ended June 30, 2009, or (b) the 15 month anniversary of the Closing Date (the “Survival Period”). Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article IX shall be brought after the end of the Survival Period.

(b) Deductible. No amount shall be payable under Article IX unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $200,000 (the “Deductible”), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable under Section 9.01 from time to time thereafter.

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 9.01 shall not in any event exceed the Escrow Shares and the Indemnitees shall have no claim against the Members other than for the Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

9.05 Exclusive Remedy. Holdings, on behalf of itself and all other Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article IX. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit Holdings’, the Surviving Corporation’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

9.06 Valuation of Escrow Shares. For all amounts payable under this Article IX, the number of Escrow Shares to be delivered to an Indemniteee shall be equal to the aggregate amount of Losses suffered by such Indemnitee, divided by the market value of Holdings Stock (rounded down to the nearest whole number of shares of Holdings Stock) to be calculated using the average of the closing bid price as quoted on the OTCBB (or such other public trading market on which the Holdings Stock may be trading at such time) for the 30 trading days immediately prior to the date that such amount of Losses is determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among the Indemnitee and the Members.

9.07 Adjustment to Purchase Price. Amounts paid for indemnification under Article IX shall be deemed to be an adjustment to the value of the shares of Holdings Stock issued by Holdings as a result of the Business Combination, except as otherwise required by applicable law.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.01 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger or the Business Combination, this Agreement may be terminated:

(a) by mutual consent of Parent, the Company and the Members;

(b) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Business Combination Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Class B Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Class B Common Stock exercise their rights to convert the shares of Parent Class B Common Stock held by them into cash from the Trust Account, in accordance with Parent’s certificate of incorporation;

(c) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Merger Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Stock required to vote on such proposal under the DGCL;

(d) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before April 25, 2008, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”);

(e) by Parent, if the Company or the Members breach any of its or their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.01(f) not to be satisfied and such breach shall not have been cured within ten business days of receipt by the Company and/or the Members of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

(f) by Company, if Parent, Holdings or Merger Sub breach any of their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.02(g) not to be satisfied and such breach shall not have been cured within ten business days of receipt by Parent of written notice of such breach (and the Company and/or the Members have not willfully breached any of its or their covenants hereunder, which breach is not cured); or

(g) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger or Business Combination shall have become final and nonappealable.

10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the parties hereto, or their respective Members, officers, directors, managers, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.05 (Confidentiality), Section 10.03 (Expenses and Termination Fees) and this Section 10.02 shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

10.03 Expenses and Termination Fees.

(a) Subject to Sections 10.03(b) and (c), and the Expense Agreement entered into by and between Parent and the Company (the “Expense Agreement”), whether or not the Merger and the Business Combination are consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) If Parent terminates this Agreement pursuant to Section 10.01(e) then the Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c) If the Company terminates this Agreement pursuant to Section 10.01(f) Parent shall promptly reimburse the Company and/or the Members, as applicable, for all of the out-of-pocket costs and expenses incurred by the Company and/or the members, as applicable, in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

10.04 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Parent Stock or the Membership Interests , (b) alter or change any term of the certificate of incorporation of Holdings to be effected by the Merger, or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the Members.

10.05 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11
GENERAL PROVISIONS

11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Holdings, Merger Sub and the Company (after the Closing) to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
Attn: Rahul Prakash

with a copy (which shall not constitute notice) to:

Stuart H. Anolik, Esq.
Anolik & Associates, P.C.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042

(b) if to Company (prior to the Closing) to:

SouthPeak Interactive, LLC
2900 Polo Parkway
Suite 104
Midlothian, Virginia 23113
Attn: Mr. Terry Phillips

with a copy (which shall not constitute notice to the Company) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

(c) if to the Members to address set forth below their respective name on Schedule I attached hereto.

(d) if to Parent or Merger Sub (prior to the Closing) to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042
Attn: Mr. Rahul Prakash

with a copy (which shall not constitute notice) to:

Stuart H. Anolik, Esq.
Anolik & Associates, P.C.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042

11.02 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and/or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.03 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, dated July 2, 2007, by and between the Parent and the Company, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 2.11; and (c) shall not be assigned, except by operation of law as a result of the Merger, pursuant to Section 2.02 and the Business Combination pursuant to Section 3.01 or as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

11.04 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.05 Remedies Cumulative; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or Federal court located within the City of Alexandria, Virginia or the County of Fairfax, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.07 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement and Plan of Reorganization has been duly executed by the parties as of and on the date first above written.

PARENT:

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

By:	/s/ Rahul C. Prakash
Name:	Rahul C. Prakash
Title:	Chief Executive Officer

HOLDINGS:

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Rahul C. Prakash
Name	Rahul C. Prakash
Title:	Chief Executive Officer

MERGER SUB:

GSPAC MERGER COMPANY

By:	/s/ Rahul C. Prakash
Name:	Rahul C. Prakash
Title:	Chief Executive Officer

COMPANY:

SOUTHPEAK INTERACTIVE, LLC

By:	/s/ Terry Phillips
Name:	Terry Phillips
Title:	Managing Member

[Signature Page to Agreement and Plan of Reorganization]

MEMBERS:
/s/ Terry Phillips
Terry Phillips

/s/ Gregory Phillips
Gregory Phillips

/s/ Melanie Mroz
Melanie Mroz

/s/ Katie Morgan
Katie Morgan

[Signature Page to Agreement and Plan of Reorganization]

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
GLOBAL SERVICES PARTNERS ACQUISITION CORP.,
SOUTHPEAK INTERACTIVE CORPORATION,
GSPAC MERGER COMPANY,
SOUTHPEAK INTERACTIVE, L.L.C.
AND
THE MEMBERS OF SOUTHPEAK INTERACTIVE, L.L.C.

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Reorganization by and among Global Services Partners Acquisition Corp., SouthPeak Interactive Corporation, GSPAC Merger Company, SouthPeak Interactive, L.L.C., and the Members of SouthPeak Interactive, L.L.C., dated as of January 15, 2008 (the “Agreement”), shall become effective immediately upon execution. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WHEREAS, the parties to the Agreement intend to amend the Agreement to reflect the revised understanding of the parties with respect to the matters set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 6.03 of the Agreement shall be deleted in its entirety and replaced with the following:

6.03 Additional Registration Statement. Holdings, with the cooperation of Parent and the Company, shall in accordance with the provisions of this Section 6.03 and the terms of the Registration Rights Agreement (the “Founders Registration Agreement”) dated as of January 31, 2006 among Parent and the stockholders of Parent signatory thereto (the “Founders”) file with the SEC a registration statement (the “Additional Registration Statement”) within 15 days after the Closing and use their respective best efforts to cause the SEC to declare such Additional Registration Statement to be effective within 45 days after the filing thereof, to (a) register all warrants (and shares underlying such warrants) issued by Parent prior to Parent’s initial public offering (the “Founders’ Securities”) and (b) register the Founders’ Securities for resale, pursuant to Rule 415 promulgated by the SEC under the Securities Act. If a Form S-3 filing is not available within 15 days after the Closing, Holdings shall file the Additional Registration Statement on Form S-1; provided, however, that in the event that Holdings shall become eligible to use Form S-3, Holdings shall file in accordance with the Founders’ Registration Agreement a replacement Additional Registration Statement on Form S-3. Holdings, with the cooperation of Parent and the Company, shall use their respective best efforts to cause the SEC to declare any Additional Registration Statement filed pursuant to this Section 6.03 to be effective within 45 days after the filing thereof.

2. All of the terms and conditions of the Agreement not specifically amended hereby shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GLOBAL SERVICES PARTNERS ACQUISITION CORP. By: /s/ Rahul C. Prakash Name: Rahul C. Prakash Title: Chief Executive Officer
SOUTHPEAK INTERACTIVE CORPORATION By: /s/ Rahul C. Prakash Name: Rahul C. Prakash Title: Chief Executive Officer
GSPAC MERGER COMPANY By: /s/ Rahul C. Prakash Name: Rahul C. Prakash Title: Chief Executive Officer
SOUTHPEAK INTERACTIVE, LLC By: /s/ Terry Phillips Name: Terry Phillips Title: Managing Member
MEMBERS:
/s/ Terry Phillips Terry Phillips
/s/ Gregory Phillips Gregory Phillips
/s/ Melanie Mroz Melanie Mroz
/s/ Katie Morgan Katie Morgan

[Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization]

Annex B

FORM OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHPEAK INTERACTIVE CORPORATION

SouthPeak Interactive Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Corporation is SouthPeak Interactive Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 2008.

2. The following Restated Certificate of Incorporation has been duly adopted by the unanimous written consent of the Board of Directors of the Corporation and the written consent of the sole stockholder of the Corporation in accordance with and pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is hereby restated in its entirety as follows:

“ARTICLE I
NAME

The name of the Corporation is SouthPeak Interactive Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address, including street, number, city, zip code, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, Zip Code 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighty Million, Five Thousand (80,005,000) shares, of which:

Eighty Million (80,000,000) shares, par value $0.0001 per share, shall be shares of common stock (the “Common Stock”); and

Five Thousand (5,000) shares, par value $0.0001 per share, shall be shares of preferred stock (the “Preferred Stock”).

(A) Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(1) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(B) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V
BOARD OF DIRECTORS

(A) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(B) Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated Bylaws.

(C) Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

(D) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E) Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F) Written Ballot Not Required. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall otherwise provide.

(G) Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(H) Classification of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. At each annual meeting after the first annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

ARTICLE VI
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

(A) Procedure. Any indemnification (but not advancement of expenses) under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (3) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(B) Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

(C) Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article VII shall be made promptly, and in any event within sixty (60) days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VII). The right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within sixty (60) days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who, following such consolidation or merger, is a director or officer of such a constituent corporation or is serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation during the period following such consolidation or merger, as he would if he/she had served the resulting or surviving corporation in the same capacity.

(E) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

(F) Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

Notwithstanding any provision of the Amended and Restated Bylaws of the Corporation, for so long as either the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation’s Common Stock: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

ARTICLE IX
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII or IX of this Restated Certificate of Incorporation.”

* * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the Secretary this   •   day of   •   , 2008.

Annex C

SOUTHPEAK INTERACTIVE CORPORATION

AMENDED AND RESTATED BYLAWS

______________, 2008

AMENDED AND RESTATED BYLAWS
OF
SOUTHPEAK INTERACTIVE CORPORATION

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, City of Wilmington. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

SECTION 2. Other Offices. The Corporation may have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

SECTION 2. Annual Meeting. An annual meeting of stockholders shall be held each year and stated in a notice of meeting or in a duly executed waiver thereof. The date, time and place of such meeting shall be determined by the Chief Executive Officer of the Corporation; provided that if the Chief Executive Officer does not act, the Board of Directors shall determine the date, time, and place of such meeting. At such annual meeting, the stockholders shall elect directors to replace those directors whose terms expire at such annual meeting and transact such other business as may properly be brought before the meeting.

SECTION 3. Special Meetings. Special meetings of stockholders may be called for any purpose in the manner provided in the Restated Certificate of Incorporation of the Corporation (as may be further amended or restated from time to time, the “Certificate of Incorporation”) and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.

SECTION 4. Notice of Meetings. Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at his address as it appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

SECTION 5. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 6. Quorum; Adjournments. The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 7. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in his absence or if one shall not have been elected, the Chief Executive Officer shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

SECTION 8. Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

SECTION 9. Voting. Except as otherwise provided by the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation) or the General Corporation Law of the State of Delaware, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one (1) vote for each share of capital stock of the Corporation standing in his name on the record of stockholders of the Corporation:

(a) on the date fixed pursuant to the provisions of Section 14 of Article II of these Amended and Restated Bylaws (the “Bylaws”) as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(b) if no such record date shall have been so fixed, then at the close of business on the day immediately before the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the day immediately before the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy which is in writing or transmitted as permitted by law, including, without limitation, electronically, via telegram, internet, interactive voice response system, or other means of electronic transmission executed or authorized by such stockholder or his attorney-in-fact, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. Any proxy transmitted electronically shall set forth information from which it can be determined by the secretary of the meeting that such electronic transmission was authorized by the stockholder. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present and voting, in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted and the number of votes to which each share is entitled.

SECTION 10. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspector(s) shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspector(s) shall make a report in writing of any challenge, request or matter determined by him or them and shall execute a certificate of any fact found by him or them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

SECTION 11. Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as provided under Section 3 of this Article II, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 11.

In addition to any other applicable requirements, for a nomination to be made by a stockholder such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than one hundred twenty (120) days prior to such annual meeting, and not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 11. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 12. Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 12.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than one hundred twenty (120) days prior to such annual meeting, and not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meting to bring such business before the meeting.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 12 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

SECTION 13. Action by Written Consent. Unless restricted by the Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of statute or of the Certificate of Incorporation or of these Bylaws, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. The consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which the proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent delivered by certified or registered mail shall be deemed delivered until such consent is actually received at the Corporation’s registered office. All consents properly delivered in accordance with this Section 13 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this Section 13, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

SECTION 14. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately before the day on which notice is given, or if notice is waived, at the close of business on the day immediately before the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. Such notice shall specify the action proposed to be consented to by stockholders. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation. Such delivery to the Corporation shall be made to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, to the attention of the Secretary of the Corporation. Such delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

In the event of delivery to the Corporation of a written consent or written consents purporting to authorize or take corporate action, and/or related revocation or revocations (each such written consent and related revocation, individually and collectively, a “Consent”), the Secretary of the Corporation shall provide for the safekeeping of such Consent and shall as soon as practicable thereafter conduct such reasonable investigation as the Secretary deems necessary or appropriate for the purpose of ascertaining the validity of such Consent and all matters incident thereto, including, without limitation, whether holders of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent. If after such investigation the Secretary shall determine that the Consent is sufficient and valid, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of the stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action.

ARTICLE III

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 2. Number, Election and Term. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided, however, whenever the holders of any class or series of Preferred Stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series of Preferred Stock present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office in the manner provided in the Certificate of Incorporation.

SECTION 3. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

SECTION 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next business day.

SECTION 5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the Chief Executive Officer.

SECTION 6. Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Bylaws. Notice of each special meeting of the Board of Directors, and of each regular meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 6, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these Bylaws, such notice need not state the purposes of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic mail or similar means or (b) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic mail or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records.

SECTION 7. Waiver of Notice and Presumption of Assent. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

SECTION 8. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

SECTION 9. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the Chief Executive Officer (or, in his absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman, shall act as secretary of the meeting and keep the minutes thereof.

SECTION 10. Resignations; Newly Created Directorships; Vacancies; and Removals. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal or any other cause shall be filled in the manner provided in the Certificate of Incorporation. Any director may be removed in the manner provided in the Certificate of Incorporation.

SECTION 11. Compensation. The Board of Directors shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 12. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

SECTION 13. Committee Rules. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the Board of Directors as provided in Section 12 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 14. Action by Written Consent. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 15. Telephonic and Other Meetings. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV

Officers

SECTION 1. Number and Qualifications. The officers of the Corporation shall be elected by the Board of Directors and shall include the Chief Executive Officer, the President, the Chief Financial Officer, and the Secretary. The Corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as may be necessary or desirable for the business of the Corporation. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. As the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, and no officer except the Chairman of the Board, if any, need be a director. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of Chief Executive Officer and Secretary shall be filled as expeditiously as possible.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The Chairman of the Board, if any, and Chief Executive Officer shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or as soon thereafter as is convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these Bylaws.

SECTION 3. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

SECTION 4. Removal. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof.

SECTION 5. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the Board of Directors then in office.

SECTION 6. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.

SECTION 7. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no Chief Executive Officer, the Chairman of the Board shall in addition be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 8 of this Article IV.

SECTION 8. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the powers and perform the duties incident to that position. He shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. He shall be an ex-officio member of all committees. Subject to the powers of the Board of Directors, he shall be in the general and active charge of the entire business and affairs of the Corporation, including authority over its officers, agents and employees, and shall have such other duties as may from time to time be assigned to him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect, and execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

SECTION 9. President. The President shall be the chief operating officer of the Corporation. He shall perform all duties incident to the office of President, and be responsible for the general direction of the operations of the business, reporting to the Chief Executive Officer, and shall have such other duties as may from time to time be assigned to him by the Board of Directors or as may be provided in these Bylaws. At the written request of the Chief Executive Officer, or in his absence or in the event of his inability to act, the President shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer in respect of the performance of such duties.

SECTION 10. Vice President. Each Vice President shall perform all such duties as from time to time may be assigned to him by the Board of Directors. At the written request of the President, or in the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions placed upon the President in respect of the performance of such duties.

SECTION 11. Chief Financial Officer. The Chief Financial Officer shall:

(a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;

(b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;

(c) deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board of Directors or pursuant to its direction;

(d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;

(e) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefore;

(f) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Corporation; and

(g) in general, perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Board of Directors.

The Chief Financial Officer may also be the Treasurer if so determined by the Board of Directors.

SECTION 12. Secretary. The Secretary shall:

(a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;

(b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law;

(c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;

(d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

(e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 13. The Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or, if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability to act or his failure to act (in violation of a duty to act or in contravention of direction to act by the Board of Directors), perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board of Directors.

SECTION 14. The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability to act or his failure to act (in violation of a duty to act or in contravention of direction to act by the Board of Directors), perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board of Directors.

SECTION 15. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

SECTION 16. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

SECTION 17. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

Stock Certificates and Their Transfer

SECTION 1. Stock Certificates. The Board of Directors may issue stock certificates, or may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by a certificate and, upon request, every holder of uncertificated shares shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice-President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation. A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue more than one class or series of stock, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. The Corporation shall furnish to any holder of uncertificated shares, upon request and without charge, a full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any request by a holder for a certificate shall be in writing and directed to the Secretary of the Corporation.

SECTION 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 4. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

SECTION 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

SECTION 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 7. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VI

General Provisions

SECTION 1. Dividends. Subject to the provisions of statutes and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.

SECTION 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors, which form may be changed by resolution of the Board of Directors.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall end on June 30 of each year and may thereafter be changed by resolution of the Board of Directors.

SECTION 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

SECTION 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 7. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

SECTION 8. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, either the Chairman of the Board or the Chief Executive Officer may, from time to time, (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the Chief Executive Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the Chief Executive Officer may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

SECTION 9. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right of inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

SECTION 10. Inconsistency Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

Amendments

These Bylaws may be amended or repealed or new Bylaws adopted only in accordance with Article V of the Certificate of Incorporation.

Annex D

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated ____________, 2008, is entered into by and among SouthPeak Interactive Corporation, a Delaware corporation] (“Holdings”), the Members of SouthPeak Interactive, LLC, a Virginia limited liability company (the “Company”) set forth on the signature page hereto (the “Members”), Terry Phillips in his capacity as representative of the Members (the “Representative”), and _____________________, a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Members, pursuant to that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated January 15, 2008 by and among Holdings, the Members and the other parties named therein, have received shares of the Company’ common stock, par value $.0001 per share (the “Common Stock”), in exchange for the membership interests of the SouthPeak Interactive, LLC formerly held by them in connection with the Business Combination (as defined in the Reorganization Agreement);

WHEREAS, pursuant to the Reorganization Agreement, 600,000 shares of Common Stock (the “Escrow Shares”) to be issued to the Members at Closing (as defined in the Reorganization Agreement) shall be deposited with the Escrow Agent pursuant to this Agreement to satisfy any amounts owed by the Members after the Closing; and

WHEREAS, the Members and Holdings have requested that the Escrow Agent have custody of the Escrow Shares in accordance with and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Members, Holdings and the Escrow Agent agree as follows:

1. Appointment of Escrow Agent. The Members and Holdings nominate, constitute and appoint the Escrow Agent to hold the Escrow Shares in escrow upon the terms and conditions set forth in this Agreement, and the Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and instructions contained in this Agreement.

2. Deposit of the Escrow Shares.

(a) On the date hereof, Holdings shall deliver to the Escrow Agent the Escrow Shares to be held in escrow in accordance with the terms and conditions of this Agreement. Upon receipt of the Escrow Shares, the Escrow Agent shall acknowledge the receipt thereof to Holdings and the Representative in writing. The Escrow Agent warrants and undertakes that, unless specifically authorized to do so in accordance with the provisions of Sections 3 or 6 below, it will not give up the physical custody and safekeeping of the Escrow Shares. The identity of the representatives of Holdings who are authorized to issue written instructions or directions to the Escrow Agent or to confirm instructions or directions of such party are set forth on Schedule I, and the Escrow Agent agrees to seek confirmation of such instructions or directions given under this Agreement by telephone call-back to the then-current individuals as so designated by Holdings.

(b) For purposes of this Agreement, “Escrow Shares” shall also include (i) the shares of the capital stock of Holdings issued to the Members, identified herein on Schedule II, being delivered to the Escrow Agent on the date hereof and (ii) any shares of the capital stock of Holdings delivered to the Escrow Agent and deemed by Holdings to be Escrow Shares.

3. Administration of the Escrow Shares.

(a) Released Shares. The Escrow Agent shall promptly release from escrow the Escrow Shares (or the applicable portion thereof) as follows (such released shares of capital stock, the “Released Shares”):

(i) At any time and from time to time prior to the 15 month anniversary of the Closing Date (the “Indemnification Distribution Date”), if Holdings makes a claim for indemnification pursuant to the Reorganization Agreement (an “Indemnification Claim”), Holdings shall deliver to the Escrow Agent and the Representative (X) a written notice (a “Claim Notice”) that (1) describes the facts giving rise to any claim (such as the identity of the parties and the general nature of the claim, if applicable) for a payment from the Escrow Shares to which Holdings is entitled under the Reorganization Agreement, (2) includes the amount of such claim (and method of computation of the amount of such claim), if known, or if the actual amount is not known at the time the claim is made, a good-faith estimate of the amount of such claim, and (3) includes a reference to the provision of the Reorganization Agreement upon which such claim is based, and (Y) written proof of delivery (the “Claim Delivery Proof”) to the Representative a copy of such Claim Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand). If the Escrow Agent has not received a written objection to such Claim Notice from the Representative (such written objection, a “Dispute Notice”) within the 20 calendar days following delivery to the Escrow Agent of such Claim Delivery Proof, then on the 21st calendar day following such receipt the Escrow Agent shall, in accordance with the provisions of this Section 3, distribute to Holdings that number of Escrow Shares equal to the amount set forth in the Claim Notice determined in accordance with Section 9.06 of the Reorganization Agreement. Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Claim Notice and the portion of such Indemnification Claim (if less than all) that is the subject of such Dispute Notice (such disputed amount, the “Disputed Amount”).

(ii) If the Representative delivers to the Escrow Agent and Holdings a Dispute Notice to any Claim Notice within the 20 days following the Escrow Agent’s receipt of Claim Delivery Proof with respect to the Claim Notice, then, except as otherwise provided in Section 3(a)(iii) below, the Escrow Agent shall not distribute from the Escrow Fund to Holdings such Disputed Amount until the Escrow Agent receives either (A) written instructions signed by Holdings and the Representative authorizing the distribution to Holdings of such amount or (B) a final decision of a court of competent jurisdiction which is either non-appealable or with respect to which the time for appeal has expired without the filing of a timely appeal directing the distribution to Holdings of some or all of the Disputed Amount. The Escrow Agent shall have no duty or obligation to determine whether any decision it receives satisfies the requirements of the foregoing sentence. Within two business days of delivery to the Escrow Agent of such written instructions or such decision, as the case may be, the Escrow Agent shall distribute some or all of the Disputed Amount, equal to that number of Escrow Shares determined in accordance with Section 9.06 of the Reorganization Agreement, in accordance with such written instructions or decision. Any portion of a Disputed Amount that the Escrow Agent is not required to distribute to Holdings pursuant to any such written instructions or decision shall remain in escrow and shall be available to satisfy subsequent Indemnification Claims until released as provided in Section 3(a)(iv) below.

(iii) If any Dispute Notice includes a Disputed Amount that is less than the Indemnification Claim, the Escrow Agent shall, within two business days of receipt of such Dispute Notice, distribute to Holdings that number of Escrow Shares determined in accordance with Section 9.06 of the Reorganization Agreement equal to that portion of the Indemnification Claim for which there is no objection; provided, however, that no such partial release by the Escrow Agent shall terminate or otherwise prejudice any rights of Holdings with respect to amounts claimed in any Claim Notice that are in excess of the amounts so released.

(iv) (A) Within five days after the Indemnification Distribution Date, the Escrow Agent shall release to the Members the remaining Escrow Shares (if any) as of the Indemnification Distribution Date, less all Unresolved Claims. For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Distribution Date, the aggregate amount of all Indemnification Claims that are the subject of a Dispute Notice or that are otherwise unsatisfied as of the Indemnification Distribution Date, including any Indemnification Claims for which a Claim Notice has been delivered but for which the 20 day objection period has not expired as of the Indemnification Distribution Date.

(B) Within two business days of the Escrow Agent’s receipt of written instructions signed by Holdings and the Representative or a final determination of a court of competent jurisdiction that is either non-appealable or with respect to which the time for appeal has expired without the filing of a timely appeal of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the 20 day objection period for any Unresolved Claim for which no Dispute Notice has been delivered, the Escrow Agent shall distribute to Holdings that number of Escrow Shares to be distributed to the Buyer pursuant to such final determination or that number of Escrow Shares equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered, in accordance with Sections 3(a)(i) - (iii) above. After the resolution of all Unresolved Claims, any remaining Escrow Shares not distributed to Holdings pursuant to the immediately preceding sentence shall be released promptly thereafter by the Escrow Agent to the Members in accordance with such written instructions as the Representative may provide to the Escrow Agent. The Escrow Agent shall have no duty or obligation to determine whether any final determination it receives satisfies the requirements of this subparagraph.

(v) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives written instructions from Holdings and the Representative, or their respective successors or assigns, substantially in the form of Exhibit A, as to the disbursement of the Escrow Shares (“Joint Written Instructions”), the Escrow Agent shall disburse the Escrow Shares pursuant to such Joint Written Instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

(vi) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Shares, the Escrow Agent shall release such balance and shall have no liability or responsibility to Holdings or the Members for any deficiency.

(b) Delivery of Released Shares. Upon the required release of any Released Shares from escrow pursuant to Section 3(a) above, the Escrow Agent shall deliver to Holdings any and all certificates representing the Released Shares, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and shall execute and deliver to Holdings such documents and instruments reasonably requested by Holdings as shall be necessary to effect the transfer to Holdings of the Released Shares.

(c) Dividends; Voting; Sale.

(i) Any cash dividends or other declared distributions paid with respect to the Escrow Shares (other than stock dividends) received by the Escrow Agent shall be forthwith paid over or delivered to the Members in the same form as so received. The Escrow Agent shall hold any stock dividends paid with respect to the Escrow Shares in accordance with Section 2(b) of this Agreement.

(ii) The Members may vote the Escrow Shares on all matters submitted to a vote of the stockholders of Holdings during the term of this Escrow Agreement. The Escrow Agent shall from time to time deliver to the Members such proxies, consents or other documents as may be necessary to enable the Members to exercise such voting rights. In the absence of any exercise of such voting rights with respect to the Escrow Shares by the Members, the Escrow Agent shall not vote any of the Escrow Shares.

(iii) While the Escrow Shares remain in escrow, the Members shall retain and be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

(iv) The interest of the Members in the Escrow Shares shall not be assignable or transferable so long as the Escrow Shares are held by the Escrow Agent.

4. Term. This Agreement shall commence upon the execution hereof and shall terminate upon the release of all the Escrow Shares in accordance with Section 3 of this Agreement.

5. Fees and Expenses of the Escrow Agent. Holdings hereby agrees to pay the Escrow Agent its fees (as set forth on Exhibit B) and reasonable expenses, including attorneys’ fees, postal and delivery charges and all other reasonable out-of-pocket expenses, in accepting and performing its appointment as escrow agent hereunder.

6. Replacement of the Escrow Agent.

(a) The Escrow Agent may resign its duties and obligations hereunder by giving to the Representative and Holdings written notice to that effect, but its resignation shall not become effective until a successor escrow agent shall have been appointed by mutual agreement, in writing, of the Representative and Holdings. In the event the Escrow Agent is dissolved, becomes bankrupt or is otherwise incapable of acting hereunder, the Representative and Holdings shall within 15 business days of the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, by mutual consent, appoint a new escrow agent. The Escrow Agent shall, upon receipt of joint written instructions from the Representative and Holdings, deliver the Escrow Shares plus copies of applicable records in the possession of the Escrow Agent to any such successor escrow agent. In the event the Representative and Holdings are unable to agree upon a successor escrow agent within 15 business days after receipt of the Escrow Agent’s written resignation or within 15 business days after the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a bank or other financial institution experienced in such matters as successor escrow agent and the Escrow Agent shall deliver the Escrow Shares plus copies of applicable records in the possession of the Escrow Agent to such successor escrow agent.

(b) The Representative and Holdings shall have the power at any time by mutual consent to remove the Escrow Agent by written notice. Such removal shall take effect upon delivery of the Escrow Shares plus copies of applicable records in the possession of the Escrow Agent to a successor escrow agent designated in joint written instructions signed by the Representative and Holdings. The Escrow Agent shall deliver the Escrow Shares plus copies of applicable records in the possession of the Escrow Agent without unreasonable delay after receiving the designation of such successor escrow agent.

(c) Upon the appointment of a successor escrow agent pursuant to this Section 6, the successor escrow agent shall be deemed to be the Escrow Agent for all purposes of this Agreement.

7. Rights and Duties of the Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities except as set forth in this Agreement (and required by applicable law), which the parties agree are ministerial in nature. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel. Except for the Escrow Agent’s own willful misconduct or gross negligence, the Escrow Agent: (i) shall have no liability of any kind whatsoever for either its performance of any duties imposed under this Agreement or for any failure to act hereunder; (ii) shall not be responsible for the acts or omissions of any other parties hereto; (iii) shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; and (iv) may rely and/or act upon any instrument or document believed in good faith by the Escrow Agent to be genuine and to be executed and delivered by the Representative and/or Holdings, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information therein.

(b) In consideration of its acceptance of the appointment as the Escrow Agent, Holdings agrees to indemnify and hold the Escrow Agent harmless as to any liability (other than any liability arising out of the Escrow Agent’s willful misconduct or gross negligence) incurred by it to any person, firm or corporation by reason of its having accepted its appointment or in carrying out any of the terms of this Agreement, and to reimburse the Escrow Agent for all its reasonable expenses, including reasonable attorneys’ fees, incurred thereof.

(c) The Escrow Agent may execute any of its powers or responsibilities and exercise any rights under this Agreement either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any supplemental agreement hereto.

(d) The Escrow Agent shall have no duties except those which are expressly set forth in this Agreement, and it shall not be bound by any notice of a claim for payment, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

(e) In the event that the bank acting as the Escrow Agent merges or consolidates with another bank or sells or transfers all or substantially all of its assets or trust business, then the successor or resulting bank shall be the Escrow Agent hereunder without the necessity of further action or the execution of any document, so long as such successor or resulting bank meets the requirements of a successor escrow agent hereunder.

8. Representations and Warranties. Each of Holdings, the Members, the Representative and the Escrow Agent represents and warrants to each of the other parties hereto that it has full legal right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms and conditions hereof; that this Agreement constitutes the legal, valid and binding agreement of it, and is enforceable against it in accordance with its terms; that the execution, delivery and performance of this Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation (to be followed by delivery of an original copy via United States mail or internationally recognized overnight courier service) or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Holdings, to:

SouthPeak Interactive Corporation
2900 Polo Parkway
Suite 104
Midlothian, Virginia 23113
Attn: President

with a copy to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

with an additional copy to:

Stuart H. Anolik, Esq.
Anolik & Associates, P.C.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042

If to Stockholder Representative or the Members, to:

Terry Phillips
2900 Polo Parkway
Suite 104
Midlothian, Virginia 23113

with a copy to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

If to the Escrow Agent, to:

________________________
________________________
________________________
Attn: ___________________

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 9). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

11. No Assignment; Binding Effect. Except as otherwise expressly provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by either party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state of Federal court located within the City of Alexandria, Virginia or the County of Fairfax, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

13. Cumulative Remedies. The remedies provided to the parties in this Agreement are not exclusive of any other remedies that may be available under any other document or at law or equity.

14. Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

15. Entire Agreement; Modification. As among Holdings, the Members, the Representative and the Escrow Agent, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. As between Holdings and the Members only, this Agreement and the Reorganization Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

16. Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If such invalidity, illegality or unenforceability is caused by length of time or size of area, or both, the otherwise invalid provision shall be, without further action by the parties, automatically amended to such reduced period or area as would cure such invalidity, illegality or unenforceability; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such determinations is made.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Escrow Agent, Holdings, the Representative and the Members have executed this Agreement as of the date first written above.

_____________________[escrow agent]

By:
Name: _______________________________
Title: _______________________________

SOUTHPEAK INTERACTIVE CORPORATION

By:
Name: _______________________________
Title: _______________________________

REPRESENTATIVE

Terry Phillips, as the Representative

MEMBERS

Terry Phillips

Gregory Phillips

Melanie Mroz

Katie Morgan

Annex E
REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of the __ day of ____________, 2008, by and among SouthPeak Interactive Corporation, a Delaware corporation (the “Company”), and the undersigned parties listed under the caption “Members” on the signature page hereto (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members, formerly members of SouthPeak Interactive, LLC (the “Target”), pursuant to that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated January 15, 2008 by and among the Company, the Members and the other parties named therein, have received shares of the Company’ common stock, par value $.0001 per share (the “Common Stock”), in exchange for the membership interests of the Target; and

WHEREAS, the Members and the Company desire to enter into this Agreement to provide the Members with certain rights relating to the registration of shares of Common Stock held by them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following capitalized terms used herein have the following meanings:

“Business Combination” is defined in the Reorganization Agreement.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Demand Registration” is defined in Section 2.1(a).

“Demanding Holder” is defined in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.1(d).

“Member Indemnified Party” is defined in Section 4.1.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2(a).

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean all of the shares of Common Stock issued to the Members in the Business Combination on or after the Closing Date (as defined in the Reorganization Agreement). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Commission makes a definitive determination that the Registrable Securities are saleable under Rule 144(k).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date that is three months prior to the date the Members are no longer restricted in the transfer or sale of their Registrable Securities as provided in the lock-up agreement between the Company and each such Member, dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. Registration Rights.

2.1 Demand Registration.

(a) Request for Registration. At any time and from time to time on or after the Release Date, the holders of a majority-in-interest of the Registrable Securities held by the Members or the transferees of the Members, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder, a “Demanding Holder”) shall so notify the Company within 30 days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1(a) and the provisos set forth in Section 3.1(a). The Company shall not be obligated to effect more than an aggregate of two Demand Registrations under this Section 2.1(a) in respect of Registrable Securities.

(b) Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

(c) Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

(d) Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata among each such holder in accordance with the number of securities which such holder has requested be included in such registration, regardless of the quantity of securities held by such holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

(e) Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1(a).

2.2 Piggy-Back Registration.

(a) Piggy-Back Rights. If at any time, or from time to time, on or after the Release Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within 15 days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

(b) Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock, if any, including the Registrable Securities as to which registration has been requested (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, the Registrable Securities to which registration has been requested (pro rata among each holder of such securities in accordance with the number of securities which such holder has requested be included in such registration, regardless of the quantity of securities held by such holder) that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares.

(c) Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Form S-3. The holders of a majority of the Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (a) if Form S-3 is not available for such offering; or (b) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $1,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. Registration Procedures.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

(a) Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within 60 days after receipt of a request for a Demand Registration pursuant to Section 2.1 or Section 2.3, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1(c); provided, however, that the Company shall have the right to defer any Demand Registration for up to 30 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

(b) Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders and shall provide such persons with reasonable opportunity to review and comment on same, which review and comment shall not be unreasonable and shall not be unreasonably withheld or delayed.

(c) Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of 180 days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

(d) Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

(e) State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e) or subject itself to taxation in any such jurisdiction.

(f) Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

(g) Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

(h) Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

(i) Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

(j) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(d)(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1(d)(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (a) all registration and filing fees; (b) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (c) printing expenses; (d) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (e) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1(k); (f) National Association of Securities Dealers, Inc. fees; (g) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1(i)); (h) the fees and expenses of any special experts retained by the Company in connection with such registration; and (i) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. Indemnification and Contribution.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Member and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Member and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Member Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Member Indemnified Party for any legal and any other expenses reasonably incurred by such Member Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls such selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

(a) If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4(a). The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6. Miscellaneous.

6.1 Other Registration Rights. The Company represents and warrants that, other than with respect to registration rights afforded the persons who were security holders of the Company prior to its initial public offering, no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Member or holder of Registrable Securities or of any assignee of the Member or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

If to the Company:

SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113
Attn: H. Terry Phillips

with a copy (which shall not constitute notice to the Members) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

If to the Members to address set forth below their respective name on Schedule I attached hereto.

with a copy (which shall not constitute notice to the Members) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Member or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Member in the negotiation, administration, performance or enforcement hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

SOUTHPEAK INTERACTIVE CORPORATION

By:
Name:	Rahul C. Prakash
Title:	Chief Executive Officer

MEMBERS:

Terry Phillips
Address:	___________________________________
___________________________________
___________________________________

Gregory Phillips
Address:	___________________________________
___________________________________
___________________________________

Melanie Mroz
Address:	___________________________________
___________________________________
___________________________________

Katie Morgan
Address:	___________________________________
___________________________________
___________________________________

[Signature Page to Registration Rights Agreement]

Annex F

EMPLOYMENT AGREEMENT

To: _________________:

This Employment Agreement (this “Agreement”), dated as of _________, 2008 (the “Effective Date”), establishes the terms of your continued employment with SouthPeak Interactive Corporation, a Delaware corporation (the “Company”).

1. Employment Duties. You and the Company agree to your employment as ____________________ on the terms contained herein. In such position, you will report directory to the Company’s Board of Directors (the “Direct Report”). You agree to perform whatever duties the Direct Report may assign you from time to time that are reasonably consistent with your position. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as the Company may otherwise agree).

2. Term. The initial term of this Agreement shall be for a period of three years, commencing as of the Effective Date, unless terminated earlier pursuant to Section 7 below. This Agreement shall automatically renew for successive one-year periods thereafter (the initial term and each such renewal period are collectively referred to as the “Term”) unless, at least three months prior to the expiration of the initial term or any such renewal period, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the then-current initial term or renewal period, as applicable (a “Notice of Non-Renewal”). In the event a Notice of Non-Renewal is delivered by either party as provided above then, as of the end of the Term, unless you are no longer an employee of the Company as of such time, you shall become an at-will employee of the Company (provided that the provisions of this Agreement that expressly survive termination shall continue to apply to you).

3. Compensation.

(a) Salary. For all services rendered by you under this Agreement, the Company will pay you an annual salary (the “Salary”) of not less than US$___________, which may be increased, but not decreased, from time to time in such amounts as may be determined by the Company’s Board of Directors (the “Board”) or the compensation committee thereof, in accordance with its generally applicable payroll practices.

(b) Bonus. In addition to your Salary, you shall be eligible during the Term to receive an annual bonus (the “Bonus”) based on the Company’s achievement of its financial performance goals, as determined by the Board or its compensation committee. Any such Bonus earned hereunder will be paid within 90 days after the end of the Company’s fiscal year. You must be employed at the end of the applicable fiscal year in order to receive any Bonus to which you are otherwise entitled pursuant to the terms of this Section 3(b).

(c) Equity. You shall be eligible to receive equity awards under any incentive compensation, stock option or other equity plans of the Company now in effect or which may be in effect at any time during the Term, subject to the discretion of the Board or any committee thereof designated to administer any such plan.

4. Employee Benefits. During the Term, the Company will provide you with the same benefits as it makes generally available from time to time to the Company’s senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company’s benefit plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company, in its sole discretion, may adopt, modify, interpret, or discontinue such plans or policies.

5. Vacation. You shall accrue at least four weeks of paid vacation per year. All terms and conditions of your vacation benefit will be governed by the Company’s policies in effect from time to time.

6. Expenses. The Company will reimburse you for reasonable travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursement and submit such reimbursement requests in accordance with the Company’s policies in effect from time to time.

7. No Other Employment. While the Company employs you, you agree that you will not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee without the Board’s prior written consent. Notwithstanding the foregoing, you may (a) make and manage personal passive business investments of your choice and serve in any director or similar type capacity with up to three civic, educational or charitable organizations, or any trade association, without seeking or obtaining the approval of the Board, provided such activities do not materially interfere or conflict with the performance of your duties hereunder, and (b) with the approval of the Board, serve on the boards of directors of other corporations.

8. Termination. Subject to the provisions of this Section 8 and of Section 9, you and the Company agree that it may terminate your employment, or you may resign, prior to the expiration of the Term, except that, if you voluntarily resign, you must provide the Company with 30 days’ prior written notice (unless the Board or your Direct Report has previously waived such notice in writing or authorized a shorter notice period).

(a) For Cause. The Company may terminate your employment for “Cause” if you:

(i) commit a material breach of (A) your obligations or agreements under this Agreement or (B) any of the covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation (collectively, “Restrictive Covenants”) applicable to you under any stock option agreement or other agreement entered into (whether before, on or after the date hereof) between you and the Company;

(ii) willfully neglect or fail to perform your material duties or responsibilities to the Company, such that the business or reputation of the Company is (or is threatened to be) materially and adversely affected;

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(iii) commit an act of embezzlement, theft, fraud or any other act of dishonesty involving the Company or any of its customers; or

(iv) are convicted of or plead guilty or no contest to a felony or other crime that involves moral turpitude.

Your termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) or (ii) above, the Company will specify in writing to you the nature of the breach, act, omission, refusal, or failure that it deems to constitute Cause and give you 30 days after you receive such notice to the correct the situation (and thus avoid termination for Cause), if such situation is capable of being corrected, unless the Company agrees to extend the time for correction.

(b) Without Cause. Subject to the applicable provisions in Sections 9 below, the Company may terminate your employment under this Agreement before the end of the Term without Cause.

(c) Disability. If you become disabled (as defined below), the Company may terminate your employment. You are “disabled” if you are unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness. You are also “disabled” if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).

(d) Death. If you die during the Term, the Term will end as of the date of your death.

9. Consequences of Termination Prior to the Expiration of the Term.

(a) Payments on Termination. If you resign or the Company terminates your employment with or without Cause or because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination, reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company’s policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as otherwise provided in this Agreement or in your option, restricted stock or other equity instrument agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

(b) Termination Due to Disability. If your employment is terminated prior to the end of the Term due to disability, as determined in accordance with Section 8(c), the Company shall, in addition to the payments set forth in Section 9(a), continue to pay your Salary, as then in effect, for a period of 3 months after the date of termination of your employment (after which time the Company shall have no further obligation to pay Salary hereunder).

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(c) Termination by the Company Without Cause. Anything contained herein to the contrary notwithstanding, if before the end of the Term the Company terminates your employment without Cause (other than as a result of your death or disability), you shall be entitled to the following, in addition to the payments set forth in Section 9(a):

(i) the Company shall continue to pay your Salary, as then in effect, for a period of 3 months after the date of termination of your employment (the “Separation Period”) (after which time the Company shall have no further obligation to pay Salary hereunder); and

(ii) the Company shall provide you and your beneficiaries, throughout the Separation Period and at the Company’s expense, with continued coverage under the group medical care, disability and life insurance benefit plans or arrangements in which you are participating at the time of termination; provided, however, that if such coverage is precluded by the terms of the Company’s benefit or insurance policies, the Company shall make a cash payment to you in an amount sufficient to allow you to obtain comparable benefits for such period; and provided, further, that the Company’s obligation to provide such coverage shall be terminated if you obtain equivalent substitute coverage from another employer at any time during the Separation Period.

(d) Conditions to Separation of Employment Benefits. Notwithstanding anything to the contrary contained herein, it shall be a condition to the Company’s continued obligations under Sections 9(b) and (c) hereof that you comply with, and you agree to return any payments previously made to you under Sections 9(b) and (c) hereof if you fail to comply with, any Restrictive Covenants applicable to you. You are not required to mitigate amounts payable under this Section 9(d) by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment.

10. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

(a) Unauthorized Disclosure. You agree and understand that in your position with the Company, you have been and will be exposed to and have and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). You agree that at all times during your employment with the Company and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your employment with the Company, unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of your employment with the Company, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

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(b) Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of your exposure to the Confidential Information of the Company and its affiliates, you agree that you shall not, during your employment with the Company (whether during the Term or thereafter) and for a one-year period thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this paragraph (b), so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) interactive video game publishing. During the one-year period following the termination of your employment with the Company, upon request of the Company, you shall notify the Company of your then-current employment status.

(c) Non-Solicitation of Employees. During the Restriction Period, you shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

(d) Non-Interference with Customers. During the Restriction Period, you shall not  contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with the Company or of any of its affiliates to terminate, curtail or otherwise limit such business relationship.

(e) Proprietary Rights. You shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by you, either alone or in conjunction with others, during your employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, you hereby assign all of your right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. you acknowledge that any rights in any developments constituting a work made for hire under the U.S. Copyright act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as your employer. Whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of your employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by you while employed by the Company, and shall be binding upon your employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain your signature on any document needed in connection with the actions described in this paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact to act for and your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by you.

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(f) Remedies. You agree that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; you therefore also agree that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all Persons acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from you. You and the Company further agree that the provisions of the covenants contained in this Section 10 are reasonable and necessary to protect the businesses of the Company and its affiliates because of your access to Confidential Information and his material participation in the operation of such businesses.

11. Expiration. The expiration of this Agreement upon the end of the Term following the delivery of a Notice of Non-Renewal does not constitute termination without Cause and does not entitle you to any benefits under Section 9(c).

12. Cooperation After Termination of Employment. Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of your pending work on behalf of the Company including, but not limited to, any litigation in which you are involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reimburse you for any out-of-pocket expenses you incur in performing any work on behalf of the Company following the termination of your employment.

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13. Restrictive Covenants. The Company and you acknowledge that the Restrictive Covenants applicable to you pursuant to any agreement entered into between you and the Company (a) shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement by the parties, and (b) are intended by the parties to survive, and do survive, the expiration or termination of this Agreement and your employment with the Company.

14. Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had originally been made a party hereto, but may not otherwise may not assign or otherwise transfer this Agreement or any or all of its rights, duties, obligations, or interests hereunder. You may not assign or otherwise transfer this Agreement or any or all of your rights, duties, obligations, or interests hereunder.

15. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

16. Amendment; Waiver. Neither you nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

17. Withholding. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation.

18. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia exclusive of its choice of law provisions.

19. Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 7 through 20 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement.

20. Notices. Notices and other communications under this Agreement must be given in writing by personal delivery, by certified mail, return receipt requested, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters, to the attention of the Company’s Secretary. The Company will send or deliver any notices given to you at your address as reflected in the Company’s personnel records. You and the Company may change the notice address by providing notice of such change. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, or the date of guaranteed delivery by overnight service, at the applicable address set forth above.

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21. Entire Agreement. This Agreement supersedes any prior oral or written agreements, negotiations, commitments, and writings between you and the Company with respect to the subject matter hereof. All such other agreements, negotiations, commitments, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

[Signature Page to Follow]

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If you accept the terms of this Agreement please sign in the space indicated below. You are encouraged to consult with any advisors you choose regarding this Agreement.

SOUTHPEAK INTERACTIVE CORPORATION By: _______________________________ Name: _____________________________ Title: ______________________________

I accept and agree to the terms of employment set forth in this Agreement:

Signature: ____________________________
Name: _______________________________
Date: ________________________________

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SCHEDULE OF MATERIAL DIFFERENCES TO ANNEX F

NAME OF EMPLOYEE	EMPLOYEE'S TITLE	SALARY

Terry Phillips	Chairman	$100,000

Melanie Mroz	Chief Executive Officer and President	$150,000

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Annex G

LOCK-UP AGREEMENT

____________, 2008

SouthPeak Interactive Corporation
3130 Fairview Park Drive
Suite 500
Falls Chruch, Virginia 22042

Re:	Securities Issued in Exchange for the Membership Interests of SouthPeak Interactive, LLC

Ladies and Gentlemen:

In connection with the Agreement and Plan of Reorganization (“Agreement”), dated January 15, 2008 by and among Global Services Partners Acquisition Corp., a Delaware corporation (“Parent”), SouthPeak Interactive Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Holdings”), GSPAC Merger Company, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), SouthPeak Interactive, LLC, a Virginia limited liability company (the “Company”), and the Members of the Company set forth in the Agreement (the “Members”), and to induce Parent, Holdings and Merger Sub to enter into the Agreement and consummate the Business Combination (as defined in the Agreement), the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1) sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any shares of Holdings’ common stock, par value $.0001 per share (the “Holdings Stock”) issued to the undersigned in connection with the Business Combination or the transactions related thereto (the “Restricted Securities”); or

(2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise.

As used herein, “Restricted Period” means the period commencing on the Closing Date (as defined in the Agreement) and ending on the 180th day thereafter.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, or by judicial decree, to the undersigned’s “family members” (as defined below) or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned’s “family members”; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “family member” shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

The undersigned hereby authorizes Holdings’ transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the laws of the State of Delaware.

Very truly yours, ___________________________________ (Signature) Name: ______________________________ Address: ____________________________ ____________________________ ____________________________

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Annex H

SOUTHPEAK INTERACTIVE CORPORATION

2008 EQUITY INCENTIVE COMPENSATION PLAN

SOUTHPEAK INTERACTIVE CORPORATION

2008 EQUITY INCENTIVE COMPENSATION PLAN

1.	Purpose	H-1

2.	Definitions	H-1

3.	Administration.	H-6

4.	Shares Subject to Plan.	H-7

5.	Eligibility	H-8

6.	Specific Terms of Awards.	H-8

7.	Certain Provisions Applicable to Awards.	H-13

8.	Code Section 162(m) Provisions.	H-15

9.	Change in Control.	H-17

10.	General Provisions.	H-19

SOUTHPEAK INTERACTIVE CORPORATION

2008 EQUITY INCENTIVE COMPENSATION PLAN

1.  Purpose. The purpose of this 2008 EQUITY INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist SouthPeak Interactive Corporation, a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2.  Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)  “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b)  “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)  “Beneficiary” and “Beneficial Ownership” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d)  “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)  “Board” means the Company's Board of Directors.

(f)  “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g)  “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(h)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)  “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(j)  “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k)  “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l)  “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(m)  “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(n)  “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o)  “Director” means a member of the Board or the board of directors of any Related Entity.

(p)  “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q)  “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r)  “Effective Date” means the effective date of the Plan, which shall be the Shareholder Approval Date.

(s)  “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t)  “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v)  “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w)  “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant's duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant or (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant

(x)  “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y)  “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z)  “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(aa)  “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(bb)  “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(cc)  “Option Proceeds” means the cash actually received by the Company for the exercise price in connection with the exercise of Options which tax benefit shall be determined by multiplying (i) the amount that is deductible for Federal income tax purposes as a result of any such option exercise (currently, equal to the amount upon which the Participant's withholding tax obligation is calculated), times (ii) the maximum Federal corporate income tax rate for the year of exercise. With respect to Options to the extent that a Participant pays the exercise price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amounts so paid in Shares.

(dd)  “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ee)  “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff)  “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(gg)  “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(hh)  “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii)  “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj)  “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(kk)  “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(ll)  “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(mm)  “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(nn)  “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo)  “Shareholder Approval Date” means the date on which this Plan is approved shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed on quoted, and other laws, regulations and obligations of the Company applicable to the Plan.

(pp)  “Shares” means the shares of common stock of the Company, par value $0.0001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(qq)  “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(rr)  “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ss)  “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3.  Administration.

(a)  Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b)  Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c)  Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company's independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.  Shares Subject to Plan.

(a)  Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 1,190,000. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)  Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)  Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)  If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(c)(v) below.

(ii)  In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii)  Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv)  Any Share that again become available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

5.  Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.  Specific Terms of Awards.

(a)  General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)  Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)  Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

(ii)  Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)  Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)  the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B)  The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c)  Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)  Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right.

(ii)  Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)  Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)  Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)  Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)  Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable Restriction Period, the Participant's Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)  Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)  Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e)  Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i)  Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii)  Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant's Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii)  Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f)  Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)  Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h)  Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

(i)  Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.  Certain Provisions Applicable to Awards.

(a)  Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered).

(b)  Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c)  Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq Stock Market or any other national securities exchange, then the rules of the Nasdaq Stock Market. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)  Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)  Code Section 409A.

(i) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may not be made earlier than (u) the Participant’s separation from service, (v) the date the Participant becomes disabled, (w) the Participant’s death, (x) a specified time (or pursuant to a fixed schedule) specified in the Award Agreement at the date of the deferral of such compensation, (y) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (z) the occurrence of an unforeseeble emergency;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)  In the case of any Participant who is specified employee, a distribution on account of a separation from service may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms “separation from service”, “disabled”, and “specified employee”, all shall be defined in the same manner as those terms are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(ii) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. No Section 409A Plan shall be adjusted, modified or substituted for, pursuant to any provision of this Plan, without the consent of the Participant if any such adjustment, modification or substitution would cause the Section 409A Plan to violate the requirements of Section 409A of the Code.

8.  Code Section 162(m) Provisions.

(a)  Covered Employees. The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 8 shall be applicable to such Award.

(b)  Performance Criteria. If an Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c)  Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period no shorter than 12 months and no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(d)  Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e)  Committee Certification. No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as "performance based compensation" under Code Section 162(m).

9.  Change in Control.

(a)  Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i)  Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii)  Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii)  With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(iv)  Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, then each such outstanding Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii). For the purposes of this Section 9(a)(iv), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)  Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)  The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)  During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Related Entities, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Related Entities (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10.  General Provisions.

(a)  Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)  Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)  Adjustments.

(i)  Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii)  Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined in Section 9(b)(iv) hereof, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii)  Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)  Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e)  Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee's authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything to the contrary, the Committee shall be authorized to amend any outstanding Option and/or Stock Appreciation Right to reduce the exercise price or grant price without the prior approval of the shareholders of the Company. In addition, the Committee shall be authorized to cancel outstanding Options and/or Stock Appreciation Rights replaced with Awards having a lower exercise price without the prior approval of the shareholders of the Company.

(f)  Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person's or Participant's Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company nor any of the Company’s officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(g)  Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h)  Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i)  Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)  Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(k)  Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(l)  Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

Annex I

10509 Vista Sorrento Parkway, Suite 300
San Diego, CA 92121
Tel: 858-658-9800
www.NexcoreCapital.com

January 7, 2008

Board of Directors
Global Services Partners Acquisition Corporation
3130 Fairview Park Drive, Suite 500
Falls Church, Virginia 22042

Dear Board of Directors:

The Board of Directors (the “Board of Directors”) of Global Services Partners Acquisition Corporation (“GSPAC”) has engaged Nexcore Capital, Inc. (“Nexcore”) as its financial advisor in connection with a contemplated transaction (the “Proposed Transaction”), as described below. Specifically, Nexcore has been engaged to provide an opinion as to the fairness to GSPAC, from a financial point of view, of the consideration to be paid by GSPAC in the Proposed Transaction.

Description of the Proposed Transaction

The Proposed Transaction involves the acquisition of SouthPeak Interactive, LLC (“SouthPeak” or “Target”), pursuant to the agreement and plan of merger (the “Reorganization Agreement”), whereby Holdings, a wholly-owned subsidiary of GSPAC, post-reorganization, will acquire all of SouthPeak’s outstanding membership interests (the “Business Combination”). In connection with the Business Combination, Holdings will issue and pay to the members of SouthPeak consideration of $5,000,000 and 5,000,000 shares of Holding’s common stock (valued at approximately $25,900,000, based on the closing price of the common stock of GSPAC on December 28, 2007)(the “Merger Consideration”). Furthermore, GSPAC will be reorganized to become a wholly-owned subsidiary of Holdings through a merger with and into Holdings’ wholly-owned subsidiary, GSPAC Merger Company (“Merger Sub”), in which Merger Sub will be the surviving corporation (the “Merger”). In the Merger, Holdings will issue its securities in exchange for the outstanding securities of GSPAC. Additionally, GSPAC will issue and pay to the members of SouthPeak (i) an additional 1,650,000 shares of GSPAC common stock in the event that SouthPeak is able to generate at least $5 million in operating income for the fiscal year ending June 30, 2009 or the price of GSPAC’s common stock exceeds $7.50 per share for at least a twenty day consecutive period prior to December 31, 2010, and (ii) an additional 1,350,000 shares of GSPAC common stock in the event that SouthPeak is able to generate over $10 million in operating income in any fiscal year ending June 30, 2010 or 2011 or the price of GSPAC’s common stock exceeds $8.75 per share for at least a twenty day consecutive period prior to December 31, 2010 (the “Contingent Consideration”).

Scope of Analysis

In connection with our Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Nexcore also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. We also discussed with senior management and executive officers of GSPAC and SouthPeak the history, current operations, assets and liabilities, and probable future outlook of SouthPeak’s business. Our due diligence with regards to the Proposed Transaction included, but was not limited to, meetings with Terry Phillips, Chairman and Founder of SouthPeak, Melanie Mroz, CEO of SouthPeak, and Andrea Jones, Chief Financial Officer of SouthPeak; meetings with Michael Greenberg of HCFP/Brenner Securities, LLC, the investment banking representative of SouthPeak; meetings with Abhishek Jain, President of GSPAC, and a review of the following items:

1. The execution copy of the Agreement and Plan of Merger by and among SouthPeak and GSPAC (the “Merger Agreement”) and related agreements;

2. The draft proxy/s-4 related to the proposed Business Combination, dated January 4, 2007 prepared by GSPAC, SouthPeak, and their various representatives;

3. SouthPeak’s audited financial statements for the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005; and unaudited internally prepared financial statements for the four months ended October 31, 2007 (latest available) and the four month period ended October 31, 2006;

4. The following of GSPAC’s Securities and Exchange Commission (“SEC”) filings; the Prospectus dated March 18, 2006; Form 10-K for the year ended July 31, 2007; Form 10Q for the quarter ended October 31, 2007;

5. SouthPeak’s financial projections dated January 1, 2008 prepared by SouthPeak for the fiscal years ending June 30, 2008 through 2012;

6. Financial projections dated December 28, 2007 and December 29, 2007 for SouthPeak prepared by SouthPeak for the twelve month periods ending December 31, 2007 and December 31, 2008 (last twelve months and next twelve months), respectively;

7. Other operating and financial information provided to us by SouthPeak and GSPAC; and

8. Certain other relevant, publicly available information, including economic, industry, and investment information.

Assumptions, Qualifications and Limiting Conditions

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Nexcore:

1. Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including SouthPeak and GSPAC, and did not attempt to independently verify such information;

2. Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Nexcore were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same;

3. Assumed that information supplied and representations made by SouthPeak and GSPAC management are substantially accurate regarding SouthPeak, GSPAC and the Proposed Transaction;

4. Assumed without verification the accuracy and adequacy of the legal advice given by counsel to GSPAC on all legal matters with respect to the Proposed Transaction and assumed all procedures required by law to be taken in connection with the Proposed Transaction have been, or will be, duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations;

5. Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof; and

6. Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on GSPAC, SouthPeak or the expected benefits of the Proposed Transaction.

In our analysis and in connection with the preparation of our Opinion, Nexcore has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which our Opinion is based proves to be untrue in any material respect, the Opinion cannot and should not be relied upon. Neither the Board of Director nor GSPAC management placed any limitation upon Nexcore with respect to the procedures followed or factors considered by Nexcore in rendering its Opinion.

Nexcore did not make any independent evaluation, appraisal or physical inspection of SouthPeak’s solvency or of any specific assets or liabilities (contingent or otherwise). Nexcore has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of GSPAC’s or SouthPeak’s credit worthiness, or otherwise as tax advice or as accounting advice.

Nexcore has prepared the Opinion effective as of January 7, 2008. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Nexcore disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Nexcore after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Nexcore reserves the right to change, modify or withdraw the Opinion.

It is understood that the Opinion is only for the information of the Board of Directors and the stockholders of GSPAC in connection with their consideration of the Proposed Transaction. The basis and methodology for the Opinion have been designed specifically for this purpose and may not translate to any other purposes. The Opinion is not a recommendation as to how any shareholder should vote or act with respect to any matters relating to the Proposed Transaction (including, without limitation, with respect to the exercise of rights to convert GSPAC shares into cash). Further, we have not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of GSPAC to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of GSPAC after not completing a business combination transaction within the allotted time). The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. This letter should not be construed as creating any fiduciary duty on Nexcore's part to any party.

The Opinion may be included in its entirety in any proxy statement distributed to shareholders of GSPAC in connection with the Proposed Transaction or other document required by law or regulation to be filed with the SEC, and you may summarize or otherwise reference the existence of the Opinion in such documents, provided that any such summary or reference language shall be subject to prior approval by Nexcore. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, the Opinion may not be quoted or referred to, in whole or in part, in any written document, relied upon by any person other than the Board of Directors or stockholders of GSPAC or used for any other purpose.

Merger Consideration Review process: In order to assess the fairness of the Merger Consideration. Nexcore believed it was necessary to conduct due diligence on the Proposed Business Combination, which included a review of the information described above in the "Scope of Analysis" section. Based on the information developed by Nexcore through this process, Nexcore considered valuing SouthPeak on the basis of three criteria, namely 1) the valuation ranges observed in selected merger and acquisition ("M&A") transactions in the video game entertainment industry; 2) price multiples (e.g. price-to-earnings, price-to-sales) of publicly traded comparables, in both the U.S. and global markets; and 3) a discounted cash flow model that considered, among others, the specific business characteristics of SouthPeak and its possible performance in the industry given certain macro and microeconomic developments.

Selected transactions analysis. Nexcore evaluated recent data on public company mergers and acquisitions in the interactive entertainment sector. In doing so, we noted that the sector, while growing strongly, has not had a significant amount of recent public acquisitions. It is our observation that the majority of transactions that have been consummated, centered on the acquisition of small video game development teams responsible for a specific group of video game titles rather than a videogame publisher. As a majority of transactions involved small, private, single-product entities, very limited public information was available.

We noted that the most recent exception to this is the proposed merger of Activision and Vivendi Games, which will create the world's largest pure-play videogame publisher. The pro forma entity is reported to have $3.8 billion in 2007 revenue and $1.1 billion in targeted pro forma operating income. We view this proposed transaction as being driven for strategic reasons specific to Activision and Vivendi and, when coupled with the scale of the transaction, the proposed merger was not useful as a comparable to the proposed business combination between GSPAC and SouthPeak. In general, we believe that, due to the scarcity of available data and the wide variance in results and motivations for particular transactions, it does not believe that it can appropriately derive a comparative valuation of SouthPeak based upon the available public company transaction activity in the entertainment sector.

Public company comparisons. We reviewed the available information regarding publicly traded video game publishing companies and identified a representative sample of six companies in the United States and seven companies in the international market that can be used for comparison with SouthPeak. In particular, we selected the following companies operating in the United States as comparables for SouthPeak: Activision Inc.; Electronic Arts, Inc.; Majesco Entertainment Co.; Midway Games, Inc.; Take-Two Interactive, Inc.; and, THQ, Inc. For the international comparables, we selected Capcom Co., Ltd,; Konami Corp.; Namco Bandai Holdings, Inc.; SCI Entertainment Group, PLC; Sega Sammy Holdings, Inc.; Square Enix Co. Ltd.; and Ubi Soft Entertainment.

In evaluating the U.S. company sample group, Nexcore determined a mean public market enterprise value that equates to 2.4x net revenues and 50.3x earnings based on the estimated last twelve month operating results for the given companies. Similarly, we determined a mean public market enterprise value that equates to 1.9x net revenues and 28.2x earnings based on the estimated next twelve month operating results for the given companies. Nexcore relied upon publicly available information regarding this group of companies as of December 28, 2007. Applying these multiples to SouthPeak’s estimated last twelve months and next twelve months operating results, we derived a potential valuation range for SouthPeak of $65.3 million to $82.2 million. In estimating the results of SouthPeak’s operations for these periods, Nexcore used estimates provided by SouthPeak’s management, which Nexcore viewed as reasonable based upon its own review of the audited and unaudited historical financials of SouthPeak.

In evaluating the international company sample group. Nexcore determined a mean public market enterprise value that equates to 2.0x net revenues and 35.8x earnings based on the estimated last twelve month operating results for the given companies. Similarly, we determined a mean public market enterprise value that equates to 1.8x net revenues and 28.1x earnings based on the estimated next twelve month operating results for the given companies. Nexcore relied upon publicly available information regarding this group of companies as of December 28, 2007. Applying these multiples to SouthPeak’s estimated last twelve months and next twelve months operating results, we derived a potential valuation range for SouthPeak of $53.8 million of $73.7 million. In estimating the result of SouthPeak’s operations for these periods, Nexcore again used estimates provided by SouthPeak’s management, which Nexcore viewed as reasonable based upon its own review of the audited and unaudited historical financials of SouthPeak.

Nexcore considered SouthPeak’s limited operating history and its relatively small size in comparison to the public companies used in the above-mentioned comparable analysis. In light of this, we believe that a public market multiple for SouthPeak would be discounted by 20%. Additionally, because SouthPeak is a privately held company and is correspondingly illiquid, we believe that an additional discount of 25% should be applied to SouthPeak in comparison to the relatively liquid, public company comparables. In the aggregate, we opted to discount the derived valuation range for SouthPeak from the public company comparables by 45% (e.g., 20% discount plus 25% discount = 45% discount).

Applying this 45% discount to the valuation range derived from the U.S. company sample group yielded a lower potential valuation range for SouthPeak from $35.9 million to $45.2 million based on the company’s estimated operating results for the last twelve months and the next twelve months. On the other hand, applying this 45% discount to the valuation range derived from the international company sample group yielded a lower potential valuation range for SouthPeak from $29.6 million to $40.5 million based on the company’s estimated operating results for the last twelve months and the next twelve months. The implied valuation for SouthPeak, therefore, using the selected group of public companies as comparables with appropriate discounts applied, ranges from $29.6 million to $45.2 million. We note that the Merger Consideration is in the very low end of this implied fair value range.

Discounted cash flow model. Nexcore conducted a discounted cash flow analysis of SouthPeak’s operations as an additional method of deriving an estimate of fair value. The discounted cash flow analysis analyzed the cash flows projected to be generated by operating SouthPeak for the next five years and then selling the operations in a transaction netting the shareholders 10.0 times the terminal earnings before interest, taxes, depreciation and amortization. Nexcore used net revenue estimates and estimated condensed consolidated statements of operations provided by SouthPeak in estimating the growth and operating results of the company for the fiscal years ending June 30, 2008, 2009, 2010, 2011 and 2012. The annual growth in net revenues provided by SouthPeak in its estimates was discounted by 30% for every fiscal year except 2008, which accordingly required an adjustment in SouthPeak’s estimated condensed consolidated statement of operations. We applied this discount to address the uncertainty related to the net revenue estimates for distant fiscal years, while noting that the net revenue estimates for the fiscal year ending June 30, 2008 were reasonable given the fact that SouthPeak already had financial history for the first four months of this fiscal year. In general, the net revenue estimates that we used in our analysis were consistent with the expected cyclical nature of the video game publishing industry and the estimated growth rates we used were substantially lower than the historical annual growth rates of SouthPeak.

The estimated cash flows for SouthPeak also were adjusted for estimated transaction related costs, working capital and additional costs to be incurred by SouthPeak in order to operate as a publicly listed company. The resulting cash flows were discounted back to a present value at a 17.5% discount rate reflecting the approximate weighted average cost of capital of public companies in SouthPeak’s industry. This process yielded an implied present value for SouthPeak of approximately $56.3 million. We note that the Merger Consideration being offered to SouthPeak upon closing of the proposed business combination is well below the implied present value of SouthPeak derived from the discounted cash flow analysis.

Contingent Consideration Review Process and Discounted Cash Flow Analysis: In order to assess the fairness of the Contingent Consideration, Nexcore believed it was necessary to conduct due diligence on the Proposed Business Combination, which included a review of the information described above in the “Scope of Analysis” section. Based on the information developed by Nexcore through this process, Nexcore believes that an analysis of public company comparables, as was conducted in connection with the Merger Consideration, is inappropriate. Given that the Contingent Consideration applies to fiscal years that are far in the future and that the data currently available for publicly traded video game publishing companies applies only to financial estimates for the calendar years ending December 31, 2007 and December 31, 2008, we believe that using such data for valuation purposes would be inherently flawed. In brief, we believe that use of public comparables for analyzing the Contingent Consideration will create a fundamental misalignment in valuation metrics. We also believe that using selected transaction analysis for the Contingent Consideration is inappropriate for the same reasons mentioned in connection with the analysis of the Merger Consideration.

We view a discounted cash flow analysis, however, to be appropriate, when considering the impact of the Contingent Consideration. In particular, we note that discounted cash flow analyses, by their very nature, require an examination of future operating performance, including estimation of future net revenues, EBITDA, and net income, among other things. The discounted cash flow model that we used in our analysis of the Merger Consideration was no exception, and we made certain estimates related to SouthPeak’s projected EBITDA for the fiscal years ending June, 30, 2009, 2010, 2011 and 2012, as part of our analysis. These estimates assumed that SouthPeak’s EBITDA for the fiscal year ending June 30, 2009 will exceed $5 million, but that SouthPeak’s EBITDA for the fiscal years ending June 30, 2009, 2010 and 2011 will not exceed $10 million in any of those periods. As such, SouthPeak is expected to meet the criteria for receiving an additional 1,650,000 shares of GSPAC common stock per the terms of the Contingent Consideration discussed above, but not the final 1,350,000 shares of GSPAC common stock.

Applying a per share price for GSPAC common stock of $5.18 (last traded price as of December 28, 2007) to the 1,650,000 shares that would be issued to SouthPeak as described, the Contingent Consideration has an implied value of $8,547,000. We chose the share price of $5.18 to keep our valuation parameters consistent and because we did not believe that the future share value could be reasonably predicted given the possible increase in the number of shares due to the potential exercise of GSPAC warrants coupled with unknown market conditions, among other uncertain factors.

We note that our discounted cash flow analysis yielded an implied fair value for SouthPeak of $56.3 million. The Merger Consideration, as noted above, is well below this value. Additionally, the combined value of the Merger Consideration and the Contingent Consideration (“Aggregate Consideration”) of $39,447,000 ($30,900,000 plus $8,547,000 = $39,447,000) is well below this value.

We also note that if the second portion of the potential Contingent Consideration were to be earned by SouthPeak, this would imply that our discount cash flow model is too conservative, as we assumed that the required EBITDA target will not be met. If the second portion were earned (1,350,000 shares at $5.18 per share), the implied value of the Aggregate Consideration would increase by $6,993,000 to a total of $46,440,000 which is still well below the implied fair market valuation for SouthPeak from the current discounted cash flow model, which itself would concurrently increase because of an upward adjustment in the EBITDA assumptions.

On the other hand, if SouthPeak did not meet the triggers for any of the Contingent Consideration, then the current discounted cash flow model would not have been conservative enough. In that event, the public company analysis for SouthPeak described above would be the more accurate valuation method and would not need to consider the Contingent Consideration at all. As noted above, the implied fair market value of SouthPeak using public comparables is between $29.6 million and $45.2 million. The Merger Consideration is at the low end of this range.

We chose to consider only the EBITDA triggers for the Contingent Consideration in our analysis and not the triggers correlated to share price increases because we believe that estimating share price increases is inherently more speculative than estimating EBITDA. Additionally, we believe that the EBITDA triggers chosen closely mirror the expected share price triggers, provided that public market conditions do not materially change.

Conclusion

Based upon and subject to the foregoing, Nexcore is of the opinion that (i) utitlizing public market comparables and discounted cash flow analysis, the current fair market value for SouthPeak ranges from $29.6 million to $59.6 million; (ii) the Aggregate Consideration to be paid by GSPAC in connection with the proposed SouthPeak transaction is fair to GSPAC and GSPAC’s shareholders from a financial point of view, and (iii) SouthPeak’s fair market value is sufficient to meet the test of being greater than 80% of GSPAC’s net assets.

Respectfully submitted,

Brian Corbman, Managing Director

Nexcore Capital, Inc.

ANNEX J

DELAWARE GENERAL CORPORATION LAW-SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of SP Holdings may and, in certain cases, must be indemnified by SP Holdings against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney’s fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SP Holdings. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to SP Holdings, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VI of SP Holdings’ restated certificate of incorporation provides that no director of SP Holdings shall be liable to SP Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VII of SP Holdings’ restated certificate of incorporation also provides that SP Holdings shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the request of SP Holdings as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

ITEM 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit
Number		Description
2.1
Agreement and Plan of Reorganization, dated as of January 15, 2008, as amended, among the Registrant, Global Services Partners Acquisition Corp., GSPAC Merger Company, SouthPeak Interactive, LLC and the members of SouthPeak Interactive, LLC. (attached as Annex A to the proxy statement/ prospectus forming a part of this registration statement)

3.1
Form of Restated Certificate of Incorporation of the Registrant to be in effect as of the closing of the merger and the business combination. (attached as Annex B to the proxy statement/ prospectus forming a part of this registration statement)

3.2
Form of Amended and Restated Bylaws of the Registrant to be in effect as of the closing of the merger and the business combination. (attached as Annex C to the proxy statement/ prospectus forming a part of this registration statement)

5.1		Opinion of Anolik & Associates, P.C. regarding the legality of the securities being registered.

8	.1*	Opinion of Anolik & Associates, P.C. regarding U.S. federal income tax matters.

10.1
Form of Escrow Agreement to be entered into at the closing of the merger and the business combination by the registrant, the members of SouthPeak Interactive, LLC and the escrow agent. (attached as Annex D to the proxy statement/ prospectus forming a part of this registration statement)

10.2
Form of Registration Rights Agreement to be entered into at the closing of the merger and the business combination by the registrant, SouthPeak Interactive, LLC and the members of SouthPeak Interactive, LLC. (attached as Annex E to the proxy statement/ prospectus forming a part of this registration statement)

10.3
Form of Employment Agreement to be entered into at the closing of the merger and the business combination by the registrant and the chairman and chief executive officer and president of the Registrant. (attached as Annex F to the proxy statement/ prospectus forming a part of this registration statement)

10.4
Form of Lock-Up Agreement to be entered into at the closing of the merger and the business combination by the registrant and the members of SouthPeak Interactive, LLC. (attached as Annex G to the proxy statement/ prospectus forming a part of this registration statement)

10.5		Registrant’s 2008 Equity Incentive Compensation Plan. (attached as Annex H to the proxy statement/ prospectus forming a part of this registration statement)

10	.6*	Loan Agreement between SouthPeak Interactive, L.L.C., SouthPeak Interactive Limited and SunTrust Bank, as amended, dated December 16, 2005.

10	.7*	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and Phillips Sales, Inc. dated July 21, 2006.

10	.8*	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and West Coast Sales, Inc. dated July 21, 2006.

10	.9*	Secured Term Note made by SouthPeak Interactive, L.L.C. to FI Investment Group, LLC, dated February 27, 2008

10	.10*	Description of material terms of Consulting Agreement between Phillips Sales, Inc. and SouthPeak Interactive, L.L.C.

10	.11*	Description of material terms of Consulting Agreement between Kathleen Morgan and SouthPeak Interactive, L.L.C.

10	.12*	Description of material terms of advances made by West Coast Sales to SouthPeak Interactive, L.L.C.

10	.13*	Description of material terms of advances made by Eastern Sales, LLC to SouthPeak Interactive, L.L.C.

10	.14*	Description of material terms of advances made by Capital Distributing, LLC to SouthPeak Interactive, L.L.C.

10	.15*	Description of material terms of advances made by Phillip Sales, Inc. to SouthPeak Interactive, L.L.C.

10	.16*	Description of material terms of advances made by Terry Phillips to SouthPeak Interactive, L.L.C.

21.1		List of subsidiaries of the Registrant.

23.1		Consent of BDO Seidman, LLP, independent registered public accounting firm for Global Services Partners Acquisition Corp.

23.2		Consent of Marcum & Kliegman LLP, independent registered public accounting firm for SouthPeak Interactive, LLC.

23.3		Consent of Anolik & Associates, P.C. (included in Exhibits 5.1 and 8.1)

24.1		Power of Attorney (previously included on the signature page of this registration statement)

99.1		Opinion of Nexcore Capital, Inc. (attached as Annex I to the proxy statement/ prospectus forming a part of this registration statement)

99.2		Consent of Nexcore Capital, Inc.

99	.3*	Consent of Terry Phillips.

99	.4*	Consent of Melanie Mroz.

99	.5*	Consent of Abhishek Jain.

99	.6*	Consent of Louis M Jannetty.

99.7		Form of Proxy Card of Global Services Partners Acquisition Corp.

99	.8*	Consent of David Buckel.

99.9		Delaware General Corporation Law Section 262 - Appraisal Rights. (attached as Annex J to the proxy statement/prospectus forming a part of this registration statement)

* Previously Filed
** To be filed by amendment.

ITEM 22. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(8) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(9) to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Falls Church, Virginia, on April 11, 2008.

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Rahul Prakash
Rahul Prakash
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAHUL PRAKASH	Chairman of the Board and Chief Executive Officer	April 11, 2008
Rahul Prakash	(Principal Executive Officer)

/s/ ABHISHEK JAIN	President, Secretary and Director	April 11, 2008
Abhishek Jain

/s/ AVINASH VASHISTHA	Executive Vice President, Chief Financial Officer and Director	April 11, 2008
Avinash Vashistha	(Principal Financial and Accounting Officer)

*	Director	April 11, 2008
Dr. Brian Boyle

By:	/s/ ABHISHEK JAIN
Abhishek Jain Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description
2.1
Agreement and Plan of Reorganization, dated as of January 15, 2008, as amended, among the Registrant, Global Services Partners Acquisition Corp., GSPAC Merger Company, SouthPeak Interactive, LLC and the members of SouthPeak Interactive, LLC. (attached as Annex A to the proxy statement/ prospectus forming a part of this registration statement)

3.1
Form of Restated Certificate of Incorporation of the Registrant to be in effect as of the closing of the merger and the business combination. (attached as Annex B to the proxy statement/ prospectus forming a part of this registration statement)

3.2
Form of Amended and Restated Bylaws of the Registrant to be in effect as of the closing of the merger and the business combination. (attached as Annex C to the proxy statement/ prospectus forming a part of this registration statement)

5.1		Opinion of Anolik & Associates, P.C. regarding the legality of the securities being registered.

8	.1*	Opinion of Anolik & Associates, P.C. regarding U.S. federal income tax matters.

10.1
Form of Escrow Agreement to be entered into at the closing of the merger and the business combination by the registrant, the members of SouthPeak Interactive, LLC and the escrow agent. (attached as Annex D to the proxy statement/ prospectus forming a part of this registration statement)

10.2
Form of Registration Rights Agreement to be entered into at the closing of the merger and the business combination by the registrant, SouthPeak Interactive, LLC and the members of SouthPeak Interactive, LLC. (attached as Annex E to the proxy statement/ prospectus forming a part of this registration statement)

10.3
Form of Employment Agreement to be entered into at the closing of the merger and the business combination by the registrant and the chairman and chief executive officer and president of the Registrant. (attached as Annex F to the proxy statement/ prospectus forming a part of this registration statement)

10.4
Form of Lock-Up Agreement to be entered into at the closing of the merger and the business combination by the registrant and the members of SouthPeak Interactive, LLC. (attached as Annex G to the proxy statement/ prospectus forming a part of this registration statement)

10.5		Registrant’s 2008 Equity Incentive Compensation Plan. (attached as Annex H to the proxy statement/ prospectus forming a part of this registration statement)

10	.6*	Loan Agreement between SouthPeak Interactive, L.L.C., SouthPeak Interactive Limited and SunTrust Bank, as amended, dated December 16, 2005.

10	.7*	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and Phillips Sales, Inc. dated July 21, 2006.

10	.8*	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and West Coast Sales, Inc. dated July 21, 2006.

10	.9*	Secured Term Note made by SouthPeak Interactive, L.L.C. to FI Investment Group, LLC, dated February 27, 2008

10	.10*	Description of material terms of Consulting Agreement between Phillips Sales, Inc. and SouthPeak Interactive, L.L.C.

10	.11*	Description of material terms of Consulting Agreement between Kathleen Morgan and SouthPeak Interactive, L.L.C.

10	.12*	Description of material terms of advances made by West Coast Sales to SouthPeak Interactive, L.L.C.

10	.13*	Description of material terms of advances made by Eastern Sales, LLC to SouthPeak Interactive, L.L.C.

10	.14*	Description of material terms of advances made by Capital Distributing, LLC to SouthPeak Interactive, L.L.C.

10	.15*	Description of material terms of advances made by Phillip Sales, Inc. to SouthPeak Interactive, L.L.C.

10	.16*	Description of material terms of advances made by Terry Phillips to SouthPeak Interactive, L.L.C.

21.1		List of subsidiaries of the Registrant.

23.1		Consent of BDO Seidman, LLP, independent registered public accounting firm for Global Services Partners Acquisition Corp.

23.2		Consent of Marcum & Kliegman LLP, independent registered public accounting firm for SouthPeak Interactive, LLC.

23.3		Consent of Anolik & Associates, P.C. (included in Exhibits 5.1 and 8.1)

24.1		Power of Attorney (previously included on the signature page of this registration statement)

99.1		Opinion of Nexcore Capital, Inc. (attached as Annex I to the proxy statement/ prospectus forming a part of this registration statement)

99.2		Consent of Nexcore Capital, Inc.

99	.3*	Consent of Terry Phillips.

99	.4*	Consent of Melanie Mroz.

99	.5*	Consent of Abhishek Jain.

99	.6*	Consent of Louis M Jannetty.

99.7		Form of Proxy Card of Global Services Partners Acquisition Corp.

99	.8*	Consent of David Buckel

99.9		Delaware General Corporation Law Section 262 - Appraisal Rights. (attached as Annex J to the proxy statement/prospectus forming a part of this registration statement)

* Previously Filed
** To be filed by amendment.